Exhibit 15 (b)
Annual Report to shareholders for 2006
See attachment.
Note: The Annual Report to Shareholders for 2006 (except for the omitted portions thereof identified in the following sentence) is furnished to the Securities and Exchange Commission for information only. The Annual Report to Shareholders for 2006 is not filed except for such specific portions that are expressly incorporated by reference in this Report on Form 20-F. Furthermore, the International Financial Reporting Standards (IFRS) financial statements and related notes on pages 172 through 217 of the Annual Report to Shareholders for 2006, and the unconsolidated Company financial statements, including the Notes thereto, also prepared on the basis of IFRS, on pages 218 through 223 of the Annual Report to Shareholders for 2006, have been omitted from the version of such Report being furnished as an exhibit to this Report on Form 20-F. The IFRS financial statements and Company statements have been omitted because Philips’ primary consolidated accounts are prepared in accordance with accounting principles generally accepted in the United States and Philips is not required to include in this Report on Form 20-F the IFRS financial statements and Company statements.

48

Driving change, delivering value
Annual Report 2006

46
awards from across
the world recognizing
simplicity-led design

14%
increase in
brand value

15%
growth with
top 7 key retailers

6%
comparable
sales growth

The way forward
The divestment of our Semiconductors division in 2006 was a major milestone on a long journey of change for Philips. We are entering a new era as a different, much simpler company. Our commitment to improving the quality of people’s lives through meaningful innovation, however, remains undiminished.
Now we can tighten our focus – addressing the need for better healthcare and well-being, the demand for energy-efficient solutions, particularly in lighting, and the desire for enjoyable consumer lifestyle experiences.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
Forward-looking statements
This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips, in particular in the Outlook section of the chapter The Philips Group. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Readers are cautioned not to place undue reliance on forward-looking statements as a number of factors could cause actual future results and events to differ materially from that expressed in the forward-looking statement.
Use of non-US GAAP information
In presenting and discussing the Philips Group’s financial position, operating results and cash flows, management uses certain non-US GAAP financial measures like: comparable growth; earnings before interest, tax and amortization; net operating capital; net debt (cash); and cash flow before financing activities. These non-US GAAP financial measures should not be viewed in isolation as alternatives to the equivalent US GAAP measures. A reconciliation of such measures to the most directly comparable US GAAP measures can be found in the chapter Reconciliation of non-US GAAP information.
Fair value information
In presenting the Philips Group’s financial position, fair values are used for the measurement of various items in accordance with the applicable accounting standards. Readers are cautioned that these values are subject to changes over time and are only valid at balance sheet date.
Please refer to the introduction to the Management discussion and analysis section of the chapter The Philips Group for further explanation of the forward-looking statements, non-US GAAP information and fair value measurements.
This Annual Report is available online at
→ www.philips.com/annualreport2006
It can be downloaded in full or per chapter in PDF; key financials are also available as Excel downloads.
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54 The Philips sectors      86 Risk management      100 Report of the Supervisory Board      110 Financial Statements
Contents

Financial statements

6	Financial highlights

8	Message from the President

14	Our leadership

The Philips Group

20	The Philips Way
30	Management discussion and analysis
44	Liquidity and capital resources
50	Acquisitions
51	Other information
52	Proposed dividend to shareholders
53	Outlook

The Philips sectors

54	Medical Systems
60	Domestic Appliances and Personal Care
66	Consumer Electronics
72	Lighting
78	Other Activities
85	Unallocated

86	Risk management

100	Report of the Supervisory Board
111	Notes overview

Group financial statements

112	Management’s report
113	Auditors’ report
114	Consolidated statements of income
116	Consolidated balance sheets
118	Consolidated statements of cash flows
120	Consolidated statements of stockholders’ equity
121	Information by sectors and main countries
124	Accounting policies
130	Notes to the group financial statements

IFRS information

172	Management commentary
174	Consolidated statements of income
176	Consolidated balance sheets
178	Consolidated statements of cash flows
180	Consolidated statements of equity
182	Information by sectors and main countries
185	IFRS accounting policies
191	Notes to the IFRS financial statements
217	Auditors’ report

Company financial statements

218	Balance sheets
219	Statements of income
219	Statement of equity
220	Accounting policies
220	Notes to the company financial statements
223	Auditors’ report

224	Reconciliation of non-US GAAP information

226	Corporate governance

234	The Philips Group in the last ten years

236	Investor information

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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
Financial highlights

all amounts in millions of euros unless otherwise stated	20041)	20051)	2006
Sales	24,855	25,775	26,976

Earnings before interest and tax and amortization2)	1,864	1,577	1,382
as a % of sales	7.5	6.1	5.1

Earnings before interest and tax	1,156	1,472	1,183
as a % of sales	4.7	5.7	4.4

Results relating to equity-accounted investees	1,464	1,754	(157)

Net income	2,836	2,868	5,383
per common share in euros
- basic	2.22	2.29	4.58
- diluted	2.21	2.29	4.55

Dividend paid per common share in euros	0.36	0.40	0.44

Net operating capital2)	4,524	5,679	8,724

Cash flows before financing activities2)	2,757	2,828	(2,469)

Stockholders’ equity	14,860	16,666	22,997
per common share in euros	11.60	13.87	20.78

Net debt: group equity ratio2)	1 : 99	(5) : 105	(10):110

Employees at December 313)	161,586	159,226	121,732

1)	Restated to present the Semiconductors division as a discontinued operation

2)	For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information

3)	Includes discontinued operations 35,116 and 37,417 at December 31, 2004 and 2005 respectively

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Message from the President
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“We made no fewer than seven strategically aligned acquisitions and continued to invest heavily in innovation, design and the Philips brand.”
Dear shareholder,
2006 was a year of decisive action and profound change for Philips. Executing our strategy to create value through sustained profitable growth in healthcare, lifestyle and technology, we successfully concluded the divestment of a majority stake in our Semiconductors division. More importantly in shaping the future of our company, we made no fewer than seven strategically aligned acquisitions and continued to invest heavily in innovation, design and the Philips brand. We also continued the disposal of non-core activities.
Our four main divisions delivered on their objectives, generating returns well in excess of their cost of capital. Still, performance in some business lines is not yet where we want it to be, so there are ample opportunities for further improvement. The clean-up of the Other Activities sector and the decisions we took to reduce Unallocated costs will significantly increase the transparency of our results and help to unlock the full value of our businesses.
We redeployed capital in a disciplined way, spending a total of EUR 2.5 billion on value-creating acquisitions in 2006 as we strengthened our businesses in line with our chosen strategic direction. We also cancelled over 173 million shares, 102 million of which were repurchased in 2006, thereby returning EUR 3.3 billion to shareholders, including the annual dividend.
With our portfolio now more sharply focused, we have made major strides in creating an organization and a way of working that should allow us to capture growth opportunities arising from the trends that are set to define global economic development in the coming years. These include the need for more and better healthcare, the demand for energy-efficient solutions, particularly in lighting, and the desire for rewarding consumer lifestyle experiences.
Going forward, we will build upon the growth and value creation momentum we have developed over the past few years. We will do this by offering customers and end-users compelling value propositions based on real insights into what they need and want, by harnessing the outstanding array of talent in our organization, and by pursuing simplicity in everything we do.
Financial performance in 2006
With Semiconductors accounted for as a discontinued operation, sales amounted to almost EUR 27 billion, a comparable increase of 6% and a step up from the 4% achieved in 2005.
Earnings before interest and tax (EBIT) amounted to EUR 1,183 million, which corresponds to an EBIT margin of 4.4% for the year, impacted by an incidental charge of EUR 256 million, net of insurance recoveries, for asbestos-related liabilities. Our EBIT margin of 8.2% in the fourth quarter underlines the performance improvement realized in 2006 and has created the momentum we require to achieve our profitability target of over 7.5% EBITA in 2007.
Group net income totaled EUR 5,383 million on the back of the gain on the sale of a majority stake in our Semiconductors division.
The desire to increase shareholder value is what drives our actions. The book value of stockholders’ equity has more than doubled over the past three years, from EUR 10 per share in 2003 to almost EUR 21 by the end of 2006.
Philips today is a different company and a different value proposition for shareholders. Having adjusted our dividend policy last year, we are again increasing the average annual pay-out ratio this year, to 40-50% of continuing net income. Consistent with this revised
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
dividend policy, we are proposing to the upcoming General Meeting of Shareholders to increase the dividend for the third year in a row, taking it to EUR 0.60 per share.
Driving change, delivering value
Focusing strongly on Group-wide value creation, our 2006 Management Agenda defined a number of priority actions. How did we perform on these?
Realize 5-6% top-line growth and a 7-10% EBIT margin as from the end of 2006
In 2006 we realized comparable top-line growth of 6% year-on-year, a marked increase on the 4% achieved in 2005 and well in line with our target. Comparable sales grew at all main divisions, led by DAP (11%) and Lighting (8%); Medical Systems (7%) and Consumer Electronics (5%) also achieved good growth. Sales in the sector Other Activities decreased by 7% on a comparable basis, in nominal terms a decline of 24%, reflecting the ongoing divestment of non-core businesses.
EBIT at Medical Systems, DAP and Lighting increased compared to 2005, as did EBIT at CE when excluding the 2005 gain on the TPV transaction. Our strong performance in the last quarter of the year reinforces our confidence that we will realize our EBITA target in 2007. Referencing EBITA will make the underlying performance of our businesses more transparent by factoring out the amortization of intangible assets, which occurs when acquisitions are consolidated. Our EBITA margin in 2006 would have been 5.1% for the year and 9.1% in the last quarter.
Continue to grow healthcare as part of the portfolio
As a consequence of our portfolio changes, professional and consumer healthcare now represents some 27% of sales, compared with 21% in 2005. Organic growth in our Medical Systems division remains strong and steady, and in 2006 we made further value-adding acquisitions, including key component supplier Intermagnetics and cardiology healthcare company Witt Biomedical.
In the field of medical IT, our 2005 acquisition of Stentor has proved a resounding success, with sales of our iSite PACS solution doubling since the takeover. iSite’s data-integration capabilities make a significant contribution to the delivery of high-quality patient care.
We also made progress with our ambitions to build a sizeable consumer health and wellness business, acquiring mother and babycare products company Avent and emergency response provider Lifeline Systems. Given their different characteristics, we subsequently decided to split this initiative into a retail/product business and a service business, with the former continuing in DAP as part of the Health & Wellness business (which includes Avent, Sonicare and Skin Care) and the latter as part of Consumer Healthcare Solutions in the Innovation & Emerging Businesses sector, which has replaced the Other Activities sector as of January 2007.
Our Ambient Experience solutions continue to gain ground. In February 2006 the world’s first Ambient Experience catheterization lab was opened at the Catharina Hospital in Eindhoven, Netherlands.
In Asia Pacific, the first exports from the Philips-Neusoft venture in China – established in 2004 for the development and worldwide supply of economically priced imaging equipment – took place in 2006 with the release and shipment of dual and single-slice CT scanners, radiology systems and remote-control fluoroscopy systems.
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“Going forward, we will build upon the growth and value creation momentum we have developed over the past few years.”
Accelerate movement to become a simpler, market-oriented organization
During 2006 we took a number of important steps to further simplify Philips and base our actions on true customer and market insights.
First of all, we extended our approach to organize ourselves around our customers in professional healthcare, professional lighting and consumer retail.
We expanded our international key account management in retail from our top 7 accounts to our top 20. This top 20 represents 18% of our total sales, and in 2006 showed 12% sales growth compared to 2005. We also deployed this successful approach deeper into the organization. Under the leadership of the International Retail Board, every country now has a set of key national accounts on which divisions work together to ensure a simpler customer experience and higher sales.
Furthermore, we took out a complete regional management layer, reducing the distance between our global businesses and their local markets. On a country level, we integrated country management with local marketing and sales management.
In 2007 we will see our key account system evolve to its next stage. In our top 20 national markets the consumer activities will further align their consumer retail approach in a collaborative model; in all other, mostly smaller markets, the consumer activities’ sales forces will be integrated. This will make our combined Philips footprint in local markets stronger and more professional, so that we are easier and more attractive for our customers to deal with.
In 2006 we rolled out the next wave of our “sense and simplicity” brand campaign, highlighting the benefits offered by simplicity, as well as allowing customers to directly experience simplicity first hand by means of experiential marketing. These brand investments are paying off, with our brand value gaining 14% to an estimated USD 6.7 billion, moving us into the top 50 global brands as ranked by leading brand consultant Interbrand.
Set up a separate legal structure for Semiconductors and create value by pursuing strategic options
This goal was achieved in full thanks to a tremendous effort by all concerned – a true case of speed and teamwork. Not only did we set up a separate legal structure for Semiconductors in a record nine months, we also completed an exhaustive review of the strategic options available. This led to the sale, in September, of a majority stake in the business to a private equity consortium. Valuing our Semiconductors division at EUR 8.3 billion, I believe the deal represents good business for Philips.
Increase the number of entrepreneurial business leaders with broad-based experience
It is vital that our future leaders have a broad base of experience across multiple aspects of Philips’ businesses. I am glad to say that of all the top potentials who move to another position, now some two-thirds are moving to another business or functional area, a significant increase compared to previous years.
Our acquisitions of relatively young, fast-growing small and medium-sized enterprises also make an important contribution in bringing new entrepreneurial business leaders into the company, with some of them being promoted to more senior positions within Philips.
Over the past two years we have conducted an objective assessment and benchmark program among our senior executives to ensure we have the right people in the right places and – via our talent pool – effective succession planning. Our leadership programs place heavy emphasis on business development, e.g. in emerging markets or our Incubators, which are an ideal environment for the development of entrepreneurial talent.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
Exceed our EUR 500 million overall cost-reduction target within two to three years
We are fully on track to exceed the targeted EUR 500 million cost reduction by the end of 2007. In 2006 we made substantial progress in our drive to simplify our organization and reduce costs by working together more efficiently. In supply management and IT we have been able to work together as One Philips in a more structured and harmonized way while ensuring that quality improved and costs went down.
In addition to our existing programs, we will realize a further EUR 75 million reduction on a run-rate basis in 2007, driven by a simpler country management structure, the removal of a regional management layer and a lean corporate center, reflecting the divestment of our Semiconductors business.
Taking value creation to the next level
Philips is now a much simpler company focused around the brand and driven by innovation. We are well positioned to benefit from major trends that will determine global GDP development in the coming decade, i.e. the need of a growing and longer-living population for more and affordable healthcare, the demand for energy-efficient solutions (e.g. in lighting) and developments in the consumer space. Today, we are seeing the rise of the experience economy. For Philips, this is a very promising growth area, which is in an early stage of development. Through our Ambient Experience solutions we want to be a strong force in the ecosystem of this emerging economy.
Capturing the market opportunities presented by these trends should enable us to create even greater value for our stakeholders. Our Growth, Talent and Simplicity programs, which will be continued in 2007, remain key to the fulfillment of this ambition.
Growth
In 2007 and beyond we will continue on the growth path we have been following in recent years – redirecting resources to high-growth opportunities, leveraging our brand and competencies, expanding key account management, stimulating new business development, making value-creating acquisitions, growing in emerging markets, and innovating and marketing for further organic growth.
The key to profitable growth is to create and retain more happy customers. While we had a wealth of data in the organization on customer satisfaction, product quality, etc., we did not, until this past year, have a single key metric across the organization. In 2006 we adopted the ‘Net Promoter Score’ (NPS), a simple but powerful concept that measures the answer to just one question: “How likely is it that you would recommend this company/product to a friend or colleague?” This metric will provide a tangible measure of progress, which will help to focus minds and actions in this vital area.
Talent
Having talented, engaged people in the right place throughout the company is vital for lasting success. Like satisfied customers, engaged employees are a pre-requisite for growth. It is the task of leadership to provide our employees – at every level of the organization – with an inspiring environment to work in, one where they can contribute fully and feel valued for their talents.
The extent to which we succeed in doing so is measured through our annual employee engagement survey. And while we see progress year to year, we are still some way off the high-performance benchmark. This represents probably the biggest untapped improvement potential for the company and therefore ranks high in our priorities for 2007.
Simplicity
Simplicity – everyone knows what it is, but it can be hard to define. For us, simplicity is the ease with which people can access or control the benefits that technology has to offer. It is our touchstone, a constant reminder to stop and ask ourselves ‘Will this make life simpler?’... or ... ‘Is there an easier way to do this?’ It is a way of thinking that is permeating the entire fabric of our company as we seek to deliver on technology’s promise to improve life.
At the 2006 Philips Simplicity Event held in London in October, we unveiled new and innovative concepts based on our “sense and simplicity” brand positioning. We also revealed a number of potential products nearing market readiness that have evolved from earlier Simplicity concepts.
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The 15 simplicity-led design concepts that were demonstrated illustrate the progress we are making across the company in designing and developing solutions that meet the everyday needs of end-users, enabling them to benefit from new technology and innovations.
Moving forward, we will continue to reduce complexity, not only in our products and services, but also in our market focus and the way we work.
Management Agenda 2007
Our management agenda for this year again comprises a number of clearly defined goals and actions aimed at increasing shareholder value:
•	Maintain annual average sales growth of 5-6% and achieve above 7.5% EBITA
•	Continue to redeploy capital in a disciplined way through value-creating acquisitions, share buy-backs and dividends
•	Drive a culture of superior customer experience by delivering on the brand promise and implementing the Net Promoter Score measure in the company
•	Be an exciting place to work and bring employee engagement to a high-performance benchmark level within 2 to 3 years
This agenda reflects our focus on securing sustainable profitable growth. Underpinning this, we will continue to drive forward our talent and simplicity programs. I believe that with full and effective implementation of our plans, 2007 will see us continue to grow and deliver value – in every sense of the word.
I would like to take this opportunity to thank the employees of our former Semiconductors division for all the effort they put into our company over the years. Saying goodbye is never easy, but I am convinced that under the inspiring leadership of Frans van Houten and his team they too are entering an exciting new era that will bring considerable success.
I would also like to thank Jouko Karvinen, who left the company in December, for his substantial contribution in building up our healthcare activities over the last few years. I wish his successor, Steve Rusckowski, good luck with the next phase of growth and expansion at Medical Systems.
Lastly, on behalf of my colleagues on the Board of Management, I would like to express my thanks to you, our shareholders, for the support you continue to give us. I am delighted we have again been able to increase the value of your company – also with our ongoing share repurchase and cancellation program – and to raise the dividend once again. I also wish to thank our other stakeholders, and in particular our customers, for the trust they have placed in us, as well as our employees for their unstinting efforts over the past year.
Gerard Kleisterlee
President
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
Our leadership
The executive management of Philips is entrusted to its Board of Management under the supervision of the Supervisory Board. The Group Management Committee is the highest consultative body within Philips. This chapter presents the Board of Management, the Group Management Committee and the Supervisory Board as of December 31, 2006.
Board of Management
The Board of Management operates under the chairmanship of the President/Chief Executive Officer. The members of the Board of Management have collective powers and responsibilities. They share responsibility for the management of Koninklijke Philips Electronics N.V. (the ‘Company’), the deployment of its strategy and policies, and the achievement of its objectives and results. The Board of Management has, for practical purposes, adopted a division of responsibilities reflecting the functional and business areas monitored and reviewed by the individual members. According to the Company’s corporate objectives and Dutch law, the Board of Management is guided by the interests of the Company and its affiliated enterprises within the Group, taking into consideration the interests of the Company’s stakeholders, and is accountable for the performance of its assignment to the Supervisory Board and the General Meeting of Shareholders. The Rules of Procedure of the Board of Management are published on the Company’s website (www.philips.com/investor).
The Supervisory Board has decided to propose to the 2007 General Meeting of Shareholders to re-appoint Mr Kleisterlee as President/CEO and member of the Board of Management and to appoint Mr Steve Rusckowski (1957, American), CEO of the Company’s Medical Systems division, as member of the Board of Management, effective April 1, 2007.
Corporate governance
A full description of the Company’s corporate governance structure is published in the chapter Corporate governance of this Annual Report and on the Company’s website.
Gerard Kleisterlee
1946, Dutch
President/Chief Executive Officer (CEO) and Chairman of the Board of Management and the Group Management Committee
President/CEO and Chairman of the Board of Management since April 2001, member of the Board of Management since April 2000 and member of the Group Management Committee since January 1999
Corporate responsibilities: Communications, Internal Audit, Legal, Human Resources Management, Strategy, Technology Management, Consumer Healthcare Solutions
After graduating in electronic engineering at Eindhoven University of Technology, Gerard Kleisterlee started his career with Philips in 1974 at Medical Systems. In 1981 he became General Manager of Professional Audio Systems. In 1986 he joined Philips Components and, after becoming General Manager of Philips Display Components for Europe, he was appointed Managing Director of Philips Display Components worldwide in 1994. He became President of Philips Taiwan and Regional Manager for Philips Components in Asia Pacific in 1996. He was also responsible for the activities of the Philips Group in China from September 1997 to June 1998. From January 1999 to September 2000 he was President/CEO of the former Philips Components division. Gerard Kleisterlee is also Chairman of the Supervisory Board of Eindhoven University of Technology, member of the Supervisory Board of the Dutch Central Bank and holds an honorary doctorate from the Catholic University of Leuven, Belgium.
Pierre-Jean Sivignon
1956, French
Executive Vice-President and Chief Financial Officer (CFO)
CFO and member of the Board of Management and the Group Management Committee since June 2005
Corporate responsibilities: Control, Treasury, Fiscal, Mergers & Acquisitions, Investor Relations, Information Technology, Pensions, Real Estate, Corporate Investments, Supply Management
Pierre-Jean Sivignon graduated from the Ecole Superieure des Sciences Economiques in Paris, where he studied economics and business administration. After graduating he enrolled as an officer in the French Navy in 1978. Upon completion of his military services, he took a position as an external auditor for the firm Peat Marwick Mitchell and worked there until 1982. From 1982 until early 2001, he worked for the Schlumberger Group, where he held a variety of positions. These included Financial Controller for Dowell Schlumberger Oilfield Services (in Europe and Africa), General Manager of the Bank & Industry Division in Paris, and Group Treasurer in Paris and New York. In 2001, he moved to Faurecia SA, a leading supplier of automotive equipment listed on the Paris Stock Exchange, to become its CFO.
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Gottfried Dutiné
1952, German
Executive Vice-President
Member of the Board of Management since April 2002 and member of the Group Management Committee since February 2002
Corporate responsibilities: Regions and Countries, Government Relations, Corporate Alliances, Strategic Initiatives, Emerging Markets
Gottfried Dutiné holds a degree in electrical engineering and a Ph.D. in communications technology from the University of Darmstadt, Germany. He began his career at Rockwell Collins in Frankfurt, where he was appointed Director of Engineering. In 1984 he joined Motorola as Group Director in charge of engineering and marketing of their European communications business. He went on to the Bosch group in 1989, where he held several positions. These included Managing Director of Blaupunkt GmbH and President Mobile Communications Division of Robert Bosch GmbH. At the end of 1997 he left for Alcatel in Paris and became Vice-President of the Telecom Board Committee and Area President Central & Eastern Europe and Russia.
Rudy Provoost
1959, Belgian
Executive Vice-President
Member of the Board of Management since April 2006 and member of the Group Management Committee since August 2003 and CEO of the Consumer Electronics division since 2004
Corporate responsibilities: Consumer Electronics, International Retail Board Management, LG.Philips LCD
Rudy Provoost holds degrees in psychology and business administration & management from the University of Gent. He began his career in 1984 with Procter & Gamble Benelux. In 1987 he joined Canon Belgium, in the fields of Sales and Marketing, becoming General Manager of Marketing for all business operations in 1989. In 1992 he joined Whirlpool Belgium as Managing Director, going on to become Vice-President Whirlpool Brand Group Europe in 1999. He joined Philips in October 2000, when he was appointed Executive Vice-President of Philips Consumer Electronics in Europe. He was appointed CEO of Philips Consumer Electronics Global Sales and Services in 2003. Rudy Provoost is also Chairman of LG.Philips LCD.
Theo van Deursen
1946, Dutch
Executive Vice-President
Member of the Board of Management since April 2006 and member of the Group Management Committee since April 2003 and CEO of the Lighting division since 2003
Corporate responsibilities: Lighting, Quality Policy Board,
Technology New Business Development Board
Theo van Deursen joined Philips in 1973 after graduating in electronics and business administration at Eindhoven University of Technology. In 1985 he graduated from IMD’s Executive MBA program and later complemented this study with an Executive MBA from the University of Virginia. Since then, he has held a number of key management positions, including CEO of the Lighting Electronics and Automotive & Special Lighting business groups. In 2002 he was entrusted with responsibility for the dissolution of the Components division.
Andrea Ragnetti
1960, Italian
Executive Vice-President
Member of the Board of Management since April 2006 and member of the Group Management Committee since January 2003, Chief Marketing Officer since 2003 and CEO of the Domestic Appliances and Personal Care division since 2005 Corporate responsibilities: Domestic Appliances and Personal Care, Global Marketing Management, Design, Lifestyle New Business Development Board
Andrea Ragnetti holds a degree in political science from Perugia University. He began his career in Marketing at Procter & Gamble in 1987. In 1993 he joined Joh. A. Benckiser, becoming Marketing Vice-President, a position he held until 1997. He joined Telecom Italia in 1998 as Executive Vice-President of Marketing for its Mobile division and took up a similar position with its Fixed Line division a year later.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
Group Management Committee
The Group Management Committee consists of the members of the Board of Management and certain key officers. Members other than members of the Board of Management are appointed by the Supervisory Board. The task of the Group Management Committee, the highest consultative body within Philips, is to ensure that business issues and practices are shared across Philips and to implement common policies.
Mr Gerard Ruizendaal (1958, Dutch), Chief Strategy Officer and Group Controller, and Mr Eric Coutinho (1951, Dutch), Chief Legal Officer and Company Secretary, were appointed as members of the Group Management Committee as of February 1, 2007.
Also, as of February 1, 2007, Mr Hayko Kroese (1955, Dutch) succeeded Mr Tjerk Hooghiemstra as global head of Human Resources Management and was appointed as member of the Group Management Committee on the same date.
Barbara Kux
1954, Swiss
Member of the GMC since October 2003
and Chief Procurement Officer since 2003
Corporate responsibilities: Supply Management, Sustainability
Barbara Kux holds an MBA (Hons) from INSEAD. She began her career with Nestlé Germany as Marketing Manager in 1979. In 1984 she joined McKinsey as Management Consultant and Engagement Manager for Global Strategies and Business Transformations. Five years later she joined ABB as Vice President responsible for building up the company’s business in Central and Eastern Europe. In 1993 she returned to Nestlé as Vice President of the Central and Eastern European businesses. In 1999 she was appointed Executive Director by Ford of Europe responsible for European businesses and the capturing of substantial post merger synergies across all businesses, brands and functions, including procurement. She is a Member of the Board of Directors of INSEAD.
Tjerk Hooghiemstra
1956, Dutch
Member of the GMC since April 2000; responsible for Human Resources Management (HRM) since 2000 Corporate responsibilities: Human Resources Management
Tjerk Hooghiemstra graduated in economics from Erasmus University in Rotterdam in 1982. He spent three years with the Amro Bank before joining the Hay Group in 1986, becoming a member of its European Executive Board and a Partner of the Hay Group Exempted Partnership. Joining Philips in 1996, he was appointed Managing Director of HRM for the Consumer Electronics division.
Rick Harwig
1949, Dutch
Member of the GMC and Chief Technology Officer since April 2006 Corporate responsibilities: Technology Management, Research, Applied Technologies, Incubators, Intellectual Property & Standards, Molecular Diagnostics, PIC Bangalore
After finishing his PhD research in 1977, Rick Harwig joined Philips Research in 1978 to develop processes for integrated circuits on silicon. In 1984, he became manager of the Integrated Circuits advanced development in a joint program between Research and Semiconductors. In 1991, he became director of the Advanced Systems Laboratories of Consumer Electronics, charged with development of digital media applications. In 1977 he returned to Research as head of Access and Interaction Systems. From August 2000 to February 2007, he led the management of Philips Research at the High Tech Campus, Eindhoven. He was appointed Chief Executive Officer of Philips Research on January 1, 2004.
Daniel Hartert
1958, German
Member of the GMC since August 2003 and Chief Information Officer (CIO) since 2002
Corporate responsibilities: Information Technology
Daniel Hartert graduated in computer science and business administration in 1986. In the first six years of his professional career he held various technical positions with Robert Bosch GmbH and VLSI Technology GmbH in Munich. In 1992 he joined Bertelsmann AG as IT Director of its European music business. In 1995 he moved to New York as International CIO of Bertelsmann Music Group, before returning to Germany four years later to become Bertelsmann CIO and member of the Executive Board of Bertelsmann’s Direct Group. In 2001 he was appointed to the Executive Board of Arvato, the Services Division of Bertelsmann.
Steve Rusckowski
1957, American
Member of the GMC and CEO of Philips Medical Systems since November 2006
Corporate responsibilities: Medical Systems,
Healthcare New Business Development Board
Steve Rusckowski holds a Bachelor of Science in Mechanical Engineering from Worcester Polytechnic Institute and a Master’s degree in management science from the Massachusetts Institute of Technology (MIT). Before joining Philips he held numerous management positions with the healthcare division of Hewlett-Packard/Agilent Technologies. He was the General Manager of Agilent’s Healthcare Solutions Group when Philips acquired this business in 2001. Steve Rusckowski was previously the CEO of the Imaging Systems business group of Philips Medical Systems. He was appointed CEO of Philips Medical Systems in 2006.
16     Philips Annual Report 2006

54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
In an interview with CNN.com’s World Business, Gerard Kleisterlee shared some insights into leadership, and how it is practiced at Philips.
“ We’ve tried to develop a vision for Philips that creates the kind of engagement, enthusiasm and creativity that a successful organization needs.”
“ Things happen in the front line, they happen with customers, they happen in our sales organizations where our operations are, and that’s where we like to spend our time, because it keeps us connected ... customers are always a great source of inspiration.”
“ Candor is important for any successful organization that wants to build sustainable success. Challenging people for their own opinions and in particular getting diversity into your workforce so that you have people from other walks of life and different perspectives on how things can and should be done — that’s important to maintain a certain tension that drives performance.”
“ What I find most important in leaders is that they have the humility to know that they don’t know everything and the ability to continually learn from others, and that they use the skills and the know-how of others to become better leaders themselves.”
Philips Annual Report 2006     17

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
Supervisory Board
The Supervisory Board supervises the policies of the executive management (the Board of Management) and the general course of affairs of Philips and advises the executive management thereon. The Supervisory Board, in the two-tier corporate structure under Dutch law, is a separate and independent body from the Board of Management. The Rules of Procedure of the Supervisory Board are published on the Company’s website.
The Supervisory Board will propose to the 2007 General Meeting of Shareholders to appoint Mr Heino von Prondzynski (1949, German) as member of the Supervisory Board as of March 29, 2007. Mr Von Prondzynski is a former member of the Corporate Executive Committee of the F. Hoffman-La Roche Group and former CEO of the Division Diagnostics Roche.
For more details on the activities of the Supervisory Board, see the chapter Report of the Supervisory Board of this Annual Report.
L. Schweitzer
1942, French***
Vice-Chairman and Secretary
Member of the Supervisory Board since 1997;
third term expires in 2009
Former CEO of Renault and Renault-Nissan BV. Chairman of the Board of Renault and AstraZeneca. Non-executive director of BNP Paribas, Electricité de France, Veolia Environnement, Volvo AB and L’Oréal.
Sir Richard Greenbury
1936, British**
Member of the Supervisory Board since 1998;
third term expires in 2010
Former Chairman and CEO of Marks & Spencer and former Director of Lloyds TSB, British Gas, ICI, Zeneca and Electronics Boutique Plc.
W. de Kleuver
1936, Dutch** ***
Chairman
Member of the Supervisory Board since 1998;
third term expires in 2010
Former Executive Vice-President of Royal Philips Electronics.
J-M. Hessels
1942, Dutch*
Member of the Supervisory Board since 1999;
second term expires in 2007
Former CEO of Royal Vendex KBB and currently Chairman of the Supervisory Board of Euronext, member of the Supervisory Boards of Heineken and Fortis and member of the International Advisory Board of Blackstone Group.

*	Member of the Audit Committee

**	Member of the Remuneration Committee

***	Member of the Corporate Governance and Nomination & Selection Committee
18     Philips Annual Report 2006

54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
Prof. K.A.L.M. van Miert
1942, Belgian*
Member of the Supervisory Board since 2000;
second term expires in 2008
Former Vice-President of the European Commission and former President of Nyenrode University, member of the Supervisory Boards of RWE, Agfa Gevaert, De Persgroep, Munich Re, Anglo American, Vivendi Universal, Sibelco and Solvay and member of the Advisory Board of Goldman Sachs, Uni-Credito and FITCH.
E. Kist
1944, Dutch*
Member of the Supervisory Board since 2004;
first term expires in 2008
Former Chairman of the Executive Board of ING Group and currently member of the Supervisory Boards of the Dutch Central Bank, DSM and Moody’s Investor Services.
C.J.A. van Lede
1942, Dutch**
Member of the Supervisory Board since 2003;
first term expires in 2007
Former Chairman of the Board of Management of Akzo Nobel and currently Chairman of the Supervisory Board of Heineken, member of the Supervisory Boards of Akzo Nobel, AirFrance/ KLM, Reed Elsevier, Sara Lee Corporation, Air Liquide, Chairman of the Board of Directors of INSEAD and Senior Advisor JP Morgan Plc.
J.J. Schiro
1946, American*
Member of the Supervisory Board since 2005;
first term expires in 2009
CEO of Zürich Financial Services and Chairman of the Group Management Board. Also serves on various boards of private and listed companies including PepsiCo as Chairman of the Audit Committee and member of the Supervisory Board, Chairman of the Swiss American Chamber of Commerce.
J.M. Thompson
1942, Canadian**
Member of the Supervisory Board since 2003;
first term expires in 2007
Former Vice-Chairman of the Board of Directors of IBM, and director of Hertz and Robert Mondavi; currently Chairman of the Board of Toronto Dominion Bank and a Director of Thomson Corporation.
Wong Ngit Liong
1941, Singaporean
Member of the Supervisory Board since 2005;
first term expires in 2009
Chairman and CEO of Venture Corporation. Also serves on the boards of various listed and private companies, including DBS Bank and DBS Group Holdings and SIA Engineering Company. Chairman of the National University of Singapore Board of Trustees.
Philips Annual Report 2006     19

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

The Philips Way

The Philips Way
Philips has been improving the quality of life with pioneering innovations for over 115 years, ever since the company was founded as a manufacturer of lamps in 1891. We have simplified and enriched people’s lives with key advances in the fields of medical imaging, television, lighting, optical technology and integrated circuits, to name but a few.
To remain viable and competitive, however, every company must embrace change. So, while celebrating our rich heritage, we have in recent years been engaged in a process of fundamental transformation — one designed to turn Philips into a market-driven company capable of delivering sustained profitable growth, thereby creating value for our stakeholders.
2006 saw a major step on this journey of change with the divestment of a majority stake in our Semiconductors division. This move was driven by the firm belief that it represented the best course of action for both Philips and Semiconductors/NXP. Philips no longer needs to own a semiconductor manufacturer to have access to state-of-the-art semiconductor solutions, while the transfer gives NXP the increased flexibility it requires to invest, grow and build scale in the highly competitive semiconductor market.
The way forward
Today, Philips is a much simpler company focused on the market, centered around the brand and driven by innovation. The emergence of the experience economy is creating a new market space with considerable growth potential for Philips. It is one in which we can leverage our competencies in design, technology and branding to capture value from some of the major economic, social and demographic trends, e.g. the growing demand for healthcare, the desire for a greater sense of well-being — in the broadest sense of the word — and the need for energy efficiency.
Our mission remains to improve the quality of people’s lives through the timely introduction of meaningful innovations. In an increasingly complex world, we strive to bring the power of human insight and experience to technology. We believe that technology should enable people to live life to the full. Applying our deep understanding of people’s needs and desires and delivering on our promise of simplicity, we empower our customers with solutions that are advanced, yet designed around them and easy to experience.
Our solutions promote health and well-being and enhance the spaces in which people live, work and play, e.g. by offering them improved diagnostic experiences or greater control over their surroundings. Increasingly, these solutions are intelligent (sensing, learning and adapting), connected and easy to interact with.
Based on insights into what consumers really need and want, and supported by advances in miniaturization and interaction design, our focus is gradually evolving towards embedded functionality as an enabler of experiences. In this way, we can help create appealing ambiences and experiences in the home, offices, hotels, public spaces, sports venues, etc., making life simpler, more enjoyable and more productive.
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
“The emergence of the experience economy is creating a new market space with considerable growth potential for Philips. It is one in which we can leverage our competencies in design, technology and branding to capture value from some of the major economic, social and demographic trends.”
Our enablers
Our brand promise
Our “sense and simplicity” brand promise guides us in everything we do. It expresses a commitment to put people at the center of our thinking, to eliminate unnecessary complexity, and to emphasize the meaningful benefits of technology. It also expresses how we want to be perceived by all our stakeholders: open and transparent, approachable, easy to do business with.
Our adoption of the ‘Net Promoter Score’ (NPS), which measures people’s willingness to recommend a company/product to a friend or colleague, will tell us just how well we are progressing in this regard.
Our mindset and way of working — One Philips
The concept of One Philips is central to becoming a focused, market-driven company that can deliver sustained profitable growth. One Philips is all about unlocking synergies by leveraging competencies and resources across the company. It expresses the belief that by working together we can create more value than the sum of the parts and achieve further growth at the points where our application domains converge.
Our talent
Ultimately, the quality of our people will determine whether we fulfill our mission and deliver on our promises to our external stakeholders. Accordingly, we are strengthening our talent management in order to secure the quality of leadership required to take our company forward — leaders who pursue market insight, create innovative strategies, inspire commitment, leverage capabilities, champion people’s growth and drive for results.
Leadership is very much about securing employee engagement. This requires the creation of a diverse and inclusive working environment, where all employees are aligned and energized to contribute. We will be driving this forward on various fronts.
Innovation
We leverage our multi-disciplinary research and development capabilities to create new technologies and sustain our strong intellectual property position. And we are maintaining our investment in technology leadership, e.g. at our Incubators, which act as seedbeds for the transformation of promising innovations into winning business propositions.
Design
We continue to enrich our design process by integrating established design skills with input from other disciplines such as the human sciences, technology and business — and always with a clear people focus. It is our intention to design solutions based on in-depth user research, which harness technology to improve the quality of people’s lives.
Philips Annual Report 2006     21

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

The Philips Way
Sustainability
Social and environmental performance is a driver of innovation and value propositions, helping to keep our business sustainable in both the short and long term. In parallel and complementary to this Annual Report 2006, we have published our Sustainability Report 2006.
Our strategy
We have defined six strategic drivers to enable us to attain our goals:
•	Increase profitability through re-allocation of resources towards opportunities offering more consistent and higher returns

•	Leverage the Philips brand and our core competencies in healthcare, lifestyle and technology to grow in selected categories and geographies

•	Build partnerships with key customers and suppliers, both in the business-to-business and business-to-consumer areas

•	Continue to invest in maintaining world-class innovation and leverage our strong intellectual property position

•	Strengthen our leadership competencies

•	Drive productivity through business transformation and operational excellence
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
Our structure and businesses
Koninklijke Philips Electronics N.V. (the ‘Company’ or ‘Royal Philips Electronics’) is the parent company of the Philips Group (‘Philips’ or the ‘Group’). Its shares are listed on the stock markets of Euronext Amsterdam and the New York Stock Exchange. The executive management of the Company is entrusted to the Board of Management under the supervision of the Supervisory Board. The Board of Management leads the Group as a ‘strategic controller’ and driver of synergy value. The Group Management Committee, consisting of the members of the Board of Management and certain key officers, is the highest consultative body within Philips and the main platform for policy alignment, deployment and implementation. Its tasks are to ensure that business issues and practices are shared across Philips, to implement common policies and to foster the spirit of collaboration required to unlock Philips’ full potential.
Philips’ activities are organized on a divisional basis, with each operating division — Medical Systems, Domestic Appliances and Personal Care, Consumer Electronics and Lighting — being responsible for the management of its businesses worldwide. The businesses are the primary point of accountability and source of value creation; they are provided with effective and efficient support through shared service centers.
Country management supports value creation, connecting Philips with key stakeholders, especially its employees, customers, government and society.
At the end of 2006, Philips had approximately 130 production sites in 26 countries, sales and service outlets in approximately 150 countries, and some 121,700 employees.
As of January 2007, the main activities within the Other Activities sector have been repositioned as the Innovation & Emerging Businesses group. By leveraging Philips’ brand, technology base and distribution network, the Company aims, through this group, to invest in projects that are not currently part of its operating divisions, but which will lead to additional organic growth or create value through future spin-offs. Innovation & Emerging Businesses includes Corporate Research, Philips’ Business Incubators and Intellectual Property & Standards, as well as Consumer Healthcare Solutions. Also effective January 2007, the sector Unallocated has been renamed Group Management & Services, which includes the global service units, corporate and regional costs, pension costs and corporate investments in the Philips brand.
Philips Annual Report 2006     23

54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements

The Philips Way
Enhancing healthcare

70%

of the top 50
US hospitals
have chosen Philips
cardiology solutions

4

major
acquisitions

53%

of sales from products
introduced in the last three years,
up from 51% in 2005

112%

sales growth in Russia
for Medical Systems

€12 million

investment in training facility
for healthcare professionals
and customers in Singapore

In the healthcare and wellness area in particular, Philips can have a direct positive impact on people’s quality of life. That’s why we are expanding our already highly successful healthcare business further. Our solutions enable healthcare professionals to enhance the quality and efficiency of care and empower people to manage their own health and maintain a healthy lifestyle.
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
New lifestyle experiences
The Philips brand promise — “sense and simplicity” — is all about liberating people from the constraints of technology, so that they can create a richer, less complex world for themselves. Building upon our understanding of consumers’ needs, desires and aspirations, we are driving the ‘new convergence’ — in both the lifestyle and health & wellness domains — to offer them novel, more satisfying experiences.
Philips Annual Report 2006     27

54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements

The Philips Way
Technology as value enabler
Philips has a long and rich tradition of meaningful innovation. Today, advanced embedded technology is at the heart of our user-focused healthcare and lifestyle products. We are committed to Open Innovation — teaming up with industrial and academic partners to speed up the creation and adoption of technologies that make life easier, more enjoyable and more productive.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

Management discussion and analysis
Management discussion and analysis
The following discussion is based on the US GAAP consolidated financial statements and should be read in conjunction with these statements. The section which analyzes the 2005 financial results compared to 2004, and the section critical accounting policies, have not been included in this Annual Report. These sections are included in Philips’ Form 20-F for the financial year 2006, which is filed electronically with the US Securities and Exchange Commission.
Forward-looking statements
This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, in particular the Outlook section of the chapter The Philips Group in this Annual Report. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those projected or implied in these forward-looking statements. These factors include, but are not limited to, levels of consumer and business spending in major economies, changes in consumer tastes and preferences, changes in law, the performance of the financial markets, pension costs, the levels of marketing and promotional expenditures by Philips and its competitors, raw materials and employee costs, changes in exchange and interest rates, changes in tax rates and future business combinations, acquisitions or divestments and the rate of technological changes, political and military developments in countries where Philips operates, and industry consolidation.
Statements regarding market share, including those on Philips’ competitive position, contained in this document are based on outside sources such as specialized research institutes, industry and dealer panels in combination with management estimates. Where full-year information regarding 2006 is not yet available to Philips, those statements may also be based on estimates and projections prepared by outside sources or management. Rankings are based on sales unless otherwise stated.
Fair value information
In presenting the Philips Group’s financial position, fair values are used for the measurement of various items in accordance with the applicable accounting standards. These fair values are based on market prices, where available, and are obtained from sources that are deemed to be reliable. Readers are cautioned that these values are subject to changes over time and are only valid at the balance sheet date. When a readily determinable market value does not exist, fair values are estimated using valuation models, which we believe are appropriate for their purpose. They require management to make significant assumptions with respect to future developments which are inherently uncertain and may therefore deviate from actual developments. Critical assumptions used are disclosed in the financial statements. In certain cases, independent valuations are obtained to support management’s determination of fair values.
Non-US GAAP measures
Koninklijke Philips Electronics N.V. (the ‘Company’) believes that an understanding of sales performance is enhanced when the effects of currency movements and acquisitions and divestments (changes in consolidation) are excluded. Accordingly, in addition to presenting ‘nominal growth’, ‘comparable growth’ is also provided. Comparable sales exclude the effects of currency movements and changes in consolidation. As indicated in the Accounting Policies, sales and income are translated from foreign currencies into the Company’s reporting currency, the euro, at the exchange rate on transaction dates during the respective years. As a result of significant currency movements during the years presented, the effects of translating foreign currency sales amounts into euros had a material impact that has been excluded in arriving at the comparable sales in euros. Currency effects have been calculated by translating previous years’ foreign currency sales amounts into euros at the following year’s exchange rates in comparison with the sales in euros as historically reported. Years under review were characterized by a number of acquisitions and divestments, as a result of which activities were consolidated or deconsolidated. The effect of consolidation changes has also been excluded in arriving at the comparable sales. For the purpose of calculating comparable sales growth, when a previously consolidated entity is sold or contributed to a venture that is not consolidated by the Company, relevant sales are excluded from impacted prior-year periods. Similarly, when an entity is acquired, relevant sales are excluded from impacted periods.
The Company uses the term earnings before interest, tax and amortization (EBITA) to evaluate the performance of the Philips Group and its operating divisions. Referencing EBITA will make the underlying performance of our businesses more transparent by factoring out the amortization of intangible assets, which arises when acquisitions are consolidated. EBITA represents income from continuing operations excluding results attributable to minority interest holders, results relating to equity-accounted investees, income taxes, financial income and expenses, and amortization.
The Company believes that an understanding of the Philips Group’s financial condition is enhanced by the disclosure of net operating capital (NOC), as this figure is used by Philips’ management to evaluate the capital efficiency of the Philips Group and its operating divisions. NOC is defined as: total assets excluding assets from discontinued operations less: (a) cash and cash equivalents, (b) deferred tax assets, (c) other non-current financial assets, (d) investments in equity-accounted investees, and after deduction of: (e) provisions excluding deferred tax liabilities, (f) accounts and notes payable, (g) accrued liabilities, (h) current/non-current liabilities, and (i) trading securities.
The total net debt position as a percentage of the sum of total group equity (stockholders’ equity and minority interests) and net debt is presented to express the financial strength of the Company. This measure is widely used by investment analysts and is therefore included in the disclosure.
Cash flows before financing activities, being the sum total of net cash from operating activities and net cash from investing activities, are presented separately to facilitate the reader’s understanding of the Company’s funding requirements.
A reconciliation of non-US GAAP information, as set out above, to the most directly comparable US GAAP financial measures is given in the chapter Reconciliation of non-US GAAP information.
GAAP measures
The term earnings before interest and tax (EBIT) has the same meaning as Income from operations (IFO), and is used to evaluate the performance of the Philips Group and its operating divisions.
The term ‘equity-accounted investees’ was previously referred to as ‘unconsolidated companies’; the meaning however is the same.
Reclassification
Philips completed the sale of a majority stake in its Semiconductors division on September 29, 2006. Previous years have been restated to present the Semiconductors division as a discontinued operation.
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
“The Simplicity Event is designed to exist just outside of our current realm of activity, and thus be slightly provocative, so that we are forced to ask ourselves the urgent questions that relate to our future. What will people care about in the coming years? What new business opportunities will exist? Which of these opportunities should Philips pursue?”
Lisa Stuardi, Director of Brand Strategy, Philips Global Marketing Management
More than 5,000 people – including media, design experts, customers, marketing gurus and industry thought leaders – have visited Simplicity Events in Paris, Amsterdam, New York and London, helping Philips explore its vision of simplicity and people-centric innovation.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

Management discussion and analysis
Management summary
The year 2006
•	2006 was a landmark year in the history of Philips, one that included the sale of a majority stake in the Semiconductors division, the further disposal of cyclical, non-core activities and a number of strategically-aligned acquisitions, targeted at high-growth, high-profit areas.

•	Continuation of the share repurchase program resulted in total cash returned to shareholders of over EUR 3.3 billion in 2006, including the annual dividend.

•	Full-year sales in 2006 increased by 5% nominally and 6% comparably to EUR 26,976 million.

•	EBIT amounted to EUR 1,183 million in 2006, compared with EUR 1,472 million in 2005, reflecting – amongst other things – a EUR 256 million charge for asbestos-related product liabilities, net of insurance recoveries, in 2006 as well as a EUR 136 million gain on the TPV transaction and a EUR 170 million release of a post-retirement medical benefits provision, both in 2005.

•	Results relating to equity-accounted investees decreased as the 2005 results included a EUR 1,545 million profit from the sale of several investments.

•	Income from discontinued operations of EUR 4,464 million included both Semiconductors’ operational result and the EUR 4,283 million gain on the sale of the majority stake in the division.

•	Net income amounted to EUR 5,383 million, compared to EUR 2,868 million in 2005, primarily as a result of the sale of a majority stake in the Semiconductors division.
Key data
in millions of euros unless otherwise stated

	20041)	20051)	2006
Sales	24,855	25,775	26,976
% increase, nominal	3	4	5
% increase, comparable	8	4	6
EBITA	1,864	1,577	1,382
as a % of sales	7.5	6.1	5.1
EBIT	1,156	1,472	1,183
as a % of sales	4.7	5.7	4.4
Net income	2,836	2,868	5,383
Net operating capital (NOC)	4,524	5,679	8,724
Cash flows before financing activities	2,757	2,828	(2,469)
Employees (FTEs)	161,586	159,226	121,732
of which discontinued operations	35,116	37,417	—

1)	Restated to present the Semiconductors division as a discontinued operation
Sales in 2006 increased by 6% on a comparable basis compared to 2005 (5% nominally). Medical Systems (+7%), Domestic Appliances and Personal Care (DAP) (+11%), Consumer Electronics (CE) (+5%) and Lighting (+8%) all posted significant comparable sales growth. Nominal sales growth of 5% was mainly driven by DAP (+21%, boosted by the acquisitions of Lifeline and Avent) and Lighting (+14%, boosted by the acquisition of Lumileds). The overall sales increase in the main operating sectors was partly offset by a 24% nominal sales decline in Other Activities, affected by the divestments of Optical Storage, Philips Business Communications and Philips Enabling Technologies Group. On a comparable basis, sales of Other Activities declined by 7%.
Gross margin of EUR 8,295 million increased by EUR 354 million compared to 2005, driven by the sales growth. Gross margin as a percentage of sales slightly declined, from 30.8% in 2005 to 30.7% in 2006. The sales-driven improvement was partly offset by a EUR 256 million charge, primarily related to an accrual for unasserted potential future claims in respect of asbestos-related product liabilities, net of insurance recoveries.
For further details on asbestos-related product liabilities, see note 27 to the consolidated financial statements in this Annual Report.
As a percentage of sales, selling expenses (17.3%) and research and development (R&D) expenses (6.2%) were the same as in 2005. General and administrative (G&A) expenses, however, increased both in nominal terms (+ EUR 180 million) and as a percentage of sales, to 3.7%. In 2006, additional implementation costs related to compliance with section 404 of the US Sarbanes-Oxley Act were required, while 2005 included a EUR 121 million release of a postretirement medical benefits provision.
EBITA of EUR 1,382 million decreased by EUR 195 million compared to 2005. Amortization charges of EUR 199 million increased by EUR 94 million, mainly due to acquisitions in Medical Systems (Intermagnetics and Witt Biomedical), DAP (Lifeline and Avent) and Lighting (Lumileds).
EBIT decreased by EUR 289 million, impacted by the following significant incidental items:
•	in 2006, a EUR 256 million charge, primarily related to an additional accrual for asbestos-related product liabilities, net of insurance recoveries, included in the EBIT of Other Activities;
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
•	in 2005, a EUR 170 million release of a postretirement medical benefits provision, of which EUR 116 million was included in Unallocated;

•	in 2005, a EUR 136 million gain on the sale of certain parts of CE’s monitors and FlatTV business to TPV Technology.
EBIT as a percentage of sales decreased from 5.7% to 4.4%, despite EBIT increases achieved by Medical Systems, DAP and Lighting.
Medical Systems generated EBIT of EUR 795 million (2005: EUR 679 million), benefiting from 7% comparable sales growth and improved gross margins, partly offset by acquisition-related charges.
DAP improved its EBIT by EUR 28 million to EUR 386 million. The sales-driven EBIT increase was partly offset by acquisition-related charges and a EUR 18 million loss in the newly set-up Consumer Healthcare Solutions.
CE achieved EBIT of EUR 416 million in 2006, compared to EUR 506 million in 2005, which benefited from a EUR 136 million gain on the TPV transaction. The severe margin erosion in the first half of 2006, due to intense competition, eased off in the second half of the year. However, the beginning of 2007 is expected to be challenging, due to continuing pressure on margins as supply of FlatTV outstrips market demand.
Lighting’s EBIT increased to EUR 635 million (2005: EUR 556 million), mainly driven by profitable sales growth, lower non-manufacturing costs and the inclusion of Lumileds for the full year.
Other Activities’ EBIT loss of EUR 448 million was affected by the aforementioned EUR 256 million charge for asbestos-related product liabilities, partly offset by gains on the sale of businesses.
The Unallocated sector generated a negative EBIT of EUR 601 million (2005: negative EUR 471 million). The main reason for the lower EBIT was the fact that 2005 benefited from a EUR 116 million release of the postretirement medical benefits provision, which was partly offset by lower pension and other postretirement benefits costs in 2006.
Net income in 2006 amounted to EUR 5,383 million compared to EUR 2,868 million in 2005. The increase is largely attributable to the after-tax gain of EUR 4,283
“We are proud to win, but most of all, to show how working together helps us learn, improve and grow our business. When we boost quality, it’s good for Philips and our customers.”
Yujin Zheng, project leader
Engaged talent is vital for an organization’s success. The workforce of Philips Lighting has a passion for improvement, as evidenced by the annual Quality Improvement Competition. In 2006, over 2,600 teams from across the globe took part. The winners showed what dedication to teamwork and problem-solving can achieve. Through improved manufacturing and inspection techniques, a team from China, working with colleagues in Turnhout, Belgium, cut wastage in the production of UHP lamps for digital projection systems. The number of loose burner defects dropped to virtually zero, delighting key customer Sony, which recognized this consistent high quality by naming Philips ‘best-performing supplier of the year’.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

Management discussion and analysis
Together with the Catharina Hospital in Eindhoven, Netherlands, Philips introduced the first Ambient Experience Catheterization Lab, putting patient well-being at the center of the hospital experience. Ambient Experience solutions combine lighting and consumer electronics to create an environment that is both friendly and reassuring for patients and more effective for physicians, thus improving the quality of healthcare.
million on the sale of the majority stake in the Semiconductors division and lower income tax, partly offset by the lower operational result of LG. Philips LCD. Net income in 2005 included a EUR 1,778 million gain on the sale of several financial holdings, partly offset by a EUR 416 million impairment charge for LG. Philips Displays.
Cash flows before financing activities provided by continuing operations decreased from EUR 2,828 million in 2005 to a cash outflow of EUR 2,469 million in 2006, which was mainly due to several acquisitions and higher pension contributions in the United Kingdom and United States. Cash flows in 2005 were positively affected by the sale of several financial holdings, mainly in NAVTEQ, TSMC and LG.Philips LCD.
In 2006, Philips cancelled over 173 million shares. During the year, 102 million shares were repurchased, thereby returning EUR 3.3 billion to shareholders including the annual dividend.
Performance of the Group
Income statement
in millions of euros unless otherwise stated

	20041)	20051)	2006
Sales	24,855	25,775	26,976

Earnings before interest and tax	1,156	1,472	1,183
as a % of sales	4.7	5.7	4.4
Financial income and expenses	216	108	34
Income tax expense	(230)	(506)	(137)

Results of equity-accounted investees	1,464	1,754	(157)
Minority interests	(22)	3	(4)
Income from continuing operations	2,584	2,831	919
Discontinued operations	252	37	4,464
Net income	2,836	2,868	5,383
Per common share (in euro) – basic	2.22	2.29	4.58
Per common share (in euro) – diluted	2.21	2.29	4.55

1)	Restated to present the Semiconductors division as a discontinued operation
Sales
In percentage terms, the composition of the growth in sales in 2006, compared with 2005, was as follows:
Sales growth composition 2006 versus 20051)
in %

	com-		consoli-
	parable	currency	dation	nominal
	growth	effects	changes	growth
Medical Systems	7.3	(1.1)	0.1	6.3
DAP	11.2	(0.1)	9.4	20.5
Consumer Electronics	5.4	0.1	(4.0)	1.5
Lighting	8.3	(0.3)	6.5	14.5
Other Activities	(6.8)	(0.4)	(17.0)	(24.2)
Philips Group	6.1	(0.3)	(1.1)	4.7

1)	Restated to present the Semiconductors division as a discontinued operation
Sales in 2006 increased by 4.7% on a nominal basis and 6.1% on a comparable basis, to EUR 26,976 million. The net effect of acquisitions, divestments and currency movements resulted in a net decline of 1.4%. On a comparable basis, sales growth was particularly strong in DAP and Lighting.
The robust comparable growth at DAP was primarily driven by Shaving & Beauty, Oral Healthcare and Domestic Appliances, each of which showed double-digit growth. The Lighting increase was attributable to double-digit comparable growth in Luminaires and Automotive, Special Lighting & UHP. Medical Systems achieved sales growth
34     Philips Annual Report 2006

54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
across all categories except MedQuist. Growth was most visible in Computed Tomography and Nuclear Medicine, each of which generated above 10% sales growth. In CE, the sales increase was driven by double-digit growth in Connected Displays and Peripherals & Accessories, partly offset by declines in Entertainment Solutions and Home Networks. Other Activities recorded a nominal sales decrease mainly due to the divestment of non-core activities within Corporate Investments.
Earnings before interest and tax
The following overview shows sales and EBIT per sector.
Sales and EBIT 2006
in millions of euros unless otherwise stated

			as a % of
	sales	EBIT	sales
Medical Systems	6,742	795	11.8
DAP	2,645	386	14.6
Consumer Electronics	10,576	416	3.9
Lighting	5,466	635	11.6
Other Activities	1,547	(448)	(29.0)
Unallocated	—	(601)	—
Philips Group	26,976	1,183	4.4
Sales and EBIT 20051)
in millions of euros unless otherwise stated

			as a % of
	sales	EBIT	sales
Medical Systems	6,343	679	10.7
DAP	2,194	358	16.3
Consumer Electronics	10,422	506	4.9
Lighting	4,775	556	11.6
Other Activities	2,041	(156)	(7.6)
Unallocated	—	(471)	—
Philips Group	25,775	1,472	5.7

1)	Restated to present the Semiconductors division as a discontinued operation
Total EBIT decreased from 5.7% to 4.4% of sales in 2006, mainly due to a EUR 256 million charge for asbestos-related product liabilities, net of insurance recoveries, in 2006, while the results in 2005 benefited from a EUR 136 million gain on the sale of certain activities within CE to TPV Technology and a EUR 170 million release of the postretirement medical benefits provision.
Medical Systems’ EBIT increased by 17% over 2005. The 2006 results reflected the impact of higher sales and enhanced cost controls, which more than offset post-merger integration costs and purchase-accounting charges (totaling EUR 78 million) related to Witt Biomedical and Intermagnetics. 2005 included a EUR 87 million loss for MedQuist, including EUR 50 million charges for customer accommodation payments.
DAP’s EBIT improved by 8%, primarily due to strong sales growth and an improved gross margin. EBIT as a percentage of sales declined slightly compared to 2005, due to acquisition-related charges for Avent (EUR 14 million) and Lifeline Systems (EUR 16 million) as well as investments in Consumer Healthcare Solutions.
CE’s EBIT decreased from EUR 506 million in 2005 to EUR 416 million in 2006. The 2005 result included a EUR 136 million gain related to the sale of certain parts of CE’s monitors and FlatTV business to TVP Technology. Excluding the aforementioned TPV transaction gain in 2005, EBIT as a percentage of sales increased from 3.6% in 2005 to 3.9% as a result of the ongoing focus on margin management, despite difficult market conditions in the first half of 2006.
Lighting’s EBIT improved by 14% over 2005, mainly as a consequence of the strong sales growth. The 2005 result included a loss of EUR 11 million for the acquired Lumileds business (mainly acquisition-related charges), while results in 2006 included a EUR 43 million acquisition-related charge.
EBIT of Other Activities
in millions of euros

	2004	2005	2006
Corporate Technologies	(323)	(219)	(205)
Corporate Investments	102	(58)	14
Other	587	121	(257)
	366	(156)	(448)
The result of Other Activities in 2006 was negatively impacted by the EUR 256 million charge in respect of asbestos-related product liabilities, net of insurance recoveries. Results improved at Corporate Technologies, aided by a gain on the sale of CryptoTec (EUR 31 million), whereas 2005 included a loss for the divested PolyLED. Corporate Investments’ result included a gain on the sale of businesses totaling EUR 44 million. The EBIT of Other Activities was further affected by gains on the sale of real estate totaling EUR 54 million, compared to EUR 122 million in 2005. The sale of the Philips Pension Competence Center in 2005 resulted in a gain of EUR 42 million.
Philips Annual Report 2006     35

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

Management discussion and analysis
The sector Unallocated mainly reflects costs of the corporate and regional organizations, pension and other postretirement costs, and investments in the global brand campaign. The total loss for Unallocated increased by EUR 130 million over 2005, mainly due to a release of a postretirement medical benefits provision in 2005 (EUR 116 million) and higher costs in the corporate center in 2006. The increased overhead costs were mainly due to implementation costs related to compliance with section 404 of the US Sarbanes-Oxley Act.
Pensions
Net periodic pension costs of defined-benefit pension plans amounted to EUR 75 million in 2006 (2005: EUR 157 million). The contributions to defined-contribution pension plans amounted to EUR 80 million (2005: EUR 59 million).
Total pension (costs) / benefits
The new accounting rule for pensions and other postretirement benefits (SFAS No. 158) requires Philips to post the funded status of pensions and other postretirement benefit plans on the balance sheet. As a consequence, actuarial gains and losses will directly affect stockholders’ equity through changes in other comprehensive income, while there will no longer be any additional minimum pension liability. These changes resulted in a net reduction of stockholders’ equity of EUR 477 million in 2006.
This new accounting standard has no impact on the Company’s income statement.
Restructuring and impairment charges
During 2006, a net charge of EUR 116 million was included in EBIT for restructuring and impairments.
Restructuring and impairment charges
in millions of euros

	20041)	20051)	2006
Restructuring:
- Medical Systems	3	2	15
- DAP	8	4	13
- Consumer Electronics	140	67	12
- Lighting	35	35	48
- Other Activities	35	26	—
Release of excess provisions	(18)	(8)	(5)
Total restructuring	203	126	83

Asset impairment:
- Lighting	30	—	—
- Other Activities	23	15	—
Write-off of in-process R&D	—	6	33
Total asset impairment	53	21	33

Goodwill impairment:
- Medical Systems	590	—	—
- Other Activities	2	—	—
Total goodwill impairment	592	—	—
Total restructuring and impairment	848	147	116

1)	Restated to present the Semiconductors division as a discontinued operation
The most significant new restructuring projects in 2006 were:
•	Medical Systems: transfer of the production of SPECT cameras from Milpitas to Cleveland;

•	DAP: restructuring of the Klagenfurtsite (Austria), reduction of the fixed cost base and the creation of a more diverse and flexible supply base;

•	Lighting: reallocation of parts of the activities in Weert, Netherlands, to low-cost areas, the relocation in Mexico of all Juarez plant activities to the Monterrey plant and the relocation of the standard Lead in Wire business in Deurne, Netherlands, to Poland.
The Company’s remaining restructuring in 2006 covered a number of smaller projects.
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
The write-off of in-process R&D of EUR 33 million in 2006 relates to the acquisitions of Intermagnetics (EUR 29 million) and Witt Biomedical (EUR 4 million). In 2005, there was an in-process R&D charge of EUR 6 million related to Lumileds.
The Company performed the annual goodwill impairment tests, resulting in zero charge to EBIT.
Net restructuring and impairment charges in 2005 amounted to EUR 147 million, consisting of gross charges totaling EUR 155 million, partly offset by releases of EUR 8 million.
The most significant projects in 2005 were the closing of the Audio/Video Innovation Center and the restructuring of the Mobile Infotainment business in CE. Furthermore, within Lighting, rationalization took place in Lamps through downsizing of excess capacity and the transfer of production to low-wage countries. Within Other Activities, a number of activities were prepared for disentanglement or divestment. The remaining restructuring in 2005 for the Philips Group covered a number of smaller projects.
For further details of restructuring charges, see note 4 to the consolidated financial statements in this Annual Report.
Financial income and expenses
A breakdown of the financial income and expenses is shown in the table below.
Financial income and expenses
in millions of euros

	2004	2005	2006
Interest expense (net)	(258)	(197)	(183)
Sale of securities	440	233	—
Other	34	72	217
	216	108	34
The net interest expense was EUR 14 million lower than in 2005, mainly as a result of higher average cash positions and higher average interest rates applied to these cash positions during 2006, compared to 2005. This was offset by increased interest expenses on derivatives related to hedging of the Group’s foreign-currency-denominated cash and intercompany funding positions.
“Simplicity is a place between too little and too much. It is quality and value, whether it be in your time, your space or the products that you use. If one reduces unnecessary clutter, the mind perceives simplicity. In medical equipment, we need the essentials – enough technology to obtain an accurate analysis – without a lot of extra options that clutter and confuse.”
Peggy Fritzsche, former President of the Radiology Society of North America and member of the Philips Simplicity Advisory Board
More is often not better. In fact, it’s often too much. Determined to deliver to the healthcare community on its brand promise of “sense and simplicity”, Philips resolutely avoids technological overkill, offering physicians advanced medical equipment that is designed around their needs, to enable them to make the best diagnosis possible.
Philips Annual Report 2006     37

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

Management discussion and analysis
In India, Philips launched a pilot project for rural dwellers with limited access to electricity, involving two rechargeable lighting products – a weatherproof, portable lamp for general illumination and a hand-held, hand-cranked LED flashlight.
Income from the sale of securities
in millions of euros

	2004	2005	2006
Gain on sale of Atos Origin shares	—	185	—
Gain on sale of Great Nordic shares	—	48	—
Gain on sale of ASML shares	140	—	—
Gain on sale of Vivendi Universal shares	300	—	—
	440	233	—
During 2006, there were no sales of securities, whereas in 2005 a gain of EUR 233 million was recognized on the sale of the remaining shares in Atos Origin and Great Nordic.
Other financial income of EUR 217 million in 2006 included a cash dividend of EUR 223 million from TSMC, a gain of EUR 97 million upon the designation of the TSMC stock dividend as trading securities, and a gain of EUR 29 million as a result of an increase in the fair value of these trading securities. This was partly offset by losses of EUR 77 million resulting from an impairment of the available-for-sale holding in TPO Display Corp. and EUR 61 million due to a decline in the fair value of the share option within a convertible bond received from TPV Technology Ltd.
In 2006, the investment in TSMC was no longer accounted for using the equity method, since Philips is no longer able to exercise significant influence as a result of the reduction in both the shareholding and the number of Philips board members.
Income taxes
Income taxes amounted to EUR 137 million, compared to EUR 506 million in 2005. Income taxes in 2005 included EUR 240 million of withholding taxes related to the transfer of TSMC shares to the Company from its fully owned subsidiary Philips Electronics Industries Taiwan, partly offset by tax gains of EUR 109 million relating to final agreements on prior-year taxes in the US. Income taxes in 2006 were positively impacted by a reduction of the Dutch corporate tax rate (EUR 70 million) and tax gains of EUR 40 million relating to final agreements on prior-year taxes in various jurisdictions.
The tax burden in 2006 corresponded to an effective tax rate of 11.3% on the pre-tax income. The effective tax rate in 2006 was affected by tax-exempt items such as TSMC dividends, as well as the gains and losses resulting
38     Philips Annual Report 2006

54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
from changes in the fair value of TSMC stock and TPV bond options. Non-taxable items in 2005 were the sale of shares in Atos Origin and Great Nordic (in total EUR 233 million) and part of the gain on the TPV transaction.
For 2007, the effective tax rate on pre-tax income is expected to be in the mid-20% range.
Results from equity-accounted investees
The results from equity-accounted investees decreased by EUR 1,911 million to a loss of EUR 157 million in 2006, a breakdown of which is shown in the table below.
Results from equity-accounted investees
in millions of euros

	20041)	20051)	2006
Company’s participation in income	1,033	513	(180)
Results on sale of shares	185	1,545	79
Gains arising from dilution effects	254	165	14
Investment impairment and guarantee charges	(8)	(469)	(70)
	1,464	1,754	(157)

1)	Restated to present the Semiconductors division as a discontinued operation
The Company’s participation in the net income of equity-accounted investees declined from a gain of EUR 513 million in 2005 to a loss of EUR 180 million, primarily due to lower results at LG.Philips LCD and the change in accounting treatment of TSMC.
Excluding the 2005 sale of shares, LG.Philips LCD’s operational result in 2006 declined by EUR 342 million compared to 2005, resulting in a loss of EUR 196 million as price pressure and oversupply impacted results.
In 2005, the TSMC operational profit of EUR 380 million was recorded under results relating to equity-accounted investees. In 2006, a gain of EUR 223 million related to the receipt of the TSMC cash dividend was recognized in financial income and expenses. Further to this, a gain of EUR 97 million upon the designation of a TSMC stock dividend as trading securities and a gain of EUR 29 million as a result of an increase in the fair value of these trading securities were included in financial income and expenses.
Results on the sale of shares in 2006 were primarily attributable to the EUR 76 million non-taxable gain on the sale of the remaining 8.4 million shares of common stock in FEI Company, reducing Philips’ shareholding from 24.8% to zero.
In 2005, a total gain of EUR 1,545 million was recognized, mostly related to the sale of shares in NAVTEQ, TSMC and LG.Philips LCD.
Gains and losses arising from dilution effects in 2006 were mainly due to a EUR 14 million dilution gain recorded for TPV following the IPO in the first quarter and a further share issue in the second quarter. As a consequence, Philips’ shareholding in TPV was reduced by 1.2 percentage points to 13.8%. This dilution gain increased the book value of Philips’ investment in TPV.
Gains and losses arising from dilution effects in 2005 included a EUR 189 million dilution gain recorded for LG.Philips LCD as a result of the secondary offering of shares and a dilution loss of EUR 24 million related to TSMC as Philips’ shareholding was diluted due to the issue of new shares in grants to employees.
On a per-country basis, agreements with LG.Philips Displays for voluntary payments (social contributions and environmental clean-up) were reached in the first quarter of 2006. As a consequence, a total loss of EUR 61 million was recognized in 2006, largely related to social costs in France, Germany, the Netherlands and the UK.
In 2005, an impairment charge of EUR 416 million related to the investment in LG.Philips Displays and a charge of EUR 42 million for the existing guarantee provided to LG. Philips Displays’ banks were recorded.
Minority interests
The share of minority interests in the income of group companies reduced income by EUR 4 million in 2006, compared to an increase of EUR 3 million in 2005. The main driver behind the decrease in income was the reduced shareholding in the venture Philips BenQ Digital Storage.
Discontinued operations
Following an announcement of a binding letter of intent between Philips and Toppoly Optoelectronics Corporation of Taiwan in November 2005, the merger of Mobile Display Systems (MDS) with Toppoly was completed in June 2006. An after-tax transaction gain of EUR 29 million was recognized. As a consequence of this transaction, Philips holds a 17.5% stake in TPO.
On September 29, 2006, the Company sold a majority stake in its Semiconductors division to a private equity consortium led by Kohlberg Kravis Roberts & Co. (KKR). The transaction consisted of the sale of the division for
Philips Annual Report 2006     39

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

Management discussion and analysis
Motiva, a TV-based platform for remote patient management, was launched on the US and European markets in 2006. Besides vital-sign monitoring, Motiva engages patients with personalized interactive content, helping care managers reach more patients, influence long-term behavior and lower healthcare costs.
a total consideration of EUR 7,913 million and a simultaneous acquisition of a minority interest in the recapitalized organization at a cost of EUR 854 million. A gain of EUR 4,283 million was recorded on the sale, net of costs directly associated with this transaction of approximately EUR 367 million.
The Company’s ownership interest in the recapitalized organization, now named NXP Semiconductors, was recorded at its fair value of EUR 854 million. Philips’ ownership consists of 19.9% of the preferred shares and 17.5% of the common shares.
The Company reported its stake in the recapitalized NXP Semiconductors under other non-current financial assets.
In this Annual Report, Philips reports the results of the MDS and Semiconductors businesses separately as discontinued operations. Consequently, the results of the MDS and Semiconductors businesses, including transaction gains, are shown separately in the financial statements as results from discontinued operations. In 2005, Semiconductors was reported as part of the Philips Group while MDS was classified as a discontinued operation. In accordance with the applicable accounting principles, previous years have been restated.
Net income
Net income amounted to EUR 5,383 million (EUR 4.58 per common share), of which income from continuing operations was EUR 919 million and EUR 4,464 million related to discontinued operations. In 2005, net income amounted to EUR 2,868 million, of which EUR 2,831 million was income from continuing operations.
Performance by region
Sales per region
in millions of euros

	20041)	20051)	2006
Europe and Africa	11,703	11,520	12,140
North America	6,944	7,502	7,885
Latin America	1,376	1,804	1,970
Asia Pacific	4,832	4,949	4,981
	24,855	25,775	26,976

1)	Restated to present the Semiconductors division as a discontinued operation
EBIT per region
in millions of euros

	20041)	20051)	2006
Europe and Africa	884	1,089	1,083
North America	38	153	(159)
Latin America	51	92	62
Asia Pacific	183	138	197
	1,156	1,472	1,183

1)	Restated to present the Semiconductors division as a discontinued operation
In 2006, sales in Europe showed a strong increase of 8% on a comparable basis, with divestments having a downward effect of 3%. Comparable sales growth was visible in all sectors, led by double-digit growth rates at DAP and CE (both 10%), followed by Lighting and Medical Systems with sales increases of 8% and 6% respectively. Other Activities’ sales declined by 21% in nominal terms, entirely due to divestments, while sales were stable on a comparable basis.
Comparable sales in the emerging markets in Eastern Europe showed a 19% increase, with double-digit growth rates evident in all operating sectors, notably in Medical Systems with 33%. Russia and Ukraine, accounting for around 40% of the Company’s sales in Eastern Europe, showed strong sales growth of 27% and 57% respectively.
Sales in North America increased by 5%, both nominally and comparably, and were particularly strong in DAP, with a growth rate of 11%, predominantly attributable to sales
40     Philips Annual Report 2006

54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
of Oral Healthcare products. Sales of CE and Medical Systems improved by 7% and 6% respectively, while Lighting posted 2% growth in comparable terms. Other Activities’ sales declined, both nominally and comparably, with divestments having an 11% downward impact.
Asia Pacific posted 2% comparable sales growth in 2006. Strong increases in DAP (15%), Medical Systems (14%) and Lighting (13%) were partly offset by an 11% comparable decline in CE sales, largely attributable to the performance of Mobile Phones, and lower sales of Other Activities, mainly due to Optical Storage.
Sales in Latin America grew by 8% comparably, with strong double-digit sales growth in most of the countries, and a 5% sales increase in Brazil. All sectors reported increased sales, led by 14% comparable sales growth in DAP and 10% in Lighting, followed by CE (8%) and Medical Systems (3%).
Earnings in Europe slightly declined as 2005 results benefited from a release of the postretirement medical benefits provision, due to the termination of the SFAS No. 106 plan in the Netherlands and the TPV transaction gain. EBIT in North America was impacted by the EUR 256 million asbestos-related charge in 2006. The result in Latin America declined, largely due to difficult market conditions for CE. The EBIT increase in Asia Pacific was mainly due to the increased share of high-margin businesses (Medical Systems, DAP) in this region in 2006.
Research and development

1)	Restated to present the Semiconductors division as a discontinued operation
Philips’ research and development expenditures totaled EUR 1.7 billion, or 6.2% of sales, the same percentage as in 2005.
“By working together with many industrial, academic and clinical partners, we offer challenging opportunities for creative, innovative people with an entrepreneurial spirit who enjoy pre-clinical research and translate it into advanced medical applications that improve people’s lives.”
Anne Riesewijk, manager of the Life Sciences Facilities, Philips Research
The Life Sciences Facilities at the High Tech Campus Eindhoven, Netherlands, provide biological, chemical and technical infrastructure and expertise for multidisciplinary R&D in the field of molecular medicine. This new approach to healthcare endeavors to identify diseases in an early stage at cellular and molecular level, even before the patient suffers from the symptoms. In this way, personalized treatment can be started more rapidly and therefore more effectively, and with less risk of side effects.
Philips Annual Report 2006     41

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

Management discussion and analysis
Philips underlined its growing presence in gaming with demonstrations of its new amBX technology and PC peripherals at IFA 2006. Philips’ amBX technology is licensed across the gaming industry and offers a full ‘sensory surround experience’ by empowering developers to use light, color, sound, heat and even airflow during gameplay – creating an ambient intelligence environment in the process.
Investments in innovative technologies increased especially in the areas of Healthcare & Wellness and Lighting & Visual Experiences to 42% and 20% respectively.
In 2006, 53% of the group’s sales came from newly introduced products. A significant increase in sales from new products compared to 2005 was visible in CE, Lighting and DAP. Medical Systems’ sales from new products remained well above the group level of 53%. Philips aims to increase the share of new products in total sales further above 50%, while at the same time focusing on the profitability of new products.
Research and development expenditures per sector
in millions of euros

	20041)	20051)	20062)
Medical Systems	477	526	575
DAP	134	139	174
Consumer Electronics	475	419	385
Lighting	175	212	269
Other Activities	654	587	571
Inter-sector eliminations	(300)	(281)	(306)
Philips Group	1,615	1,602	1,668

1)	Restated to present the Semiconductors division as a discontinued operation

2)	Includes the write-off of acquired in-process research and development of EUR 33 million (2005: EUR 6 million)
In 2006, increased research and development investment within Medical Systems, Lighting and DAP was offset by a reduction in R&D expense at CE as a consequence of increased outsourcing. Increased research and development investments within Corporate Technologies, mainly to set up the Healthcare and Lifestyle Incubators, were partly offset by the divestment of several businesses.
Medical Systems’ R&D spend increased by EUR 49 million due to additional investments in new sensor technologies and magnetic resonance imaging, as well as the write-off of in-process R&D following the acquisition of Witt Biomedical and Intermagnetics. Lighting increased its investment in solid-state lighting solutions, while DAP increased the development spend across all businesses, especially in Health & Wellness. Research and development expenditure also increased in the research incubators for healthcare, lifestyle and technology, the breeding grounds for new, innovative product concepts.
42     Philips Annual Report 2006

54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
Employment
Employment
in FTEs

	2004	2005	2006
Position at beginning of year	164,438	161,586	159,226
Consolidation changes:
- new consolidations	2,374	1,795	4,834
- deconsolidations	(2,792)	(2,552)	(44,085)
- comparable change	(2,434)	(1,603)	1,757
Position at year-end	161,586	159,226	121,732
Excluding discontinued operations (MDS and Semiconductors), the total number of employees of the Philips Group was 121,732 at the end of 2006 compared to 121,809 at the end of 2005.

1)	Excluding discontinued operations
The main employee increase in 2006 was in DAP (due to the acquisition of Lifeline and Avent), Lighting (due to the inclusion of Feixin and Bodine) and Medical Systems (due to the acquisition of Witt Biomedical and Intermagnetics). The largest reduction in 2006 occurred in Other Activities (due to divestments within Corporate Investments).
Employees by sector
in FTEs at year-end

	2004	2005	2006
Medical Systems	30,790	30,978	32,843
DAP	8,205	8,203	10,953
Consumer Electronics	16,993	15,537	14,486
Lighting	44,004	45,649	47,739
Other Activities	23,869	19,050	13,347
Unallocated	2,609	2,392	2,364
Discontinued operations	35,116	37,417	—
	161,586	159,226	121,732
The Semiconductors division had a strong presence in Asia. Following the sale of the majority stake in the Semiconductors division, the number of Philips employees in the Asia Pacific region was significantly reduced.
Employees by geographic area
in FTEs at year-end

	2004	2005	2006
Netherlands	20,476	20,068	17,510
Europe (excl. Netherlands)	35,492	34,860	34,446
USA and Canada	25,172	25,362	28,809
Latin America	13,497	13,692	13,194
Africa	409	404	389
Asia Pacific	31,424	27,423	27,384
	126,470	121,809	121,732
Discontinued operations	35,116	37,417	—
	161,586	159,226	121,732
Sales per employee increased from EUR 209,000 in 2005 to EUR 218,000 in 2006, an increase of 4%. The increase was evident particularly at CE, followed by DAP, Medical Systems and Lighting.
Philips seeks to maintain constructive relationships with the labor unions.

1)	Excluding the Semiconductors division, which has been restated and presented as a discontinued operation
Philips Annual Report 2006     43

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

Liquidity and capital resources
Liquidity and capital resources
Cash flows
Condensed consolidated statements of cash flows for the years ended December 31, 2004, 2005 and 2006 are presented below:
Condensed cash flow statements
in millions of euros

	2004	1)	2005	1)	2006
Cash flows from operating activities:
Net income		2,836		2,868	5,383
Income from discontinued operations		(252)		(37)	(4,464)
Adjustments to reconcile net income to net cash provided by operating activities		(1,149)		(1,690)	(577)
Net cash provided by operating activities		1,435		1,141	342
Net cash provided by (used for) investing activities		1,322		1,687	(2,811)
Cash flows before financing activities		2,757		2,828	(2,469)
Net cash used for financing activities		(2,145)		(2,589)	(3,715)
Cash provided by (used for) continuing operations		612		239	(6,184)
Net cash provided by discontinued operations		710		546	7,111
Effect of changes in exchange rates on cash positions		(45)		159	(197)
Cash and cash equivalents at beginning of year		3,072		4,349	5,293
Cash and cash equivalents at end of year		4,349		5,293	6,023

1)	Restated to present the Semiconductors division as a discontinued operation. Please refer to the consolidated statements of cash flows which are part of the chapter Group financial statements.
Cash flows before financing activities
Net cash from operating activities amounted to EUR 342 million in 2006 compared to a cash flow of EUR 1,141 million in 2005. The decrease was caused by higher working capital requirements, mainly driven by additional and accelerated pension contributions in the UK and the US. In 2006, further to the normal annual contribution to pension plans, EUR 582 million was paid to the UK pension plan following a change in regulation. In the US, an accelerated contribution of EUR 101 million was made to the local pension fund.
Net capital expenditures totaled EUR 697 million, EUR 191 million higher than in 2005, mainly driven by investments related to new acquisitions, notably Lumileds within Lighting. Including the investments related to Lumileds, Lighting was the most capital-intensive sector in 2006, with EUR 319 million total expenditure.
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
In 2005, net capital expenditures amounted to EUR 506 million, mainly attributable to Lighting and Medical Systems.
Continuing operations recorded a cash outflow from investing activities of EUR 2,811 million compared to an inflow of EUR 1,687 million in 2005.
During the year, a total of EUR 2,498 million was used for acquisitions, notably Intermagnetics (EUR 993 million), Avent (EUR 689 million), Lifeline (EUR 583 million) and Witt Biomedical (EUR 110 million).
In 2006, EUR 318 million cash was generated from the divestment of several businesses within Other Activities, notably CryptoTec, Philips Enabling Technologies Group, Philips Business Communications, Optical Storage, and the sale of the entire stake in FEI company. In addition, EUR 62 million was received in relation to maturing currency hedges.
In 2005, acquisitions totaling EUR 1,107 million included the acquisition of a 47.25% share in Lumileds, which had a cash impact of EUR 788 million, and the acquisition of Stentor for EUR 194 million. In addition, cash payments of EUR 46 million were made for maturing currency hedges. Cash proceeds of EUR 3,346 million, mainly related to the sale of shares in NAVTEQ (EUR 932 million), TSMC (EUR 770 million), Atos Origin (EUR 554 million), LG.Philips LCD (EUR 938 million) and Great Nordic (EUR 67 million) were recognized.
Cash flows from financing activities
Net cash used for financing activities in 2006 was EUR 3,715 million. The impact of changes in debt was a reduction of EUR 437 million, including a EUR 208 million scheduled bond repayment. Philips’ shareholders were paid EUR 523 million in dividend. Additionally, cash outflows for share repurchases totaled EUR 2,899 million. This included EUR 414 million final repurchases related to the EUR 1.5 billion share repurchase program announced in August 2005 that was completed in February 2006, a total of EUR 118 million related to hedging of obligations under the long-term employee incentive and employee stock purchase programs and a total of EUR 2,367 million of share repurchases for cancellation between July and December 2006. Offsetting the cash outflows in part was a net cash inflow of EUR 144 million due to the exercise of stock options.
Net cash used for financing activities in 2005 amounted to EUR 2,589 million. The impact of changes in debt was a reduction of EUR 324 million, including EUR 251 million of scheduled bond repayments. Philips’ shareholders were paid EUR 504 million in dividend. Additionally, EUR 1,836 million was used to acquire approximately 84 million shares as part of the Company’s share repurchase programs. The first share repurchase program, which was completed in June 2005, resulted in a total cash outflow of EUR 750 million. Of this, EUR 250 million was related to the hedging of obligations under the long-term employee incentive and employee stock purchase programs, with the remaining EUR 500 million of shares repurchased for cancellation. The second share repurchase program, which began in August 2005, resulted upon completion in a total of EUR 1.5 billion worth of shares repurchased for cancellation. Offsetting these amounts in part was a cash inflow due to the exercise of stock options for an amount of EUR 75 million.
Cash flow from discontinued operations
In 2006, net cash generated by discontinued operations amounted to EUR 7,111 million, predominantly related to the sale of a majority stake in the Semiconductors division, amounting to EUR 7,059 million.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
Financing
The condensed balance sheet for the years 2006, 2005 and 2004 is presented below
Condensed balance sheet
in millions of euros

	2004	1)	2005	1)	2006
Cash and cash equivalents	4,349		5,293		6,023
Receivables	8,136		8,976		9,726
Assets of discontinued operations	4,198		3,973		—
Inventories	2,500		2,797		2,880
Equity-accounted investees	5,284		5,342		2,978
Other non-current financial assets	956		730		8,056
Property, plant and equipment	2,792		3,019		3,099
Intangible assets	2,524		3,775		5,735
Total assets	30,739		33,905		38,497

Accounts payable and other liabilities	7,188		8,498		8,175
Liabilities of discontinued operations	1,346		1,385		—
Provisions	2,673		2,710		3,325
Debt	4,513		4,487		3,869
Minority interests	159		159		131
Stockholders’ equity	14,860		16,666		22,997
Total liabilities and equity	30,739		33,905		38,497

1)	Restated to present the Semiconductors division as a discontinued operation. Please refer to the consolidated balance sheets which are part of the chapter Group financial statements.
Cash and cash equivalents
In 2006, cash and cash equivalents increased by EUR 730 million to EUR 6,023 million at year-end. Cash proceeds from divestments amounted to EUR 7,218 million, including a net cash inflow of EUR 7,059 million as a result of the sale of Semiconductors. The share buy-back programs led to a cash outflow of EUR 2,899 million. There were further cash outflows for acquisitions of EUR 2,498 million, including EUR 583 million for the acquisition of Lifeline, EUR 689 million for Avent, EUR 993 million for Intermagnetics and EUR 110 million for Witt Biomedical. Furthermore, a dividend of EUR 523 million was paid. Currency changes during 2006 decreased cash and cash equivalents by EUR 197 million.
In 2005, cash and cash equivalents increased by EUR 944 million to EUR 5,293 million at year-end. Cash proceeds from divestments amounted to EUR 3,652 million, while the share repurchase programs led to a cash outflow of EUR 1,836 million. There were further cash outflows for acquisitions of EUR 1,395 million, including Stentor and Lumileds for a total of EUR 982 million. Currency changes during 2005 increased cash and cash equivalents by EUR 159 million.
Debt position
Total debt outstanding at the end of 2006 was EUR 3,869 million, compared with EUR 4,487 million at the end of 2005.
Changes in debt
in millions of euros

	2004	2005	2006
New borrowings	258	74	106
Repayments	(1,925)	(398)	(543)
Consolidation and currency effects	304	298	(181)
Total changes in debt	(1,363)	(26)	(618)
During the year, total debt decreased by EUR 618 million. Philips repaid EUR 208 million in a scheduled bond repayment. The remaining repayments consisted of bank facilities of EUR 277 million, capital lease transactions for EUR 8 million and EUR 50 million resulting from reductions in other debt. New borrowings of EUR 106 million included EUR 97 million from increased short-term borrowings. Other changes resulting from consolidation and currency effects led to a reduction of EUR 181 million.
In 2005, total debt decreased by EUR 26 million to EUR 4,487 million. Philips repaid EUR 251 million in scheduled bond repayments. A further EUR 53 million was repaid or converted under convertible personnel debentures and staff savings plans, repayments of bank facilities and capital lease transactions totaled EUR 78 million and the remaining repayments of EUR 16 million resulted from reductions in other debt. New borrowings of EUR 74 million include EUR 35 million for convertible personnel debentures and staff savings plans, a further EUR 24 million for capital lease transactions with the remaining EUR 15 million split over other types of debt. Other changes resulting from consolidation and currency effects led to an increases of EUR 298 million.
Philips had one ‘putable’ bond outstanding at year-end 2006 for USD 103 million, issued at 7.125%, due 2025, carrying an option of each holder to put the bond to the Company on May 15, 2007 upon notice received between March 15 and April 15, 2007.
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Assuming investors require repayment at the relevant put dates, the average remaining tenor of the total outstanding long-term debt was 3.7 years at year-end 2006, compared to 3.8 years in 2005. However, assuming the ‘putable’ bonds will be repaid at maturity, the average remaining tenor at the end of 2006 was 4.1 years compared to 5.0 years at the end of 2005.
Long-term debt as a proportion of the total debt stood at 78% at the end of 2006, compared to 74% at the end of 2005.
Net debt
The Company had a net cash position (cash and cash equivalents, net of debt) of EUR 2,154 million at the end of 2006, compared to a net cash position at the end of 2005 of EUR 806 million.
Stockholders’ equity
Stockholders’ equity increased by EUR 6,331 million to EUR 22,997 million at December 31, 2006. Net income contributed EUR 5,383 million, while unrealized gains on available-for-sale securities had an upward effect of EUR 4,291 million, mainly related to the changed accounting treatment of TSMC. The unrealized gain on the value of TSMC was partly offset by EUR 2,899 million due to the share repurchase programs for both capital reduction purposes and the hedging of long-term incentive and employee stock purchase programs, and by EUR 523 million due to the dividend payment to shareholders in 2006. There was a net decrease of EUR 263 million related to pension liabilities including the effect of adoption of SFAS No. 158.
Philips’ new fuel-efficient and virtually smokeless woodstove could benefit hundreds of millions of families in the world’s poorest regions. The woodstove allows faster, easier cooking and significantly reduces smoke and thus dangerous toxic emissions. It’s better for people, and better for the planet.
In 2005, stockholders’ equity increased by EUR 1,806 million to EUR 16,666 million. The increase was primarily driven by net income of EUR 2,868 million and an increase in other comprehensive income of EUR 1,137 million, mainly related to the positive change of currency translation differences (EUR 1,521 million), partly offset by the effect of the sale of available-for-sale securities (EUR 184 million).
The number of outstanding common shares of Royal Philips Electronics at December 31, 2006 was 1,107 million (2005: 1,201 million). During 2006 a total of 173 million shares were cancelled.
At the end of 2006, the Company held 35.9 million shares in treasury to cover the future delivery of shares in connection with the 65.5 million rights outstanding at year-end 2006 under the Company’s long-term incentive
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

Liquidity and capital resources
plan and convertible personnel debentures. At year-end 2005, 43.0 million shares were held in treasury against rights outstanding of 69.0 million. At the end of 2005, the Company held 71.7 million shares for cancellation. Treasury shares are accounted for as a reduction of stockholders’ equity.
Liquidity position
Including the Company’s net cash position, listed available-for-sale securities, trading securities and listed equity-accounted investees, as well as its USD 2.5 billion commercial paper program supported by the revolving credit facility, the Company had access to net available liquidity resources of EUR 13,576 million as of December 31, 2006, compared to EUR 14,167 million one year earlier.
Liquidity position
in millions of euros

	2004	2005	2006
Cash and cash equivalents	4,349	5,293	6,023
Long-term debt	(3,552)	(3,320)	(3,006)
Short-term debt	(961)	(1,167)	(863)
Net cash (debt)	(164)	806	2,154
Available-for-sale securities at market value	662	113	6,529
Trading securities	—	—	192
Main listed investments in equity- accounted investees at market value	10,288	11,139	2,803
Net available liquidity	10,786	12,058	11,678
Revolving credit facility / CP program1)	1,838	2,109	1,898
Net available liquidity resources	12,624	14,167	13,576

1)	The revolving credit facility could act as a back-up for the CP program
The fair value of the Company’s listed available-for-sale securities, based on quoted market prices at December 31, 2006, amounted to EUR 6,529 million, of which EUR 6,395 million related to TSMC and EUR 62 million related to JDS Uniphase. The Company also held a total of EUR 192 million of trading securities in TSMC based on quoted market prices as at December 31, 2006.
Philips’ shareholdings in its main listed equity-accounted investees had a fair value of EUR 2,803 million based on quoted market prices at December 31, 2006, and consisted primarily of the Company’s holdings in LG.Philips LCD and TPV with values of EUR 2,673 million and EUR 126 million respectively. The Company has a lock-up period associated with the sale of shares in TPV that expires in September 2008. Furthermore, the LG.Philips LCD shareholders agreement with LG Electronics includes an agreement that both companies will maintain a holding of at least 30% each until July 2007.
Philips has a USD 2.5 billion commercial paper program, under which it can issue commercial paper up to 364 days in tenor, both in the US and in Europe, in any major freely convertible currency. There is a panel of banks, six in Europe and five in the US, that support the program. When Philips wants to fund through the commercial paper program, it contacts the panel of banks. The interest is at market rates prevailing at the time of issuance of the commercial paper. There is no collateral requirement in the commercial paper program. There are no limitations on Philips’ use of the program, save for market considerations, e.g. that the commercial paper market itself is not open. If this were to be the case, Philips’ USD 2.5 billion committed revolving credit facility could act as back-up for short-term financing requirements that normally would be satisfied through the commercial paper program. The USD 2.5 billion revolving credit facility does not have a material adverse change clause, has no financial covenants and does not have credit-rating-related acceleration possibilities. As of December 31, 2006, Philips did not have any commercial paper outstanding.
As at December 31, 2006 the company had total cash and cash equivalents of EUR 6,023 million; the company pools cash from subsidiaries in the extent legally and economically feasible. Cash in subsidiaries is not necessarily freely available for alternative uses due to possible legal or economic restrictions. The amount of cash not immediately available is not considered material for the company to meet its cash obligations. The Company had a total debt position of EUR 3,869 million at the year end.
Guarantees and contractual cash obligations
Guarantees
Guarantees issued or modified after December 31, 2002 having characteristics defined in FASB Interpretation No. 45 ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others’ (FIN45), are measured at fair value and recognized on the balance sheet. At the end of 2006, the total fair value of guarantees recognized by the Company was EUR 4 million.
Guarantees issued before December 31, 2002 and not modified afterwards, and guarantees issued after
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
December 31, 2002, which do not have characteristics defined in FIN45, remain off-balance sheet.
Philips’ policy is to provide only written letters of support; Philips does not stand by other forms of support. The following table outlines the total outstanding off-balance sheet credit-related guarantees and business-related guarantees provided by Philips for the benefit of unconsolidated companies and third parties as at December 31, 2006.
Expiration per period
in millions of euros

	total
	amounts	less than		after
	committed	1 year	1-5 years	5 years
2006
Business-related guarantees	466	151	80	235
Credit-related guarantees	42	14	2	26
	508	165	82	261

2005
Business-related guarantees	512	148	87	277
Credit-related guarantees	57	13	2	42
	569	161	89	319
Contractual cash obligations
Presented below is a summary of the Group’s contractual cash obligations, contingent obligations resulting from guarantees provided, and the capital resources available to fund the cash requirements.
Cash obligations at December 31, 2006
in millions of euros

	payments due by period
		less
		than 1	1-3	3-5	after 5
	total	year	years	years	years
Long-term debt1)	3,154	184	1,710	874	386
Capital lease obligations1)	59	23	10	7	19
Short-term debt1)	656	656	—	—	—
Operating leases1)	803	152	246	155	250
Bond interest	887	171	262	153	301
Total contractual cash obligations	5,559	1,186	2,228	1,189	956

1)	Short-term debt, long-term debt and capital lease obligations are included in the Company’s consolidated balance sheet; please refer to bank note 23, note 24 and note 26 of the notes to the consolidated financial statements for additional details.
The Company has a number of commercial agreements such as supply agreements, that provide that certain penalties may be charged to the Company if the Company does not fulfil its commitments.
Based on past operating performance and current prospects, supported by the company’s balance sheet and unused borrowing capacity, Philips believes that working capital is sufficient for the company’s present requirements. Furthermore, the Company has no material commitments for capital expenditures.
The company had total amounts payable in relation to accrued interest on debt of EUR 118 million as at December 31, 2006.
The Company sponsors pension plans in many countries in accordance with legal requirements, customs and the local situation in the countries involved. The majority of employees in Europe and North America are covered by defined-benefit plans.
Contributions are made by the Company, as necessary, to provide sufficient assets to meet future benefits payable to plan participants. These contributions are determined based upon various factors, including funded status, legal and tax considerations and local customs.
The Company currently expects considerable cash outflows in relation to employee benefits, which are estimated to amount to EUR 433 million in 2007 (2006: EUR 1,086 million), including EUR 288 million employer contributions to defined-benefit pension plans, EUR 80 million employer contributions to defined-contribution plans and EUR 65 million expected cash outflows in relation to unfunded pension plans.
The expected cash outflows in 2007 and subsequent years are uncertain and may change substantially as a consequence of statutory funding requirements as well as changes in actual versus currently assumed discount rates, estimations of compensation increases and returns on pension plan assets.
For further details about cash obligations related to pension plans, see note 20 of the consolidated financial statements in this Annual Report.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

- Acquisitions
- Other information
Acquisitions
During 2006, the Company completed six strategically-aligned acquisitions, totaling EUR 2.5 billion, while simultaneously divesting a majority stake in its Semiconductors division as well as a number of other cyclical, non-core activities, primarily within Corporate Investments.
In the healthcare sector four key acquisitions took place during 2006, underlining the strategic objective to grow in this sector.
In professional healthcare, the Company acquired Witt Biomedical, the largest independent supplier of hemodynamic monitoring and clinical reporting systems used in cardiology catheterization laboratories. This acquisition will position the Company as a leader in the growing market for integrated Cath Lab solutions in which cardiologists increasingly demand that Cath Labs be fully integrated into a hospital’s IT infrastructure. Hemodynamic monitors measure and monitor a patient’s ECG, blood pressure and other vital signs associated with a Cath Lab procedure.
In the key market of magnetic resonance imaging (MRI), the Company acquired Intermagnetics, the world’s leading MRI components and accessories manufacturer. Intermagnetics develops, manufactures and markets highfield superconducting magnets used in MRI systems and is viewed as the technological innovator in this market. Through this acquisition, the Company expects to greatly strengthen the overall performance and innovation capability of its magnetic resonance imaging business. Intermagnetics will be fully integrated into the Company’s existing MR business.
In consumer healthcare, Philips acquired Lifeline Systems, a leader in personal emergency response services. US-based Lifeline Systems has a broad market presence in the United States and Canada. It markets its services through a network of more than 2,500 hospitals and other healthcare providers and serves a subscriber base of around 520,000 people. The Company believes that the acquisition of Lifeline will strengthen the Company’s position in the evolving home healthcare market. The aging of the population and the expectation that seniors as a percentage of the total population will double over the next 25 years in Western Europe and the US, makes the Company aim to become a global player in this market.
Also in the consumer healthcare area, the Company acquired Avent, a leading provider of baby and infant feeding products in the United Kingdom and the United States, with sales in more than 60 countries. Through this acquisition, the Company seeks to build on its leading position in Europe in baby monitors to become a leading provider of products in this market which is expected to grow strongly in the next years driven by a higher spending per baby in both developed and emerging markets.
In the professional lighting sector, the Company acquired Bodine, a leading manufacturer of emergency lighting applications. This acquisition will position Philips in the niche emergency ballast market, while enabling it to enter strategic new market segments involving building networks.
In the fast-growing and high-margin area of electronics peripherals and accessories, the Company acquired Power Sentry, a market leader in the plug-in power surge protector market in the US, which represents 80% of the global market. Through this acquisition, the Company aims to become a top three global player in the audiovisual, PC and mobility accessory market, building on its earlier acquisition of the US accessories supplier Gemini.
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Other information
Share repurchase programs
In February 2006, the Company completed the EUR 1.5 billion share repurchase program which had been initiated in August 2005. Under this share repurchase program a total of 62,457,613 shares were acquired during 2005 and 2006 at an average market price of EUR 24.01 per share, totaling EUR 1.5 billion.
On July 17, 2006, the Company started another EUR 1.5 billion share repurchase program, which was expanded to a maximum of EUR 2.5 billion in October and completed in December 2006. Under this share repurchase program a total of 86,472,494 shares were acquired at an average market price of EUR 27.37 per share, eventually totaling EUR 2,367 million.
On January 22, 2007, the Company started a EUR 1,633 million share repurchase program through a second trading line on Euronext Amsterdam. Under this program shares are repurchased from shareholders who are tax-exempt or are able to achieve tax compensation. The Company expects to complete this share repurchase program by the end of 2007. The mechanics of the second trading line are published on the Company’s website.
The programs started on July 17, 2006 and January 22, 2007 will together complete the return of EUR 4 billion to the Company’s shareholders, as announced on August 3 and October 16, 2006.
In accordance with Dutch law, the Company has informed the Netherlands Authority for the Financial Markets of its holdings of Philips shares. All transactions in Philips shares under these share repurchase programs have been and will be reported on the Company’s website.
Capital reduction
In 2006, the Company’s issued share capital was reduced by a total of 173,268,629 shares, which were acquired pursuant to the share repurchase programs initiated in 2005 and 2006. The capital reduction was executed by way of two share cancellations.
The first share cancellation was approved by the 2006 Annual General Meeting of Shareholders and completed in July 2006. A total of 86,796,135 shares were cancelled, resulting in a reduction of Philips’ issued share capital by 6.6%.
The second share cancellation was approved by the 2006 Extraordinary General Meeting of Shareholders and completed in December 2006. A total of 86,472,494 shares were cancelled, resulting in a further reduction of Philips’ issued share capital by 7.0%.
Litigation
The Company is involved as plaintiff or defendant in litigation relating to such matters as competition issues, commercial transactions, product liability and environmental pollution. Although the ultimate disposition of asserted claims and proceedings cannot be predicted with certainty, it is the opinion of the Company’s management that the outcome of any such claims, either individually or on a combined basis, will not have a material adverse effect on the Company’s consolidated financial position, but could be material to the consolidated results of operations of the Company for a particular period.
For a description of certain legal proceedings please refer to note 27 to the consolidated financial statements in this Annual Report.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group

- Proposed dividend to shareholders
- Outlook
Proposed dividend to shareholders of Royal Philips Electronics
A proposal will be submitted to the 2007 Annual General Meeting of Shareholders to declare a dividend of EUR 0.60 per common share, which, dependent on the progress of the current share repurchase program, will result in an expected dividend of EUR 630 million. In 2006, a dividend was paid of EUR 0.44 per common share (EUR 523 million) in respect of the financial year 2005.
Pursuant to article 33 of the articles of association of Royal Philips Electronics, and with the approval of the Supervisory Board, the remainder of the income for the financial year 2006 has been retained by way of reserve. The balance sheet presented in this report, as part of the consolidated financial statements for the period ended December 31, 2006, is before dividend, which is subject to shareholder approval after year-end.
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Outlook
A strong performance in the last quarter of 2006 enabled us to meet our objectives for both profitability and sales growth, reinforcing our confidence that we will realize our targets – annual average top-line growth of 5-6% and EBITA of at least 7.5% – in 2007. In the coming year, we look forward to introducing a number of exciting new products that will further support our growth ambitions. We will continue the reallocation of capital by reducing our financial holdings, pursuing value-creating acquisitions consistent with our strategic direction and returning cash to shareholders. We will also continue our drive to simplify Philips, reducing the cost of our organization while stepping up our efforts to improve talent management. With rigorous execution of these plans, we expect 2007 to be a good year of continued growth and increased profitability.
Amsterdam, February 19, 2007
Board of Management
Philips Annual Report 2006      53

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
In 2006, Philips unveiled the GEMINI PET/CT scanner with Truflight technology, which provides 20% better spatial and contrast resolution, resulting in faster and more sensitive scanning than conventional PET. It is the first PET system to use atomic particle time-measurements to deliver increased image quality and consistency, helping earlier disease detection, regardless of patient size.
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
Medical Systems
Philips Medical Systems is a global provider of innovative healthcare solutions designed to address the needs of patients as well as healthcare professionals. It aims to improve access to healthcare with products and services at every stage of care. The division continued to grow in 2006 as Medical Systems expanded its service offerings – through organic growth and acquisitions – to better meet the requirements of its customers.
Medical Systems offers – through its respective businesses – advanced solutions for:
•	imaging: X-ray, magnetic resonance (MR), computed tomography (CT) and nuclear medicine

•	ultrasound and monitoring: patient monitoring, ultrasound systems, defibrillators and other cardiac care technologies

•	healthcare informatics: picture archiving and communications systems (PACS) and other information systems

•	medical transcription services (MedQuist)

•	customer services: supporting the optimization of workflow and maintenance in all markets served.
Products and services are sold to healthcare providers around the world, including academic, enterprise and stand-alone institutions, clinics, physicians and consumer retailers.
Medical Systems’ development and innovation program broadens its product and service portfolio and enables it to gain preferred-supplier positions with leading hospitals. Increasing the speed of innovation is a strong business driver.
Medical Systems has approximately 33,000 employees in over 100 countries around the globe.
Key developments
In 2006, Medical Systems made a number of significant advances in the areas of diagnostic imaging, healthcare informatics, cardiology and clinical decision support, through acquisitions as well as the introduction of products and services. The division continued to build upon its current portfolio with acquisitions that complement and enhance its market offerings. These included Witt Biomedical, a world-renowned supplier of hemodynamic monitoring and clinical reporting systems, and Intermagnetics, a leading manufacturer of high-field superconducting magnets and radio-frequency coils for magnetic resonance imaging systems.
In order to ensure alignment with its customers and markets and drive future growth, Medical Systems simplified its operations in 2006 by creating a single global sales and service organization, while also strengthening a number of processes to improve talent management.
Progress against targets
The Annual Report 2005 set out a number of key targets for Medical Systems in 2006. The advances made in addressing these are outlined below.
Change the future of patient care with innovations throughout the care cycle
Cardiology
Medical Systems offers innovative solutions designed to improve patient outcomes throughout the entire course of care – from early detection, through diagnostic testing and monitoring in different care settings, to the delivery of optimal therapy. In 2006, Medical Systems focused on improving the delivery of clinical information by integrating technologies across its product portfolio.
In the field of cardiology, for example, the Brilliance CT scanner and Allura Xper flat detector cardiovascular X-ray system are integrated to optimize efficiency in the cardiac catheterization lab. Clinicians use computed tomography (CT) with improved visualization together with Allura’s interventional cardiac functionality to guide treatment delivery. In the field of electrophysiology, Medical Systems introduced the EP Navigator, a unique tool for catheter ablation procedures. Using CT and other Philips imaging modalities, the EP Navigator collects information from various sources, enabling clinicians to perform catheterization more easily and efficiently.
Building upon technology obtained through the acquisition of Witt Biomedical, Medical Systems launched a new Integrated Catheterization Lab solution in 2006, bringing greater efficiency and clinical relevance to the cardiac workflow. This solution integrates advanced cardiovascular X-ray, physiomonitoring & reporting and cardiovascular information management systems to improve decision-making for members of the extended cardiology care team.
Oncology
Medical Systems released the GEMINI TF, the industry’s first time-of-flight PET/CT system (PET: positron emission tomography). This system delivers a new level of PET and CT performance, enabling the detection of smaller lesions, faster scans and lower doses of radiopharmaceuticals.
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
Acute care
Medical Systems continued to lead the market in state-of-the-art monitoring for acute care units with its IntelliVue portfolio, introducing highly advanced clinical decision-support applications. New functionality was also added to the CareVue Chart clinical information system, further addressing the need for assimilated, combined and cross-referenced clinical information.
In 2006 a new portfolio of flexible monitors was introduced, the SureSigns VM series, specifically designed for basic healthcare delivery in emerging markets as well as lower-acuity care settings such as clinics and office-based surgery centers.
Women’s health
Product innovation in obstetrics continued as Medical Systems introduced Avalon FM20 and FM30 fetal and maternal monitors that improve care for mother and child. Avalon offers ergonomic features including touchscreen, information management functions and breakthrough clinical functionality like triplets monitoring.
Neurology
At Tokai University Hospital in Japan, Philips installed MRXO, the world’s first combined MR, X-ray, CT and operating theater suite with floating patient transport, which enables improved efficiency when transferring a patient between diagnostic modalities during neurosurgery.
Build and leverage healthcare IT to create the integrated digital hospital of the future
In 2006, Philips installed a full iSite Picture Archiving and Communication System (PACS) at St. Franciscus Hospital in Rotterdam, Netherlands – a first for Europe. Offering exceptional image quality and greatly improved productivity, iSite’s data integration capabilities make a significant contribution to the delivery of high-quality patient care. Since Philips acquired Stentor in August 2005, orders for iSite have more than doubled.
Also introduced in 2006, Medical Systems’ Xcelera R2.1 cardiovascular workstation combines examination results from key cardiology specialties. Direct access to images and information across the care cycle enables the care team to diagnose more efficiently and make better-informed treatment decisions.
Continue to grow faster than the market
The worldwide market for Medical Systems is estimated to have grown by 5% in 2006. Market growth was led by healthcare informatics (>15%), imaging systems (5%), and ultrasound and monitoring (3%). Growth on the healthcare informatics market was mainly driven by PACS, supported by the trend towards digitalization.
Equipment order intake at Medical Systems in 2006 increased by 4% on a currency-comparable basis. Adjusted for 2005’s exceptional EUR 173 million order for the Royal Belfast Hospitals, equipment order intake grew by 6%. This was mainly attributable to a doubling of orders for iSite products (Healthcare Informatics) and X-ray, partly offset by a decline at Nuclear Medicine and flat order intake for CT.
Market growth is expected to return to long-term levels of approximately 4% from a period of faster growth. The slowdown of the market is mainly due to expected flatness in key markets in the EMEA region, the impact of the Deficit Reduction Act in the US and the lack of technological innovation in CT, which stimulated market growth in 2005/2006.
Medical Systems’ goal is to grow slightly faster than the market. Foundations have been established for further growth, with an ongoing increase in contract penetration at Customer Services, a prominent position in PACS and the transformation from stand-alone clinical functions to a total ‘care cycle’ approach.
Improve the EBIT margin by 1-2% over the next few years
Improvements are expected to continue, driven by further integration of the supply chain, especially at Imaging Systems, and the integration of Intermagnetics in MR. In addition, lower IT operating costs and a stronger focus on profitable growth, coupled with strict cost control across all businesses, will support stronger margins.
Markets
Driven by a growing and longer-living world population, the availability of new technologies for earlier and better diagnoses as well as the possibility of minimally or non-invasive procedures, the medical market showed strong growth in 2006. This was largely due to increased demand in North America and Asia Pacific. Europe and Latin America also showed growth, but at a slower rate. Healthcare reforms in some countries and increased price competition among major players may have a medium-term impact on future market growth.
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Medical Systems
Medical Systems will maintain its high level of product innovation and strengthen its sales and distribution channels, with particular emphasis on North America, China, Japan and Europe.
The United States is the largest healthcare market, currently representing 50% of the global market, with Japan and Germany representing the second- and third-largest markets respectively. Medical Systems is positioned to address both the Japanese and Chinese markets, anticipating that a rapidly growing Chinese healthcare market will be the second-largest market by the end of the decade. The first exports from the Philips-Neusoft venture in China – established in 2004 for the development and worldwide supply of economically priced imaging equipment – took place in 2006 with the release and shipment of dual and single-slice CT scanners, radiology systems and remote-control fluoroscopy systems.
The medical systems market has partial seasonality as a relatively large proportion of revenue is recognized in the fourth quarter, mainly reflecting public/governmental budget spending.
2006 financial performance
Sales remained strong in 2006, showing nominal growth of 6% and comparable growth of 7%. Medical Systems’ comparable sales growth was driven by all businesses except MedQuist. Strong double-digit growth was visible in Imaging Systems (notably Computed Tomography, Nuclear Medicine and X-ray) and Healthcare Informatics (iSite). Ultrasound & Monitoring achieved single-digit growth, reflecting market opportunities. Customer Services posted strong growth across all segments, mainly due to the successful implementation of the strategy to increase contract penetration. All regions contributed to the growth in sales, especially Asia Pacific. Japan and China led the sales growth in Asia Pacific.
EBIT improved from EUR 679 million in 2005 to EUR 795 million, driven by Computed Tomography, Patient Monitoring & Cardiac Care, Customer Services and MedQuist. The negative impact of acquisition-related and integration charges for Intermagnetics (EUR 65 million) and Witt Biomedical (EUR 13 million) was largely offset by the prior-year EUR 50 million customer accommodation payments related to MedQuist. An EBIT margin of 11.8% represents an improvement of 1.1 percentage points compared to 2005.
Philips introduced a new release of its integrated cardiovascular information solution, the Xcelera R2.1, which provides clinicians with access to relevant images, documentation, quantification and reporting tasks and other detailed patient information from a single workspace.
Cash flows included payments of EUR 993 million and EUR 110 million for Intermagnetics and Witt Biomedical respectively. 2005 included a net cash outflow of EUR 194 million for the Stentor acquisition. Excluding these acquisition-related disbursements, cash flows before financing activities (EUR 732 million) were slightly below 2005 (EUR 760 million) due to higher net capital investments. This was partly offset by higher cash flows from operating activities.
For 2007, Medical Systems expects to achieve 14-15% EBITA. The realignment of the North American sales organization will tighten customer focus and simplify sales processes.
Leading industry awards
Medical Systems won a number of major awards in 2006. The Philips Practix Convenio mobile X-ray system, for example, was one of several products selected for the 2006 iF Product Design Award in the Medicine category. It also won the I.D. Design Award 2006.
Philips ranked number one in the annual IMV customer survey of overall service performance in Patient Monitoring Systems and Ultrasound All Systems, comprising Radiology/ OB-Gyn and Cardiology instruments.
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Philips also received the American Heart Association’s Cor Vitae Award, given each year to a member of the corporate community who enhances the quality of life in the community through innovation, philanthropy, vision and leadership. The company was also named best-in-class winner in the 2006 MS-HUG Annual Awards for the Clinical/Patient Information Systems category. This award recognizes the breakthrough contribution being made by healthcare organizations and individuals to drive efficiencies across the healthcare system.
Sourcing
Medical Systems sources sub-assembly units from a limited number of global suppliers. The drive towards supplier consolidation continues, with Medical Systems on target to procure 80% of its bill of materials from fewer than 100 preferred suppliers by mid-2007.
A strong focus on early supplier involvement and value engineering allowed Medical Systems to weather the volatility of the metal commodity market during 2006. In addition to early supplier involvement and value engineering, Medical Systems continues its focus on sourcing in low-cost countries, with bill of materials spending in these countries increasing by 7% in 2006.
In support of Philips’ strong position in sustainability, Medical Systems actively monitors existing and potential new suppliers in identified high-risk countries.
Distribution channels
Marketing, sales and service channels are mainly direct. In certain geographical areas Medical Systems works with third-party specialized system integrators and distributors.
Regulatory requirements
Medical Systems strives for full compliance with regulatory product approval and quality system requirements in every market it serves by addressing specific terms and conditions of local ministry of health or federal regulatory authorities, including agencies like the US FDA, EU Competent Authorities and Japanese MLHW. Environmental and sustainability requirements like the European Union’s Waste from Electrical and Electronic Equipment (WEEE) and the Chinese Restriction of Hazardous Substances (RoHS) directives are met with comprehensive EcoDesign and manufacturing programs to reduce the use of hazardous materials.
Continuous clinical innovation and breakthroughs, in combination with collaborative customer relationships, drive growth and profitability. However, the success of clinical innovation is often dependent upon appropriate reimbursement. In the US, concern over rapid and sustained growth in imaging services has attracted increased scrutiny by the Federal government and commercial payers. This has resulted in the adoption of new strategies designed to curb growth that could
Key data
in millions of euros

	2004	2005	2006
Sales	5,884	6,343	6,742
Sales growth
% increase (decrease), nominal	(2)	8	6
% increase, comparable	4	7	7
EBITA	715	770	936
as a % of sales	12.2	12.1	13.9
EBIT	35	679	795
as a % of sales	0.6	10.7	11.8
Net operating capital (NOC)	2,862	3,400	4,332
Cash flows before financing activities	677	566	(371)
Employees (FTEs)	30,790	30,978	32,843
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information.
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Medical Systems
impact Medical Systems in 2007 and beyond. The Deficit Reduction Act of 2006 came into effect in January 2007 and included substantial reductions in Medicare payments for imaging services performed in non-hospital settings. Commercial payers are also implementing several types of utilization management strategies designed to curb growth. Philips will continue to work closely with legislators, payers and providers to ensure a more rational approach to payment for innovative technologies, particularly advanced imaging services.
Strategy and 2007 objectives
Philips Medical Systems aims for sustainable profitable growth by:
•	securing a return on previous investments through continuous improvement in customer relationships, talent, innovation and operations

•	strengthening its solutions portfolio through targeted allocation of resources toward products, applications and markets with highest value-creation potential

•	expanding selectively into care cycles today and in the future, aiming for sustainable differentiation from the competition.
Looking ahead to 2007, Medical Systems’ key business objectives include:
Growth
•	Continue to grow faster than the market by acquiring companies, focusing on partnerships and alliances, intensifying the focus on emerging market growth, increasing value-segment product sales in established markets, maintaining the high innovation rate, and further increasing service-contract penetration

•	Achieve 14-15% EBITA

•	Support care providers throughout the entire cycle of patient care by developing disease-based product and service solutions

•	Increase customer loyalty by further improving product quality, reliability and serviceability
Talent
•	Cultivate leadership talent to meet changing market needs and business demands

•	Recognize and reward successful and passionate performers

•	Improve the ability to recruit, develop and retain top talent
Simplicity
•	Continue to focus on operational excellence by streamlining the quote-to-cash process and accelerating low-cost sourcing initiatives

•	Improve service satisfaction by designing-in serviceability requirements and increasing the interoperability of Medical Systems’ products.

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     Domestic Appliances and Personal Care
Having revolutionized the way Europeans, Americans and Australians make and drink coffee at home, it’s now Chinese consumers’ turn. In July 2006, Philips and Sara Lee launched their Senseo coffee pad system in Shanghai – its first market in China and Asia Pacific.
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Domestic Appliances and Personal Care
Philips Domestic Appliances and Personal Care (DAP) offers consumers exciting experiences to help them look, feel and live better. It brings to market technologically advanced products that are designed around the consumer and easy to use. DAP offers a wide range of products that help people prepare food and beverages, take care of their homes and garments, and enhance their appearance and sense of well-being. In short, propositions designed to improve people’s quality of life – every day.
DAP is engaged in the development, manufacturing and marketing of innovative home and personal care propositions through its four businesses* – Shaving & Beauty, Domestic Appliances, Health & Wellness and Consumer Healthcare Solutions. In its drive to offer consumers appealing value propositions, DAP also partners with leading companies from other fields in order to deliver exciting appliance/consumable combinations. The division employs over 10,000 people worldwide and has sales organizations in more than 60 countries.
Major developments
DAP had a successful year in 2006, with a host of No. 1 or 2 global market positions across its portfolio. The division was also strengthened with two value-adding acquisitions: childcare products company Avent and emergency response provider Lifeline Systems.
Moving forward on objectives
In the Annual Report 2005, DAP defined a number of important objectives for 2006. The advances made on these are discussed below.
Investing in advertising and promotion, R&D and breakthrough innovation
DAP invested effectively in advertising and promotion by concentrating its investment on critical initiatives and reaped the rewards with, for instance, the successful launch of the Bodygroom trimmer, which has won several advertising campaign awards. DAP also invested more aggressively in R&D, specifically in breakthrough R&D. Results of such investments include the innovative 3-in-1 Wardrobe Care Solution, which combines a high-end ironing system with a steamer and a refresher into one solution, underscoring Philips’ position as an innovator in garment care.
Focusing on key established and emerging markets
DAP continues to build and focus on key established and emerging markets. Effective January 1, 2007, DAP removed the regional management layer between its global business units and country sales organizations, simplifying its structure and processes to facilitate maximum growth and realize untapped potential.
Expanding into adjacent business opportunities
DAP’s most visible expansion into adjacent business opportunities was in its Health & Wellness business, where it expanded its baby monitor business with the Avent acquisition, extending the category from Baby Care towards Mother & Child Care. DAP has also redefined the categories for Shaving & Beauty and Domestic Appliances by including market segments previously considered out of scope, such as Water & Air, Espresso and Skin Care. DAP continues to build capabilities to deal with the extension of its portfolio into new high-growth categories and markets.
Driving integral customer management
By strengthening (international) key account management teams and maintaining direct ‘top to top’ contacts with its customers, DAP has intensified its focus on category management. Increasingly, DAP partners its customers, jointly managing a full product offering and growing profitable categories such as small electrical appliances, which include both domestic appliances and personal care products.
Pursuit of business leadership
DAP seeks to achieve and consolidate leadership in its target markets by pursuing breakthrough concepts to accelerate growth and improving its operational performance, for example through working capital management and its simplified organizational model. DAP also strives to leverage its brands and, where appropriate, partnerships and alliances.
DAP further expanded its global leading position in electric dry and wet male shaving and grooming products in 2006. Shaving & Beauty managed to realize strong sales growth thanks to the global introduction of a mid-end shaver range which offered a much improved shaving performance and a radically designed WilliamsF1 model, as well as – in selected markets – the Bodygroom all-over body trimmer

*	The Oral Healthcare business has been incorporated into the Health & Wellness business as of January 1, 2007. As of the same date, Consumer Healthcare Solutions was transferred to the new sector Innovation & Emerging Businesses.
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“Growing our business is something that gets people very enthusiastic. I notice this in the reactions we get from people applying for jobs in our department. We are now attracting a more entrepreneurial crowd than before. And they generally have a very positive view of the opportunities Philips can offer with respect to personal development and growth.”
Pieter Wijffels,
Consumer Marketing Manager Shaving, Philips DAP
Attracting and retaining outstanding talent is key to realizing Philips’ growth ambitions. In the Netherlands, for example, the company has regularly topped the rankings of most popular employers. And the strategic changes that have taken place in recent years, in particular the adoption of a growth agenda, have further strengthened Philips’ pull in the battle for talent.
for men. In its Beauty business, the division sells a range of female depilation, haircare and male grooming products. Haircare and the innovative Bodygroom were particularly successful, with market share growth of 3 percentage points in Europe.
The Domestic Appliances business offers a wide range of innovative products for the kitchen and the home. Kitchen products include mixers, blenders, food processors, toasters and juice makers like the Whole Fruit Juicer introduced in 2006, addressing the trend towards healthy living. In Europe, DAP holds a leading position in coffee makers including Senseo, the breakthrough concept for the traditional coffee segment that was developed in partnership with Sara Lee/DE. In 2006, DAP launched a Senseo that allows the strength of the coffee to be regulated. DAP also introduced the Asian Rice Cooker in 2006, a first step in addressing the market for core electric appliances for Asian kitchens.
Developed by Philips and InBev and introduced in Germany, Belgium and the Netherlands, PerfectDraft is a high-quality appliance that provides draft beer – from around 15 premium brands – in the comfort of the home. PerfectDraft has built and is leading this new category. Domestic Appliances also manufactures and markets vacuum cleaners and irons. Building on the successful entry into the growing segment of bagless vacuum cleaners, the portfolio was extended in 2006 with the launch of two high-end products, more than doubling DAP’s market share. 2006 also saw the launch of the innovative 3-in-1 Wardrobe Care Solution.
DAP is focused on expanding its portfolio in the area of Health & Wellness propositions for consumer home applications through a combination of organic growth, strategic partnerships and targeted acquisitions. In September 2006, Philips completed the acquisition of Avent, a leading provider of baby and infant feeding products with sales in more than 60 countries. Avent is now the cornerstone of the Mother & Child Care product line within the Health & Wellness business. In Oral Healthcare, DAP holds a leading position in the US. Sonicare toothbrushes are also marketed to key countries such as Japan, South Korea, Germany, the United Kingdom and the Netherlands. DAP is also active in the area of Vitality care, successfully launching its Wake-up Light in October 2006 – moving a suncare business, traditionally focused on beauty, into the area of wellness through light therapy solutions.
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Domestic Appliances and Personal Care
In the second quarter of 2006 the Consumer Healthcare Solutions (CHS) business was set up to deliver monitoring, treatment and care services for seniors and chronically ill people outside the hospital, helping patients to live independently and manage their health at home. The business focuses on sales to older people, their families and care providers through non-retail channels and consists of two business units: Lifeline and Connected Care. Lifeline comprises the activities of the former Lifeline Systems, a leading provider of personal emergency response services which Philips acquired in March 2006. Connected Care comprises remote patient management platforms like Telemonitoring Solutions and Motiva, focusing on patient monitoring commencing at point of hospital discharge, as well as the ongoing management of chronic disease from the home. Retail channels continue to be served by the Health & Wellness business. Currently, Consumer Healthcare Solutions works with more than 2,500 healthcare providers and monitors more than 500,000 subscribers directly or on behalf of our partners. With a growing need to reduce the clinical and financial burden of (health)care due to the aging population, Consumer Healthcare Solutions is a long-term growth business.
For 2007, Lifeline will focus on initiatives to maintain its leadership position in medical alert services and to increase market share through targeted acquisitions, improving the growth and profitability of the senior living segment, it will also focus on the development of a global rollout strategy. The CHS Connected Care business unit will continue to focus upon closure and implementation of Motiva sales contracts, leveraging synergies with Lifeline on remote patient monitoring and expansion of Philips Telemonitoring Services through Lifeline’s Home Health Agency channel.
Markets
DAP specifically targets those product/market combinations where it believes it can achieve leading market share positions. In Western Europe the small domestic electrical appliances market grew by over 5% in value terms in 2006; China and Eastern Europe showed high-single-digit and double-digit growth respectively. The North American market was more or less flat for DAP. In the Western European market, price erosion remained limited. On average, DAP’s value share continued to grow by around 0.5% in Western Europe, but was under pressure in Eastern Europe.
The Shaving & Beauty business strengthened its worldwide No. 1 position in male electric shaving. Almost 5% value share was lost in female depilation due to portfolio issues, competitive pressure and turbulence in key markets, but DAP still holds a clear No. 2 position in all markets excluding the US. In male grooming, the Bodygroom supported share gains of around 3% in Western Europe and the US.
In the Domestic Appliances business, the success of Senseo has led competitors to introduce high-end multi-function filter coffee makers; in 2006 this put pressure on DAP’s Western European drip filter value share, which decreased by around 1%. DAP will be entering the espresso segment in 2007. Western European 2006 market shares for other kitchen appliances were stable or slightly positive. In the fragmented Western Europe floor care market, DAP shares were at similar levels to 2005; a gain of almost 5% was realized in China. In garment care, DAP’s leading position in irons grew by almost 1% in Western Europe. On a geographic axis, share gains in Eastern Europe were offset by small share losses in China.
In the Health & Wellness business, DAP was able to extend its lead in rechargeable power toothbrushes in North America by 2%, while in Western Europe it lost an estimated 2% share. In a declining market for solaria, DAP increased market share through its Innergize offering and managed to maintain sales.
While DAP’s leadership positions remain under pressure from ongoing commoditization and consolidating competition, both in the developed markets and increasingly in developing markets, the division has product offerings to outperform the estimated low-single-digit value growth in the small domestic appliances market. A constant focus on powerfully branded, easy-to-experience innovations that are designed around the consumer is expected to yield premium prices and drive growth.
2006 financial performance
Full-year sales grew by 21% on a nominal basis, partly due to the acquisitions of Lifeline Systems in the first quarter and Avent in the third quarter. Comparable sales growth of 11% was well above the targeted 7%, mainly driven by Shaving & Beauty (good acceptance of SmartTouch/Speed-XL shavers worldwide and new Bodygroom products in Europe and North America) and Oral Healthcare
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(increased advertising and promotion). Sales growth at Domestic Appliances was primarily attributable to Food appliances, Garment Care and Floor Care. Geographically, all regions contributed to the increased sales with double-digit growth, most notably in Eastern Europe, China and Latin America. Consumer Healthcare Solutions reported sales of EUR 114 million, primarily attributable to Lifeline Systems.
In 2006, EBIT improved by EUR 28 million to EUR 386 million, mainly driven by increased sales. This result included charges relating to the acquisition of Avent (EUR 14 million) as well as a significantly higher level of advertising and promotional expenditure, to help DAP sustain its high growth level.
EBIT of Consumer Healthcare Solutions included acquisition-related charges for Lifeline Systems (EUR 12 million) and investments in research and development, resulting in a loss of EUR 18 million in total.
The profitability of DAP including Consumer Healthcare Solutions declined from 16.3% in 2005 to 14.6%, mainly due to acquisition-related costs (Avent, Lifeline) as well as higher selling expenses (advertising and promotion) and increased investments in research and development. The EBIT margin of DAP excluding Consumer Healthcare Solutions (transferred to Innovation & Emerging Businesses as of January 1, 2007) amounted to 16.0%, at the upper end of the 15-16% profitability target.
The positive cash flows from operating activities of EUR 547 million were more than offset by the cash outflows of EUR 689 million and EUR 583 million for the acquisitions of Avent and Lifeline Systems respectively.
DAP plans to introduce a series of innovative products, in particular in shaving and coffee-making, which will help it achieve its comparable sales growth target of 7% and EBITA of around 15% in 2007.
Leading industry awards
DAP won a number of eminent industry awards in 2006. These included the Cannes Gold Cyber Lion award for the division’s US Bodygroom web advertising campaign. DAP Klagenfurt was presented with the Innovation & Creativity Award by the Fraunhofer Institute’s Technology Development Group. Leading lifestyle magazine Men’s Health named SmartTouch-XL “Best New Electric Razor” and Bodygroom “Best New Body Tool” as the first trimmer for below-the-belt shaving.
Sourcing
DAP’s supply strategy includes worldwide sourcing, use of suppliers located in low-cost countries, dual sourcing to avoid supply risk and ensure price competition, a Supplier Relationship program, and early supplier involvement in the product creation process.
Commodity products are leveraged through divisional or Philips Group-level commodity purchasing teams.
Key data
in millions of euros

	2004	2005	2006
Sales	2,044	2,194	2,645
Sales growth
% increase (decrease), nominal	(4)	7	21
% increase (decrease), comparable	(1)	6	11
EBITA	336	363	412
as a % of sales	16.4	16.5	15.6
EBIT	332	358	386
as a % of sales	16.2	16.3	14.6
Net operating capital (NOC)	393	370	1,758
Cash flows before financing activities	393	418	(828)
Employees (FTEs)	8,205	8,203	10,953
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information.
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Domestic Appliances and Personal Care
Materials and services that are not used in products or production are purchased through Philips General Purchasing, leveraging the significant buying power of the Philips Group. Suppliers must comply with Philips’ sustainability requirements in respect of environmental and working conditions.
Distribution channels
Due to the diverse nature of its business, DAP maintains a broad span of distribution channels — e.g. mass merchants such as hypermarkets as well specialist chains, department stores and mail-order companies.
In 2006, DAP further intensified its contacts with international key accounts, sharing future business and product strategies and involving them earlier in the product creation process for direct market input. This is crucial for strengthening the innovation-to-market approach for both DAP and its trade partners.
Regulatory requirements
DAP has to manage an increasing array of regulatory requirements for its products, in particular those in the Health & Wellness domain; compliance with its regulatory environment is key for the division. DAP’s processes and products need to conform to the relevant regional or national regulatory requirements. Such legislation includes the EU WEEE (Waste from Electrical and Electronic Equipment) Directive and the RoHS (Restriction of Hazardous Substances) Directive.
Strategy and 2007 objectives
DAP has an ambitious annual comparable growth target of 7% while maintaining an EBITA margin of around 15%. The division sees this sustainable profitable growth being supported by all of its businesses. With the emphasis on speed, focus and innovation, DAP’s strategy for 2007 defines the following targets:
Growth
•	Increase customer focus: category management, international key account management and channel strategy

•	Focus resource allocation on mission-critical initiatives

•	Ensure functional leadership to maximize cost efficiencies and speed
Talent
•	Further develop consumer-centric innovation competence

•	Focus on talent by securing engagement and internationalizing the talent pipeline
Simpliclty
•	Simplify the organization by creating a direct link between markets and the business

•	Redesign and simplify the innovation process towards Open Innovation.

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Consumer Electronics
The Cineos FlatTV adds a new dimension to the viewing experience with an improvement in perceived picture quality in terms of contrast, colors and detail. Having greatly enhanced television viewing with the original Pixel Plus and Ambilight technologies, Philips has made on-screen images even more lifelike and realistic with new techniques being introduced on its latest FlatTVs.
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Consumer Electronics
Philips Consumer Electronics’ vision is to help create a world where consumers enjoy great lifestyle entertainment experiences and services whenever and wherever they want.
In 2006, Consumer Electronics (CE) was made up of five businesses: Connected Displays, Entertainment Solutions, Peripherals & Accessories, Home Networks and Mobile Phones*.
CE develops and brings to market products such as its flagship HD-ready FlatTV with Ambilight, wireless audio centers for streaming music wirelessly around the home, Home Theater in a Box (HTiB) systems, DVD, DVD+RW and hard-disc recording systems; VoIP (Voice over Internet Protocol) cordless digital phones; HD and IPTV (Internet Protocol TV) set-top boxes; universal remote controls, digital photo displays, and peripherals and accessories such as headphones, cables and recordable media, as well as amBX peripherals — accessories that add light, sound and wind effects for immersive gaming experiences. In addition, CE offers consumers integrated propositions that combine its products with content and services, such as its VoIP phone together with Skype™ and MSN™.
CE’s mission is to ensure that it brings meaningful and relevant innovation to consumers’ lives, consistent with Philips’ brand promise of “sense and simplicity”. The division’s income is derived principally from two sources: products & services and licenses. The division employs approximately 14,500 people worldwide. It maintains sales and service organizations in more than 50 countries and, while the majority of production is outsourced, retains manufacturing operations in France, Belgium, Hungary, Mexico, Argentina and Brazil.
Progress on objectives
The Annual Report 2005 defined a number of strategic objectives for CE for 2006 and beyond, with the focus on sustainable profitability, competitive advantage and long-term value creation. Key drivers in this regard include a focused portfolio, value creation in high-value markets, the implementation of differentiated business models, integral customer management, and development of the capabilities and competencies of CE personnel. The progress made in these areas is discussed below.
Philips continues to drive innovation in digital home communication by providing a full range of handsets and devices that enable crystal-clear voice calls via the internet. In 2006 Philips introduced the world’s first Skype™ DECT phone that works without a PC to communicate via the internet.
The fundamentals of sustainable value creation
The dynamics of the consumer electronics industry are changing rapidly. With the shift from analog to digital, increased broadband penetration offering a variety of on-demand services, as well as an expansion of digital ‘eco-systems’ — the seamless sharing of content between devices — consumers now have unprecedented access to a wide selection of services on multiple devices, whether at home or on the move. Coupled with this, there are a number of highly competitive entrants in the consumer electronics industry that include new Asian brands as well as established IT players offering PC-based devices which provide alternative access to traditional consumer electronics services in the living room.
Responding to these changes, CE has for a number of years been focusing on an asset-light strategy and on reducing its operating capital and organizational costs in order to drive sustainable performance and value creation.

*	On February 12, 2007, Philips announced the full divestment of its mobile phones business to China Electronics Corporation (CEC) in conjunction with a five-year brand licensing agreement.
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“We appreciate everything Philips has done for Wal-Mart. Your expertise in our international markets has helped accelerate our growth in the consumer electronics, domestic appliance and lighting businesses. The coordination of your structured global account team has dramatically improved our communication and allowed us to implement a joint business strategy.”
Mike Bratcher,
Senior Vice President, Wal-Mart International Division
Philips believes that one of the best ways to achieve growth is to help its international retail partners to grow their business. The company has been cooperating with Wal-Mart since 1992. Since the establishment of the International Retail Board in 2004, Philips has won several awards, including the 2004 Wal-Mart Mexico ‘Supplier of the Year’ Award and in 2005 the Wal-Mart USA and Sam’s USA ‘Supplier of the Year’ Award. In 2006, Philips became a strategic supplier and now participates in Wal-Mart’s Supplier Development Program. Philips is also one of Wal-Mart’s Top 15 suppliers as part of a sustainability alignment initiative. The ‘Wal-Mart approach’ team won Gold in the 2006 One Philips Awards, which celebrate inspirational projects that contribute to sustained, profitable growth through teamwork across businesses and functions.
Principally this has involved the implementation of a number of discrete business models that have optimized the way CE approaches the market across its portfolio of products and across regions. This has had a positive impact on CE’s cost structures, ways of working, systems, tools, distribution mix, commercial policies and processes. It also allows CE to better serve the needs of its customers and other stakeholders by focusing on their core requirements and to realize maximum margins on its mainstream and premier products.
In addition, CE has optimized its asset-light strategy, maximizing returns from a value chain it controls but largely no longer owns. In 2006, the outsourcing level was around 70%. Together with a de-verticalized supply base, this gave CE much greater flexibility in responding to market demands. Upstream supply and downstream demand have been connected in a more dynamic way, enabling nine consecutive quarters of profitability even in the face of intense competition.
Regionally, CE has adopted tailored strategies to address the specific circumstances that exist in different parts of its global operations, including emerging markets. While reinforcing its traditionally strong position in Europe, CE has realized top-line growth in North America, particularly in FlatTV, and maintained its good performance in Latin America. The decline in Mobile Phones adversely impacted CE’s market position in Asia.
In terms of its portfolio, CE is continuing to capitalize on its leadership and innovation in High-Definition FlatTVs and to derive strong returns from its flagship Ambilight range; the one millionth Ambilight TV was produced in the fourth quarter of 2006. In Home Networks, demand for High-Definition and IP-enabled set-top boxes is growing as consumer access to High-Definition content and IP-enabled services increases. VoIP is another value space showing explosive growth. Over the next three years, the European and US VoIP markets are expected to grow by approximately 125%. CE expects to achieve a 10% share of the internet cordless telephony domain in the coming three years. Philips is well positioned to take advantage of these developments through its partnerships with Skype™ and Microsoft™. In Entertainment Solutions we have built up a growing portfolio of products that provide consumers with access to entertainment and information both at home and on the move. Philips has established itself as a leader in the emerging wireless home audio market, with consumers clearly recognizing the high value of this proposition.
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Consumer Electronics
CE has also continued to strengthen its Peripherals & Accessories business in order to capitalize on market growth in this segment. In 2006, Philips acquired Power Sentry, which markets power-surge protectors, power strips and UPS battery back-ups. In 2005, the global plug-in power-surge protector market was valued at approximately USD 640 million, with the United States representing approximately 80% of the global market. It is estimated that over the next five years the global market will grow annually by approximately 9%.
Relevant innovation
CE’s portfolio approach is driven by “sense and simplicity” and the principle of ‘relevant innovation’: the development of products and services based on detailed insights into consumers’ needs and desires. Relevant innovation will be a key strategic driver as CE continues to build on its sustainable performance in 2007. To this end, CE will continue to drive business creation by combining the resources of Philips’ research and development, its healthcare, lifestyle and technology incubator programs as well as consumer insights gained from its Consumer Experience Centers. CE will also innovate through partnerships, as in the area of VoIP, where Philips has redefined the existing DECT phone category by partnering with Skype™ and MSN™ to bring VoIP phones to market, enabling free telephony for millions of consumers around the world. Relevant innovation will also harness new areas of innovation such as High-Definition TV, Blu-ray and IPTV in order to deliver the right mix of content and services to consumers. CE intends to continue to deliver outstanding experiences such as the immersiveness of Ambilight and amBX, as well as intuitive user interfaces that make it easy to navigate around growing content and service choices.
Recommended brand
The FlatTV category, and in particular Ambilight, is a strong driver of brand equity. Ambilight has proven to have some of the highest Net Promoter Score ratings — a measure of ‘recommended brand’ preference — in the consumer electronics industry. By leveraging ‘recommended brand’ as a further strategic driver and continuing to apply “sense and simplicity”, CE will maintain its focus on creating distinctive Philips propositions that drive sustainable value creation.
Transformational leadership
Transformational leadership — getting the best out of the talent and competencies across the organization — will also be a strategic driver in 2007. A benchmark for this in 2006 was Philips’ international retail approach, which has leveraged the combined retail competencies of the Philips Group through global, multi-disciplinary key account teams designed around the customer. As a result, CE continues to identify, select and grow its business with key accounts and to invest in advanced integral world-class key account management capabilities, systems and tools. Philips’ top 20 international retail accounts represent approximately one-third of Philips’ retail business, and this proportion is expected to rise to just under one-half by 2009.
Markets
In 2006, CE secured its overall market share and strengthened positions in key categories such as total TV with a number of product introductions and marketing initiatives. In Europe, Latin America and North America, sales increased during 2006, mainly driven by strong FlatTV sales. In Asia Pacific, however, sales growth was affected by the increased competitive dynamics of the region, fuelled by the continuing rise of Asian brands, and lower Mobile Phones sales.
The consumer electronics industry experiences seasonality, with higher sales in the fourth quarter resulting from the holiday sales.
2006 financial performance
Sales for CE totaled EUR 10,576 million in 2006, nominally 1% and comparably 5% above the 2005 level. The growth in sales was led by Connected Displays, driven by the ongoing transition from CRT to FlatTV, and by the Peripherals & Accessories business. The remaining businesses, however, showed a decline in sales due to a contracting market (Entertainment Solutions), low market demand for Mobile Phones as well as time-to-market issues in Home Networks.
On a geographic axis, sales growth was particularly strong in Europe and North America, while sales declined in Asia Pacific, mainly due to lower sales of Mobile Phones.
As a result of CE’s focus on margin management, the division realized an annual EBIT margin of 3.9% of sales, just slightly below the 4% target set for the division. The EBIT margin in 2005, excluding the EUR 136 million gain on the sale of the monitor and low-end flat TV manufacturing business to TPV, was 3.6%. In value, the
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EBIT for 2006 amounted to EUR 416 million, compared to EUR 506 million in 2005, including the gain attributable to the TPV transaction.
Net operating capital was negative EUR 228 million (2005: negative EUR 296 million), reflecting the ongoing success of the division’s asset-light strategy.
The beginning of 2007 is expected to be challenging for CE due to continuing pressure on margins as supply of FlatTVs outstrips market demand. Nevertheless, CE expects to achieve an EBITA margin of approximately 3% for the full year 2007, helped by the introduction of a new range of Ambilight televisions.
Leading industry awards
In 2006, CE products won several prestigious awards. The European Imaging & Sound Association (EISA) named the Philips Cineos 37PF9731D ‘European High-End LCD TV, 2006-2007’, while the ‘European Green TV of the Year’ went to Philips’ 42PF7621D set CE won seven Innovation Awards at the 2006 Consumer Electronics Show (CES) in the US. The awards covered five categories: ‘Home Theater’, ‘Audio Accessories’, ‘Digital Displays’, ‘Telephony’ and ‘Video Accessories’. In addition, seven CE products were given a coveted iF Design Award by the International Forum Design Hanover.
Sourcing
CE purchases finished products and components on a global basis. For many years, CE has implemented a dual sourcing strategy to ensure competitive sourcing and continuity of supplies. In parallel, strategic partnerships have been established in a number of areas such as LCD panels, EMS (Electronic Manufacturing Services), etc.
Materials and services not used in products or production are sourced by Philips General Purchasing to ensure maximum leverage from the Philips Group’s purchasing power.
Distribution channels
CE products are channeled towards the consumer primarily through local and international retailers. The division offers a broad range of products from high to low price/value quartiles, necessitating a diverse distribution model that includes mass merchants, retail chains, independents and small specialty stores often represented by buying groups. In order to work in the most effective way with these retail channels, Philips has created an organization designed around its retail customers, with Global Key Account Managers and Country Ambassadors.
Key data
in millions of euros

	2004	2005	2006
Sales	9,919	10,422	10,576
Sales growth
% increase, nominal	8	5	1
% increase, comparable	11	5	5
EBITA	370	506	417
as a % of sales	3.7	4.9	3.9
EBIT	370	506	416
as a % of sales	3.7	4.9	3.9
Net operating capital (NOC)	(161)	(296)	(228)
Cash flows before financing activities	503	650	351
Employees (FTEs)	16,993	15,537	14,486
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information
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Consumer Electronics
Regulatory requirements
CE’s processes and products need to comply with the relevant regional or national regulatory requirements. Such legislation includes the EU WEEE (Waste from Electrical and Electronic Equipment) Directive and the RoHS (Restriction of Hazardous Substances) Directive.
Strategy and 2007 objectives
CE is committed to value creation. Creating value depends not only on leveraging the strength of CE’s asset-light and agile operating model, but also on driving differentiation in the marketplace. For 2007 and beyond CE will pursue value creation through Growth, Talent and Simplicity:
Growth
•	Deliver sustainable performance: deliver negative net operating capital and an EBITA of around 3% while living up to commitments on sustainability and quality

•	Harness recommended brand: CE will increasingly focus on driving Net Promoter Scores across all key categories, processes, functions and units

•	Drive relevant innovation: develop innovative propositions that speak to the hearts and minds of targeted consumers
Talent
•	Inspire transformational leadership: seek out opportunities to become the leadership benchmark in the industry
Simplicity
•	Exploit opportunities to add significantly to Philips’ brand value through products, services and the way CE interacts and communicates with its consumer and customer base.

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Lighting
Illumination of the Inner Ring Road bridge in Bangkok, which was inaugurated by the Royal Princess of Thailand to celebrate the 60th anniversary of her father’s accession to the throne. The light-emitting diodes (LEDs) change color according to the time of day.
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Lighting
Philips Lighting is the global market leader, with recognized expertise in the development, manufacturing and application of innovative lighting solutions. The sector pioneered many of the key breakthroughs in lighting technology, creating a solid basis for both its present activities and future aspirations. Through its expertise and in-depth understanding of the customer and the end-user, the division is an innovator in lighting and a shaper of the lighting industry landscape. As stated in its mission, Philips Lighting understands people and improves their lives with lighting.
Lighting consists of the following businesses: Lamps, Luminaires, Lighting Electronics, Automotive Lighting, Special Lighting Applications, Solid-State Lighting Modules and Lumileds. The full range of products includes incandescent and halogen lamps, compact and normal fluorescent lamps, high-intensity gas-discharge and special lamps, luminaires, electromagnetic and electronic ballasts and solid-state components, modules and systems. Lighting’s products are found everywhere, throughout the home and in professional applications — at work, on the move, in shops, in the city, hospitals, stadiums, etc.
The division has manufacturing facilities in 25 countries, and sales organizations in more than 60. Commercial activities in other countries are handled via dealers working with the division’s International Sales organization. Lighting has more than 47,000 employees worldwide.
Major developments
In 2006, Lighting continued to strengthen its performance and increased its market share. In June, it entered the emergency lighting market by acquiring The Bodine Company — a US-based lighting manufacturer. In November, it announced the planned acquisition of Partners in Lighting International (PLI), the leading European manufacturer of home luminaires. This acquisition, which was completed on February 6, 2007, is a strategic move designed to strengthen Lighting’s presence in the home lighting market, where solid-state lighting will bring major benefits in terms of creating atmospheres and reducing energy consumption.
Lighting has initiated a project to further simplify and streamline the organization in order to shape itself for future growth. Part of this project is the re-design of the marketing organization and way of working, leading to a single marketing strategy aligned across, and leveraging the key competencies of, all the businesses. The focus is on cross-business market segments, with a strategic segment marketing team established to define new growth opportunities and develop new concepts for the division.
The Philips Actilume lighting control system has the potential to save up to 75% of the energy consumed by older fluorescent lighting installations. This state-of-the-art system is easy to install and does not require bulky operating manuals — a simple touch of a button suffices.
Progress on objectives
In the Annual Report 2005, Lighting identified a number of key objectives for 2006. The progress made in addressing these is discussed below.
Build on strong position in the value chain
In 2006, Lighting built on its strong position in the value chain towards professional end-users in Europe through, among others: the CosmoPolis street lighting system; the ‘Transitions: Light on the move’ roadshow, which illustrated how Philips can help architects and interior designers enhance architecture with lighting; AmbiScene, a flexible shop lighting concept designed to help retailers
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“In our pursuit of sustained profitable growth, we believe that we can fulfil our ambitions while at the same time serving the greater good: with energy demand and costs rising, and lighting consuming about 20% of global electricity, we have made energy-efficient technologies a priority.”
Harry Verhaal;
Senior Marketing Manager, Lamps Europe
Philips’ energy-efficient lighting solutions are helping reduce energy consumption and CO2 emissions. In 2006, many cities around the world opted for CosmoPolis street lighting to save energy and improve light quality. In the US, Philips is helping consumers inspired by the documentary ‘An Inconvenient Truth’ to replace traditional bulbs with more efficient compact fluorescent lamps. Around the world, the company is involved in initiatives to educate young people about energy saving.
create inspiring and meaningful shopping experiences; supplying the lighting for eight of the twelve stadiums used for the 2006 FIFA World Cup™ in Germany; and fostering acceptance of solid-state lighting through major projects such as the illumination of the Bosphorus Bridge and Buckingham Palace.
Expand further in the fast-growing emerging economies
Lighting operates on a global scale and has been rapidly expanding into the fast-growing emerging economies such as Brazil, Russia, India, China and the ASEAN countries, with 31% of 2006 sales coming from emerging countries. Lighting is expanding its reach into the second-tier cities and rural areas of countries like India and China through new dedicated distribution activities and collaboration with local suppliers. In China, the division is also increasing its investment in research and development, tapping into the country’s substantial innovation resources to create products for both the Chinese market and other regions.
Growth with leading key accounts
In 2006, Lighting strengthened its relationship with global accounts in its OEM, wholesale and retail business. For its UHP (Ultra-High Power) lamp for digital projection, Lighting developed multifunctional, multicultural account teams that can offer customers end-user insights combined with the professionalism of a top component supplier. Teaming up with other Philips divisions resulted in a stronger proposition for retail customers.
Display lighting
Over the past decade, Philips has pioneered the digital projection market with its UHP lighting system, first for professional applications and then for backlighting projection TVs. The market for rear-projection TV is under pressure due to the growth in the large-screen LCD and Plasma TV market. The UHP system will be further developed in personal projection products. The introduction of Aptura LCD backlighting technology is seen in the industry as a major improvement in picture performance. Taking into account other market developments, the market acceptance of this LCD backlighting technology willdefine the direction to be taken in the course of 2007.
Strengthening solid-state lighting
Solid-state lighting is a relatively new technology, which is widely recognized as the future of lighting. Through its Lumileds Lighting business, Philips has a leading position in the fast-growing market for LEDs (light-emitting
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Lighting
diodes), especially high-power LEDs. A new production facility in Singapore will increase production capacity to meet the growing demand, particularly for applications such as flashes for mobile phones and car headlighting. The acquisition of Partners in Lighting International will further expand the home lighting portfolio to include solutions based on solid-state lighting. Lighting plans to further strengthen its position in the solid-state lighting market across the full value chain of LED components, modules and systems, while also developing and investing in new OLED and solid-state laser activities.
Promoting energy efficiency
If all existing lighting systems were replaced by energy-efficient lighting solutions, it could save EUR 53 billion on worldwide electricity costs per year, which would cut CO2 emissions by 296 million tonnes per year. This is equivalent to 779 million barrels of oil per year. As part of its strategy to build on its strength in energy-saving solutions, Lighting is promoting energy-efficient lighting systems to all stakeholders in the value chain to make them aware of the potential savings. Philips’ CosmoPolis street-lighting system, for example, is more than twice as efficient to run as older mercury-vapor lamps, while containing industry-leading low levels of mercury and providing a significantly better quality of light.
Investing in safer driving
At its competence center in Aachen, Germany, Lighting invested approximately EUR 30 million in 2006 to increase production capacity for Xenon automotive headlights. This will strengthen the division’s leadership position in this market. Xenon headlighting lamps produce three times as much light but consume 50% less energy than traditional halogen headlights. They increase safety for drivers by offering greater visibility and illuminating whatever is ahead on the road — obstacles, signs, others vehicles, pedestrians or cyclists — much sooner. Xenon lighting also offers mercury-free and lead-free products to a car industry which is becoming increasingly aware of the need for such environmentally friendly solutions.
Markets
Sales at Lighting continued to be relatively well balanced across the different geographic regions. In particular, the emerging markets, including Russia, China, India and the ASEAN countries, performed well and posted strong growth. On the product axis, Lamps remained the largest business, accounting for approximately 46% of sales, while the fast-growing Lumileds business accounted for 6%. The remaining businesses each generated between 10 and 20% of sales.
As an Official Partner of the 2006 FIFA World Cup™, Philips was involved in the tournament at many levels. The company’s innovative capability meant fans around the world were able to experience watching football in a new dimension: High Definition. With resolution roughly five times higher than the current television standard, it truly is a viewing experience beyond compare. Installed at eight of the twelve venues where games were played, Philips’ ArenaVision sports lighting system provided the necessary quality of light for such high-level TV coverage and helped to create a more exciting atmosphere inside the stadium.
2006 financial performance
Full-year sales at Lighting grew by 8% on a comparable basis and 14% in nominal terms. All businesses contributed to the sales growth, led by Luminaires (strong growth in the office building segment, especially in Europe, as well as in solid-state lighting) and Automotive Lighting.
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Lamps achieved a further increase in comparable sales growth. Lumileds — with sales amounting to EUR 328 million — exceeded its expected 25% growth for the full year. All regions recorded higher comparable sales, led by Eastern Europe and Asia Pacific.
Full-year EBIT amounted to EUR 635 million, an increase of EUR 79 million compared to 2005. The EBIT improvement was primarily attributable to the profitable growth in Lamps and Luminaires. Lumileds reported a positive EBIT in 2006, despite EUR 43 million acquisition-related charges. Restructuring and impairment charges amounted to EUR 48 million in 2006, compared to EUR 41 million in 2005.
Cash flows before financing activities, allowing for the EUR 788 million cash outflow for the Lumileds acquisition in 2005, declined from EUR 608 million in 2005 to a cash flow of EUR 509 million in 2006. The increase in net capital expenditures — mainly related to investments in Lumileds — and the acquisition of Bodine were partly offset by improved cash flows from operating activities.
Net inventories declined from 14.9% of sales in 2005 to 13.4% in 2006, largely driven by improved supply chain management at Lamps and Luminaires.
Lighting will consolidate Partners in Lighting International in the first quarter of 2007. The launch of innovative products and a focus on emerging markets in 2007 will help the division achieve an EBITA margin of around 12%.
Leading industry awards
Lighting won several major industry awards in 2006. These included a Gold IF design award for the Philips Pedestrian LED Luminaire. Automotive Lighting in North America won the Frost & Sullivan product-line strategy award, while Philips Lighting was designated ‘Supplier of the Year’ by AD (Affiliated Distributors), the largest electrical marketing organization in the US.
Sourcing
Lighting utilizes a global supply base to support its varied manufacturing operations. An increasing focus on supply from low-cost countries has maintained a high level of competitive pressure across the entire supply base. In China, Lighting has a dedicated China Sourcing Group to source products for both local and export markets from its eight factories and local suppliers.
To reduce sourcing risk, Lighting has established partnership agreements with those key suppliers on which it depends for the supply of critical lamp components. Commodity products, on the other hand, are sourced through divisional or Philips Group-wide commodity teams to maximize leverage. For non-product-related expenditures, Lighting again takes advantage of Group-wide general purchasing contracts. As well as price and quality, sustainability is a key consideration in the sourcing decision process. Assessments and audits in high-risk areas are performed on a continuous basis to ensure compliance with Philips requirements.
Key data
in millions of euros

	2004	2005	2006
Sales	4,526	4,775	5,466
Sales growth
% increase, nominal	0	6	14
% increase, comparable	5	4	8
EBITA	594	564	666
as a % of sales	13.1	11.8	12.2
EBIT	593	556	635
as a % of sales	13.1	11.6	11.6
Net operating capital (NOC)	1,493	2,491	2,527
Cash flows before financing activities	625	(180)	509
Employees (FTEs)	44,004	45,649	47,739
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information
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Lighting
Distribution channels
Lighting’s customers are mainly in the professional market. The Lamps business operates its sales and marketing activities through the professional, OEM and consumer channels. Luminaires is organized into a Trade business (commodity products) and Projects business (project luminaires); for the latter, the main focus is on lighting designers, architects and urban planners. Automotive Lighting is organized into two businesses: OEM and After-market. Special Lighting, Applications and Lumileds are OEM businesses, while Lighting Electronics’ sales and marketing are conducted through both the OEM and wholesale channels.
Regulatory requirements
Lighting’s processes and products need to be consistent with the relevant regional and national regulatory requirements. Such legislation includes the EU WEEE (Waste from Electrical and Electronic Equipment) Directive and the RoHS (Restriction of Hazardous Substances) Directives. In China, a similar regulatory requirement — Administration of the Control of Pollution of Electronic Information Products — will become effective early 2007.
Strategy and 2007 objectives
For 2007 and beyond, Lighting has put in place a number of specific value-creating initiatives which it will drive through a framework of Growth, Talent and Simplicity:
Growth
Lighting intends to realize long-term comparable annual sales growth of 6% with an EBITA margin of around 12%. Building on strength in its existing portfolio and continuing innovations, it will seek to:
•	Expand further in the fast-growing economies of emerging countries like China, India, Brazil, Russia and the ASEAN countries, increasing distribution coverage and making increased use of local suppliers

•	Build on its strong position in the value chain towards professional end-users and consumers, especially with the largely untapped potential of energy-saving lighting systems

•	Grow quickly in solid-state lighting components, modules and systems, thus strengthening its leading position in solid-state lighting.
Talent
Lighting will strengthen its leadership bench via proactive talent recruitment and will continue to build on its strong culture of excellence, while creating a learning organization focused on continuous improvement.
Simplicity
Lighting will streamline its ways of working by implementing segment marketing, strengthening its customer focus and driving for supply excellence.

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Other Activities
Introduction
This sector comprises Corporate Technologies, Corporate Investments and Other (Design, Supply Management, Global Service Units). It also comprises various remaining activities from businesses that have been sold, discontinued, phased out or deconsolidated in earlier years.
In 2007, this reporting sector will be repositioned as the “Innovation & Emerging Businesses” sector, which will help drive Philips’ future growth. By leveraging Philips’ brand, technology base and distribution network, the company aims, through this sector, to invest in projects that are not currently part of Philips’ operating divisions, but which will — Philips believes — lead to additional organic growth or create value through future spin-offs. Innovation & Emerging Businesses includes Corporate Research, Philips’ Business Incubators and Intellectual Property & Standards, as well as Consumer Healthcare Solutions.
Key data
in millions of euros

	2004	2005	2006
Sales	2,482	2,041	1,547
Sales growth
% increase (decrease), nominal	12	(18)	(24)
% increase (decrease), comparable	18	(5)	(7)
EBITA	388	(155)	(448)
as a % of sales	15.6	(7.6)	(29.0)
EBIT Corporate Technologies	(323)	(219)	(205)
EBIT Corporate Investments	102	(58)	14
EBIT Other	587	121	(257)
EBIT	366	(156)	(448)
as a % of sales	14.7	(7.6)	(29.0)
Net operating capital (NOC)	117	272	21
Cash flows before financing activities	741	2,584	(115)
Employees (FTEs)	23,869	19,050	13,347
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information.
Corporate Technologies
Strong performance in research and development (R&D) is critical for Philips to maintain or increase its competitiveness. Through substantial investments in R&D, Philips has created a vast knowledge base. In direct response to the needs of the market, Philips has in recent years adopted a more end-user-oriented approach to R&D, with expenditures directed at projects with more apparent short-term commercial prospects. Philips’ R&D activities are spread over Corporate Technologies and the operating divisions. Philips CTO Office manages Corporate Technologies and all enabling technologies across the company. Corporate Technologies, employing 4,500 people, invests in worldclass competencies and technologies that are relevant to the entire Philips Group. In the operating divisions, some 10,000 employees in over 25 countries are predominantly engaged in the development of products and solutions. In 2006, Philips sold a majority stake in its Semiconductors division. 550 employees of Corporate Technologies went with the division, which was subsequently renamed ‘NXP Semiconductors’.
Fueling innovation
Corporate Technologies feeds the innovation pipeline, enabling its business partners — Philips divisions and external businesses — to improve their time-to-market and innovation effectiveness, and thus achieve profitable growth.
Corporate Technologies supports Philips’ operating divisions in turning innovations into advanced products which are protected by patents. It stimulates the exploitation of technology synergies across the operating divisions through its shared labs and competencies. The High Tech Campus in Eindhoven, Netherlands, and the Philips Innovation Campus in Bangalore, India and Shanghai, China, are prime examples of this approach.
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Other Activities
Innovations are increasingly developed in close interaction with users and partners, in order to ensure that as well as being advanced, they are designed around users’ needs and are easy to experience. Working with partners in Open Innovation enables Philips to offer a wide range of technologies that deliver on the brand promise of “sense and simplicity”.
Corporate Technologies invests in world-class competencies and technologies that are essential for the divisions, but also leverages these to external customers, in order to realize maximum return on investment. Technologies and applications are made available in the form of patent and technology licenses, software and hardware components, prototypes, competencies and services (design, system integration and testing). Where appropriate, emerging technologies are incubated until they are ready for transfer to a division or spin-out, in part or in whole, to a third-party investor.
With approximately 4,500 highly skilled employees at some 20 locations worldwide, Corporate Technologies comprises organizations dedicated to technology, competence and innovation management, research, intellectual property and standards, software development, applied technologies and new business development.
Technology, competence and innovation management
The Office of the Chief Technology Officer (CTO) supports technology management, competence management and innovation effectiveness across Philips. It provides assistance for cross-divisional programs such as personal healthcare, molecular healthcare, solid-state lighting applications and digital rights and security management as well as strengthening R&D competencies by offering a company-wide R&D core curriculum. The CTO Office also promotes innovation effectiveness by facilitating a joint, market-driven approach by the functions involved, principally R&D, marketing and supply management.
Philips Research
Philips Research supports Philips’ operating divisions with innovations, inventions and long-range vision, and employs approximately 1,800 technology experts around the globe. Founded in 1914, Philips Research is one of the world’s major private research organizations, with main laboratories in the Netherlands, the United Kingdom, Germany, the United States, India and China.
In April 2006, Philips Research and New Venture Partners LLC announced the successful funding of their first spin-out. Liquavista has been created to exploit the commercial possibilities of electrowetting displays, a technology invented by Philips Research that offers bright, vivid colors, video speed, exceptional viewability even in bright sunlight, and substantial power savings compared with existing display technologies.
Philips Intellectual Property & Standards (IP&S)
Philips IP&S is responsible for managing Philips’ intellectual property on a group-wide basis, employing around 500 people. IP&S protects and exploits the value of Philips’ portfolio of intellectual property rights consisting of more than 80,000 patent rights, 26,000 trademarks, 15,000 design rights and 1,600 domain names, e.g. through licensing. It also participates in new standards in areas such as healthcare, lighting and content management. Non-sector-related license income is reported under Consumer Electronics (optical licenses) and Corporate Technologies (technology licenses, trademarks, etc.).
Philips believes its business as a whole is not materially dependent on any particular patent or license, or any particular group of patents and licenses.
Philips Applied Technologies
Philips Applied Technologies supports its customers in the areas of healthcare, lifestyle and technology with turnkey solutions based on innovative technology and with consultancy services. Approximately 900 highly skilled professionals work at six locations across Europe, Asia and the US.
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“As novel disruptive technologies and immersive media enable an almost unlimited spectrum of new product concepts and services, the problem of finding out which of these innovations really serve the needs of their users — the essence of ‘sense and simplicity’ — imposes a true challenge.”
Prof. Dr Emile Aarts,
Vice President and Scientific Program Director, Philips Research
Simplicity is the key to translating advanced technology into human benefits. Some five years ago, Philips Research opened HomeLab, an experience and application research center supporting multidisciplinary teams of researchers and designers studying human-technology interaction and testing new ambient intelligence concepts. In October 2006, this approach was extended to the domains of well-being and retail with the addition of CareLab and ShopLab, respectively. Together, these three labs constitute the ExperienceLab, where researchers can work on the creation of compelling, simplicity-led experiences.
New business development
To achieve its growth ambitions, Philips needs to create new businesses that combine new technologies with new business models to open up new market spaces. To speed up this process, Philips has established three Incubators — dedicated to healthcare, lifestyle and technology respectively — to help identify new business opportunities and to help business teams transform ideas into new business.
Delivering on commitments
In the Annual Report 2005, Corporate Technologies defined a number of key focal areas for 2006 and beyond. The progress made in these is outlined below.
Developing advanced technologies to create meaningful innovations
Corporate Technologies contributed to a host of meaningful innovations in 2006. In healthcare, for example, these included time-of-flight PET, which is based on advanced solid-state technology and can enable earlier detection of disease (especially cancer). Magnetic biosensors are also beginning to deliver on the promise of fast, sensitive and robust diagnostic testing, enabling tests in uncontrolled environments, e.g. in ambulances or emergency situations. And in lighting, a proprietary discriminating technology for higher luminance and color control is being developed.
Generating patents
Approximately 1,900 patent applications were filed in 2006 to protect Philips’ innovations.
Incubating new businesses
In 2006, the Incubator program, which started in 2002 with the set-up of the Technology Incubator, was expanded with the Healthcare and Lifestyle Incubators. The Philips Incubators are separate business units within Corporate Technologies. To ensure more effective management of the venture creation pipeline, Bell-Mason staging was also introduced in 2006, with preceding phases added in Philips Research. The Bell-Mason Framework is an early-stage venture development methodology.
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Other Activities
Stimulating end-user focus
Philips has introduced the value proposition house to capture end-user insights and create meaningful innovations. Marketing, supply management and R&D have worked closely together to create a process for value propositions and their translation into successful innovations.
2006 financial performance
EBIT of Corporate Technologies in 2006 amounted to a loss of EUR 205 million, compared to a loss of EUR 219 million in 2005. In 2006, additional investments in the newly initiated Healthcare and Lifestyle Incubators, as well as in Molecular Healthcare activities, were partly offset by the gain on the divestment of CryptoTec in the first quarter (EUR 31 million). The 2005 result included a loss related to the sale of PolyLED, which was divested in the fourth quarter of 2005.
Group-wide expenditures for research and development activities amounted to EUR 1,668 million (6.2% of Group sales) in 2006, compared to EUR 1,602 million (6.2% of Group sales) in 2005.
Strategy and 2007 objectives
Corporate Technologies’ strategy for 2007 and beyond will focus on:
•	Developing advanced technologies and applications to create meaningful innovations

•	Generating patents to protect these innovations, particularly in key areas of growth

•	Incubating new businesses in the areas of healthcare, lifestyle and technology as a driver of sustainable growth

•	Improving innovation effectiveness by stimulating end-user focus and cross-functional collaboration with marketing and supply management.
Corporate Investments
Activities of Corporate Investments
As of the end of 2006, Corporate Investments consists of the following activities employing some 3,800 people:
Assembléon
Assembléon is a wholly owned subsidiary that develops, assembles, markets and distributes a diverse range of surface-mount technology placement equipment. Its customers use Assembléon machines to place surface-mount devices and other electronic components on printed circuit boards. Assembléon employs around 750 people, mainly in the Netherlands.
High Tech Plastics — Optics
The remaining business of High Tech Plastics — Optics develops, manufactures and markets high-end plastic, opto-and opto-mechanic products. High Tech Plastics Optics employs some 1,200 people.
Philips Power Solutions — Supplies
Philips Power Solutions develops and markets integrated modules for electronic power conversion for consumer electronics, telecommunications, information technology and professional markets.
Ommic
Ommic develops and markets Low Noise Amplifiers (LNAs), smart antenna core chips and epitaxy/foundry services for telecommunications, security, satellite and semiconductor markets.
Philips Optical Storage
The remaining activities of Optical Storage consist of:
•	Optical Media & Technology (OM&T), which is engaged in the development and verification/certification of formats/standards in optical media and the development and marketing of test discs

•	Automotive Playback Modules (APM), which develops and markets playback modules for the automotive industry, employing some 1,600 people.
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Full or partial divestments
In 2006, Corporate Investments managed to reduce the portfolio of businesses by full or partial divestment of the following activities:
Philips Business Communications
The majority share in Philips Business Communications (60%), a provider of enterprise communication solutions, was sold to NEC Unified Solutions. A joint venture, named NEC Philips Unified Solutions, was formed.
Anteryon
In the first quarter of 2006, Anteryon International B.V. acquired all Philips’ shares in Anteryon B.V. As part of the transaction, Philips received a 10% stake in Anteryon International B.V.
Philips Optical Storage
Philips sold its optical pick-up unit business to Arima Devices in June 2006. As part of the transaction, Philips received a 12% stake in Arima Devices. Philips BenQ Digital Storage (PBDS), established in February 2003, has been reorganized. As a result, PBDS has been deconsolidated.
High-Tech Plastics — Tooling
In July 2006, the High Tech Plastics Tooling business was sold in its entirety to Varova B.V.
Philips Power Solutions — Inductives
In September 2006, Philips sold part of its Power Solutions business (Inductives) to Bobinados de Transformadores S.L.
Philips Advanced Metrology Systems
In October 2006, a majority of Advanced Metrology Systems was sold to JHW Greentree Capital. Philips retained a 19.9% stake in the new company called Advanced Metrology Systems LLC.
Philips Enabling Technologies Group
In November 2006, Philips Enabling Technologies Group was sold in its entirety to VDL Groep.
Philips Sound Solutions
In December 2006, Philips Sound Solutions activities were sold in their entirety to D&M Holdings Inc. of Japan.
2006 financial performance
Sales of Corporate Investments declined by 30% in nominal terms, mainly due to the sale of (parts of) Optical Storage, Philips Business Communications and Philips Enabling Technologies Group. Assembléon showed a sales decline of 3% in nominal and comparable terms.
EBIT of Corporate Investments showed a profit of EUR 14 million in 2006, compared to a loss of EUR 58 million in 2005. The improvement was primarily due to gains on divestments totaling EUR 44 million in 2006, largely related to the divestment of Philips Sound Solutions (EUR 43 million). Furthermore, the improved performance of the main businesses, especially Assembléon and Philips Enabling Technologies Group, contributed to the result.
In 2006, Corporate Investments successfully divested the majority of its business portfolio, notably the Optical pickup and Data units, Philips Business Communications, Philips Enabling Technologies Group and Philips Sound Solutions. The divestments within Corporate Investments resulted in a positive cash flow of EUR 127 million and a total transaction gain of EUR 44 million.
Other
The remaining businesses of Other Activities comprise the Global Service Units, Philips Design, Supply Management and other businesses that do not fit into other sectors.
Global Service Units
The realization of Philips’ Global Service Units strategy is enabling the company to achieve significant organizational synergies. Standard business solutions have been implemented that help Philips to respond better and faster to changes in the corporate and business environment and to deliver on its commitment to “sense and simplicity”.
The global support functions comprise Finance, Human Resources, Information Technology, non-product-related Supply Management, Real Estate and Facilities Management. By realizing the concept of company-wide standard services, Philips has become leaner and more focused on its business objectives and growth ambitions. The Global Service Units employ around 4,500 people.
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Other Activities
Philips Design
Philips Design is one of the largest and longest-established design organizations of its kind in the world. It is headquartered in Eindhoven, Netherlands, with branch studios in Europe, the US and Asia Pacific.
Its creative force of some 450 professionals contains more than 30 different nationalities, embracing disciplines as diverse as psychology, cultural sociology, anthropology and trend research in addition to the core and emerging design-related skills. The mission of these professionals is to create value for people through superior design solutions.
To realize this, Philips Design has developed a proprietary methodology known as High Design. High Design is human-focused and research-based, and takes a deep understanding of people’s needs as the starting point for the design process. It also provides the framework for translating these insights into imaginative yet feasible solutions.
In this way Philips Design is an important driver in making the brand promise of “sense and simplicity” tangible. Philips believes it is only by appreciating the values and motivations of end-users that it can create sustainable propositions that make sense, are simple to experience, and enrich the quality of people’s lives.
Philips Design offers a full range of design services to many different types of clients both within and outside the Philips organization. Integrated in the business creation process, design services range from strategy, design direction and innovation, to identity, communication and marketing support.
Philips Design has been widely recognized for its visionary explorations and its ability to humanize technology. Each year, Philips Design receives a variety of international awards, such as iF, IDEA, IDSA and Red Dot design awards. Philips is the third most successful company ever to take part in the prestigious iF design competition.
Supply Management
The company’s mission for supply management is to create value by extracting the power of One Philips and transforming the transactional purchasing function into strategic supply management.
Each year, Philips Design receives a variety of international awards recognizing its visionary explorations and ability to humanize technology. In 2006 alone, Philips Design won 46 awards from leading design organizations, including iF, IDEA, IDSA and Red Dot design awards.
2006 marks the third year of an ambitious and comprehensive change program. Supply management plays a strategic role in value creation, and 70% of Philips’ spend is now centralized or center-led. From 2003-2005, the total number of suppliers was reduced from more than 50,000 to less than 25,000. The company is now focusing on concentration of spend: 80% of the Bill of Material (BOM) spend is concentrated on fewer than 250 suppliers, and 80% of the Non-Product-Related (NPR) spend on 1,450 suppliers.
The transformation process, including leveraging of opportunities in emerging markets accounting for more than 45% of Philips’ spend, has consistently resulted in significant savings over the past three years. Industry experts have recognized this strong performance: a study carried out by a leading consultancy ranked Philips among the top quartile of the 200-plus companies surveyed.
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Extracting the power of One Philips
Leveraging the company’s spend and resources in key areas and negotiating as One Philips improves time-to-market, reduces total cost of ownership and increases quality. Strategic priorities are:
•	NPR spend: Philips has shifted from decentralized cost centers to global centralized services. Approximately 70% of Philips’ addressable spend is channeled through three transactional shared service centers located in low-cost countries.

•	Cross-divisional BOM opportunities: ownership of some EUR 3 billion cross-divisional spend is concentrated centrally. Centralized ‘One Philips’ leveraging of this spend with fewer, more strategic suppliers has resulted in significant value creation. Cross-divisional teams led by divisional CPOs are active in eleven commodity areas, including metals and electronic components.

•	Outsourcing strategy and guidance: this initiative supports industrial strategy decision-making, addressing the shift in resources required to manage the change to an outsourcing relationship. Philips’ total EMS, ODM and OEM outsourcing spend has grown from EUR 2 billion in past years to over EUR 6 billion in 2006. To ensure the development of more strategic relationships, the number of preferred EMS (Electronic Manufacturing Services) suppliers has been reduced from 61 in 2004 to 8 in 2006.

•	Product creation process (PCP): more than 50% of total product costs are defined in the early development stages. Therefore, early supplier/supply management involvement (ESI) in PCP is essential in realizing time- and cost-saving initiatives. Philips launched an Early Supplier/Supply Management Involvement program in 2006.
Transforming towards strategic supply management Developing into a value creation role requires strategic relationships with suppliers.
Philips can realize more value by working closely with a strong network of strategic suppliers. The ‘Partners for Growth’ strategic supplier relationship management program brings Philips together with its top 30 suppliers to identify and exploit concrete business opportunities. Philips’ business with ‘Partners for Growth’ suppliers has increased by 26% since 2004.
The transformation toward strategic supply management is supported by a dedicated HRM program and cutting-edge processes, tools and systems, including sourcing and eAuctioning. Philips eAuctioned EUR 1.9 billion spend in 2006-nearly 10% of total spend, compared to less than 2% in 2005.
In 2007, Philips intends to continue to create value through the supply management function, and will continue with the comprehensive supply management transformation process initiated in 2003.
2006 financial performance
The reported EBIT fell from a profit of EUR 121 million in 2005 to a loss of EUR 257 million in 2006. The decline was primarily attributable to a charge of EUR 256 million recorded for asbestos-related product liabilities, net of insurance recoveries. For further information on asbestos-related product liabilities, please refer to note 27 to the financial statements in this Annual Report. EBIT in 2006 was positively impacted by the result of the Real Estate Service Unit, with various gains on real estate transactions amounting to EUR 54 million. In 2005, the sale of the Philips Pension Competence Center resulted in a gain of EUR 42 million; real estate transactions accounted for a profit of EUR 122 million in 2005.
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Unallocated
Unallocated
Introduction
The sector Unallocated comprises the activities of the corporate center including Philips’ global brand management and sustainability programs, as well as country and regional overhead costs and costs of pension and other postretirement benefit plans.
Key data
in millions of euros

	2004	2005	2006
EBIT Corporate & regional overheads	(309)	(317)	(389)
EBIT Global brand campaign	(80)	(138)	(126)
EBIT pension / postretirement benefits costs	(151)	(16)	(86)
EBIT	(540)	(471)	(601)
Net operating capital (NOC)	(180)	(558)	314
Cash flows before financing activities	(182)	(1,210)	(2,015)
Employees (FTEs)	2,609	2,392	2,364
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information.
Corporate & Regional Overheads
Corporate and regional overhead costs were higher than in 2005, primarily as a consequence of implementation costs for Sarbanes-Oxley compliance, which totaled EUR 26 million in 2006.
Costs for the global brand campaign decreased by EUR 12 million compared to 2005.
Pension and other postretirement benefit costs increased by EUR 70 million compared to 2005, when a gain of EUR 116 million was recognized. The latter was triggered by a change in Dutch law relating to the treatment of medical insurance costs. Excluding the EUR 116 million positive impact in 2005, pension and other postretirement benefit costs decreased by EUR 46 million in 2006, mainly due to the sale of the majority stake in the Semiconductors division.
Cash flows before financing related to pension activities decreased by EUR 863 million compared to 2005, resulting in a total outflow of EUR 1,237 million. The increased cash outflow was largely attributable to additional funding of pension funds in the United Kingdom (EUR 582 million) and the United States (EUR 101 million).
From 2007 onwards, part of the costs of corporate services will be charged to the operating divisions, which drive and create value from these resources. This will result in an approximate EUR 160 million shift of costs from the Unallocated sector to the four operating divisions (Medical Systems, DAP, CE and Lighting). Separately, Philips expects to reduce the overall Corporate and regional overhead cost by EUR 75 million, on a run-rate basis, by the end of 2007. In addition, pension costs for continuing operations are expected to decline by approximately EUR 50 million in 2007 compared to 2006. Expenditures on the global brand campaign are expected to be slightly below the level of 2006, with the majority of the spend in the second and fourth quarters of the year.
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Risk management
The following sections present an overview of Philips’ approach to risk management and business control and a description of the nature and the extent of its exposure to risks. Philips recognizes different risk categories, namely Strategic business risks, Market/Business environment risks, Operational risks, Financial risks, and Compliance and financial reporting risks. These are further described in the section Risk categories of this Annual Report. The risk overview provided is not exhaustive. Some risks not yet known to Philips or currently believed not to be material could later turn out to have a major impact on Philips’ businesses, revenues, income, assets, liquidity or capital resources.
The risk factors should be considered in connection with the forward-looking statements.
Our approach to risk management and business control
Risk management forms an integral part of business management. The Company’s risk and control policy is designed to provide reasonable assurance that objectives are met by integrating management control into the daily operations, by ensuring compliance with legal requirements and by safeguarding the integrity of the Company’s financial reporting and its related disclosures. It makes management responsible for identifying the critical business risks and for the implementation of fit-for-purpose risk responses. Philips’ risk management approach is embedded in the areas of corporate governance, Philips General Business Principles and Philips Business Control Framework and in the actual periodic business planning and review cycles.
Corporate governance
Corporate governance is the system by which a company is directed and controlled. Philips believes that good corporate governance is a critical factor in achieving business success. Good corporate governance derives from, amongst other things, solid internal controls and high ethical standards. Risk management is a well-established part of Philips’ corporate governance model.
The quality of Philips’ systems of business controls and the findings of internal and external audits are reported to and discussed in the Audit Committee of the Supervisory Board. Internal auditors monitor the quality of the business controls through risk-based operational audits, inspections of financial reporting controls and compliance audits. Audit committees at corporate, division, business and regional levels meet on a regular basis to address weaknesses in the business control infrastructure as reported by the auditors or from self-assessments, and to take corrective action where necessary. These audit committees are also involved in determining the desired company-wide internal audit coverage as approved by the Audit Committee of the Supervisory Board. An in-depth description of Philips’ corporate governance model can be found in the chapter Corporate governance of this Annual Report.
Philips Business Control Framework
The Philips Business Control Framework (BCF), derived from the Committee of Sponsoring Organizations of the Treadway Commission (COSO) framework on internal control, sets the standard for risk management and business control in Philips. The objectives of the BCF are to maintain integrated management control of the Company’s operations, to ensure integrity of the financial reporting and business processes, as well as compliance with laws and regulations.
Philips reviewed and further strengthened the fundamentals of its BCF over the last years. The first of these developments was the drive to harmonize enterprise resource planning systems, with SAP as the leading standard, enabling Philips to replace time-consuming manual controls with embedded, automated controls. Thereafter, Phillips introduced a program to systematically certify the critical IT systems against an
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internal control standard which is based on the generally accepted standards control objectives for information and related technology (COBIT) and COSO. Furthermore, as part of BCF, Philips implemented a global internal control standard (ICS) over financial reporting. ICS supports management in a quarterly cycle of assessment and monitoring, enhancing transparency of its control environment. ICS has been deployed in all main reporting units, where business process owners perform an extensive number of controls, document the results each quarter, and take corrective action where necessary.
With respect to financial reporting a structured company-wide assessment and monitoring process is in place to enable the Company’s Chief Executive Officer and Chief Financial Officer to review and report on the effectiveness of risk management and business controls. Each quarter, division management and functional management at Group level involved in the external reporting process issue a formal certification statement to confirm the adequacy of the design and effectiveness of disclosure controls and internal controls over financial reporting, which is subject to review by the Board of Management. Annually, as part of the Annual Report process, management’s accountability for business controls is enforced through the formal issuance of a Statement on Business Controls and a Letter of Representation by each business unit, resulting, via a cascade process, in a statement by each division. The Statements on Business Controls and Letters of Representation are subject to review by the Board of Management.
Section 404 Sarbanes-Oxley Act
During 2006, the BCF was extended to address the requirements of section 404 of the US Sarbanes-Oxley Act., which amongst other things, stipulates that the Board of Management is responsible for establishing and maintaining a system of internal control over US GAAP financial reporting for Philips. Philips believes it maintains an effective framework of internal control over US GAAP financial reporting. This framework and its established accounting procedures and related controls are designed to provide reasonable assurance that assets are safeguarded, that the books and records properly reflect all transactions, that policies and procedures are carried out by qualified personnel, and that published US GAAP financial statements are properly prepared and do not contain any material misstatements.
Management has assessed the design and operating effectiveness of controls within the scope of section 404 of the US Sarbanes-Oxley Act. The Board of Management’s evaluation included controls at Group and division level, and transactional controls at significant locations across all of the Company’s divisions. The scope also included relevant IT controls. Any design and operating effectiveness deficiencies noted that were not completely remedied were formally evaluated at year-end. The Board of Management’s report, including its conclusions, regarding the effectiveness of its internal control over US GAAP financial reporting can be found in the chapter Group financial statements of this Annual Report.
Philips General Business Principles
The Philips General Business Principles (GBP) govern Philips’ business decisions and actions throughout the world, applying equally to corporate actions as well as the behavior of individual employees when on company business. They incorporate the fundamental principles within Philips for doing business. The intention of the GBP is to ensure compliance with laws and regulations, as well as with Philips’ norms and values.
The GBP have been translated into most of the local languages and are an integral part of the labor contracts in virtually all countries where Philips has business activities. Responsibility for compliance with the principles rests principally with the management of each business. Every country organization and each main production site has a Compliance Officer. Confirmation of compliance with
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the GBP is an integral part of the annual statement on business controls that has to be issued by the management of each organizational unit. The GBP incorporate a whistleblower policy, standardized complaint reporting and a formal escalation procedure.
The global implementation of the One Philips Ethics Line was completed in 2006. This will ensure that all alleged violations are registered and dealt with consistently within one company-wide system. Due to country-specific constraints Germany (where the approval of worker’s representation bodies is required) and France (where approval is required from the privacy authorities) did not participate in the One Philips Ethics Line. Philips is striving to obtain these approvals in order to allow comprehensive company-wide implementation.
To drive the practical deployment of the GBP, a set of directives has been published, including a Supply Management Code of Ethics and a Financial Code of Ethics (www.philips.com/about/investor). The GBP Directives were updated in 2006, reflecting ongoing developments in codes of conduct and business integrity legislation. The main updates related to Philips’ endorsement of the UN Global Compact, policy on HIV/AIDS, health and safety policy, integrity and ethics in advertising, and in particular directives on the giving of gifts. To ensure compliance with the highest standards of transparency and accountability by all employees performing important financial functions, the Financial Code of Ethics contains, amongst other things, standards to promote honest and ethical conduct, and full, accurate and timely disclosure procedures to avoid conflicts of interest. The Company did not grant any waivers of the Financial Code of Ethics in 2006. To reinforce awareness of the need for compliance with the GBP, a web-based GBP training tool has been rolled out throughout the world in 18 different languages. This tool is expected to cover more than 90% of Philips employees with internet/intranet access by the first half of 2007.
In 2006, an e-Learning Tool for job training of (new) compliance officers (including complaint-handling procedures and dilemma training) was rolled out. This course is mandatory for all GBP Compliance Officers and will be updated and repeated each year.
Risk categories
Taking risks is an inherent part of entrepreneurial behavior. A structured risk management process encourages management to take risks in a controlled manner. Philips has a structured risk management process in place that recognizes different risk categories at Strategic, Market/Business environment, Operational, Financial and Compliance and financial reporting level.
Within Strategic business risks Philips covers areas that influence Philips’ strategic opportunities and threats, such as risks related to innovation and differentiation. The Market/Business environment risks cover the effect that changes in the market may have on Philips. Risks related to areas such as economic and political development and power concentration are likely to affect all market participants in a similar manner. Operational risks include adverse unexpected developments resulting from internal processes, people and systems, or from external events that are linked to the actual running of each business (examples are product creation and supply chain management). Within the area of Financial risks Philips identifies risks related to Legal, Treasury, Pensions and Fiscal. Compliance and financial reporting risks cover unanticipated failures to enact appropriate policies and procedures and risks that could negatively impact Philips’ reliability of financial reporting, correctness of disclosures, and safeguarding of assets.
Strategic business risks
Innovation and identification of new sources of differentiation are important to realize Philips’ profitable growth ambitions.
Philips’ longer-term success depends on, amongst other things, innovation based on end-user insight using technology as value enabler. Moreover, some of Philips’ divisions continue to face diminishing opportunities to differentiate on the basis of technical performance only. This makes the identification of new sources of both tangible and intangible differentiation essential. Concurrently, it is imperative to understand changes in patterns related to end-user needs and preferences, and to align differentiation initiatives and innovations with the brand promise of “sense and simplicity”. If Philips fails in this area its growth ambitions may be hampered.
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Future acquisitions could expose Philips to integration risks and challenge management in continuing to reduce the complexity of the company.
Philips intends to make further value-adding acquisitions and is therefore exposed to the risk of not capturing suitable targets. In addition, such acquisitions could expose Philips to integration risks, amongst others, in the areas of sale and service force integration, logistics, regulatory compliance, information technology and finance. Moreover, such acquisitions could also challenge management in continuing to reduce the complexity of the company.
The ability to secure and retain intellectual property rights for products whilst maintaining overall competitiveness, is important.
Philips is dependent on its ability to obtain and retain licenses and other intellectual property (IP) rights covering its products and its design and manufacturing processes. The IP portfolio results from an extensive patenting process that could be influenced by, amongst other things, innovation. The value of the IP portfolio is dependent on the successful promotion and market acceptance of standards developed or co-developed by Philips. This is particularly important for Consumer Electronics where third-party licenses are important and a loss or impairment could negatively impact Philips’ results.
Philips’ investments in the “sense and simplicity” campaign, with a focus on simplifying the interaction with its customers, translating awareness into preference and improving its international brand recognition, could have less impact than anticipated.
Philips has made large investments in the reshaping of the Group into a more market-driven company focusing on delivering advanced and easy-to-use products and easy relationships with Philips for its customers. The brand promise of “sense and simplicity” is important for both external and internal development. If Philips fails to deliver on its “sense and simplicity” concept its growth opportunities may be hampered.
Market/Business environment risks
As Philips’ business is global, its operations are exposed to economic and political developments in countries across the world that could adversely impact its revenues and income.
The business environment is influenced by economic and political uncertainties that continue to affect the global economy and the international capital markets. Economic and political developments could have a material adverse effect on Philips’ operating results.
Philips’ overall performance in the coming years is dependent on realizing its growth ambitions in emerging markets.
Emerging markets are becoming more important in the global market. Asia is an important production, sourcing and design center for Philips. Philips faces strong competition to attract the best talent in tight labor markets and intense competition from local Asian companies as well as other global players for market share in Asia. Philips needs to be part of the growth of emerging markets, invest in local talents, understand developments in end-user preferences and localize the portfolio in order to stay competitive. Furthermore, growth in emerging markets, and especially China, could be hampered if Philips falls short when extending distribution to second and third tier cities.
Philips is exposed to markets with high complexity, and is facing continued competition.
Philips continually faces competitive challenges such as speed of innovation, fast-moving market trends, rapid technological change, evolving standards, shortening product life cycles, the cyclical nature of certain sectors and price erosion. One example is the solid-state lighting and the fast-growing LED market. If Philips cannot timely offset margin erosion with the upgrading of its offering via for instance innovation or differentiation, cost reduction and/or efficiency measures, operating results may be hampered.
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Philips’ global presence exposes the company to regional and local regulatory rules, which may interfere with the realization of business opportunities and investments in the countries in which Philips operates.
Philips has established subsidiaries in over 60 countries. These subsidiaries are exposed to changes in governmental regulations and unfavorable political developments, which may limit the realization of business opportunities or impair local Philips investments. An increased focus on medical and health care increases the exposure to highly regulated markets, where obtaining clearances or approvals for new products is of great importance, and the dependency on the funding available for healthcare systems. In addition, changes in reimbursement policies may affect spending on healthcare technology. For example, cuts in reimbursement for imaging services mandated under the US Deficit Reduction Act (DRA) may have an adverse impact on spending in US out-of-hospital markets.
Operational risks
Integral customer management is important for maintaining a sustainable competitive advantage. A set-back in Global Key Account Management or Category Management could hamper expected growth and damage Philips’ image.
Philips’ commitment to “sense and simplicity” is not restricted to new products, it also covers the wide range of support facilities Philips offers to its customers. An example of this is the provision of category management solutions for key retailers to support consumers in their decision-making. A setback in the management of international key retail accounts could hamper expected growth and damage Philips’ reputation and brand image.
Failure to achieve improvements in Philips’ product creation process and/or increased speed in innovation-to-market may hamper Philips’ profitable growth ambitions.
Further improvements in Philips’ product creation process, ensuring timely delivery of new products at lower cost and upgrading of customer service levels to create sustainable competitive advantages, are important in realizing Philips’ profitable growth ambitions. The emergence of new low-cost players, particularly in Asia, further underlines the importance of improvements in the product creation process. In addition, if Philips fails to accelerate its innovation-to-market processes and to ensure that end-user insights are fully captured and translated into product creations, it may see an erosion of its market share and competitiveness.
If Philips is unable to ensure effective supply chain management, it may be unable to sustain its competitive position in its markets.
Philips is continuing the process of creating a leaner supply base with fewer suppliers, while maintaining dual sourcing strategies where possible. This strategy strongly supports close cooperation with suppliers to enhance, amongst others, time to market and quality. In addition, Philips is continuing its initiatives to reduce assets through outsourcing. These processes may result in increased dependency.
Because Philips is dependent on its personnel for leadership and specialized skills, the loss of its ability to attract and retain such personnel would have an adverse affect on its business. In addition, illness of personnel on a larger scale, could result in business interruptions.
The retention of talented employees in sales and marketing, research and development, finance and general management, as well as of highly specialized technical personnel, is critical to the success of Philips. In addition to personnel attraction and retention, loss of specialized skills due to illness of personnel on a larger scale, as a result of, for example, SARS or bird flu, or terrorist assaults, could result in business interruptions.
IT outsourcing and off-shoring strategies could result in short-term complexities. Moreover, the global increase in IT security threats, complexities in compliance management and complications during the implementation of new IT applications could challenge management.
Philips is engaged in a continuous drive to create a more open and cost-effective IT landscape. This is leading to an approach involving further outsourcing, off-shoring and commoditization. At the same time there is a global increase in security threats and higher levels of professionalism in computer crime. External requirements such as the US Sarbanes-Oxley Act and privacy legislation are putting additional emphasis on the need to have a well controlled IT environment. With the further penetration of IT into all business processes, there is also a trend towards more business process outsourcing including data and IT services. Finally, new acquisitions in the Philips portfolio require the integration of new IT systems in the existing landscape. All this makes increasing demands on IT security and poses a challenge to Philips’ existing management and control structures.
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Warranty and product liability claims against Philips could cause Philips to incur significant costs and affect Philips’ results as well as its reputation and relationships with key customers.
Philips is from time to time subject to warranty and product liability claims with regard to product performance. Philips could incur product liability losses as a result of repair and replacement costs in response to customer complaints or in connection with the resolution of contemplated or actual legal proceedings relating to such claims. In addition to potential losses from claims and related legal proceedings, product liability claims could affect Philips’ reputation and its relationships with key customers, both customers for end products and customers that use Philips’ products in their production process. As a result, product liability claims could impact Philips’ financial results.
Financial risks
Philips is exposed to a variety of financial risks, including currency risk, interest rate risk, liquidity risk, equity price risk, commodity price risk, credit risk, country risk and other insurable risks which may impact Philips’ results.
Philips is a global company and as a direct result the financial results of the Group may be impacted through currency fluctuations. Furthermore, Philips is exposed to other movements in the financial markets in the form of interest rate risk, commodity price risk and also equity price risk as Philips holds minority stakes in a number of listed companies where market value currently exceeds the equity investment reported in the financial statements. A decline in the market value of these investments could result in a future impairment.
For further analysis, please refer to the section Details of financial risks presented on the pages hereafter.
Philips has defined-benefit pension plans in a number of countries. The funded status and the cost of maintaining these plans is influenced by financial market and demographic developments, creating volatility in Philips’ results.
The majority of employees in Europe and North America are covered by these plans. The accounting for defined-benefit pension plans requires management to determine discount rates, expected rates of compensation and expected returns on plan assets. Changes in these variables can have a significant impact on the projected benefit obligations and net periodic pension costs. A negative performance of the financial markets could have a material impact on funding requirements and net periodic pension costs and also affect the value of certain financial assets of the company. For further analysis of pension-related exposure to changes in financial markets, please refer to the section Details of financial risks presented on the pages hereafter, and for quantitative and qualitative disclosure of pensions, please refer to note 20 to the consolidated financial statements.
Philips is exposed to a number of different tax uncertainties which could have a significant impact on local tax results.
Philips is exposed to a number of different tax uncertainties which could result in double taxation, penalties and interest payments. These include, amongst others, transfer pricing uncertainties on internal deliveries of goods and services, tax uncertainties related to acquisitions and divestments, tax uncertainties related to the use of tax credits and to permanent establishments, and tax uncertainties due to losses carried forward. Those uncertainties may have a significant impact on local tax results. For further details, please refer to the section Details of financial risks presented on the pages hereafter.
Legal proceedings covering a range of matters are pending in various jurisdictions against the Company and its (former) group companies. Due to the uncertainty inherent in litigations, it is difficult to predict the final outcome. An adverse outcome might impact Philips’ results.
The Company, including a certain number of its (former) group companies, is involved in litigation relating to such matters as competition issues, commercial transactions, product liability (including allegations of personal injury from alleged asbestos exposure), participations and environmental pollution. Although the ultimate disposition of asserted claims and proceedings cannot be predicted with certainty, Philips’ financial position and results of operations could be affected by an adverse outcome. Please refer to note 27 to the consolidated financial statements for additional disclosure relating to specific litigation matters.
Compliance and financial reporting risks
Reliability of reporting, correctness of disclosures and safeguarding of assets.
The reliability of reporting is important in assuring management of top-quality data for steering the businesses and for managing both top-line and bottom-line growth. Flaws in control systems could adversely affect the financial results and hamper expected growth. The correctness of disclosures provides investors and other market professionals with significant information for a better understanding
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of Philips’ businesses. Imperfections in the disclosures could create uncertainty regarding the reliability of the data presented. Compliance procedures are adopted by management to ensure that the resource use is consistent with laws, regulations and policies and that resources are safeguarded against waste, loss and misuse. Ineffective compliance procedures relating to the safeguarding of assets could have an undesirable effect on the financial results.
Details of financial risks
This section provides further details of the financial risks, which are categorized along the lines of the corporate processes.
Treasury
Philips is, as mentioned before, exposed to several types of financial risk. This section will further analyze financial risks that relate to treasury activities. Philips does not purchase or hold financial derivative instruments for speculative purposes.
Currency risk
Currency fluctuations may impact Philips’ financial results. Philips has a limited structural currency mismatch between costs and revenues, as a proportion of its production, administration and research and development costs is denominated in euros, while a proportion of its revenues is denominated in US dollars. Consequently, fluctuations in the exchange rate of the US dollar against the euro can have an impact on Philips’ financial results. In particular, a relatively weak US dollar during any reporting period will reduce Philips’ income from operations, while a stronger US dollar will improve it.
Philips is exposed to currency risk in the following areas:
•	transaction exposures, such as forecasted sales and purchases and receivables/payables resulting from such transactions;

•	translation exposure of net income in foreign entities;

•	translation exposure of investments in foreign entities;

•	exposure of non-functional-currency-denominated debt;

•	exposure of non-functional-currency-denominated equity investments.
It is Philips’ policy that significant transaction exposures are hedged by the businesses. Accordingly, all businesses are required to identify and measure their exposures from material transactions denominated in currencies other than their own functional currency. Philips’ policy generally requires committed foreign currency exposures to be fully hedged using forwards. Anticipated transactions are hedged using forwards or options or a combination thereof. The policy for the hedging of anticipated exposures specifies the use of forwards/options. The hedge tenor varies per business and is a function of the ability to forecast cashflows and the way in which the businesses can adapt to changed levels of foreign exchange rates. As a result, hedging activities may not eliminate all currency risks for these transaction exposures. Generally, the maximum tenor of these hedges is less than 18 months.
The following table outlines the estimated nominal value in millions of euros for transaction exposure and related hedges for the most significant currency exposures of Philips as of December 31, 2006:
Estimated transaction exposure and related hedges
in millions of euros

	maturity 0-60 days		maturity over 60 days
	exposure	hedges	exposure	hedges
Hedges of receivables
USD vs EUR	511	(471)	1,667	(1,115)
JPY vs EUR	47	(44)	146	(121)
GBP vs EUR	67	(65)	110	(72)
PLN vs EUR	33	(33)	42	(32)
EUR vs SEK	32	(32)	170	(34)
USD vs SGD	75	(71)	57	(34)
EUR vs SGD	32	(31)	103	(53)
EUR vs USD	137	(112)	424	(82)

Hedges of payables
USD vs BRL	(17)	16	(81)	81
PNL vs EUR	(21)	17	(121)	71
USD vs EUR	(755)	711	(1,329)	786
EUR vs GBP	(20)	18	(91)	64
USD vs SGD	(108)	105	(39)	33
MXN vs USD	(23)	18	(89)	51
The first currency displayed is the exposure that is being hedged followed by the functional currency of the hedging entity. Due to their high correlation the US Dollar and Hong Kong Dollar have been grouped within the table and are referred to as USD.
Philips does not hedge the translation exposure of net income in foreign entities.
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Translation exposure of equity invested in consolidated foreign entities financed by equity is partially hedged. If a hedge is entered into, it is accounted for as a net investment hedge.
Intercompany loans by the company to its group companies are generally provided in the functional currency of the borrowing entity. The currency of the Company’s external funding is matched with the required financing of subsidiaries either directly by external foreign currency loans, or by using foreign exchange swaps. In this way the translation exposure of investments in foreign entities financed by debt is hedged.
Philips does not currently hedge the foreign exchange exposure arising from unconsolidated equity investments.
Philips uses foreign exchange derivatives to manage its currency risk. The inherent risk related to the use of these derivatives is outlined below. Due to their high correlation the US dollar and Hong Kong dollar have been grouped within the following analysis and are referred to as USD.
The US dollar and Taiwanese dollar account for a high percentage of Philips’ foreign exchange derivatives. Apart from that, Philips also has significant derivatives outstanding related to the pound sterling. An instantaneous 10% increase in the value of the euro against the US dollar, Taiwanese dollar and pound sterling and an instantaneous 10% increase in the value of the US dollar against the Taiwanese dollar, from their levels at December 31, 2006, with all other variables held constant, would result in the following estimated increases in the fair value of Philips’ financial derivatives.
Derivatives sensitivity analysis
in millions of euros

	EUR	EUR	EUR	USD
	versus	versus	versus	versus
	USD	GBP	TWD	TWD
Derivatives related to transactions	(7)	18	—	4
Derivatives related to translation exposure in foreign entities financed by debt	98	18	—	(4)
Derivatives related to translation exposure in foreign entities financed by equity	57	—	53	—
Derivatives related to external debt/cash	—	—	—	(29)
	148	36	53	(29)
The largest impact of a 10% change in the value of the euro against other individual currencies is for the Japanese yen, which has an impact of less than EUR 13 million on the value of derivatives.
The derivatives related to transactions are, for hedge accounting purposes, split into hedges of accounts receivable/payable and forecasted sales and purchases. Changes in the value of foreign currency accounts receivable/payable as well as the changes in the fair value of the hedges of accounts receivable/payable are reported in the income statement under cost of sales. Hedges related to forecasted transactions are accounted for as cash flow hedges. The results from such hedges are deferred in other comprehensive income within equity. Currently, a gain of EUR 8 million is deferred in equity as a result of these hedges. The result deferred in equity will mostly be released to income from operations within the income statement in 2007 at the time when the related hedged transactions affect the income statement.
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The change in fair value of the hedges of transactions in the case of a 10% appreciation in the euro versus the US dollar and the pound sterling can be further broken down as follows:
Sensitivity to a 10% increase in euro versus USD
in millions of euros

	maturity 0-12	maturity > 12
	months	months
Change in fair value of forwards	(17)	4
Change in fair value of options	6	—
Sensitivity to a 10% increase in euro versus GBP
in millions of euros

	maturity 0-12	maturity > 12
	months	months
Change in fair value of forwards	18	—
During 2006 a net loss of less than EUR 1 million was recorded in the income statement as a result of ineffectiveness of transaction hedges.
Changes in the fair value of hedges related to translation exposure of investments in foreign entities financed by debt are recognized in the income statement. The changes in the fair value of these hedges related to foreign exchange movements are offset in the income statement by changes in the fair value of the hedged items.
Philips recorded a gain of EUR 236 million in other comprehensive income under currency translation differences as a result of net investment hedges of investments in foreign subsidiaries. A loss of EUR 3 million was recognized in the income statement as a result of ineffectiveness of these hedges.
Interest rate risk
Philips has significant outstanding debt, which creates an inherent interest rate risk. Failure to effectively hedge this risk could negatively impact financial results. At year-end 2006, Philips had a ratio of fixed-rate long-term debt to total outstanding debt of approximately 74%, compared to 69% one year earlier. At year-end, the Company held EUR 6,023 million in cash and short-term deposits and total debt of EUR 3,869 million. The Company partially hedges the interest-rate risk inherent in the external debt. As of year-end 2006, the company had six USD interest rate swaps outstanding, on which the company receives fixed interest on the equivalent of EUR 387 million. Fair value hedge accounting is applied to these interest rate swaps.
Certain past interest rate hedges related to bonds were unwound during 2004. The fair value adjustments to the bonds are amortized to the income statement based on the recalculated effective yield. In 2006, a gain of EUR 5 million was released to the income statement.
As of December 31, 2006, the majority of debt consisted of bonds. Of the EUR 3,006 million of long-term debt, 2.6% consisted of a bond with a so-called ‘embedded put’ feature which carries an option for each holder to put the bond to the Company on May 15, 2007 upon notice received between March 15 and April 15, 2007.
A sensitivity analysis shows that if long-term interest rates were to decrease instantaneously by 1% from their level of December 31, 2006, with all other variables (including foreign exchange rates) held constant, the fair value of the long-term debt would increase by approximately EUR 93 million. This change would be partially offset through the change in fair value of the interest rate swaps, which would increase by EUR 40 million. If there was an increase of 1% in long-term interest rates, this would reduce the market value of the long-term debt by approximately EUR 93 million. This change would be partially offset by the change in fair value of the interest rate swaps, which would decrease by EUR 35 million.
If interest rates were to increase instantaneously by 1% from their level of December 31, 2006, with all other variables held constant, the annualized net interest expense would decrease by approximately EUR 46 million due to the significant cash position of the Company. This impact is based on the outstanding net debt position at December 31, 2006.
Liquidity risk
The rating of the company’s debt by major rating services may improve or deteriorate. As a result, Philips’ borrowing capacity may be influenced and its financing costs may fluctuate. Philips has various sources to mitigate the liquidity risk for the group including EUR 6,023 million in cash and short-term deposits, a USD 2,500 million Commercial Paper Program and a USD 2,500 million committed revolving facility that could serve
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as back-up for short-term financing requirements that would normally be satisfied through the Commercial Paper Program and EUR 9,524 million of investments in its main available-for-sale securities, trading securities and listed equity-accounted investees at market value per December 31, 2006. The Company has a lock-up period associated with the sale of shares in TPV that expires in September 2008. Furthermore, the LG.Philips LCD shareholders agreement with LG Electronics, states that both companies will maintain a holding of at least 30% each until July 2007.
Equity price risk
Philips is a shareholder in several publicly listed companies such as TSMC, LG.Philips LCD, TPV and JDS Uniphase. As a result, Philips is exposed to potential financial loss through movements in the share prices of these companies. The aggregate equity price exposure of these investments amounted to approximately EUR 9,524 million at year-end 2006 (2005: EUR 11,252 million including shares that were sold during 2006). Philips also holds options on the shares of TPV through a convertible bond issued to Philips in September 2005, the face value of the bond being the USD equivalent of EUR 160 million and the value of the option at year-end EUR 40 million. Philips does not hold derivatives in its own stock, or in the above-mentioned listed companies except for the embedded derivatives in the convertible bond as mentioned.
Commodity price risk
Philips is a purchaser of certain base metals, precious metals and energy. Philips hedges certain commodity price risks using derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that Philips enters into are concluded as cash flow hedges to offset forecasted purchases. A 10% increase in the market price of all commodities would increase the fair value of the derivatives by EUR 2 million.
Credit risk
Credit risk represents the loss that would be recognized at the reporting date if counterparties failed completely to perform their payment obligations as contracted. Credit risk is present within the trade receivables of Philips. To reduce exposure to credit risk, Philips performs ongoing credit evaluations of the financial condition of its customers and adjusts payment terms and credit limits when appropriate.
Philips invests available cash and cash equivalents with various financial institutions and is exposed to credit risk with these counterparties. Philips is also exposed to credit risks in the event of non-performance by counterparties with respect to financial derivative instruments.
Philips actively manages concentration risk and on a daily basis measures the potential loss under certain stress scenarios, should a financial counterparty default. These worst-case scenario losses are monitored and limited by the company. As of December 31, 2006 the company had credit risk exceeding EUR 25 million to the following number of counterparties:
Credit risk with number of counterparties

	25-100	100-500	500-1,500
	million	million	million
AAA-rated bank counter- parties	1	—	1
AAA-rated money market funds	2	—	—
AA-rated bank counterparties	2	6	2
A-rated bank counterparties	1	—	—
Non-rated money market funds	—	1	—
Lower-rated bank counter- parties in China	2	—	—
The company does not enter into any financial derivative instruments to protect against default by financial counterparties. However, where possible the company requires all financial counterparties with whom it deals in derivative transactions to complete legally enforceable netting agreements under an International Swap Dealers Association master agreement or otherwise prior to trading and, whenever possible, to have a strong credit rating from Standard & Poor’s and Moody’s Investor Services. Wherever possible, cash is invested and financial transactions are concluded with financial institutions with strong credit ratings.
Country risk
Philips is exposed to country risk by the very nature of running a global business. Country risk is the risk that political, legal, or economic developments in a single country could adversely impact our performance. The country risk per country is defined as the sum of equity of all subsidiaries and associated companies in country cross-border transactions, such as intercompany loans,
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guarantees (unless country risk is explicitly excluded in the guarantee), accounts receivable from third parties and intercompany accounts receivable. The country risk is monitored on a regular basis.
As of December 31, 2006 the Company had country risk exposure exceeding EUR 1 billion in each of the following countries: Belgium, China (including Hong Kong), South Korea, Taiwan, the Netherlands and the United States. Countries where the risk exceeded EUR 200 million included Austria, France, Germany, Italy, Poland and the United Kingdom.
The degree of risk of a country is taken into account when new investments are considered. The Company does not, however, use financial derivative instruments to hedge country risk.
Other insurable risks
Philips is covered for a range of different kinds of losses by global insurance policies in the areas of property damage, business interruption, general and products liability, transport, directors and officers liability, employment practice liability, criminal liability, and aviation products liability.
To lower exposures and to avoid potential losses, Philips has a worldwide Risk Engineering program in place. The main focus in this program is on property damage and business interruption risks, which also include interdependencies. Philips’ sites and also a limited number of sites of key suppliers, are inspected on a regular basis by the Risk Engineering personnel of the insurer. Inspections are carried out against predefined Risk Engineering standards which are agreed between Philips and the insurers. Recommendations are made in a Risk Management report and are reviewed centrally. This is the basis for decision-making by the local management of the business as to which recommendations will be implemented. For all policies, deductibles are in place which vary from EUR 45,000 to EUR 500,000 per occurrence and this variance is designed to differentiate between the existing risk categories within Philips. Above this first layer of working deductibles, Philips operates its own re-insurance captive, which during 2006 retained EUR 10 million per occurrence for the property damage and business interruption losses and EUR 30 million in the aggregate per year. For general and product liability claims the captive will retain EUR 1.5 million per claim and EUR 5 million in the aggregate. New contracts were signed on December 31, 2006 for the coming year whereby the re-insurance captive will retain EUR 2.5 million per occurrence for the property damage and business interruption losses and EUR 5 million in the aggregate per year. For general and product liability claims the captive will retain EUR 1.5 million per claim and EUR 6 million in the aggregate.
Fair value measurement
The company calculates the fair value of derivatives and sensitivities based on observed liquid market quotations. Where the instrument is not directly observable the valuation techniques used are qualified and benchmarked regularly with industry. Values are based on market quotations. Given the large liquidity of the derivative instruments used, the unwind prices are not significantly different from the quoted figures.
Pensions
This section further analyzes the pension exposure and possible risks thereof.
Pension-related exposure to changes in financial markets
With pension obligations in more than 40 countries, Philips has devoted considerable attention and resources to ensuring disclosure, awareness and control of the resulting exposures.
Depending on the investment policies of the respective pension funds, developments in financial markets may have a significant effect on the funded status and the net periodic pension cost (NPPC) of Philips’ pension plans. To monitor this exposure to investment risk, Philips uses a ‘Global Risk Reward Model’. The model, which covers approximately 95% of Philips’ total pension liabilities and contains separate modules for the Netherlands, the UK, the US and Germany, allows stochastic simulations of Philips’ pension accounting figures.
The dispersion of the outcomes of these simulations around their average (or expected) values provides an indication of Philips’ risk exposure. The bar charts below show the maximum deviations from the expected funded status as per year-end 2006 and year-end 2007 and the expected NPPC for 2007 and 2008 respectively, if the 5% worst possible outcomes are excluded. These “funded-status-at-risk” and “NPPC-at-risk” measures are based on the plan assets and liabilities and the bond and equity market valuations on December 31, 2005 and December 31, 2006 respectively, and may therefore be seen as indicators of the funding and NPPC risks on these same dates.
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The impact of any plan changes and changes in investment policies during 2006 may be seen by comparing the first and the second bars in each of the charts below. In fact, there have only been relatively minor plan changes, with very little impact on cost and risk. The only material change in investment policy occurred in the UK, where an extra contribution of GBP 400 million was followed by a significantly reduced asset-liability mismatch.
In 2006, Philips has made several divestments, of which the sale of a majority stake in the Semiconductors division and the sale of ETG were the most significant. These two divestments have led to a decline in pension obligations and, as a consequence, reduced the sensitivity to changes in interest rates. The impact of this on Philips’ total pension risk may be seen by comparing the second and third bars of each of the graphs below.
The differences between the third and the fourth bars in these graphs measure the impact of factors other than plan changes, changes in investment policies and divestments. The remaining differences are mainly attributable to the changes in interest rates and equity prices during 2006. Both equity prices and interest rates increased in most countries.
The composition of the bars shows how funding risk may be attributed to both economic factors (interest rate risk, equity risk, inflation risk and foreign exchange risk) and country factors (risk exposures in the Netherlands, the US, the UK and Germany). Because of the less than 100% (or even negative) correlation between the different economic and/or country factors, the total risk may well be lower than the sum of the underlying factors. This is called the diversification effect, which is also shown in the graphs.
Funded status
The extra contribution to the UK pension fund during 2006 and the subsequent de-risking of the investment policy reduced the risk of the funded status by approximately EUR 385 million. The divestment of the Semiconductors division and ETG reduced it by another EUR 130 million. These decreases were, however, partly offset by the impact of movements in financial markets, mainly as a result of the consequent increase in plan assets in the Dutch pension fund and the associated increase in its equity investments.
Equity risk is the major source of risk to the funded status. It results from the relatively large allocations to equity in the US and the large absolute exposure to equities in the Dutch pension fund. The contribution of interest rate risk results from the interest rate mismatch between assets and liabilities in the Netherlands, the US and Germany. Due to its large size, the Dutch pension fund still causes most of the interest rate risk, even though 75% of its (nominal) pension liabilities are matched by investments in fixed-income instruments with similar duration and convexity. Inflation risk and foreign exchange risk contribute relatively little to the funded status-at-risk. The diversification effect, which reduces total risk by approximately EUR 330 million, is largely attributable to the negative correlation between bonds and equities. The extra contribution to the UK pension fund and the reduction of its asset-liability mismatch have significantly lowered the contributions of interest rate and equity risk to total risk. The divestments reduced the importance of interest rate and inflation risk.
The country decomposition shows that the Dutch pension fund contributes most to the funded status-at-risk. Although it matches 75% of its nominal liabilities, the remainder of its assets is still largely invested in equities and (direct) real estate. This, combined with the size of the fund, explains the major part of its contribution to total risk. Funding and de-risking the UK pension fund have significantly lowered the contribution of the fund to total risk. The divestments primarily reduced the contributions of Philips’ risk exposures in the Netherlands and Germany.
On balance, in 2006, the funded status-at-risk decreased by about EUR 435 million to EUR 1,705 million.
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NPPC
The de-risking of the investment policy of the UK pension fund during 2006 has reduced the NPPC-at-risk by about EUR 45 million and the divestments have reduced it by another EUR 45 million. These decreases were, however, partly offset by the increase in equity markets during 2006, which has increased the sensitivity to changes in equity prices and, as a consequence, also increased the volatility of (the amortization of) gains and losses.
The country decomposition shows that the Dutch pension fund contributes most to NPPC risk. This is attributable to its size and its exposure to equities. The extra contribution to the UK pension fund and the subsequent reduction of its asset-liability mismatch have significantly lowered its contribution to total risk, while the divestments primarily lowered the contribution of the Netherlands to total risk.
On balance, in 2006, NPPC-at-risk decreased by about EUR 65 million to EUR 95 million.
In summary, both the funded status-at-risk and the NPPC-at-risk have decreased in 2006. This is attributable to the reduced asset-liability mismatch of the UK pension fund and the divestment of the Semiconductors division and ETG. Developments in financial markets, most notably the increase in equity valuations, led to a small increase in the total risk exposure. The Dutch pension fund contributes most to the risk statistics, due to its size and its exposure to equities.
Fiscal
Philips is, as mentioned before, exposed to fiscal uncertainties. This section further describes this exposure.
Transfer pricing uncertainties
Philips has issued transfer pricing directives, which are in accordance with guidelines of the Organization of Economic Co-operation and Development. As transfer pricing has a cross-border effect, the focus of local tax authorities on implemented transfer pricing procedures in a country may have an impact on results in another country. In order to mitigate the transfer pricing uncertainties, audits are executed on a regular basis to safeguard the correct implementation of the transfer pricing directives.
Tax uncertainties on general service agreements
Due to the centralization of certain activities in a limited number of countries (such as research and development costs, centralized costs for IT, and costs for corporate functions and head office) costs are also centralized. As a consequence, for tax reasons these costs and / or revenues must be allocated to the beneficiaries, i.e. the various Philips entities. For that purpose, apart from specific allocation contracts for costs and revenues, general service agreements (GSAs) are signed with a large number of entities. Tax authorities review the implementation of GSAs, often auditing on benefit test for a particular country or the use of tax credits attached to GSAs and royalty payments, and may reject the implemented procedures. Furthermore, buy in/out situations in case of (de)mergers could affect the tax allocation of GSAs between countries. The same applies to the specific allocation contracts.
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Tax uncertainties due to disentanglements and acquisitions
When a subsidiary of Philips is disentangled, or a new company is acquired, related tax uncertainties arise. Philips creates merger and acquisition (M&A) teams for these disentanglements or acquisitions. These teams consist of specialists from various corporate functions and are formed, amongst other things, to identify hidden tax uncertainties that could subsequently surface when companies are acquired and to avoid tax claims related to disentangled entities. These tax uncertainties are investigated and assessed to mitigate tax uncertainties in the future as much as possible. Several tax uncertainties may surface from M&A activities. Examples of uncertainties are: applicability of the participation exemption, allocation issues, and non-deductibility of parts of the purchase price.
Tax uncertainties due to permanent establishments
In countries where Philips starts new operations the issue of permanent establishments may arise. This is due to the fact that when operations in new countries are led from other countries, there is a risk that tax claims will arise in the new country as well as in the initial country. Philips assesses these uncertainties before the new activities are started in a particular country.
Tax uncertainties of losses carried forward
The value of the losses carried forward is not only a matter of having sufficient profits available within the loss-carried forward period, but also a matter of sufficient profits within the foreseeable future in case of losses carried forward with an indefinite carryforward period.
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Report of the Supervisory Board
General
The supervision of the policies and actions of the executive management (the ‘Board of Management’) of Koninklijke Philips Electronics N.V. (the ‘Company’) is entrusted to the Supervisory Board, which, in the two-tier corporate structure under Dutch law, is a separate body and fully independent of the Board of Management. This independence is also reflected in the requirement that members of the Supervisory Board be neither a member of the Board of Management nor an employee of the Company. The Supervisory Board considers all its members to be independent under the applicable US standards and pursuant to the Dutch Corporate Governance Code of December 9, 2003 (the ‘Dutch Corporate Governance Code’). The Supervisory Board, acting in the interests of the Company and the Philips Group, supervises and advises the Board of Management in performing its management tasks and setting the direction of the Philips Group’s business. It is empowered to recommend to the General Meeting of Shareholders persons to be appointed as members of the Supervisory Board or the Board of Management. Major management decisions, including the Philips Group strategy, require the approval of the Supervisory Board. The Supervisory Board further supervises the structure and management of systems of internal business controls and the financial reporting process. It determines the remuneration of the individual members of the Board of Management within the remuneration policy adopted by the General Meeting of Shareholders. While retaining overall responsibility, the Supervisory Board assigns certain of its tasks to three permanent committees: the Corporate Governance and Nomination & Selection Committee, the Remuneration Committee and the Audit Committee. The separate reports of these committees are part of this report and are published below.
As in prior years, the Supervisory Board discussed developments in the area of corporate governance in 2006. Furthermore, the Supervisory Board discussed the implementation of section 404 of the US Sarbanes-Oxley Act and its requirements regarding assessment, review and monitoring of internal controls over financial reporting.
As in 2005, Philips addresses its overall corporate governance structure in the chapter Corporate governance of this Annual Report.
Meetings and activities of the Supervisory Board
The Supervisory Board met 10 times in the course of 2006, including meetings by telephone conference; all of its members who were in office during the full year participated in 7 or more of these meetings. The members of the Board of Management were present at the meetings of the Supervisory Board except when they discussed the composition and functioning of the Board of Management and the Group Management Committee, as well as the remuneration and performance of individual members of the Board of Management and the Group Management Committee. Extensive evaluation of the functioning of the Supervisory Board and its members has taken place, resulting in several suggestions, which will be given further consideration. Furthermore, the training program for members of the Supervisory Board was continued and members of the Supervisory Board visited (head) offices of three divisions to further familiarize themselves with the business and the respective management teams. An evaluation of the Board of Management and its members has also taken place, resulting in several suggestions. In addition to the scheduled meetings, the Chairman and other members of the Supervisory Board had regular contact with the President/Chief Executive Officer and other members of the Board of Management as well as senior executives of the Company throughout the year.
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During the year the Supervisory Board again devoted considerable time to discussing the Company’s strategy. In particular the separation and sale of the Semiconductors division was discussed extensively. After thorough evaluation of all available options the Board of Management and the Supervisory Board were jointly convinced that a sale of a majority stake in the Company’s Semiconductors division to a private equity consortium consisting of Kohlberg Kravis Roberts & Co., Silver Lake Partners, Bain Capital, Apax Partners and AlpInvest Partners NV enhanced shareholder value and was in the best interest of the Company. The Supervisory Board also discussed the capital structure of the Philips Group and approved the share repurchase programs announced in 2006 as well as proposals to change the Company’s dividend policy. The Supervisory Board also evaluated opportunities for acquisitions and partnerships, reviewed the merger and acquisition approval policies and approved several acquisitions, such as Intermagnetics, Avent and Partners in Lighting.
Other discussion topics included:
•	financial performance of the Philips Group and the divisions;

•	status of merger and acquisition projects;

•	management Agenda, Board of Management;

•	the situation at LG.Philips Displays;

•	geographic performance and growth opportunities in Emerging Markets;

•	the Philips Group’s annual budget 2007 and significant capital expenditures.
Composition and remuneration of the Supervisory Board
The Supervisory Board aims for an appropriate combination of knowledge and experience among its members in relation to the global and multi-product character of the Company’s businesses. Consequently the Supervisory Board aims for an appropriate level of experience in marketing, technological, manufacturing, financial, economic, social and legal aspects of international business and government and public administration. The Supervisory Board further aims to have available appropriate experience within Philips by having one former Philips executive as a member. Members are appointed for fixed terms of four years and may be re-appointed for two additional four-year terms.
The Supervisory Board currently consists of ten members, who are listed in the chapter Our leadership of this Annual Report. At the 2006 General Meeting of Shareholders Mr De Kleuver and Sir Richard Greenbury were re-appointed to the Supervisory Board. At the 2007 General Meeting of Shareholders, the present term of Messrs Hessels, Van Lede and Thompson will end. The Supervisory Board very much welcomes the fact that these gentlemen, who have brought valuable experience and knowledge to our Board, are available for re-appointment. We shall make a proposal to the 2007 General Meeting of Shareholders to re-appoint Messrs Hessels, Van Lede and Thompson.
We will also propose to the 2007 General Meeting of Shareholders to appoint Mr Von Prondzynski as member of the Supervisory Board as of March 29, 2007. Mr Von Prondzynski is a former member of the Corporate Executive Committee of the F.Hoffman-La Roche Group and former CEO of the Division Diagnostics Roche.
The remuneration of the members of the Supervisory Board and the additional remuneration for its Chairman and the members of its committees is determined by the General Meeting of Shareholders. The 2005 General Meeting of Shareholders resolved to adjust the fee structure for the Chairman and members of the Supervisory Board and its committees. As from January 1, 2005, the annual remuneration is EUR 41,000 per year for members of the Supervisory Board and EUR 75,000 for the Chairman. The annual remuneration for a regular member of a committee is EUR 4,500, for the chairman of a committee EUR 6,000 and for the chairman of the Audit Committee EUR 7,000; details are disclosed in note 34 of this Annual Report.
Report of the Corporate Governance and Nomination & Selection Committee
The Corporate Governance and Nomination & Selection Committee consists of the Chairman and Vice-Chairman of the Supervisory Board. In line with the New York Stock Exchange listing rules and other developments in the field of corporate governance, the committee reviews the corporate governance principles applicable to the Company at least once a year, and advises the Supervisory Board on any changes to these principles as it deems appropriate. In 2006, the committee discussed the further steps the Company could take to improve its corporate governance and the way the Dutch Corporate Governance Code has been implemented. In accordance with its charter,
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the Corporate Governance and Nomination & Selection Committee consulted in 2006 with the President/CEO and other members of the Board of Management on the appointment or re-appointment of candidates for Supervisory Board membership and candidates to fill current and future vacancies on the Board of Management and the Group Management Committee, prepared decisions and advised the Supervisory Board on the candidates for appointment, and supervised the policy of the Board of Management on the selection criteria and appointment procedures for Philips’ senior management.
At the 2006 General Meeting of Shareholders, the heads of the five operating divisions were appointed as members of the Board of Management. The officers involved are Messrs Karvinen, Ragnetti, Provoost, Van Deursen and Van Houten.
In connection with the sale of the Semiconductors division Mr Van Houten, CEO of the Semiconductors division, relinquished his position as member of the Board of Management on September 29, 2006 to become the CEO of NXP Semiconductors. On December 1, 2006, Mr Karvinen, until November 1, 2006 the CEO of the Medical Systems division, relinquished his position as member of the Board of Management and left the company to become CEO of Stora Enso. As of November 1, 2006, Mr Rusckowski succeeded Mr Karvinen as CEO of the Medical Systems division and was appointed as member of the Group Management Committee on the same date. We would like to thank Messrs Van Houten and Karvinen for their substantial contribution to the performance of Philips.
The present four-year term of Mr Kleisterlee is due to expire in 2008. In light of the importance of continuity in the successful implementation of the Company’s strategy, the Supervisory Board has deemed it desirable to ask Mr Kleisterlee to stay on as President/CEO beyond that date. The Supervisory Board is pleased he is prepared to do so. To reflect this continuity it has been decided to propose to the 2007 General Meeting of Shareholders to re-appoint Mr Kleisterlee as President/CEO and member of the Board of Management for a new four-year term ending April 1, 2011.
As of April 1, 2007, Mr Dutiné’s term as member of the Board of Management will end. We are grateful that he has made himself available for another term, and thus the Supervisory Board will propose to the 2007 General Meeting of Shareholders to re-appoint Mr Dutiné as member of the Board of Management. The Supervisory Board, in accordance with the Articles of Association, will also propose, to the 2007 General Meeting of Shareholders, to appoint Mr Rusckowski, CEO of the Medical Systems division, as member of the Board of Management, effective April 1, 2007.
In respect of the Group Management Committee, the following other changes occurred in 2006. On May 1, 2006, Mr Westerlaken retired as member of the Group Management Committee. As of April 1, 2006, Mr Harwig was appointed as member of the Group Management Committee and succeeded Mr Huijser as Chief Technology Officer.
Mr Ruizendaal, Chief Strategy Officer and Group Controller, and Mr Coutinho, Chief Legal Officer and Company Secretary, were appointed as members of the Group Management Committee as of February 1, 2007. Also as of February 1, 2007, Mr Kroese succeeded Mr Hooghiemstra as global head of Human Resources Management and was appointed as member of the Group Management Committee on the same date.
Report of the Remuneration Committee
The Remuneration Committee, currently consisting of four members, who are listed in the chapter Our leadership of this Annual Report, is responsible for preparing decisions of the Supervisory Board on the remuneration of individual members of the Board of Management and the Group Management Committee. It met five times in 2006. The Remuneration Committee proposes to the Supervisory Board the remuneration policy for members of the Board of Management and other members of the Group Management Committee, and reports annually to the Supervisory Board on the implementation of this remuneration policy. The Supervisory Board, through the Remuneration Committee, implements this policy and determines on the basis of this policy the remuneration of the individual members of the Board of Management and other members of the Group Management Committee. In performing its duties and responsibilities the Remuneration Committee is assisted by a remuneration expert acting on the basis of a protocol ensuring that the expert acts on the instructions of the Remuneration Committee and on an independent basis in which conflicts of interest are avoided. The Remuneration Committee’s tasks are laid down in the Charter of the
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Remuneration Committee that forms part of the Rules of Procedure of the Supervisory Board. Currently, no member of the Remuneration Committee is a member of the management board of another listed company.
General remuneration policy
The objective of the remuneration policy for members of the Board of Management, approved by the 2004 General Meeting of Shareholders, lastly amended by the 2006 General Meeting of Shareholders and published on the Company’s website (www.philips.com/investor), is in line with that for Philips executives throughout the Philips Group: to focus on improving the performance of the Company and enhancing the value of the Philips Group, to motivate and retain them, and to be able to attract other highly qualified executives to enter into Philips’ service, when required.
In order to link executive remuneration to the Company’s performance, the remuneration package includes a significant variable part in the form of an annual cash incentive and a long-term incentive in the form of restricted share rights and stock options.
Base salary
Base salaries are based on a function-related salary system. When first appointed, an individual Board of Management member’s base salary will usually be below the maximum function-related salary.
Maximum base salary
 in euros

	2004	2005	2006
Chairman	1,020,000	1,020,000	1,050,000
Member	660,000	675,000	700,000
In line with market developments shown by benchmark research and additional market studies, the maximum function-related salary levels in 2006 have been increased. In 2006, the (maximum) function-related salary of the President/CEO was increased from EUR 1,020,000 to EUR 1,050,000 and that of the members of the Board of Management was increased from EUR 675,000 to EUR 700,000. The annual review date for the base salary is April 1. Adjustment of individual salaries is influenced by the (annual) adjustment, if any, of the function-related salary levels and the progress to the (maximum) function-related salary level if this level has not yet been reached. The individual salary levels are shown in the table in note 34 of this Annual Report.
Annual Incentive
Each year, a variable cash incentive (Annual Incentive) can be earned, based on the achievement of specific and challenging targets.
The Annual Incentive criteria are for 80% the financial indicators of the Company and for 20% team targets in the areas of responsibility monitored by the individual members of the Board of Management. The financial targets (currently net income with a cash flow threshold and comparable sales growth) are determined upfront with measurable quantitative performance criteria and will not be adjusted during the year.
The financial targets, based on US GAAP financial measures, as well as the team targets pursue value creation as the main business objective and are set aiming for a year-over-year improvement, taking into account general trends in the relevant markets. The related targets for the individual members of the Board of Management are determined annually at the beginning of the year by the Remuneration Committee on behalf of the Supervisory Board.
The on-target Annual Incentive percentage is set at 60% of the base salary for members of the Board of Management and 80% of the base salary for the President/CEO, and the maximum Annual Incentive achievable is 90% of the annual base salary and for the President/CEO 120% of the annual base salary. In exceptional circumstances, the Remuneration Committee may decide to increase this percentage by 20% (resulting in an Annual Incentive percentage of 108% for members and 144% for the President/CEO). The Annual Incentive pay-out in any year relates to the achievements of the preceding financial year in relation to agreed targets. As a result, Annual Incentives paid in 2006 relate to the salary levels and the performance in the year 2005. Similarly, the Annual Incentive payable in 2007 will be calculated on the basis of the 2006 annual results.
The 2005 results led to an Annual Incentive pay-out in 2006 based on the degree of achievement of the financial target and team targets for 2005.
The Annual Incentive pay-out in 2006 and for the previous two years is shown in the next tables.
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Pay-out in 20061)
in euros

	realized annual	as a % of base
	incentive	salary (2005)
G.J. Kleisterlee	1,150,560	112.8%
P-J. Sivignon	219,191	84.6	%2)
G.H.A. Dutiné	433,998	84.6%
T.W.H.P. van Deursen	—	—	3)
R.S. Provoost	—	—	3)
A. Ragnetti	—	—	3)

1)	Reference date for board membership is December 31, 2006

2)	Pay-out related to period June 15 - December 31, 2005

3)	Pay-out not related to period of board membership
Pay-out in 20051)
in euros

	realized annual	as a % of base
	incentive	salary (2004)
G.J. Kleisterlee	1,028,160	100.8%
P-J. Sivignon	—	—	2)
G.H.A. Dutiné	509,040	100.8%

1)	Reference date for board membership is December 31, 2006

2)	No pay-out in 2005 since Mr Sivignon joined Philips on June 15, 2005
Pay-out in 20041)
in euros

	realized annual	as a % of base
	incentive	salary (2003)
G.J. Kleisterlee	867,600	86.8%
G.H.A. Dutiné	438,138	86.8%

1)	Reference date for board membership is December 31, 2006
For further transparency from now onwards the pay-out over the past year will be included. Based upon the 2006 results as published in this Annual Report, the realized annual incentive amounts mentioned in the table below will be paid to members of the Board of Management in April 2007.
Pay-out in 20071)
in euros

	realized annual	as a % of base
	incentive	salary (2006)
G.J. Kleisterlee	1,186,618	113.0%
P-J. Sivignon	508,550	84.8%
G.H.A. Dutiné	513,691	93.4%
T.W.H.P. van Deursen	380,190	92.2	%2)
R.S. Provoost	335,551	85.2	%2)
A. Ragnetti	354,893	99.6	%2)

1)	Reference date for board membership is December 31, 2006

2)	Pay-out related to period of board membership April 1 - December 31, 2006
Special payment Semiconductors transaction
The Supervisory Board has awarded a selected number of key employees a special payment related to the sale of a majority stake in the Semiconductors division. Such payment has also been granted to certain members of the Board of Management in light of the achievements that have been realized in this transaction. The amounts concerned are EUR 400,000 for Mr Van Houten, EUR 350,000 for Mr Kleisterlee and EUR 300,000 for Mr Sivignon. See also note 34 of this Annual Report.
Long-Term Incentive Plan
For many years Philips has operated a Long-Term Incentive Plan (LTIP), which has served to align the interests of the participating employees with the shareholders’ interests and to attract, motivate and retain participating employees. Until 2002, the long-term incentive awards consisted exclusively of stock options, but since 2003 an LTIP approved by the General Meeting of Shareholders has been in place consisting of a mix of restricted share rights and stock options.
By granting additional (premium) shares after the grantees have held the restricted shares for three years after delivery, provided they are still in service, grantees will be more stimulated to focus on the longer term as shareholders of the Company.
The actual number of long-term incentives that will be granted to members of the Board of Management, the other members of the Group Management Committee, executives and other key employees depends on the team and/or individual performance and on the share performance of Philips and are aimed at median level
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of the relevant markets. As the value of the current grant levels has come down below market median, the grant levels will be increased in order to bring the value more in line with the market median. This also applies to members of the Board of Management including the President/CEO.
The share performance of Philips is measured on the basis of the Philips Total Shareholder Return (TSR) compared to the TSR of a peer group of leading multinational electronics/electrical equipment companies over a three-year period*. The TSR performance of Philips and the companies in the peer group is divided into quintiles. Based on this relative TSR position at the end of December, the Supervisory Board establishes a multiplier which varies from 0.8 — 1.2 and depends on the quintile in which the Philips TSR results fall. For 2006, the Supervisory Board has applied a multiplier of 1.0, based on the Philips share performance over the period from the last working day in December 2002 to December 31, 2005.
Based on this calculation method, the 2003 General Meeting of Shareholders approved a pool of 12 million stock options and 4 million restricted share rights (based on a multiplier of 1.1 but excluding premium shares). Every individual grant, the size of which depends on the positions (often job grade) and performance of the individuals, will be multiplied by the outcome of the multiplier.
In 2006 7,164,384 stock options and 2,466,189 restricted share rights were granted under the LTIP (excluding the premium shares to be delivered after a three-year holding period); in 2005, 6,575,982 stock options and 2,252,808 restricted share rights were granted.
The 2006 General Meeting of Shareholders approved the amendment of the maximum allocation from 2.5% to 3.0% of the annual LTIP pool-size to members of the Board of Management.
Grants to members of the Board of Management under the Long-Term Incentive Plan:
Long-Term Incentive Plan 2006 1,2)

		restricted
	stock options	share rights
G.J. Kleisterlee	48,006	16,002
P-J. Sivignon	33,003	11,001
G.H.A. Dutiné	30,006	10,002
T.W.H.P. van Deursen	30,006	10,002
R.S. Provoost	30,006	10,002
A. Ragnetti	27,000	9,000

1)	Reference date for board membership is December 31, 2006

2)	Long-Term Incentive Multiplier of 1.0 applied
Long-term Incentive Plan 20051,2)

		restricted
	stock options	share rights
G.J. Kleisterlee	48,006	16,002
P-J. Sivignon	32,004	10,668
G.H.A. Dutiné	32,004	10,668

1)	Reference date for board membership is December 31, 2006

2)	Long-Term Incentive Multiplier of 1.0 applied
Long-term Incentive Plan 2004 1,2)

		restricted
	stock options	share rights
G.J. Kleisterlee	48,006	16,002
G.H.A. Dutiné	32,004	10,668

1)	Reference date for board membership is December 31, 2006

2)	Long-Term Incentive Multiplier of 1.0 applied
For more details of the Long-Term Incentive Plan, see note 33 of this Annual Report.
According to Philips’ Rules of Conduct with respect to inside information, members of the Board of Management (and the other members of the Group Management Committee) are only allowed to trade in Philips securities (including the exercise of stock options) during ‘windows’ of ten business days following the publication of annual and quarterly results (provided the person involved has no ‘inside information’ regarding Philips at that time) unless an exemption is available.

*	Electrolux, Emerson Electric, Ericsson, General Electric, Gillette, Hitachi, IBM, Intel, LG Electronics, Lucent, Marconi, Matsushita, Motorola, NEC, Nokia, Philips, Samsung, Sanyo Electric, Sharp, Siemens, Sony, Texas Instruments, Tyco International, Whirlpool.
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To further align the interests of the members of the Board of Management and shareholders, restricted shares granted to the Board of Management members shall be retained for a period of at least five years or until at least the end of their employment, if this period is shorter. Similarly for other Philips Senior Executives compulsory share ownership was introduced in 2004.
Total cash pay-out
The total cash pay-out in any year is the sum of the base salary received in the year concerned and the bonus pay-out related to the previous year. The total cash pay-out in 2006 (and in previous two years) for each member of the Board of Management is presented in the next table.
Total cash pay-out1)

in euros	2004		2005		2006
G.J. Kleisterlee	1,882,600		2,048,160		2,543,060	3)
P-J. Sivignon	—		259,091	2)	1,087,941	3)
G.H.A. Dutiné	943,138		1,020,040		974,748
T.W.H.P. van Deursen	—	4)	—	4)	412,500	5)
R.S. Provoost	—	4)	—	4)	393,750	5)
A. Ragnetti	—	4)	—	4)	356,250	5)

1)	Reference date for board membership is December 31, 2006

2)	Related to period June 15 — December 31, 2005

3)	Including a special payment for the sale of the Semiconductors division

4)	Before date of appointment as member of the Board of Management (April 1, 2006)

5)	Related to period April 1 — December 31, 2006
Percentage variable remuneration
The variable performance-based reward part of the members of the Board of Management is presented in the table below.
Variable remuneration as % of total remuneration1,2)

	2004	2005	2006
G.J. Kleisterlee	62.8%	62.1%	65.7%
P-J. Sivignon	—	—	58.4%
G.H.A. Dutiné	66.4%	64.8%	64.0%
T.W.H.P. van Deursen	—	—	—	3)
R.S. Provoost	—	—	—	3)
A. Ragnetti	—	—	—	3)

1)	Reference date for board membership is December 31, 2006

2)	Restricted shares based upon actual grant price and stock options based upon Black-Scholes value of the actual grant price in a particular year (see note 33 share-based compensation)

3)	Due to incomplete year as member of the Board of Management, no variable remuneration related to Board of Management period is mentioned
Pensions
As of January 1, 2006, a new pension plan is in force for all Philips executives in the Dutch pension fund born after January 1, 1950. This includes members of the Board of Management and other members of the Group Management Committee. The new plan is based on a combination of defined-benefits (career average) and defined-contribution and replaces the previous final pay plan. The target retirement age under the new plan is 62.5. The plan does not require employee contributions. Messrs Kleisterlee and Van Deursen continued to participate in the old plan till they reached the age of 60. Since then no further accrual took place under this plan.
Additional arrangements
In addition to the main conditions of employment, a number of additional arrangements apply to members of the Board of Management. These additional arrangements, such as expense and relocation allowances, medical insurance, accident insurance and company car arrangements, are broadly in line with those for Philips executives in the Netherlands. In the event of disablement, members of the Board of Management are entitled to benefits in line with those for other Philips executives in the Netherlands.
In line with regulatory requirements, the Company’s policy forbids personal loans to members of the Board of Management as well as to other members of the Group Management Committee, and consequently no loans were granted to such members in 2006, nor were such loans outstanding as of December 31, 2006.
Unless the law provides otherwise, the members of the Board of Management and of the Supervisory Board shall be reimbursed by the Company for various costs and expenses, like reasonable costs of defending claims, as formalized in the articles of association. Under certain circumstances, described in the articles of association, such as an act or failure to act by a member of the Board of Management or a member of the Supervisory Board that can be characterized as intentional (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”), there will be no entitlement to this reimbursement. The Company has also taken out liability insurance (D&O - Directors & Officers) for the persons concerned.
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Contracts of employment
Members of the Board of Management have a contract of employment with the Company. The form of contract used for members of the Board of Management is in line with the standard form used for other Philips executives. As from August 1, 2003, for newly appointed members of the Board of Management and the other members of the Group Management Committee, the term of the contract is set at four years. In case the Company terminates the contract of employment, the maximum severance payment is in principle limited to one year of base salary in line with the Dutch Corporate Governance Code but subject to mandatory Dutch law, to the extent applicable. If the maximum of one year’s salary would be manifestly unreasonable for a member of the Board of Management who is dismissed during his first term of office, the member of the Board of Management shall be eligible for a severance payment not exceeding twice the annual salary. The contract terms for current members of the Board of Management are presented in the table below.
Contract terms for current members1)

end of term
G.J. Kleisterlee	October 1, 2008
P-J. Sivignon	June 15, 2009
G.H.A. Dutiné	April 1, 2007
T.W.H.P. van Deursen	April 1, 2008
R.S. Provoost	April 1, 2010
A. Ragnetti	April 1, 2010

1)	Reference date for board membership is December 31, 2006
Outlook 2007
The maximum base salaries for the members of the Board of Management will be increased in line with market developments.
Since the sale of a majority stake in the Semiconductors division, the existing list of TSR peer group companies contains companies with which Philips does not compare itself any longer. It has been decided to compose a new peer group and to design a simplified TSR-based multiplier. Both elements will be submitted to the 2007 General Meeting of Shareholders for approval.
The sale of a majority stake in the Semiconductors division has shown that in certain extraordinary circumstances (such as major joint ventures, acquisitions and divestments) a further refinement of the remuneration policy, allowing ad-hoc payments or incentives, is desirable. A proposal will be submitted to the 2007 General Meeting of Shareholders.
Report of the Audit Committee
The Audit Committee, currently consisting of four members of the Supervisory Board, who are listed in the chapter Our leadership of this Annual Report, assists the Supervisory Board in fulfilling its supervisory responsibilities for the integrity of the Company’s financial statements, the financial reporting process, the system of internal business controls and risk management, the internal and external audit process, the internal and external auditor’s qualifications, independence and performance, as well as the Company’s process for monitoring compliance with laws and regulations and the General Business Principles (GBP).
The Audit Committee met six times in 2006 and reported its findings periodically to the plenary Supervisory Board. The President, the Chief Financial Officer, the Internal Auditor, the Group Controller and the External Auditor attended all meetings. Furthermore, the Audit Committee met each quarter separately with each of the President, the Chief Financial Officer, the Internal Auditor and the External Auditor. In accordance with its charter, which is part of the Rules of Procedure of the Supervisory Board, the Audit Committee in 2006 reviewed the Company’s annual and interim financial statements, including non-financial information, prior to publication thereof. It also assessed in its quarterly meetings the adequacy and appropriateness of internal control policies and internal audit programs and their findings.
In its 2006 meetings, the Audit Committee reviewed periodically matters relating to accounting policies and compliance with accounting standards. Compliance with statutory and legal requirements and regulations, particularly in the financial domain, was also reviewed. Important findings and identified risks were examined thoroughly in order to allow appropriate measures to be taken. With regard to the internal audit, the Audit Committee reviewed the internal audit charter, audit plan,
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6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
audit scope and its coverage in relation to the scope of the external audit, as well as the staffing, independence and organizational structure of the internal audit function. With regard to the external audit, the Audit Committee reviewed the proposed audit scope, approach and fees, the independence of the external auditors, their performance, non-audit services provided by the external auditors in conformity with the Philips Policy on Auditor Independence, as well as any changes to this policy. The Audit Committee also considered the report of the external auditors with respect to the annual financial statements and advised on the Supervisory Board’s statement to shareholders in the annual accounts.
The aggregate fees billed by KPMG for professional services rendered for the fiscal years 2004, 2005 and 2006 were as follows:
Aggregate fees KPMG

in millions of euros	2004	2005	2006
Audit fees	14.1	14.4	20.6
Audit-related fees	2.8	5.0	9.8
Tax fees	1.0	1.3	0.9
Other fees	3.4	2.9	2.4
	21.3	23.6	33.7
Audit fees consist of fees for the examination of both the consolidated financial statements (EUR 7.0 million) and statutory financial statements (EUR 5.0 million), as well as the audit of internal controls over financial reporting (EUR 8.6 million). Audit-related fees consist of fees in connection with audits of acquisitions and divestments (EUR 4.4 million), other audit-related fees (EUR 4.6 million) and attest services not required by statutes or regulations (EUR 0.8 million). Tax fees (EUR 0.9 million) mainly relate to tax compliance and expatriate tax services. Other fees comprise royalty audit fees (EUR 1.9 million) and sustainability and other services (EUR 0.5 million).
In 2006 the Audit Committee further periodically discussed the Company’s policy on business controls, the GBP including the deployment thereof, and the Company’s major areas of risk, including the internal auditor’s reporting thereon. The Audit Committee was informed on, discussed and monitored closely the progress of the Company in preparing for new internal control certification requirements, in particular the implementation of section 404 of the US Sarbanes-Oxley Act and its requirements regarding assessment, review and monitoring of internal controls that are effective as of the financial year 2006. It also discussed tax issues, IT, litigation (including asbestos) and related provisions, environmental exposures and financial exposures in the area of treasury, real estate policy and pensions (e.g. the funding of the UK pension fund), accounting treatment of acquisitions, financial holdings and MedQuist, as well as a financial evaluation of the investments made in 2003.
Financial statements 2006
The financial statements of Koninklijke Philips Electronics N.V. for 2006, as presented by the Board of Management, have been audited by KPMG Accountants N.V., independent auditors. Their reports have been included in the chapters IFRS information and Company financial statements of this Annual Report. We have approved these financial statements, and all individual members of the Supervisory Board (together with the members of the Board of Management) have signed these documents.
We recommend to shareholders that they adopt the 2006 financial statements. We likewise recommend to shareholders that they adopt the proposal of the Board of Management to pay a dividend of EUR 0.60 per common share.
Finally, we would like to express our thanks to the members of the Board of Management, the Group Management Committee and all other employees for their continued contribution during the year.
February 19, 2007
The Supervisory Board
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Philips Annual Report 2006     109

6 Financial highlights	8 Message from the President	14 Our leadership	20 The Philips Group
Financial statements

Group financial statements
112	Management’s report
113	Auditors’ report
114	Consolidated statements of income
116	Consolidated balance sheets
118	Consolidated statements of cash flows
120	Consolidated statements of stockholders’ equity
121	Information by sectors and main countries
124	Accounting policies
130	Notes to the group financial statements

IFRS information
172	Management commentary
174	Consolidated statements of income
176	Consolidated balance sheets
178	Consolidated statements of cash flows
180	Consolidated statements of equity
182	Information by sectors and main countries
185	IFRS accounting policies
191	Notes to the IFRS financial statements
217	Auditors’ report

Company financial statements
218	Balance sheets
219	Statements of income
219	Statement of equity
220	Accounting policies
220	Notes to the company financial statements
223	Auditors’ report

224	Reconciliation of non-US GAAP information

226	Corporate governance

234	The Philips Group in the last ten years

236	Investor information
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54 The Philips sectors	86 Risk management	100 Report of the Supervisory Board	110 Financial Statements
Notes

		Notes to the group financial statements

130	1	Discontinued operations
131	2	Acquisitions and divestments
136	3	Income from operations
137	4	Restructuring and impairment charges
139	5	Financial income and expenses
139	6	Income taxes
141	7	Investments in equity-accounted investees
143	8	Earnings per share
143	9	Receivables
143	10	Inventories
143	11	Other current assets
144	12	Other non-current financial assets
144	13	Non-current receivables
144	14	Other non-current assets
145	15	Property, plant and equipment
146	16	Intangible assets excluding goodwill
146	17	Goodwill
147	18	Accrued liabilities
147	19	Provisions
148	20	Pensions
153	21	Postretirement benefits other than pensions
155	22	Other current liabilities
155	23	Short-term debt
156	24	Long-term debt
157	25	Other non-current liabilities
157	26	Contractual obligations
157	27	Contingent liabilities
160	28	Stockholders’ equity
160	29	Cash from derivatives
160	30	Proceeds other non-current financial assets
160	31	Assets in lieu of cash from sale businesses
161	32	Related-party transactions
161	33	Share-based compensation
166	34	Information on remuneration
170	35	Fair value of financial assets and liabilities
170	36	Other financial instruments
171	37	Subsequent events

		Notes to the IFRS financial statements

191	38	Discontinued operations
192	39	Acquisitions and divestments
197	40	Income from operations
199	41	Financial income and expenses
199	42	Income taxes
201	43	Investments in equity-accounted investees
203	44	Earnings per share
203	45	Other current assets
203	46	Other non-current assets
204	47	Property, plant and equipment
205	48	Intangible assets excluding goodwill
205	49	Goodwill
206	50	Accrued liabilities
206	51	Provisions
207	52	Pensions and postretirement benefits
210	53	Short-term debt
211	54	Long-term debt
212	55	Other non-current liabilities
212	56	Contractual obligations
213	57	Contingent liabilities
215	58	Assets in lieu of cash from sale businesses
215	59	Fair value of financial assets and liabilities
216	60	Subsequent events

		Notes to the company financial statements

220	A	Receivables
220	B	Other current assets
220	C	Investments in affiliated companies
221	D	Other non-current financial assets
221	E	Property, plant and equipment
221	F	Other current liabilities
221	G	Short-term debt
221	H	Provisions
222	I	Long-term debt
222	J	Stockholders’ equity
222	K	Net income
222	L	Employees
222	M	Obligations not appearing in the balance sheet
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112 Group financial statements	172 IFRS information	218 Company financial statements
     - Management’s report
     - Auditors’ report
Group financial statements
Management’s report on internal control over financial reporting pursuant to section 404 of the US Sarbanes-Oxley Act
The Board of Management of Koninklijke Philips Electronics N.V. (the ‘Company’) is responsible for establishing and maintaining an adequate system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the US Securities Exchange Act). Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of our financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America (US GAAP).
Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of company assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of company assets that could have a material effect on our financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.
The Board of Management conducted an assessment of the Company’s internal control over financial reporting based on the Internal Control — Integrated Framework established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that assessment, the Board of Management concluded that, as of December 31, 2006, the Company’s internal control over US GAAP financial reporting is considered effective.
The Board of Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, excluded the following companies acquired by the Company after January 1, 2006: Lifeline Systems, Witt Biomedical Corporation, Intermagnetics General Corporation, Avent, Bodine and PowerSentry. These acquisitions are wholly-owned subsidiaries of the Company whose total assets represented 5% of consolidated total assets and less than 1% of consolidated net sales of the Company as of and for the year ended December 31, 2006. If adequately disclosed, companies are allowed to exclude acquisitions from their assessment of internal control over financial reporting during the first year of an acquisition while integrating the acquired company under guidelines established by the US Securities and Exchange Commission.
The Board of Management’s assessment of the effectiveness of the Company’s internal control over US GAAP financial reporting as of December 31, 2006, as included in this chapter Group financial statements, has been audited by KPMG Accountants N.V., an independent registered public accounting firm, as stated in their report which follows hereafter.
February 19, 2007
Board of Management
112     Philips Annual Report 2006

224 Reconciliation of non-US GAAP information	226 Corporate governance	234 The Philips Group in the last ten years	236 Investor information
Report of independent registered public accounting firm
To the Supervisory Board and Shareholders of Koninklijke Philips Electronics N.V.:
We have audited the accompanying consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, appearing on page 114 to 171. We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over financial reporting, appearing on the previous page, that Koninklijke Philips Electronics N.V. and subsidiaries maintained effective internal control over financial reporting prepared in accordance with accounting principles generally accepted in the United States of America as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Koninklijke Philips Electronics N.V. and subsidiaries’ management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles in the United States and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Koninklijke Philips Electronics N.V. and subsidiaries acquired Lifeline Systems, Witt Biomedical Corporation, Intermagnetics General Corporation, Avent, Bodine and PowerSentry (together “the Acquired Companies”) during 2006, and management excluded from its assessment of the effectiveness of Koninklijke Philips Electronics N.V. and subsidiaries’ internal control over financial reporting as of December 31, 2006, the Acquired Companies’ internal control over financial reporting associated with assets representing 5% of total consolidated assets of Koninklijke Philips Electronics N.V. and subsidiaries and sales of less than 1% of total consolidated sales of Koninklijke Philips Electronics N.V. and subsidiaries as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of Koninklijke Philips Electronics N.V. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with generally accepted accounting principles in the United States. Also, in our opinion, management’s assessment that Koninklijke Philips Electronics N.V. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, Koninklijke Philips Electronics N.V. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
As discussed in note 20 to the consolidated financial statements, effective December 31, 2006 Koninklijke Philips Electronics N.V. and subsidiaries adopted the provisions of SFAS No. 158, ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans’.
KPMG Accountants N.V.
Amstelveen, February 19, 2007
      Philips Annual Report 2006     113

112 Group financial statements Consolidated statements of income	172 IFRS information	218 Company financial statements
Consolidated statements of income of the Philips Group for the years ended December 31
in millions of euros unless otherwise stated

		2004	2005	2006
	Sales	24,855	25,775	26,976
	Cost of sales	(16,925)	(17,834)	(18,681)

	Gross margin	7,930	7,941	8,295

	Selling expenses	(4,259)	(4,455)	(4,669)
	General and administrative expenses	(939)	(829)	(1,009)
	Research and development expenses	(1,615)	(1,602)	(1,668)
	Impairment of goodwill	(592)	—	—
	Other business income	631	417	234

3, 4	Income from operations	1,156	1,472	1,183

5	Financial income and expenses	216	108	34

	Income before taxes	1,372	1,580	1,217

6	Income tax expense	(230)	(506)	(137)

	Income after taxes	1,142	1,074	1,080

7	Results relating to equity-accounted investees	1,464	1,754	(157)

	Minority interests	(22)	3	(4)

	Income from continuing operations	2,584	2,831	919

1	Discontinued operations	252	37	4,464

8	Net income	2,836	2,868	5,383
The years 2004 and 2005 are restated to present the Semiconductors division as a discontinued operation.
The accompanying notes are an integral part of these consolidated financial statements.
114     Philips Annual Report 2006

224 Reconciliation of non-US GAAP information	226 Corporate governance	234 The Philips Group in the last ten years	236 Investor information
Earnings per share

	2004	2005	2006
Weighted average number of common shares outstanding (after deduction of treasury stock) during the year (in thousands)	1,280,251	1,249,956	1,174,925
Adjusted weighted average number of shares (after deduction of treasury stock) during the year (in thousands)	1,283,716	1,253,330	1,182,784

Basic earnings per common share in euros
Income from continuing operations	2.02	2.26	0.78
Income from discontinued operations	0.20	0.03	3.80
Net income	2.22	2.29	4.58

Diluted earnings per common share in euros
Income from continuing operations	2.01	2.26	0.78
Income from discontinued operations	0.20	0.03	3.77
Net income	2.21	2.29	4.55

Dividend paid per common share in euros	0.36	0.40	0.44
      Philips Annual Report 2006     115

112	Group financial statements	172 IFRS information	218 Company financial statements

Consolidated balance sheets
Consolidated balance sheets of the Philips Group as of December 31
in millions of euros unless otherwise stated
Assets

			2005		2006
	Current assets

	Cash and cash equivalents		5,293		6,023

9 32	Receivables:
	- Accounts receivable — net	4,166		4,298
	- Accounts receivable from related parties	53		37
	- Other receivables	419		438
			4,638		4,773
1	Current assets of discontinued operations		1,462		—

10	Inventories — net		2,797		2,880

11	Other current assets		894		1,286

	Total current assets		15,084		14,962

	Non-current assets

7	Investments in equity-accounted investees		5,342		2,978

12	Other non-current financial assets		730		8,056

13	Non-current receivables		213		214

1	Non-current assets of discontinued operations		2,511		—

14	Other non-current assets		3,231		3,453

15 26	Property, plant and equipment:
	- At cost	7,772		7,573
	- Less accumulated depreciation	(4,753)		(4,474)
			3,019		3,099
16	Intangible assets excluding goodwill:
	- At cost	2,171		2,922
	- Less accumulated amortization	(931)		(1,007)
			1,240		1,915

17	Goodwill		2,535		3,820

	Total non-current assets		18,821		23,535

			33,905		38,497
The year 2005 is restated to present the Semiconductors division as discontinued operation.
The accompanying notes are an integral part of these consolidated financial statements.
116     Philips Annual Report 2006

224	Reconciliation of	226 Corporate governance	234	The Philips Group	236 Investor information
	non-US GAAP information			in the last ten years
Liabilities and stockholders’ equity

			2005		2006
	Current liabilities
32	Accounts and notes payable:
	- Trade creditors	3,159		3,179
	- Accounts payable to related parties	298		271
			3,457		3,450
1	Current liabilities of discontinued operations		1,044		—
18	Accrued liabilities		3,281		3,336
19 20 21 27	Short-term provisions		807		876
22	Other current liabilities		657		605
23 24	Short-term debt		1,167		863

	Total current liabilities		10,413		9,130

	Non-current liabilities

24 26	Long-term debt		3,320		3,006
19 20 21 27	Long-term provisions		1,903		2,449
1	Non-current liabilities and minority interests of discontinued operations		341		—
25	Other non-current liabilities		1,103		784

	Total non-current liabilities		6,667		6,239

26 27	Contractual obligations and contingent liabilities

	Minority interests		159		131

28	Stockholders’ equity:
	Preference shares, par value EUR 0.20 per share
	- Authorized: 2,500,000,000 shares (2005: 3,250,000,000 shares)
	- Issued: none
	Common shares, par value EUR 0.20 per share:
	- Authorized: 2,500,000,000 shares (2005: 3,250,000,000 shares)
	- Issued: 1,142,826,763 shares (2005: 1,316,095,392 shares)	263		228
	Capital in excess of par value	82		—
	Retained earnings	21,710		22,085
	Accumulated other comprehensive income (loss)	(2,470)		1,607
	Treasury shares, at cost 35,933,526 shares (2005: 114,736,942 shares)	(2,919)		(923)
			16,666		22,997

			33,905		38,497
     Philips Annual Report 2006     117

112	Group financial statements	172 IFRS information	218 Company financial statements
Consolidated statements of cash flows
Consolidated statements of cash flows of the Philips Group for the years ended December 31
in millions of euros unless otherwise stated

		2004	2005	2006
	Cash flows from operating activities
	Net income	2,836	2,868	5,383
	Income from discontinued operations	(252)	(37)	(4,464)
	Adjustments to reconcile net income to net cash provided by operating activities:
	Depreciation and amortization	1,452	740	834
	Impairment of equity investments	8	427	8
	Net gain on sale of assets	(1,304)	(2,102)	(289)
	(Income) loss from equity-accounted investees	(1,289)	(636)	228
	Dividends received from equity-accounted investees	59	312	—
	Minority interests (net of dividends paid)	7	15	4
	Increase in receivables and other current assets	(345)	(195)	(1,335)
	Decrease (increase) in inventories	(113)	(235)	2
	Increase (decrease) in accounts payable, accrued and other liabilities	714	311	(33)
	Increase in non-current receivables/other assets	(435)	(250)	(55)
	Increase (decrease) in provisions	52	(108)	45
	Other items	45	31	14
	Net cash provided by operating activities	1,435	1,141	342

	Cash flows from investing activities
	Purchase of intangible assets	(82)	(74)	(101)
	Capital expenditures on property, plant and equipment	(673)	(644)	(703)
	Proceeds from disposals of property, plant and equipment	130	212	107
29	Cash from (to) derivatives	125	(46)	62
	Purchase of other non-current financial assets	(11)	(18)	(31)
30	Proceeds from other non-current financial assets	904	630	4
	Purchase of businesses, net of cash acquired	(360)	(1,089)	(2,467)
	Proceeds from sale of interests in businesses	1,289	2,716	318
	Net cash provided by (used for) investing activities	1,322	1,687	(2,811)

	Cash flows from financing activities
	(Decrease) increase in short-term debt	(5)	(36)	97
	Principal payments on long-term debt	(1,920)	(362)	(543)
	Proceeds from issuance of long-term debt	258	74	9
	Treasury stock transactions	(18)	(1,761)	(2,755)
	Cash dividends paid to shareholders	(460)	(504)	(523)
	Net cash used for financing activities	(2,145)	(2,589)	(3,715)
	Net cash provided by (used for) continuing operations	612	239	(6,184)

	Cash flows from discontinued operations
	Net cash provided by operating activities	1,348	948	512
	Net cash provided by (used for) investing activities	(638)	(402)	6,599
	Net cash provided by (used for) financing activities	—	—	—
	Net cash provided by discontinued operations	710	546	7,111

	Net cash provided by continuing and discontinued operations	1,322	785	927

	Effect of changes in exchange rates on cash and cash equivalents	(45)	159	(197)
	Cash and cash equivalents at the beginning of the year	3,072	4,349	5,293
	Cash and cash equivalents at the end of the year	4,349	5,293	6,023
The years 2004 and 2005 are restated to present the Semiconductor division as a discontinued operation and to reflect cash flows of discontinued operations in the relevant categories, whereas they were earlier presented as a single amount on one line. The accompanying notes are an integral part of these consolidated financial statements
118     Philips Annual Report 2006

224	Reconciliation of	226 Corporate governance	234	The Philips Group	236 Investor information
	non-US GAAP information			in the last ten years
Supplemental disclosures to the consolidated statements of cash flows

		2004	2005	2006
	Net cash paid during the year for
	Interest	281	178	211
	Income taxes	323	302	632

	Net gain on sale of assets
	Cash proceeds from the sale of assets	2,341	3,622	429
	Book value of these assets	(1,021)	(1,456)	(193)
	Deferred results on sale-and-leaseback transactions	3	21	27
	Non-cash gains (losses)	(19)	(85)	26
		1,304	2,102	289

	Non-cash investing and financing information
31	Assets received in lieu of cash from the sale of businesses:
	Shares/share options/convertible bonds	6	308	188
	Receivables/loans	8	—	6

	Conversion of convertible personnel debentures	7	—	26

	Treasury stock transactions
	Shares acquired	(96)	(1,836)	(2,899)
	Exercise of stock options	78	75	145
For a number of reasons, principally the effects of translation differences and consolidation changes, certain items in the statements of cash flows do not correspond to the differences between the balance sheet amounts for the respective items.
     Philips Annual Report 2006     119

112	Group financial statements	172 IFRS information	218 Company financial statements

- Consolidated statements of stockholders’ equity
- Information by sectors and main countries
Consolidated statements of changes in stockholders’ equity of the Philips Group
in millions of euros unless otherwise stated

						accumulated other comprehensive income (loss)
						unrealized
	out-					gain (loss)
	standing					on	additional		change in
	number of		capital in		currency	available-	minimum	pensions	fair value of		treasury	total stock-
	shares in	common	excess of	retained	translation	for-sale	pension	(SFAS	cash flow		shares at	holders’
	thousands	stock	par value	earnings	differences	securities	liability	No. 158)	hedges	total	cost	equity
Balance as of Dec. 31, 2003	1,280,686	263	71	16,970	(3,364)	416	(362)	—	25	(3,285)	(1,256)	12,763

Net income				2,836								2,836
Net current period change					(93)	205	(118)		4	(2)		(2)
Income tax on net current period change							51			51		51
Reclassifications into income					50	(447)			26	(371)		(371)
Total other comprehensive income (loss), net of tax				2,836	(43)	(242)	(67)		30	(322)		2,514
Dividend paid				(460)								(460)
Purchase of treasury stock	(4,102)										(96)	(96)
Re-issuance of treasury stock	4,943		(28)								113	85
Share-based compensation plans			54									54
Balance as of Dec. 31, 2004	1,281,527	263	97	19,346	(3,407)	174	(429)	—	55	(3,607)	(1,239)	14,860

Conversion of priority shares into common stock	25
Net income				2,868								2,868
Net current period change					1,137	43	(181)		(96)	903		903
Income tax on net current period change					49		65		32	146		146
Reclassifications into income					335	(227)			(20)	88		88
Total comprehensive income (loss), net of tax				2,868	1,521	(184)	(116)		(84)	1,137		4,005
Dividend paid				(504)								(504)
Purchase of treasury stock	(83,823)										(1,836)	(1,836)
Re-issuance of treasury stock	3,629		(85)								156	71
Share-based compensation plans			70									70
Balance as of Dec. 31, 2005	1,201,358	263	82	21,710	(1,886)	(10)	(545)	—	(29)	(2,470)	(2,919)	16,666

Net income				5,383								5,383
Net current period change					(304)	4,389	298		72	4,455		4,455
Income tax on net current period change					(72)		(84)		(15)	(171)		(171)
Reclassifications into income					388	(98)			(20)	270		270
Adoption of SFAS 158							331	(808)		(477)		(477)
Total comprehensive income net of tax				5,383	12	4,291	545	(808)	37	4,077		9,460
Cancellation of treasury shares		(35)		(4,332)							4,367	—
Dividend paid				(523)								(523)
Purchase of treasury stock	(105,949)										(2,899)	(2,899)
Re-issuance of treasury stock	11,484		(204)	(153)							528	171
Share-based compensation plans			122									122
Balance as of Dec. 31, 2006	1,106,893	228	—	22,085	(1,874)	4,281	—	(808)	8	1,607	(923)	22,997
The accompanying notes are an integral part of these consolidated financial statements.
120     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Information by sectors and main countries
in millions of euros unless otherwise stated
Sectors

		research and		income from	results relating to
		development	income from	operations as a %	equity-accounted	cash flow before
	sales	expenses	operations	of sales	investees	financing activities
2006
Medical Systems	6,742	575	795	11.8	9	(371)
DAP	2,645	174	386	14.6	—	(828)
Consumer Electronics	10,576	385	416	3.9	3	351
Lighting	5,466	269	635	11.6	(4)	509
Other Activities	1,547	571	(448)	(29.0)	(190)	(115)
Unallocated	—	—	(601)	—	25	(2,015)
Inter-sector eliminations	—	(306)	—	—	—	—
	26,976	1,668	1,183	4.4	(157)	(2,469)

2005
Medical Systems	6,343	526	679	10.7	10	566
DAP	2,194	139	358	16.3	—	418
Consumer Electronics	10,422	419	506	4.9	2	650
Lighting	4,775	212	556	11.6	18	(180)
Other Activities	2,041	587	(156)	(7.6)	1,773	2,584
Unallocated	—	—	(471)	—	(49)	(1,210)
Inter-sector eliminations	—	(281)	—	—	—	—
	25,775	1,602	1,472	5.7	1,754	2,828

2004
Medical Systems	5,884	477	35	0.6	11	677
DAP	2,044	134	332	16.2	—	393
Consumer Electronics	9,919	475	370	3.7	1	503
Lighting	4,526	175	593	13.1	26	625
Other Activities	2,482	654	366	14.7	1,426	741
Unallocated	—	—	(540)	—	—	(182)
Inter-sector eliminations	—	(300)	—	—	—	—
	24,855	1,615	1,156	4.7	1,464	2,757
The years 2005 and 2004 are restated to present the Semiconductors division as a discontinued operation.
The following sectors are distinguished as reportable segments in compliance with SFAS No. 131: Medical Systems, Domestic Appliances and Personal Care (DAP), Consumer Electronics (CE), Lighting, Other Activities and Unallocated. A short description of these sectors is as follows:
Medical Systems: Supplier of Imaging Systems, Ultrasound & Monitoring systems, Healthcare Informatics and Customer Services.
DAP: Markets a wide range of products in the areas of Shaving & Beauty, Domestic Appliances, Health & Wellness and Oral Healthcare.
CE: Provider of Connected Displays, Entertainment Solutions, Peripherals & Accessories, Home Networks, Mobile Phones and Optical Licenses.
Lighting: Consists of the following lines of business – Lamps, Luminaires, Lighting Electronics, Automotive, Special Lighting & UHP and Lumileds.
Other Activities: Comprises various activities and businesses not belonging to a specific sector. It consists of Corporate Technologies (such as Research, Intellectual Property & Standards, Applied Technologies and the Healthcare, Lifestyle and Technology Incubators), Corporate Investments and Other.
Unallocated: Includes overhead expenses in the corporate center and the cost of regional and country organizations. Also included are the costs of Philips’ global brand campaign and pension and other postretirement benefit costs not directly allocated to the other sectors.
     Philips Annual Report 2006     121

112 Group financial statements	172 IFRS information	218 Company financial statements
Information by sectors and main countries
Sectors

						depreciation of
		net operating	total liabilities		capital	property, plant
	total assets	capital	excl. debt	long-lived assets	expenditures	and equipment
2006
Medical Systems	6,386	4,332	1,980	3,717	83	82
DAP	2,413	1,758	655	1,827	91	74
Consumer Electronics	2,543	(228)	2,735	149	72	71
Lighting	3,720	2,527	1,185	2,244	343	205
Other Activities	4,423	21	1,568	868	114	130
Unallocated	19,012	314	3,377	29	—	2
	38,497	8,724	11,500	8,834	703	564

2005
Medical Systems	5,511	3,400	2,045	2,927	72	78
DAP	896	370	526	449	73	85
Consumer Electronics	2,665	(296)	2,939	154	68	70
Lighting	3,643	2,491	1,132	2,196	206	164
Other Activities	6,950	272	1,499	942	221	155
Unallocated	10,267	(558)	3,067	126	4	4
	29,932	5,679	11,208	6,794	644	556
Discontinued operations	3,973		1,385
	33,905		12,593

2004
Medical Systems	4,675	2,862	1,767	2,446	76	81
DAP	816	393	423	433	84	78
Consumer Electronics	2,396	(161)	2,538	217	81	95
Lighting	2,413	1,493	874	1,173	211	197
Other Activities	6,914	117	1,624	896	219	194
Unallocated	9,327	(180)	2,633	152	2	5
	26,541	4,524	9,859	5,317	673	650
Discontinued operations	4,198		1,346
	30,739		11,205
The years 2005 and 2004 have been restated to present the Semiconductors division as a discontinued operation.
Goodwill assigned to sectors

					translation
	carrying value at				differences and	carrying value at
	January 1	acquisitions	divestments	impairments	other changes	December 31
2006
Medical Systems	1,721	869	—	—	(203)	2,387
DAP	125	689	—	—	(37)	777
Consumer Electronics	17	3	—	—	(2)	18
Lighting	670	29	—	—	(63)	636
Other Activities	2	—	—	—	—	2
Unallocated	—	—	—	—	—	—
	2,535	1,590	—	—	(305)	3,820
122     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Main countries

						depreciation of
			net operating		capital	property, plant
	sales	total assets	capital	long-lived assets	expenditures	and equipment
2006
Netherlands	1,088	10,646	3,479	1,132	242	162
United States	7,447	8,297	4,645	5,376	218	108
Germany	1,985	1,170	(449)	296	57	51
France	1,626	608	301	107	18	32
United Kingdom	1,186	1,194	717	792	4	6
China	1,740	1,115	(112)	176	31	42
Other countries	11,904	15,467	143	955	133	163
	26,976	38,497	8,724	8,834	703	564

2005
Netherlands	1,036	5,562	2,534	1,110	240	138
United States	7,133	7,598	3,513	3,997	63	88
Germany	1,916	1,191	(288)	276	70	44
France	1,680	655	(292)	129	21	35
United Kingdom	1,126	419	(150)	76	5	5
China	1,816	1,379	(256)	204	53	50
Other countries	11,068	13,128	618	1,002	192	196
	25,775	29,932	5,679	6,794	644	556
Discontinued operations		3,973
		33,905

2004
Netherlands	1,144	7,692	2,186	1,027	197	182
United States	6,594	5,694	2,339	2,580	91	95
Germany	1,972	1,153	(217)	236	60	71
France	1,804	678	(173)	157	24	37
United Kingdom	1,172	407	(93)	96	9	8
China	1,545	748	(230)	206	81	57
Other countries	10,624	10,169	712	1,015	211	200
	24,855	26,541	4,524	5,317	673	650
Discontinued operations		4,198
		30,739
The years 2005 and 2004 are restated to present the Semiconductors division as a discontinued operation.
     Philips Annual Report 2006     123

112 Group financial statements	172 IFRS information	218 Company financial statements

Accounting policies
Accounting policies
The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (US GAAP). Historical cost is used as the measurement basis unless otherwise indicated.
Consolidation principles
The consolidated financial statements include the accounts of Koninklijke Philips Electronics N.V. (the ‘Company’) and all entities in which a direct or indirect controlling interest exists through voting rights or qualifying variable interests. All intercompany balances and transactions have been eliminated in the consolidated financial statements. Net income is reduced by the portion of the earnings of subsidiaries applicable to minority interests. The minority interests are disclosed separately in the consolidated statements of income and in the consolidated balance sheets.
The Company applies Financial Accounting Standards Board (FASB) Interpretation No. 46(R) ‘Consolidation of Variable Interest Entities’. In accordance with this Interpretation of Accounting Research Bulletin No. 51 ‘Consolidated Financial Statements’, the Company consolidates entities in which variable interests are held that would require the Company to absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.
Foreign currencies
The financial statements of entities that use a functional currency other than the euro, are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Income and expense items in the income statement and cash flow statement are translated to euros at exchange rates at the dates of the transaction. The resulting translation adjustments are recorded as a separate component of other comprehensive income (loss) within stockholders’ equity. Cumulative translation adjustments are recognized as income or expense upon partial or complete disposal or substantially complete liquidation of a foreign entity.
The functional currency of foreign entities is generally the local currency, unless the primary economic environment requires the use of another currency. When foreign entities conduct their business in economies considered to be highly inflationary, they record transactions in the Company’s reporting currency (the euro) instead of their local currency.
Gains and losses arising from the translation or settlement of foreign-currency-denominated monetary assets and liabilities into the local currency are recognized in income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income (loss) within stockholders’ equity.
Use of estimates
The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements in order to conform to generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. We evaluate these estimates and judgements on an ongoing basis and base our estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgements about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results could differ from the estimates and assumptions are further explained in the related notes.
Estimates significantly impact goodwill and intangibles acquired, tax on activities disposed, impairments, liabilities from employee benefit plans, various provisions including tax and other contingencies. The fair values of acquired identifiable intangibles are based on an assessment of future cash flows.
Impairment analyses of goodwill and indefinite-lived intangible assets are performed annually and whenever a triggering event has occurred to determine whether the carrying value exceeds the recoverable amount. These calculations are based on estimates of future cash flows.
Accounting changes
The Company applies the retrospective method for reporting a change in accounting principle in the absence of explicit transition requirements for new accounting pronouncements.
Reclassifications
Certain items previously reported under specific financial statement captions have been reclassified to conform to the 2006 presentation. The caption ‘Investments in unconsolidated companies’ in the balance sheet was renamed ‘Investments in equity-accounted investees’ to improve the relationships between captions and accounting policies. Investments accounted for at cost have been reclassified to ‘Other non-current financial assets’.
Further, the line item ‘Write-off of acquired in-process research and development’ has been reclassified from a separate caption in the income statement to ‘Research and development expenses’, since this disclosure is provided in the notes.
Discontinued operations and non-current assets held for sale
Based on Statement of Financial Accounting Standards (SFAS) No. 144 ‘Accounting for the Impairment or Disposal of Long-Lived Assets’ the Company has determined that the level of a reporting unit is the component within Philips for which operations and cash flows can be clearly distinguished from the rest of the Company and qualifies as a discontinued operation in the event of disposal of the component. A component of Philips qualified as a reporting unit is usually one level below the division level. Any gain or loss from disposal of a reporting unit together with the results of these operations until the date of disposal, is reported separately as discontinued operations. The financial information of a discontinued reporting unit is excluded from the respective captions in the consolidated financial statements and related notes and is reported separately.
Due to the sale of a majority stake in the Semiconductors division in September 2006, the Company’s consolidated financial statements for the years 2004 and 2005 have been restated to present the Semiconductors division as discontinued operations.
Cash flow statements
Cash flow statements have been prepared using the indirect method in accordance with the requirements of SFAS No. 95, ‘Statement of Cash flows’, as amended by SFAS No. 104. Cash flows in foreign currencies have been translated into euros using the weighted average rates of exchange for the periods involved.
Cash flows from derivative instruments that are accounted for as fair value hedges or cash flow hedges are classified in the same category as the cash flows from the hedged items. Cash flows from other derivative instruments are classified consistent with the nature of the instrument.
Earnings per share
The Company presents basic and diluted earnings per share (EPS) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible personnel debentures, restricted shares and share options granted to employees.
Revenue recognition
The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or the service has been provided, the sales price is fixed or determinable, and collectibility is reasonably assured. For consumer-type products in the segments Lighting, DAP and CE these criteria are generally met at the time the product is shipped and delivered to the customer and, depending on
124     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
the delivery conditions, title and risk have passed to the customer and acceptance of the product, when contractually required, has been obtained, or, in cases where such acceptance is not contractually required, when management has established that all aforementioned conditions for revenue recognition have been met and no further post-shipment obligations exist. Examples of the above-mentioned delivery conditions are ‘Free on Board point of delivery’ and ‘Costs, Insurance Paid point of delivery’, where the point of delivery may be the shipping warehouse or any other point of destination as agreed in the contract with the customer and where title and risk in the goods pass to the customer.
In accordance with EITF Issue No. 00-21, ‘Revenue Arrangements with Multiple Deliverables’, revenues of transactions that have separately identifiable components are recognized based on their relative fair values. These transactions mainly occur in the Medical Systems segment for arrangements that require subsequent installation and training activities in order to become operable for the customer. However, since payment for the equipment is typically contingent upon the completion of the installation process, revenue recognition is deferred until the installation has been completed and the product is ready to be used by the customer in the way contractually agreed.
Revenues are recorded net of sales taxes, customer discounts, rebates and similar charges.
For products for which a right of return exists during a defined period, revenue recognition is determined based on the historical pattern of actual returns, or in cases where such information is lacking, revenue recognition is postponed until the return period has lapsed. Return policies are typically based on customary return arrangements in local markets.
For products for which a residual value guarantee has been granted or a buy-back arrangement has been concluded, revenue recognition takes place in accordance with the requirements for lease accounting of SFAS No.13, ‘Accounting for Leases’.
Shipping and handling costs billed to customers are recognized as revenues. Expenses incurred for shipping and handling costs of internal movements of goods are recorded as cost of sales. Shipping and handling costs related to sales to third parties are reported as selling expenses and disclosed separately. Service revenue related to repair and maintenance activities for sold goods is recognized ratably over the service period or as services are rendered.
A provision for product warranty is made at the time of revenue recognition and reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to the sold products. In cases where the warranty period is extended and the customer has the option to purchase such an extension, which is subsequently billed separately to the customer, revenue recognition occurs on a straight-line basis over the contract period.
Royalty income, which is generally earned based upon a percentage of sales or a fixed amount per product sold, is recognized on an accrual basis. Government grants, other than those relating to purchases of assets, are recognized as income as qualified expenditures are made.
Benefit accounting
The Company accounts for the cost of pension plans and postretirement benefits other than pensions in accordance with SFAS No. 87, ‘Employers’ Accounting for Pensions’, and SFAS No. 106, ‘Postretirement Benefits other than Pensions’, respectively.
Most of the Company’s defined-benefit pension plans are funded with plan assets that have been segregated and restricted in a trust or foundation to provide for the pension benefits to which the Company has committed itself.
When plan assets have not been segregated, the Company recognizes a provision for such amounts.
Pension costs in respect of defined-benefit pension plans primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.
Actuarial gains and losses arise mainly from changes in actuarial assumptions and differences between actuarial assumptions and what has actually occurred. They are recognized in the income statement, over the expected average remaining service periods of the employees, only to the extent that their net cumulative amount exceeds 10% of the greater of the present value of the obligation or of the fair value of plan assets at the end of the previous year (the corridor). Unrecognized gains and losses in the Netherlands, France and Thailand are recognized by a straight-line amortization over the expected average remaining service period without applying the corridor.
Effective December 31, 2006, the funded status of the Company’s defined-benefit pension plans and postretirement benefits other than pensions is reflected on the balance sheet in accordance with SFAS No. 158, ‘Employers Accounting for Defined Benefit Pension and Other Postretirement Benefit plans’. The funded status is measured as the difference between plan assets at fair value and the benefit obligation. For a defined-benefit pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement benefit plan it is the accumulated postretirement benefit obligation. Actuarial gains and losses, prior service costs or credits and the transition obligation remaining from the initial application of SFAS 106 that are not yet recognized as components of net periodic benefit cost are recognized, net of tax, as a component of accumulated other comprehensive income. Amounts recognized in accumulated other comprehensive income are adjusted as they are subsequently recognized as components of net periodic benefit cost.
Prior to adopting SFAS No. 158 as of December 31, 2006, the Company recognized an additional minimum pension liability. To the extent that the accumulated benefit obligation, calculated as the present value of the benefits attributed to employee service rendered and based on current and past compensation levels, exceeded the market value of the plan assets and existing accrued pension liabilities, this difference and the existing prepaid pension assets were recognized as an additional minimum pension liability.
In certain countries, the Company also provides postretirement benefits other than pensions. The cost relating to such plans consists primarily of the present value of the benefits attributed on an equal basis to each year of service, interest cost on the accumulated postretirement benefit obligation, which is a discounted amount, and amortization of the unrecognized transition obligation. This transition obligation is being amortized through charges to earnings over a twenty-year period beginning in 1993 in the USA and in 1995 for all other plans.
Unrecognized prior-service costs related to pension plans and postretirement benefits other than pensions are being amortized by assigning a proportional amount to the income statements of a number of years, reflecting the average remaining service period of the active employees.
Obligations for contributions to defined-contribution pension plans are recognized as an expense in the income statement as incurred.
Share-based compensation
In 2006, the Company adopted SFAS No. 123(R), ‘Share-Based Payment’, using the modified prospective method. Under the provisions of SFAS No. 123(R), the Company recognizes the estimated fair value of equity instruments granted to employees as compensation expense over the vesting period on a straight-line basis, taking into account estimated forfeitures. The Company had previously adopted the fair value provisions of SFAS No. 123 prospectively for all employer awards granted, modified or settled after January 1, 2003.
The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions for all outstanding and unvested awards in each period. There is no impact in 2006.
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112	Group financial statements	172 IFRS information	218 Company financial statements

Accounting policies

	2004	2005
Net income
As reported	2,836	2,868
Add: Stock-based compensation expenses included in reported net income, net of related taxes	52	65
Deduct: stock-based compensation expenses determined using the fair-value method, net of related taxes	(115)	(77)
Pro forma	2,773	2,856

Basic earnings per share (in euros):
As reported	2.22	2.29
Pro forma	2.17	2.28

Diluted earnings per share (in euros):
As reported	2.21	2.29
Pro forma	2.16	2.28
The fair value of the amount payable to employees in respect of share-based payments which are settled in cash is recognized as an expense, with a corresponding increase in liabilities, over the vesting period. The liability is remeasured at each reporting date and at settlement date. Any changes in fair value of the liability are recognized as compensation expense in the income statement.
Research and development
Costs of research and development are expensed in the period in which they are incurred, in accordance with SFAS No. 2, ‘Accounting for Research and Development Costs’.
Advertising
Advertising costs are expensed when incurred.
Lease payments
Payments made under operating leases are recognized in the income statement on a straight-line basis over the term of the lease.
Income taxes
Income taxes are accounted for using the asset and liability method. Income tax is recognized in the income statement except to the extent that it relates to an item recognized directly within stockholders’ equity, including other comprehensive income (loss), in which case the related tax effect is also recognized there. Current-year deferred taxes related to prior-year equity items which arise from changes in tax rates or tax laws are included in income. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Measurement of deferred tax assets and liabilities is based on the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets, including assets arising from loss carry-forwards, are recognized net of a valuation allowance if it is more likely than not that the asset will not be realized. Deferred tax assets and liabilities are not discounted.
Deferred tax liabilities for withholding taxes are recognized for subsidiaries in situations where the income is to be paid out as dividends in the foreseeable future, and for undistributed earnings of unconsolidated companies.
Changes in tax rates are reflected in the period in which such change is enacted.
Derivative financial instruments
The Company uses derivative financial instruments principally for the management of its foreign currency risks and to a more limited extent for interest rate and commodity price risks. All derivative financial instruments are classified as current assets or liabilities on the basis of their maturity dates and are accounted for at trade date. In compliance with SFAS No. 133, ‘Accounting for Derivative Instruments and Hedging Activities’, SFAS No. 138, ‘Accounting for Certain Derivative Instruments and Certain Hedging Activities’, and SFAS No. 149 ‘Amendment of Statement 133 on Derivative Instruments and Hedging Activities’, the Company measures all derivative financial instruments based on fair values derived from market prices of the instruments or from option pricing models, as appropriate. Gains or losses arising from changes in the fair value of the instruments are recognized in the income statement during the period in which they arise to the extent that the derivatives have been designated as a hedge of recognized assets or liabilities, or to the extent that the derivatives have no hedging designation or are ineffective. The gains and losses on the designated derivatives substantially offset the changes in the values of the recognized hedged items, which are also recognized as gains and losses in the income statement.
Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset, liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in the income statement.
Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, are recorded in accumulated other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item.
Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign currency hedges are recorded in either earnings or accumulated other comprehensive income, depending on whether the hedge transaction is a fair value hedge or a cash flow hedge.
The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is established that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. When hedge accounting is discontinued because it has been established that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur within a period of two months from the originally forecasted transaction date, the Company continues to carry the derivative on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in the income statement. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in the income statement.
Foreign currency differences arising on the translation of a financial liability designated as a hedge of a net investment in foreign operation are recognized directly as a separate component of equity, to the extent that the hedge is effective. To the extent that the hedge is ineffective, such differences are recognized in the income statement.
For interest rate swaps that are unwound, the gain or loss upon unwinding is released to income over the remaining life of the underlying financial instruments, based on the recalculated effective yield.
Non-derivative financial instruments
Non-derivative financial instruments are recognized initially at fair value when the Company becomes a party to the contractual provisions of the instrument. They are derecognized if the Company’s contractual rights to the cash flows from the financial instruments expire or if the Company transfers the financial instrument to another party without
126     Philips Annual Report 2006

224	Reconciliation of	226 Corporate governance	234	The Philips Group	236 Investor information
	non-US GAAP information			in the last ten years
retaining control or substantially all risks and rewards of the asset. Purchases and sales of financial instruments are accounted for at trade date, i.e., the date that the Company commits itself to purchase or sell the instrument. Dividend and interest income are recognized when earned. Gains or losses, if any, are recorded in financial income and expenses.
Cash and cash equivalents
Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into cash. They are stated at face value, which approximates their fair value.
Receivables
Trade accounts receivables are carried at face value, net of allowances for doubtful accounts. As soon as trade accounts receivable can no longer be collected in the normal way and are expected to result in a loss, they are designated as doubtful trade accounts receivable and valued at the expected collectible amounts. They are written off when they are deemed to be uncollectible due to bankruptcy or other forms of receivership of the debtors.
The allowance for the risk of non-collection of trade accounts receivable takes into account credit-risk concentration, collective debt risk based on average historical losses and specific circumstances such as serious adverse economic conditions in a specific country or region.
In the events of sale of receivables and factoring, the Company derecognizes receivables if substantially all risks are transferred and the Company has given up both control and continuing involvement.
Long-term receivables are discounted to their net present value.
Debt and other liabilities
Debt and liabilities other than provisions are stated at amortized cost. However, loans that are hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk that is being hedged.
Currently, the Company does not have any financial instruments that are affected by SFAS No. 150 ‘Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity’.
Investments in equity-accounted investees
Investments in companies in which the Company does not have the ability to directly or indirectly control the financial and operating decisions, but does possess the ability to exert significant influence, are accounted for using the equity method. In the absence of demonstrable proof of significant influence, it is presumed to exist if at least 20% of the voting stock is owned. The Company’s share of the net income of these companies is included in results relating to equity-accounted investees in the consolidated statements of income. When the Company’s share of losses exceeds the carrying amount of an investment accounted for by the equity method, the Company’s carrying amount of that investment is reduced to zero and recognition of further losses is discontinued unless the Company has guaranteed obligations of the investee or is otherwise committed to provide further financial support to the investee.
Investments in equity-accounted investees include loans from the Company to these investees.
Accounting for capital transactions of a consolidated subsidiary or an equity-accounted investee
The Company recognizes dilution gains or losses arising from the sale or issuance of stock by a consolidated subsidiary or an equity-accounted investee in the income statement, unless the Company or the subsidiary either has reacquired or has plans to reacquire such shares. In such instances, the result of the transaction will be recorded directly in stockholders’ equity as a non-operating gain or loss.
The dilution gains or losses are presented on a separate line in the income statement if they relate to consolidated subsidiaries. Dilution gains and losses related to equity-accounted investees are presented under Results relating to equity-accounted investees.
Other non-current financial assets
Other non-current financial assets include available-for-sale securities, held-to-maturity securities, loans and cost-method investments.
The Company classifies its investments in equity securities that have readily determinable fair values as either available-for-sale or for trading purposes. Trading securities are acquired and held principally for the purpose of selling them in the short term and are presented as ‘Other current assets’. Trading securities are recorded at fair value with changes in the fair value going to financial income and expense. All securities not included in trading or held-to-maturity are classified as available-for-sale. Available-for-sale securities are recorded at fair value with changes going through other comprehensive income in stockholders’ equity. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income within stockholders’ equity until realized. Realized gains and losses from the sale of available-for-sale securities or transfer to the trading portfolio are determined on a first-in, first-out basis. For available-for-sale securities hedged under a fair value hedge, the changes in the fair value that are attributable to the risk which is being hedged are recognized in earnings rather than in other comprehensive income.
Held-to-maturity securities are those debt securities in which the Company has the ability and intent to hold until maturity. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts using the effective interest method.
Loans receivable are stated at amortized cost, less the related allowance for impaired loans receivable.
Investments in privately-held companies are carried at cost, or estimated fair value, if an other-than-temporary decline in value has occurred.
Dividend and interest income are recognized when earned. Gains or losses, if any, are recorded in financial income and expenses.
Impairments of financial assets
A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset. A decline in the market value of any available-for-sale security or held-to maturity security below cost that is deemed to be significant or prolonged, results in a reduction of the carrying amount to fair value. If objective evidence indicates that cost-method investments need to be tested for impairment, calculations are based on information derived from business plans and other information available for estimating its fair value. The impairment is charged to the income statement.
Inventories
Inventories are stated at the lower of cost or market, less advance payments on work in progress. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include direct labor and fixed and variable production overheads, taking into account the stage of completion and the normal capacity of the production facilities. Costs of idle facility and waste are expensed. The cost of inventories is determined using the first-in, first-out (FIFO) method. Inventory is reduced for the estimated losses due to obsolescence, which establishes a new cost basis. This reduction is determined for groups of products based on purchases in the recent past and/or expected future demand.
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112	Group financial statements	172 IFRS information	218 Company financial statements

Accounting policies
Property, plant and equipment
Property, plant and equipment are stated at cost, less accumulated depreciation. Assets manufactured by the Company include direct manufacturing costs, production overheads and interest charges incurred during the construction period. Government grants are deducted from the cost of the related asset. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Depreciation of special tooling is generally based on the straight-line method. Gains and losses on the sale of property, plant and equipment are included in other business income. Costs related to repair and maintenance activities are expensed in the period in which they are incurred unless they lead to an extension of the economic life or capacity of the asset. Plant and equipment under capital leases are initially recorded at the present value of future minimum lease payments. These assets and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.
Under the provisions of SFAS No. 143, ‘Accounting for Asset Retirement Obligations’, the Company recognizes the fair value of an asset retirement obligation in the period in which it is incurred, while an equal amount is capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over the useful life of the asset.
Intangible assets
Intangible assets are amortized using the straight-line method over their estimated economic lives. Economic lives are evaluated every year. Intangible assets that are expected to generate cash inflows during a period without a foreseeable limit, are regarded as intangibles with an indefinite useful life. These assets are not amortized, but tested for impairment annually and whenever an impairment trigger indicates that the asset may be impaired. In-process research and development with no alternative use is written off immediately upon acquisition. Patents, trademarks and other intangibles acquired from third parties are capitalized at cost and amortized over their remaining useful lives.
Certain costs relating to the development and purchase of software for internal use are capitalized and subsequently amortized over the estimated useful life of the software in conformity with Statement of Position (SOP) 98-1, ‘Accounting for the Costs of Computer Software Developed or Obtained for Internal Use’.
Eligible costs relating to the production of software intended to be sold, leased or otherwise marketed are capitalized and subsequently amortized over the estimated useful life of the software in accordance with SFAS No. 86, ‘Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed’.
Impairment or disposal of long-lived assets other than goodwill and indefinite-lived intangibles
The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets’. This Statement requires that long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison between the carrying amount of an asset and the future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determines the fair value based on discounted projected cash flows. The review for impairment is carried out at the level where discrete cash flows occur that are largely independent of other cash flows. Assets held for sale are reported at the lower of the carrying amount or fair value, less cost to sell.
Goodwill and indefinite lived intangibles
The Company accounts for goodwill in accordance with the provisions of SFAS No. 141 ‘Business Combinations’ and SFAS No. 142 ‘Goodwill and Other Intangible Assets’. Accordingly, goodwill and indefinite lived intangibles is not amortized but tested for impairment annually in the second quarter and whenever impairment indicators require so.
An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level, which has been determined by the Company to be the level of an entity that reports discrete financial information to the Board of Management, which is usually one level below the division level. The impairment test consists of two steps. First, the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including the goodwill and intangible assets, to those reporting units. Furthermore, the Company determines the fair value of each reporting unit and compares it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Company performs the second step of the impairment test. In the second step, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation upon a business combination in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. The Company generally determines the fair value of the reporting units based on discounted projected cash flows.
Share capital
Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from stockholders’ equity.
Provisions and accruals
The Company recognizes provisions for liabilities and probable losses that have been incurred as of the balance sheet date and for which the amount is uncertain but can be reasonably estimated.
Provisions of a long-term nature are stated at present value when the amount and timing of related cash payments are fixed or reliably determinable unless the timing of the cash flows is too uncertain to allow discounting. Short-term provisions are stated at face value.
The Company applies the provisions of SOP 96-1, ‘Environmental liabilities’ and SFAS No. 5, ‘Accounting for Contingencies’ and accrues for losses associated with environmental obligations when such losses are probable and reasonably estimatable. Additionally, in accordance with SOP 96-1, the Company accrues for certain costs such as compensation and benefits for employees directly involved in the remediation activities. Measurement of liabilities is based on current legal requirements and existing technology. Liabilities and probable insurance recoveries, if any, are recorded separately. The carrying amount of liabilities is regularly reviewed and adjusted for new facts or changes in law or technology.
Restructuring
The Company applies SFAS No. 146, ‘Accounting for Costs Associated with Exit or Disposal Activities’.
The provision for restructuring relates to the estimated costs of initiated reorganizations that have been approved by the Board of Management. When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions.
SFAS No. 146 requires that a liability be recognized for those costs only when the liability is incurred, i.e. when it meets the definition of a liability. SFAS No. 146 also establishes fair value as the objective for initial measurement of the liability.
Liabilities related to one-time employee termination benefits are recognized ratably over the future service period if those employees are required to render services to the Company, if that period exceeds 60 days or a longer legal notification period.
128     Philips Annual Report 2006

224	Reconciliation of	226 Corporate governance	234	The Philips Group	236 Investor information
	non-US GAAP information			in the last ten years
Employee termination benefits covered by a contract or under an ongoing benefit arrangement continue to be accounted for under SFAS No. 112, ‘Employer’s Accounting for Postemployment Benefits’ and are recognized when it is probable that the employees will be entitled to the benefits, the amounts can be reasonably estimated, and management has demonstrably committed the Company to the termination benefits.
Guarantees
The Company complies with FASB Interpretation No. 45, ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others’. In accordance with this interpretation, the Company recognizes a liability for the fair value of the obligation incurred for guarantees within the scope of the recognition criteria of the Interpretation, including minimum revenue guarantees.
Accounting standards adopted in 2006
Several accounting pronouncements relevant to the Company were adopted in 2006:
SFAS No. 123(R), ‘Share-Based Payment’
The Company has adopted the amendments to SFAS No. 123 on share-based payments. Since the Company had already voluntarily adopted the fair value measurements from SFAS No. 123, the effects from adopting these amendments have not been material.
SFAS No. 155 ‘Accounting for Certain Hybrid Financial Instruments’
The Company has elected not to adopt the provisions from SFAS No. 155 ‘Accounting for Certain Hybrid Financial Instruments’ which allow fair value accounting for hybrid financial instruments and no longer requires the embedded derivatives to be separated from the host contract. The main hybrid financial instruments relate to divestments in which convertible instruments have been issued as consideration for the divested activities, as well as to personnel debentures in the Netherlands with a conversion option.
SFAS No. 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans’
In September 2006, SFAS No. 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans’ was issued. This statement requires an employer to recognize the funded status of a defined-benefit pension plan – measured as the difference between plan assets at fair value and the defined-benefit pension obligation – in its balance sheet. The offset of recognizing the funded status is recorded in accumulated other comprehensive income (within stockholders’ equity). Actuarial gains or losses and prior-service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, ‘Employers’ Accounting for Pensions’, or SFAS No. 106, ‘Employers’ Accounting for Postretirement Benefits Other Than Pensions’, are recognized as a component of other comprehensive income, net of taxes. Amounts recognized in accumulated other comprehensive income, including the gains or losses, prior service costs or credits, and the transition obligation remaining from the initial application of SFAS No. 106, are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those Statements. SFAS No. 158 will also require measurement of defined-benefit plan assets and obligations as of the date of the employer’s fiscal year-end balance sheet. The Company has adopted the requirement to recognize the funded status and disclosure requirements as of December 31, 2006. The measurement date requirement is effective for fiscal years ending after December 15, 2008.
SEC pronouncements
In September 2006 the US Securities and Exchange Commission issued SAB 108 ‘Considering the effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements’. SAB 108 requires a “dual approach” under which both the rollover method and the iron curtain method must be used to quantify financial statement misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006. SAB 108 did not result in any restatements or additional disclosures.
New accounting standards effective as from 2007
The FASB issued several pronouncements with an effective date on or after January 1, 2007, of which the following are applicable to the Company.
SFAS No. 156 ‘Accounting for Servicing of Financial Assets’
The statement was issued in March 2006 and is an amendment of SFAS No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities, with the effective date January 1, 2007.
The statement requires among others to recognize a servicing liability upon sale of financial assets while entering into a servicing contract. The Company has assessed its agreements to sell receivables and concluded that no material impact is expected.
SFAS No. 157 ‘Fair Value Measurements’
In September 2006, the FASB issued SFAS No. 157, ‘Fair Value Measurements’. This statement defines fair value, clarifies various concepts used in fair value measurements, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is still in the process of reviewing possible impacts of this new standard.
FIN 46(R)-6 ‘Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)’
This FASB interpretation was posted on April 13, 2006 and addresses how a company should determine the variability to be considered for variable interest entities. The FSP becomes effective January 1, 2007. The Company does not expect that application of the FSP will change the conclusions of assessment of variable interest entities in previous periods.
FIN 48 ‘Accounting for Uncertainty in Income Taxes’
This FASB interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company is still in the process of determining the effects of this interpretation. The interpretation will be effective from 2007 onwards.
      Philips Annual Report 2006     129

112	Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements
Notes to the group financial statements
all amounts in millions of euros unless otherwise stated

Discontinued operations
Semiconductors
On September 29, 2006, the Company sold a majority stake in its Semiconductors division to a private equity consortium led by Kohlberg Kravis Robert & Co. (KKR). The transaction consisted of the sale of the division for a total consideration of EUR 7,913 million and a simultaneous acquisition of a minority interest in the recapitalized organization at a cost of EUR 854 million. A gain of EUR 4,283 million was recorded on the sale, net of costs directly associated with this transaction of approximately EUR 367 million. The recorded income tax expense on this gain is still under discussion with the tax authorities.
In accordance with SFAS No. 144 ‘Accounting for the Impairment or Disposal of Long-Lived Assets’, the operations of the Semiconductors division and the aforementioned gain have been presented as discontinued operations. Prior-year consolidated financial statements have been restated to conform to this presentation.
The Company’s ownership interest in the recapitalized organization, now named NXP Semiconductors, was recorded initially at its fair value as at the date of the transaction of EUR 854 million. Philips’ ownership in NXP consists of 19.9% of the preferred shares and 17.5% of the common shares. The Company has determined that they cannot exert significant influence over the operating or financial policies of NXP and accordingly the investment is accounted for as a cost-method investment.
Philips and NXP will have continuing relationships through shared research and development activities and through license agreements. The existing global service agreements for – amongst others – payroll, network and purchase facilities cover a period of approximately one year. Additionally, through the purchase of component products, namely semiconductor products for the consumer electronic sector, Philips and NXP will have a continuing relationship for the foreseeable future. The Company has assessed the expected future transactions and determined that the cash flows from these transactions are not significant direct cash flows.
The following table summarizes the results of the Semiconductors division included in the consolidated statement of income as discontinued operations for 2004, 2005 and the period through its divestment on September 29, 2006.

	2004	2005	2006
Sales	4,491	4,620	3,681
Costs and expenses	(4,061)	(4,313)	(3,319)
Gain on sale of discontinued operations	—	—	4,953
Income before taxes	430	307	5,315
Income taxes	(128)	(80)	(768)
Result of equity- accounted investees	(42)	(73)	(63)
Minority interests	(29)	(34)	(49)
Net income	231	120	4,435
The following table shows the components of the gain from the sale of the Semiconductors division, net of tax on December 31, 2006:

2006
Consideration	7,913
Carrying value of net assets disposed	(2,593)
Cost of disposal	(367)
Gain on disposal before taxes	4,953
Income taxes	(670)
Gain on sale	4,283
The following table presents Philips’ Semiconductors assets and liabilities, classified as discontinued operations in the consolidated balance sheet at December 31, 2005:

2005
Accounts receivable	604
Inventory	683
Investments in equity-accounted investees	299
Property, plant and equipment	1,874
Intangible assets including goodwill	272
Assets of discontinued operations	3,732

Accounts payables	443
Provisions	215
Other liabilities	411
Minority interest	173
Liabilities of discontinued operations	1,242
Philips Mobile Display Systems
On November 10, 2005, Philips and Toppoly Optoelectronics Corporation of Taiwan announced that they had signed a binding letter of intent to merge Philips’ Mobile Display Systems (MDS) business unit with Toppoly. The company has been named TPO, and the transaction has been completed in the first half of 2006.
Philips separately reported the results of the MDS business as a discontinued operation, and previous years have been restated.
Summarized financial information for MDS is as follows:

	2004	2005	2006
Sales	973	653	194
Costs and expenses	(952)	(736)	(165)
Income before taxes	21	(83)	29
Income taxes	—	—	—
Net income (loss)	21	(83)	29
The 2006 results of EUR 29 million mainly relate to translation differences upon completion of the transaction.
The 2005 results included an impairment loss of EUR 69 million.
The following table presents MDS assets and liabilities, classified as discontinued operations in the consolidated balance sheet at December 31, 2005:

2005
Accounts receivable	135
Inventories	37
Other assets	5
Property, plant and equipment	64
Assets of discontinued operations	241

Accounts payable	114
Other liabilities	29
Liabilities of discontinued operations	143
130     Philips Annual Report 2006

224	Reconciliation of	226 Corporate governance	234	The Philips Group	236 Investor information
	non-US GAAP information			in the last ten years

Acquisitions and divestments
2006
During 2006, the Company entered into a number of acquisitions and completed several disposals of activities. All business combinations have been accounted for using the purchase method of accounting. Major business combinations in 2006 relate to the acquisitions of Lifeline Systems Inc., Witt Biomedical Corporation, Avent and Intermagnetics. The remaining business combinations, both individually and in the aggregate, were deemed immaterial in respect of the SFAS No. 141 disclosure requirements.
Sales and Income from operations related to activities divested in 2006, included in the Company’s consolidated statement of income for 2006, amounted to EUR 975 million and a loss of EUR 54 million, respectively.
The most significant acquisitions and divestments are summarized in the next two tables and described in the section below.
Acquisitions

		net	other
	cash	assets	intangible
	outflow	acquired1)	assets	goodwill
Lifeline	583	(77)	319	341
Witt Biomedical	110	(9)	29	90
Avent	689	(47)	392	344
Intermagnetics	993	(35)	255	773

1)	Excluding cash acquired
Divestments

	cash		net assets		recognized
	inflow		divested		gain
CryptoTec	30		(1)		31
Philips Enabling Technologies (ETG)	45	1)	42		3
Philips Sound Solutions (PSS)	53	1)	10		43
FEI	154		78	2)	76

1)	Net of cash divested

2)	Includes the release of cumulative translation differences
Lifeline
On March 22, 2006, Philips completed its acquisition of Lifeline Systems Inc. (Lifeline), a leader in personal emergency response services. Philips acquired a 100% interest in Lifeline by paying USD 47.75 per share in cash. This business is included in Consumer Healthcare Solutions, part of the Domestic Appliances and Personal Care sector.
The following table summarizes the fair value of the assets acquired and liabilities assumed with respect to the acquisition of the Lifeline shares on March 22, 2006:

March 22, 2006
Total purchase price (net of cash)	583

Allocated to:
Property, plant and equipment	20
Other non-current financial assets	19
Working capital	8
Deferred tax liabilities	(124)
Intangible assets	319
Goodwill	341
583
Intangible assets comprise:

		amortization period
	amount	in years
Trademark and trade names	114	indefinite
Software	9	3-5
Customer relationships	196	5-20
	319
Witt Biomedical
On April 26, 2006, Philips completed its acquisition of Witt Biomedical, the largest independent supplier of hemodynamic monitoring and clinical reporting systems used in cardiology catheterization laboratories. Witt Biomedical has been consolidated within the Medical Systems sector. Goodwill on this acquisition is tax-deductible.
The following table summarizes the fair value of the assets acquired and liabilities assumed with respect to the acquisition of the Witt shares on April 26, 2006:

April 26, 2006
Total purchase price (net of cash)	110

Allocated to:
Property, plant and equipment	1
Working capital	10
Deferred tax	4
Provisions	(24)
Intangible assets	25
In-process R&D	4
Goodwill	90
110
      Philips Annual Report 2006     131

112	Group financial statements	172 IFRS information	218 Company financial statements
Notes to the group financial statements
Intangible assets comprise:

		amortization period
	amount	in years
Back-log	7	1
Developed and core technology	11	4
Customer relationships and patents	6	10
Other	1	3
	25
Avent
As of August 31, 2006, Philips completed its acquisition of Avent, a leading provider of baby and infant feeding products in the United Kingdom and the United States. Philips acquired Avent for EUR 689 million, which was paid in cash upon completion of the transaction. As of the date of acquisition Avent has been consolidated within the Domestic Appliances and Personal Care sector.
The following table summarizes the initial fair value of the assets acquired and liabilities assumed with respect to the acquisition of the Avent shares on August 31, 2006:

August 31, 2006
Total purchase price (net of cash)	689
Allocated to:
Property, plant and equipment	35
Working capital	40
Deferred tax liabilities	(122)
Intangible assets	392
Goodwill	344
689
The allocation of the purchase price to the net assets acquired had not yet been finalized as of December 31, 2006, as further information related to intangible asset valuations remained outstanding.
Intangible assets comprise:

		amortization
	amount	period in years
Trademarks and trade names	242	indefinite
Customer relationships and patents	150	5-18
	392
Intermagnetics
On November 9, 2006, the Company acquired Intermagnetics General Corporation (Intermagnetics) for USD 27.50 per share, which was paid in cash upon completion. Additionally, in connection with the closing, Philips provided a loan to Intermagnetics of approximately USD 120 million to pay off debt and certain other obligations, including amounts related to the acceleration of stock-based compensation and expenses incurred as a result of the transaction. Since the date of acquisition, Intermagnetics has been consolidated within the Medical Systems sector.
The following table summarizes the initial fair value of the assets acquired and liabilities assumed with respect to the acquisition of the Intermagnetics shares on November 9, 2006:

November 9, 2006
Total purchase price (net of cash)	993
Allocated to:
Property, plant and equipment	45
Working capital	65
Deferred tax liabilities	(78)
Provisions	(9)
Long-term debt	(1)
Short-term debt	(57)
In-process R&D	29
Other intangible assets	226
Goodwill	773
993
The amount of purchased in-process research and development acquired and written off in 2006 was EUR 29 million. This amount is included in the consolidated statement of income under Research and development expenses.
The allocation of the purchase price to the net assets acquired had not been finalized as of December 31, 2006, as further information related to intangible asset valuations remained outstanding.
Other intangible assets, excluding in-process, research and development, is comprised of the following:

		amortization
	amount	period in years
Core and existing technology	120	6
Trademarks and trade names	17	10
Customer relationships	86	9
Miscellaneous	3	2
	226
Intermagnetics has developed, designed, manufactured and supplied superconducting magnet systems and certain other components used in magnetic resonance imaging systems to Philips for use in medical systems. This pre-existing relationship involved EUR 120 million of Intermagnetics’ revenues in 2006.
132     Philips Annual Report 2006

224	Reconciliation of non-US GAAP information	226	Corporate governance	234	The Philips Group in the last ten years	236	Investor information
Pro forma disclosures on acquisitions
The following tables present the year-to-date unaudited pro-forma results of Philips, assuming Lifeline, Witt Biomedical, Avent and Intermagnetics had been consolidated as of January 1, 2006:
Unaudited

		January-December 2006
	Philips	pro forma	pro forma
	Group	adjustments1)	Philips Group
Sales	26,976	236	27,212
Income from operations	1,183	(7)	1,176
Net income	5,383	(2)	5,381
Basic earnings per share — in euros	4.58		4.58

1)	Pro forma adjustments include sales, Income from operations and net income from continuing operations of the acquired companies from January 1, 2006 to the date of acquisition. For that purpose, sales related to the pre-existing relationship between Philips and Intermagnetics have been excluded. As Philips finances its acquisitions with own funds, the pro forma adjustments exclude the cost of external funding incurred prior to the acquisition. The pro forma adjustments reflect the impact of the purchase-price accounting effects from January 1, 2006 to the date of acquisition. Purchase-price accounting effects primarily relate to the amortization of intangible assets (EUR 72 million, excluding the write-off of research and development assets) and inventory step-ups (EUR 24 million).
The following tables present the year-to-date unaudited pro forma results of Philips, assuming Lifeline, Witt Biomedical, Avent and Intermagnetics had been consolidated as of January 1, 2005:
Unaudited

		January-December 2005
	Philips	pro forma	pro forma
	Group	adjustments1)	Philips Group
Sales	25,775	415	26,190
Income from operations	1,472	(22)	1,450
Net income	2,868	(10)	2,858
Basic earnings per share — in euros	2.29		2.29

1)	Pro forma adjustments include sales, Income from operations and net income from continuing operations of the acquired companies of 2005. For that purpose, sales related to the pre-existing relationship between Philips and Intermagnetics have been excluded. As Philips finances its acquisitions with own funds, the pro forma adjustments exclude the cost of external funding incurred in 2005. The pro forma adjustments also reflect the impact of the purchase-price accounting effects of 2005. These effects primarily relate to the amortization of intangible assets (EUR 78 million, excluding the write-off of research and development assets) and inventory step-ups (EUR 24 million).
CryptoTec
On March 31, 2006, Philips transferred its CryptoTec activities to Irdeto, a world leader in content security and a subsidiary of multimedia group Naspers. Irdeto purchased the CryptoTec net assets for an amount of EUR 30 million. The gain on this transaction of EUR 31 million has been reported under Other business income.
Philips Enabling Technologies
On November 6, 2006, the company sold Philips Enabling Technologies Group (ETG) to VDL for EUR 45 million. The gain on this transaction (EUR 3 million) has been reported under Other business income.
Philips Sound Solutions
On December 31, 2006, Philips transferred its Philips Sound Solutions (PSS) business to D&M Holding for EUR 53 million. The transaction resulted in a EUR 43 million gain, reported under Other business income.
FEI
On December 20, 2006, Philips sold its 24.8 percent interest in FEI, a NASDAQ-listed company, in a public offering. The sale provided Philips with net proceeds of EUR 154 million and a non-taxable gain of EUR 76 million. The gain is included in Results relating to equity-accounted investees.
2005
During 2005, the Company completed several divestments, acquisitions and ventures. All business combinations have been accounted for using the purchase method of accounting. However, both individually and in the aggregate these business combinations were deemed immaterial in respect of the SFAS No. 141 disclosure requirements.
Sales and Income from operations related to activities divested in 2005, included in the Company’s consolidated statement of income for 2005, amounted to EUR 488 million and a loss of EUR 20 million, respectively.
The most significant acquisitions and divestments are summarized in the next two tables and described in the section below.
Acquisitions

		net	other
	cash	assets	intangible
	outflow	acquired1)	assets	goodwill
Stentor	194	(29)	108	115
Lumileds	788	(34)	268	554

1)	Excluding cash acquired
Divestments

		net assets		recognized
	cash inflow	divested1)		gain
Connected Displays (Monitors)	—	(136	)2)	136
Philips Pension
Competence Center	55	13		42
LG.Philips LCD	938	606		332
TSMC	770	310		460
NAVTEQ	932	179		753
Atos Origin	554	369		185
Great Nordic	67	19		48

1)	Excluding cash divested

2)	Represents net balance of assets received in excess of net assets divested
Stentor
In August 2005, the Company acquired all shares of Stentor, a US-based company. The related cash outflow was EUR 194 million. Stentor was founded in 1998 to provide a solution for enterprise-wide medical image and information management. The business was included in the Medical Systems sector.
Lumileds
In November 2005, the Company acquired an incremental 47.25% Lumileds shares from Agilent, at a cost of EUR 788 million, which brought the Company’s participating share to a level of 96.5%. The full business was included in the Lighting sector. In 2006, the Company acquired the remaining 3.5% of the shares.
     Philips Annual Report 2006     133

112	Group financial statements	172	IFRS information	218	Company financial statements

Notes to the group financial statements
The following table summarizes the fair value of the assets acquired and liabilities assumed with respect to the acquisition of the 47.25% additional Lumileds shares in November 2005:

November 28, 2005
Total purchase price (net of cash)	788
Allocated to:
Property, plant and equipment	62
Goodwill	554
Working capital	(78)
Deferred tax assets	17
Other intangible assets	263
In-process R&D	6
Long-term debt	(36)
788
The amount of purchased in-process research and development assets acquired and written off in 2005 was EUR 6 million. This amount is included in the consolidated statement of income under Research and development expenses.
Employees of Lumileds have vested options on Lumileds shares which must be offered to Lumileds when executed and Lumileds is obliged to acquire these shares. The liability at December 31, 2005 related to these vested options was EUR 86 million. There were 3,187,545 and 3,018,442 unvested options outstanding at November 28, 2005 and December 31, 2005 respectively.
Other intangible assets, excluding in-process research and development, is comprised of the following:

		amortization
	amount	period in years
Core technology	55	8
Existing technology	91	7
Customer relationships	102	11
Luxeon trade name	14	16
Backlog	1	1
	263
The following tables present the year-to-date unaudited pro-forma results of Philips, assuming Lumileds had been consolidated as of January 1, 2005 and January 1, 2004.
Unaudited

		January-December 2005
	Philips	pro forma	pro forma
	Group	adjustments1)	Philips Group
Sales	25,775	235	26,010
Income from operations	1,472	(20)	1,452
Net income	2,868	(20)	2,848
Basic earnings per share — in euros	2.29		2.28

1)	The pro forma adjustments relate to sales, Income from operations and net results of Lumileds attributable to the period preceding the acquisition (EUR 42 million positive impact after tax) and also reflect the amortization of intangibles (EUR 17 million after tax), share-based compensation expense (EUR 23 million after tax), the reversal of results relating to equity-accounted investees (EUR 18 million after tax) and remaining adjustments of EUR 4 million.
Unaudited

		January-December 2004
	Philips	pro forma	pro forma
	Group	adjustments1)	Philips Group
Sales	24,855	234	25,089
Income from operations	1,156	4	1,160
Net income	2,836	(7)	2,829
Basic earnings per share — in euros	2.22		2.21

1)	The pro forma adjustments relate to sales, Income from operations and net results of Lumileds of 2004 (EUR 52 million positive impact after taxes) and also reflect the amortization of intangibles (EUR 19 million after tax), share-based compensation expense (EUR 13 million after tax), the reversal of results relating to equity-accounted investees (EUR 23 million after tax) and remaining adjustments of EUR 4 million.
Connected Displays (Monitors)
In September 2005, Philips sold certain activities within its monitors and flat TV business to TPV Technologies, a Hong Kong listed company, for a 15% ownership interest in TPV and a convertible bond of EUR 220 million. A gain of EUR 136 million was recognized in Other business income. TPV will continue to produce monitors for Philips that will be sold under the Philips brand. The Company accounts for the investment in TPV using the equity method since the Company can exercise significant influence.
Philips Pension Competence Center
In September 2005, the Company sold the legal entities which perform the asset management function and the pension administration of the Philips Pension Fund to Merrill Lynch and Hewitt, respectively. The transactions resulted in a cash inflow of EUR 55 million and a gain of EUR 42 million, which has been reported under Other business income.
LG.Philips LCD
In July 2005, LG.Philips LCD issued 65,000,000 American Depository Shares or an equivalent of 32,500,000 shares, resulting in a dilution gain for the Company of EUR 189 million. Contemporaneously, the Company sold 9,375,000 common shares.
In December 2005 the Company sold 18 million common shares. As a result of these two transactions, the Company had a cash inflow of EUR 938 million and
134     Philips Annual Report 2006

224	Reconciliation of non-US GAAP information	226	Corporate governance	234	The Philips Group in the last ten years	236	Investor information
a gain on the sales of shares of EUR 332 million, which has been reported as Results relating to equity-accounted investees. As a result of these transactions, the Company’s participating share in LG.Philips LCD was reduced to 32.9%.
TSMC
In July and September 2005, Philips sold 567,605,000 common shares in the form of American Depository Shares of TSMC. This resulted in a cash inflow of EUR 770 million and a gain of EUR 460 million, which has been reported as Results relating to equity-accounted investees.
Philips’ shareholding after these transactions was reduced from 19.0% to 16.4%. In 2005, Philips to accounted for this investment using the equity method of accounting. After giving up significant influence in 2006, the Company designated the investment as available for sale.
Great Nordic
In September 2005, the Company sold its remaining share of 3.1% in Great Nordic. This resulted in a cash inflow of EUR 67 million and a gain of EUR 48 million, which has been reported under Financial income and expenses.
Atos Origin
In July 2005, Philips sold its remaining share of 15.4% in Atos Origin. This resulted in a cash inflow of EUR 554 million and a gain of EUR 185 million, which has been reported under Financial income and expenses.
NAVTEQ
In April and May 2005, the Company sold its remaining share of 37.1% in NAVTEQ. This resulted in a cash inflow of EUR 932 million and a gain of EUR 753 million, which has been reported as Results relating to equity-accounted investees.
2004
During 2004, the Company completed several divestments, acquisitions and ventures. All business combinations have been accounted for using the purchase method of accounting. However, both individually and in the aggregate, these business combinations were deemed immaterial in respect of the SFAS No. 141 disclosure requirements.
Sales and Income from operations related to activities divested in 2004 for the period included in the consolidation amounted to EUR 190 million and a profit of EUR 60 million, respectively.
The most significant acquisitions and divestments are summarized in the next two tables and described in the section below:
Acquisitions

		net	other
	cash	assets	intangible
	outflow	acquired1)	assets	goodwill
Philips-Neusoft Medical Systems	49	1	5	43
Gemini Industries	48	32	8	8
Industriegrundstuecks-Verwaltungs GmbH	12	12	—	—

1)	Excluding cash acquired
Divestments

		net assets	recognized
	cash inflow	divested1)	gain (loss)
Philips HeartCare Telemedicine Services	(8)	(6)	(2)
Atos Origin	552	401	151
NAVTEQ	672	37	635

Philips Consumer Electronics Industries Poland	(24)	(24)	—

1)	Excluding cash divested
Philips and Neusoft Medical Systems
In July 2004, the Company and China Neusoft Group formed a venture in which Philips has an equity participation of 51%. The acquisition was completed through a series of asset transfers and capital injection transactions. The effect of the transactions is that Philips paid EUR 49 million in cash for the interest acquired. Neusoft contributed its manufacturing assets and knowledge to the venture and holds the other 49%. Intangible assets including goodwill have been recognized at amounts totaling EUR 48 million, of which EUR 43 million relates to goodwill.
Gemini Industries
In August 2004, the Company acquired all of the shares of Gemini Industries, a North American supplier of consumer electronics and PC accessories at a cost of EUR 48 million, including the assumption of bank debt that was liquidated simultaneously with the acquisition. The cost of the acquisition has been allocated based upon the fair value of assets acquired and liabilities assumed. An amount of EUR 8 million has been assigned to a customer-related intangible asset. Additionally, EUR 8 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. The customer-related intangible asset is being amortized over its estimated useful life of 15 years.
Philips HeartCare Telemedicine Services
In January 2004, the Company sold its 80% interest in the Philips HeartCare Telemedicine Services (PHTS) venture to the other owner, SHL Telemedicine International, an Israeli company in which the Company holds an 18.6% interest. The investment in SHL Telemedicine is accounted for using the cost method. The transaction resulted in a cash outflow of EUR 8 million and a loss of EUR 2 million in 2004. Accordingly, the PHTS entity was deconsolidated in January 2004.
NAVTEQ
The IPO of NAVTEQ in August 2004 resulted in a EUR 635 million gain on the sale of shares and a cash inflow of EUR 672 million. Following the IPO, Philips’ interest in NAVTEQ decreased from 83.5% to 34.8%, (37.7% upon settlement of the purchase by the Company of an additional 2.6 million shares). Accordingly, consolidation of NAVTEQ ceased as from August 2004, while the Company’s remaining interest was accounted for using the equity method. In 2005 the Company’s remaining interest was sold.
Philips Consumer Electronics Industries Poland
In December 2004, Philips sold its Polish television assembly plant in Kwidzyn, Poland to Jabil Circuit, a global electronics manufacturer. The transaction resulted in a cash outflow of EUR 24 million. Jabil will continue production assembly for Philips from the facility.
Atos Origin
In December 2004, Philips sold a 16.5% stake in Atos Origin. The cash proceeds from this sale were EUR 552 million, while the gain amounted to EUR 151 million. At December 31, 2004, Philips held a stake of 15.4%. As a result of this transaction, the Company ceased using the equity method of accounting for Atos Origin as from December 2004, because no significant influence in Atos Origin could be exercised.
Industriegrundstuecks-Verwaltungs GmbH
In December 2004, the Company acquired the shares of IGV, a real estate company which owned a substantial part of the buildings that were rented by the Company in Austria. The transaction involved a cash outflow of EUR 12 million.
 Philips Annual Report 2006     135

112	Group financial statements	172	IFRS information	218	Company financial statements

Notes to the group financial statements
3.
Income from operations
For information related to sales and income from operations on a geographical and segmental basis, see the section Information by sectors and main countries in the chapter Group financial statements of this Annual Report.
Sales composition

	2004	2005	2006
Goods	22,239	23,044	24,157
Services	1,995	2,225	2,317
Licenses	621	506	502
	24,855	25,775	26,976
Salaries and wages

	2004	2005	2006
Salaries and wages	4,595	4,612	4,805
Pension costs	235	216	155
Other social security and similar charges:
- Required by law	612	609	652
- Voluntary	185	(12)	116
	5,627	5,425	5,728
Salaries and wages include an amount of EUR 78 million (2005: EUR 106 million, 2004: EUR 113 million) relating to restructuring charges.
See note 20 to the financial statements for further information on pension costs.
For the remuneration of the Board of Management and Supervisory Board, please refer to note 34.
Employees
The average number of employees by category is summarized as follows (in FTEs):

	2004	2005	2006
Production	65,171	61,893	65,957
Research & development	14,282	13,770	13,397
Other	29,520	28,555	27,888
Permanent employees	108,973	104,218	107,242
Temporary employees	21,056	19,124	16,434
Continued operations	130,029	123,342	123,676
Discontinued operations	35,287	37,585	37,354	1)

1)	Average number of first nine months of 2006
In many countries, employees render services under collective labor agreements, of which a significant portion expires within a year.
Depreciation and amortization
Depreciation of property, plant and equipment and amortization of intangibles are as follows:

	2004	2005	2006
Depreciation of property, plant and equipment	650	556	564
Amortization of internal use software	93	79	71
Amortization of other intangible assets	116	99	166
Impairment of goodwill	592	—	—
Write-off of in-process R&D	—	6	33
	1,451	740	834
Depreciation of property, plant and equipment includes an additional write-off in connection with the retirement of property, plant and equipment amounting to EUR 20 million in 2006 (2005: EUR 13 million, 2004: EUR 24 million).
Included in depreciation of property, plant and equipment is an amount of EUR 17 million (2005: EUR 42 million, 2004: EUR 115 million) relating to impairment charges.
Depreciation of property, plant and equipment and amortization of software are primarily included in cost of sales.
In 2006, no goodwill impairments were recorded (2005: nil, 2004: EUR 592 million, of which EUR 590 million related to MedQuist).
Rent
Rent expenses amounted to EUR 396 million in 2006 (2005: EUR 383 million, 2004: EUR 361 million).
Selling expenses
Advertising and sales promotion costs incurred during 2006 totaled EUR 959 million (2005: EUR 905 million, 2004: EUR 878 million) and are included in selling expenses. Shipping and handling costs of EUR 558 million are also included (2005: EUR 497 million, 2004: EUR 443 million).
General and administrative expenses
General and administrative expenses include the costs related to management and staff departments in the corporate center, divisions and country/regional organizations, amounting to EUR 922 million in 2006 (2005: EUR 813 million, 2004: EUR 788 million). Additionally, the pension costs and costs of other postretirement benefit plans relating to employees, not allocated to current division activities, amounted to a net cost of EUR 87 million in 2006 (2005: EUR 16 million, 2004: EUR 151 million).
Research and development expenses
Expenditures for research and development activities amounted to EUR 1,668 million, representing 6.2% of Group sales (2005: EUR 1,602 million, 6,2% of Group sales 2004: EUR 1,615 million, 6.5% of Group sales).
For information related to research and development expenses on a segmental basis, see the section Information by sectors and main countries of the chapter Group financial statements of this Annual Report.
136     Philips Annual Report 2006

224	Reconciliation of non-US GAAP information	226	Corporate governance	234	The Philips Group in the last ten years	236	Investor information
Other business income
Other business income consists of the following:

	2004	2005	2006
Results on disposal of businesses	635	175	103
Results on disposal of fixed assets	45	148	107
Remaining business income (expense)	(49)	94	24
	631	417	234
Results on the disposal of businesses consisted of:

	2004	2005	2006
Philips Sound Solutions	—	—	43
CryptoTec	—	—	31
Connected Displays (Monitors)	—	136	23
Philips Pension Competence Center	—	42	—
Initial public offering NAVTEQ	635	—	—
Other	—	(3)	6
	635	175	103
The result on disposal of businesses in 2006 is related mainly to the sale of the CryptoTec activities which resulted in a gain of EUR 31 million, the sale of Philips Sound Solutions PSS to D&M Holding at a gain of EUR 43 million and the sale of the monitor business in Connected Displays at a gain of EUR 23 million. The result on disposal of fixed assets is mainly related to the sale of certain real estate assets in Austria with a gain of EUR 31 million. The remaining business income consists of the settlement of certain legal claims and some releases of provisions.
The result on disposal of businesses in 2005 related mainly to the sale of certain activities within the Company’s monitors and flat TV business to TPV at a gain of EUR 136 million, and the sale of asset management and pension administration activities to Merrill Lynch and Hewitt respectively at a gain of EUR 42 million (refer to note 2). The result on disposal of fixed assets in 2005 mainly related to the sale of buildings in Suresnes, France (EUR 67 million) and in the Netherlands (EUR 36 million). In 2005, remaining business income (expense) consisted of the settlement of some legal claims and some releases of provisions.
The result on disposal of businesses in 2004 consisted of a non-taxable gain of EUR 635 million on the initial public offering of NAVTEQ which included cumulative translation losses of EUR 11 million. In 2004, remaining business income consisted of a variety of items, the most significant being insurance recoveries of EUR 58 million, releases of provisions related to the disentanglement of some former businesses, and the payment of EUR 133 million for the settlement of litigation in the US with Volumetrics, net of insurance.
4.
Restructuring and impairment charges
In 2006, a charge of EUR 116 million was recorded for restructuring. Goodwill impairment charges were zero in 2006 and 2005, while in 2004 the Company recorded goodwill impairment charges aggregating EUR 592 million, primarily related to MedQuist. There was an amount of EUR 1 million on inventory write-downs as part of restructuring projects included in the cost of sales in 2006 (2005: nil. 2004: EUR 33 million). The components of restructuring and impairment charges recorded in 2004, 2005 and 2006 are as follows:

	2004	2005	2006
Personnel lay-off costs	113	106	78
Write-down of assets	125	31	38
Other restructuring costs	36	18	5
Release of excess provisions	(18)	(8)	(5)
Net restructuring and impairment charges	256	147	116
Goodwill impairment	592	—	—
Total restructuring and impairment charges	848	147	116
The restructuring and impairment charges are included in the following line items in the income statement:

	2004	2005	2006
Cost of sales	177	89	63
Selling expenses	41	32	8
G&A expenses	12	4	7
Research & development expenses	26	22	38
Net restructuring and impairment charges	256	147	116
Research & development expenses include EUR 33 million as a result of in-process R&D written-off in conjunction with the acquisition of Intermagnetics and Witt Biomedical (in 2005 EUR 6 million was included for Lumileds).
The most significant new projects in 2006
•	Within Lighting: the relocation of parts of the loss-making activities in Weert, Netherlands, to low-cost areas, the relocation in Mexico of all Juarez plant activities to the Monterrey plant and the relocation of the standard Lead in Wire business in the Netherlands (Deurne) to Poland

•	Within Medical Systems: the transfer of the production of SPECT cameras from Milpitas to Cleveland

•	Within DAP: the restructuring of the Klagenfurt site in Austria, reduction of the fixed cost base and providing a more diverse and flexible supply base.
The movements in the provisions and liabilities for restructuring costs in 2006 are presented by sector as follows:

	Dec. 31,				other	Dec. 31,
	2005	additions	utilized	released	changes1)	2006
Medical Systems	—	48	(35)	—		13
DAP	3	13	(10)	—		6
CE	23	12	(19)	(3)	(1)	12
Lighting	6	48	(7)	(2)		45
Other Activities	30	—	(11)	—	(3)	16
	62	121	(82)	(5)	(4)	92

1)	Other changes primarily relate to translation differences
     Philips Annual Report 2006     137

112	Group financial statements	172	IFRS information	218	Company financial statements

Notes to the group financial statements
Additions in 2006 of EUR 121 million are presented by sector as follows:

		write-
	personnel	down of	other
	costs	assets	costs	total
Medical Systems	13	33	2	48
DAP	13	—	—	13
CE	11	—	1	12
Lighting	41	5	2	48
Other Activities	—	—	—	—
	78	38	5	121
The most significant new projects in 2005
New projects in 2005 included the closure of the Audio/Video Innovation Centre and the restructuring of the Mobile Infotainment business in CE. Furthermore, within Lighting, further rationalization took place in Lamps through downsizing of excess capacity and transfer of production to low-wage countries. Within Other Activities, a number of activities were prepared for their disentanglement or divestment. The remaining restructuring projects in 2005 covered a number of smaller projects, all relating to lay-offs.
The movements in the provisions and liabilities for restructuring costs in 2005 are presented by sector as follows:

	Dec. 31,				other	Dec. 31,
	2004	additions	utilized	released	changes 1)	2005
Medical Systems	2	2	(3)	(1)	—	—
DAP	1	4	(2)	—	—	3
CE	33	67	(76)	(1)	—	23
Lighting	12	41	(44)	(3)	—	6
Other Activities	59	41	(39)	(3)	(28)	30
	107	155	(164)	(8)	(28)	62

1)	Other changes primarily related to translation differences
Additions in 2005 of EUR 155 million are presented by sector as follows:

		write-
	personnel	down of	other
	costs	assets	costs	total
Medical Systems	1	—	1	2
DAP	3	—	1	4
CE	54	—	13	67
Lighting	32	6	3	41
Other Activities	16	25	—	41
	106	31	18	155
The most significant new projects in 2004
The major new projects in 2004 were in CE, Lighting and Other Activities.
The movements in provisions and liabilities for restructuring costs in 2004 are presented by sector as follows:

	Dec. 31,				other	Dec. 31,
	2003	additions	utilized	released	changes 1)	2004
Medical Systems	22	3	(14)	(8)	(1)	2
DAP	3	8	(10)	—	—	1
CE	55	140	(157)	(2)	(3)	33
Lighting	10	65	(56)	(2)	(5)	12
Other Activities	81	58	(66)	(6)	(8)	59
	171	274	(303)	(18)	(17)	107

1)	Other changes primarily related to translation differences
Additions in 2004 of EUR 274 million are presented by sector as follows:

		write-
	personnel	down of	other
	costs	assets	costs	total
Medical Systems	3	—	—	3
DAP	8	—	—	8
CE	61	50	29	140
Lighting	30	33	2	65
Other Activities	11	42	5	58
	113	125	36	274
The releases of surplus in 2006, 2005 and 2004 were primarily attributable to reduced severance due to a transfer of employees who were originally expected to be laid off to other positions within Philips. In 2004, the release was partly attributable to tools and equipment sold, which was originally not anticipated in the plan.
The Company expects to make maximum cash expenditures of EUR 92 million in the next two years under restructuring programs that existed at December 31, 2006.
138     Philips Annual Report 2006

224	Reconciliation of non-US GAAP information	226	Corporate governance	234	The Philips Group in the last ten years	236	Investor information
5.
Financial income and expenses

	2004	2005	2006
Interest income	48	92	156
Interest expense	(306)	(289)	(339)
Net interest expense	(258)	(197)	(183)

Income from non-current financial assets	442	240	334
Foreign exchange results	(1)	1	2
Miscellaneous financing expense/income, net	33	64	(119)
Total other financial income and expense	474	305	217
	216	108	34
Interest income increased by EUR 64 million during 2006, mainly as a result of higher average cash balances and higher average interest rates applied to these cash balances during 2006, compared to 2005.
Interest expense increased by EUR 50 million during 2006, mainly as a result of higher interest costs on derivatives related to hedging of the Company’s foreign currency denominated cash balances and inter-company funding positions.
In 2006, income from non-current financial assets totaled EUR 334 million, and included a cash dividend of EUR 223 million from TSMC and a gain of EUR 97 million upon designation of the TSMC shares received through a stock dividend as trading securities. In 2005, EUR 233 million of tax-exempt gains from the sale of the remaining shares in Atos Origin and Great Nordic were recognized. In 2004, EUR 440 million of tax-exempt gains on the sale of the remaining shares in ASML and Vivendi Universal were recorded.
In 2006, miscellaneous financial charges included an impairment charge of EUR 77 million in relation to the investment in TPO Display Corp, a further EUR 61 million loss as a result of the fair value change in the conversion option embedded in the convertible bond received from TPV and a EUR 29 million gain as a result of increases in the fair value of the trading securities held in TSMC. In 2005, miscellaneous financial charges included a EUR 53 million fair value gain on the conversion option embedded in the TPV convertible bond.
6.
Income taxes
The tax expense on income before tax amounted to EUR 137 million in 2006 (2005: EUR 506 million, 2004: EUR 230 million). TSMC shares held by Philips in Taiwan were transferred to Philips in the Netherlands in 2005. This resulted in a withholding tax expense of EUR 240 million in 2005.
The components of income before taxes are as follows:

	2004	2005	2006
Netherlands	856	616	444
Foreign	516	964	773
Income before taxes	1,372	1,580	1,217

Netherlands:
Current taxes	(46)	3	81
Deferred taxes	(100)	(92)	(58)
	(146)	(89)	23

Foreign:
Current taxes	(220)	(454)	(273)
Deferred taxes	136	37	113
	(84)	(417)	(160)

Income tax expense	(230)	(506)	(137)
Philips’ operations are subject to income taxes in various foreign jurisdictions. The statutory income tax rates vary from 12.5% to 41.0%, which causes a difference between the weighted average statutory income tax rate and the Netherlands’ statutory income tax rate of 29.6% (2005: 31.5%; 2004: 34.5%).
A reconciliation of the weighted average statutory income tax rate to the effective income tax rate is as follows:

	2004	2005	2006
Weighted average statutory income tax rate	34.9	32.6	30.1

Tax effect of:
Changes in the valuation allowance:
- utilization of previously reserved loss carryforwards	(1.3)	(3.2)	(1.6)
- new loss carryforwards not expected to be realized	2.8	3.1	2.2
- addition/(releases)	(4.6)	(9.3)	3.5
Non-tax-deductible impairment charges	14.8	—	—
Non-taxable income	(33.3)	(10.0)	(16.3)
Non-tax-deductible expenses	2.6	4.9	9.0
Withholding and other taxes	1.0	16.3	1.2
Tax incentives and other	(0.1)	(2.4)	(16.8)

Effective tax rate	16.8	32.0	11.3
The weighted average statutory tax rate declined due to changes in tax rates in certain countries, primarily due to a decrease in the tax rate in the Netherlands reflected in Tax incentives and other.
Non-taxable income mainly relates to TSMC dividend.
    Philips Annual Report 2006     139

112	Group financial statements

Notes to the group financial statements
172	IFRS information
218	Company financial statements

Deferred tax assets and liabilities
Deferred tax assets and liabilities relate to the following balance sheet captions:

		2005		2006
	assets	liabilities	assets	liabilities
Intangible assets	100	(290)	100	(350)
Property, plant and equipment	120	(80)	90	(60)
Inventories	170	(30)	160	(20)
Prepaid pension costs	10	(500)	10	(590)
Other receivables	80	(20)	70	(20)
Other assets	340	(80)	420	(20)
Provisions:
- Pensions	260	(10)	560	(240)
- Restructuring	30	—	20	—
- Guarantees	10	—	10	—
- Termination benefits	30	—	20	—
- Other postretirement benefits	120	—	100	—
- Other	550	(80)	460	(140)
Other	210	(68)	190	(25)
Total deferred tax assets/ liabilities	2,030	(1,158)	2,210	(1,465)

Tax loss carryforwards (including tax credit carryforwards)	1,743		1,000
Net deferred tax position	2,615		1,745
Valuation allowances	(935)		(721)

Net deferred tax assets	1,680		1,024
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets arising from net operating losses, the Company will need to generate future taxable income in the countries where the net operating losses were incurred. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes, as at December 31, 2006, it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance.
The valuation allowance for deferred tax assets as of December 31, 2006 and 2005 was EUR 721 million and EUR 935 million respectively. The net changes in the total valuation allowance for the years ended December 31, 2006, 2005 and 2004 were an decrease of EUR 214 million, an increase of EUR 40 million and a decrease of EUR 170 million respectively. The EUR 214 million decrease of the valuation allowance in 2006, is mainly related to reductions in the tax loss carry forwards related to tax credits which cannot be recovered.
The portion of the valuation allowance relating to deferred tax assets for which subsequently recognized tax benefits will be allocated to reduce goodwill or other intangible assets of an acquired entity or directly to contributed capital, amounts to EUR 5 million (2005: EUR 39 million).
At December 31, 2006, operating loss carryforwards expire as follows:

						2012/		un-
Total	2007	2008	2009	2010	2011	2016	later	limited
3,651	114	8	22	22	24	26	251	3,184
The Company also has tax credit carryforwards of EUR 70 million, which are available to offset future tax, if any, and which expire as follows:

						2012/		un-
Total	2007	2008	2009	2010	2011	2016	later	limited
70	2	1	—	—	3	10	16	38
Classification of the deferred tax assets and liabilities is as follows:

	2005	2006
Deferred tax assets grouped under other current assets	482	508
Deferred tax assets grouped under other non-current assets	1,523	1,144
Deferred tax liabilities grouped under provisions	(325)	(628)
	1,680	1,024
Classification of the income tax payable and receivable is as follows:

	2005	2006
Income tax receivable grouped under current receivables	71	105
Income tax receivable grouped under non-current receivables	10	25
Income tax payable grouped under accrued liabilities	(524)	(519)
Income tax payable grouped under non-current liabilities	(59)	(36)
The amount of the unrecognized deferred income tax liability for temporary differences of EUR 47 million (2005: EUR 118 million) relates to unremitted earnings in foreign Group companies, which are considered to be permanently re-invested. Under current Dutch tax law, no additional taxes are payable. However, in certain jurisdictions, withholding taxes would be payable.
The tax expense on the gain from the divestment of the Semiconductors division, as well as the use of tax credits, are under discussion with the tax authorities.
140      Philips Annual Report 2006

224	Reconciliation of non-US GAAP information
226	Corporate governance
234	The Philips Group in the last ten years
236	Investor information

Investments in equity-accounted investees
Results relating to equity-accounted investees

	2004	2005	2006
Company’s participation in income and loss	1,033	513	(180)
Gains on sales of shares	185	1,545	79
Gains arising from dilution effects	254	165	14
Investment impairment/other charges	(8)	(469)	(70)
	1,464	1,754	(157)
Detailed information on the aforementioned individual line items is set out below.
Company’s participation in income and loss

	2004	2005	2006
LG.Philips LCD	575	146	(196)
LG.Philips Displays	(69)	(39)	—
Others	527	406	16
	1,033	513	(180)
2006
The Company had a share in losses which were mainly related to LG.Philips LCD.
2005
The Company had a share in income, mainly TSMC and LG.Philips LCD, and losses, mainly LG.Philips Display. The operational loss of LG.Philips Displays included restructuring costs of EUR 30 million.
2004
LG.Philips Displays’ loss included impairment charges of EUR 84 million, which were recorded in conjunction with the write-down of its assets in Dreux (France), Ann Arbor (USA) and Barcelona (Spain).
InterTrust Technologies contributed a net gain of EUR 100 million related to its license agreement with Microsoft. Various other unconsolidated companies (primarily TSMC and Atos Origin) contributed a net profit of EUR 377 million. As of August 2004, NAVTEQ was recorded under investments in unconsolidated companies.
Results on sales of shares

	2004	2005	2006
FEI Company	—	—	76
NAVTEQ	—	753	—
TSMC	—	460	—
LG.Philips LCD	—	332	—
Atos Origin	151	—	—
Others	34	—	3
	185	1,545	79
2006
In 2006, Philips sold its interest of 24.8% in FEI Company (see note 2).
2005
In 2005, Philips sold its remaining 33.1 million shares in NAVTEQ, resulting in a non-taxable gain of EUR 753 million. As a result of this transaction, Philips’ shareholding in NAVTEQ was reduced to zero.
Results on sales of shares include a gain of EUR 460 million resulting from the sale of 567,605,000 common shares in the form of American Depository Shares in TSMC. Following the aforementioned sale of TSMC shares, Philips’ shareholding in TSMC was reduced to 16.4%. During 2005, the Company was represented on the board of directors and continued to exercise influence by participating in the policy-making processes of TSMC. Accordingly, the Company continued to apply equity accounting for TSMC. In January 2006, Philips’ influence on TSMC’s financial and operating policies, including representation on the TSMC Board, was reduced. Effective January 2006, the investment was transferred to available-for-sale securities since Philips is no longer able to exercise significant influence.
In 2005, Philips sold 27,375,000 shares of LG.Philips LCD common stock, resulting in a gain of EUR 332 million. As a result of the sale, Philips’ shareholding in LG.Philips LCD was reduced from 40.5% to 32.9%.
2004
In December 2004, Philips sold a total of 11 million shares in Atos Origin for an amount of EUR 552 million, resulting in a non-taxable gain of EUR 151 million. As a result, Philips’ holding in Atos Origin decreased to 15.4%. The remaining investment was no longer valued according to the equity the method and was reclassified to other non-current financial assets.
Gains and losses arising from dilution effects

	2004	2005	2006
TPV	—	—	14
LG.Philips LCD	108	189	—
Atos Origin	156	—	—
TSMC	(10)	(24)	—
	254	165	14
2005
The secondary offering of LG.Philips LCD of 65,000,000 American Depository Shares in July 2005 has resulted in a dilution gain of EUR 189 million, reducing Philips’ share from 44.6% to 40.5%. Furthermore, a loss of EUR 24 million related to the issuance of shares to employees of TSMC was included. According to TSMC’s Articles of Incorporation, annual bonuses to employees have been granted, partially in shares. Philips’ shareholding in TSMC was diluted as a result of the shares issued to employees.
2004
The results relating to unconsolidated companies for 2004 were affected by several dilution gains and losses. The IPO of LG.Philips LCD resulted in a dilution of Philips’ shareholding from 50% to 44.6%. The Company’s participation in Atos Origin was impacted by a dilution gain resulting from the acquisition of Schlumberger Sema by Atos Origin, which diluted the Company’s shareholding from 44.7% to 31.9%. As in 2003, the Company’s interest in TSMC was diluted as a result of shares issued to employees, in 2004 by 0.2%. Also in 2004, the TSMC Board of Management decided to withdraw some share capital, increasing Philips’ shareholding by 0.1%.
     Philips Annual Report 2006      141

112	Group financial statements

Notes to the group financial statements
172	IFRS information
218	Company financial statements

Investment impairment/other charges

	2004	2005	2006
LG.Philips Displays	—	(458)	(61)
Others	(8)	(11)	(9)
	(8)	(469)	(70)
2006
The voluntary support of social plans for employees impacted by the bankruptcy of certain LG.Philips Displays activities amounted to EUR 61 million.
2005
Investment impairment charges in 2005 related to LG.Philips Displays (LPD) and a few smaller investments. In December 2005, as a result of various factors including lower demand and increased pricing pressures for CRT’s, the Company concluded that its investment in LG.Philips Displays was impaired. Accordingly, the Company wrote-off the remaining book value of the investment and recorded an impairment charge of EUR 126 million. Additionally, the Company recognized the accumulated foreign translation loss related to this investment of approximately EUR 290 million.
The Company also fully provided for the existing guarantee of EUR 42 million provided to LPD’s banks.
2004
Investment impairment charges in 2004 related to a few smaller investments.
Investments in, and loans to, equity-accounted investees
The changes during 2006 are as follows:

	loans	investments	total
Investment in equity-accounted investees as of January 1, 2006	7	5,335	5,342
Changes:
Transfer from equity-accounted investees	—	(2,017)	(2,017)
Acquisitions/additions	—	12	12
Sales/repayments	—	(64)	(64)
Share in income/value adjustments	—	(180)	(180)
Dividends received	—	(7)	(7)
Translation and exchange rate differences	(2)	(106)	(108)
Investments in equity-accounted investees as of December 31, 2006	5	2,973	2,978
Included in investments is EUR 741 million (2005: EUR 763 million), representing the excess of the Company’s investment over its underlying equity in the net assets of equity-accounted investees. The principal amount is EUR 731 million (2005: EUR 752 million) for LG.Philips LCD.
In January 2006, Philips’ influence on TSMC, including representation on the TSMC Board, was reduced. Consequently, the 16.4% investment in TSMC was transferred from equity-accounted investees to available-for-sale securities effective January 1, 2006, as Philips was no longer able to exercise significant influence.
Sales/repayments mainly relate to the sale of FEI Company (see note 2).
The total carrying value of investments in, and loans to, equity-accounted investees is summarized as follows:

		2005		2006
	share-		share-
	holding %	amount	holding %	amount
TSMC	16	2,017	—	—
LG.Philips Displays	50	—	50	—
LG.Philips LCD	33	2,903	33	2,625
Other equity method investments		422		353
		5,342		2,978
The fair value of Philips’ shareholdings in the publicly listed company LG.Philips LCD, based on quoted market prices at December 31, 2006 was EUR 2,673 million.
The investments in equity-accounted investees are mainly included in the sector Other Activities.
Summarized information of equity-accounted investees
Summarized financial information for the Company’s investments in equity-accounted investees, on a combined basis, is presented below:

	2004	2005	2006
Net sales	17,317	20,088	13,606
Income (loss) before taxes	3,284	2,270	(625)
Income taxes	(134)	117	187
Income (loss) after taxes	3,150	2,387	(438)
Net income (loss)	3,192	2,293	(474)

Total share in net income of equity-accounted investees recognized in the consolidated statements of income	1,033	513	(180)

	December 31
	2005	1)	2006
Current assets		11,314	4,761
Non-current assets		18,114	9,789
		29,428	14,550
Current liabilities		(5,811)	(4,188)
Non-current liabilities		(3,734)	(3,454)
Net asset value		19,883	6,908
Investments in and loans to equity-accounted investees included in the consolidated balance sheet		5,342	2,978

1)	Excluding LG.Philips Displays
In December 2005, the investment in LG.Philips Displays was written off and Philips decided to stop funding. As a result, the book value of the investment was reduced to zero and equity accounting was terminated. Philips was unable to determine and disclose the value of the LG.Philips Displays equity at December 31, 2005.
142      Philips Annual Report 2006

224	Reconciliation of non-US GAAP information
226	Corporate governance
234	The Philips Group in the last ten years
236	Investor information

Earnings per share
The earnings per share (EPS) data have been calculated in accordance with SFAS No. 128, ‘Earnings per Share’, as per the following schedule:

	2004	2005	2006
Net income
Income from continuing operations	2,584	2,831	919
Income from discontinued operations	252	37	4,464
Net income available to holders of common shares	2,836	2,868	5,383

Weighted average number of shares	1,280,251,485	1,249,955,546	1,174,924,579
Plus incremental share from assumed conversions of:
Options and restricted share rights	2,968,386	2,771,955	6,817,690
Convertible debentures	496,257	602,863	1,042,061
Dilutive potential common shares	3,464,643	3,374,818	7,859,751
Adjusted weighted average number of shares	1,283,716,128	1,253,330,364	1,182,784,330

Basic earnings per share in euros
Income from continuing operations	2.02	2.26	0.78
Income from discontinued operations	0.20	0.03	3.80
Net income	2.22	2.29	4.58

Diluted earnings per share in euros
Income from continuing operations	2.01	2.26	0.78
Income from discontinued operations	0.20	0.03	3.77
Net income	2.21	2.29	4.55

Receivables
Trade accounts receivable include installment accounts receivable of EUR 8 million (2005: EUR 17 million).
Income taxes receivable (current portion) totaling EUR 105 million (2005: EUR 71 million) are included under other receivables.
The changes in the allowance for doubtful accounts are as follows:

	2004	2005	2006
Balance as of January 1	428	408	374
Additions charged to income	61	30	52
Deductions from allowance 1)	(68)	(62)	(72)
Other movements 2)	(13)	(2)	(13)
Balance as of December 31	408	374	341

1)	Write-offs for which an allowance was previously provided

2)	Including the effect of translation differences and consolidation changes

Inventories
Inventories are summarized as follows:

	2005	2006
Raw materials and supplies	889	849
Work in process	472	380
Finished goods	1,612	1,859
Advance payments on work in process	(176)	(208)
	2,797	2,880
The amounts recorded above are net of allowances for obsolescence.
As of December 31, 2006, the carrying amount of inventories carried at fair value less cost-to-sell is EUR 116 million (2005: EUR 89 million).

Other current assets
Other current assets primarily consist of a current deferred tax asset of EUR 508 million (2005: EUR 482 million), derivative instruments assets of EUR 298 million (2005: EUR 143 million), trading securities of EUR 192 million (2005: EUR nil million) and prepaid expenses.
     Philips Annual Report 2006      143

112	Group financial statements

Notes to the group financial statements
172	IFRS information
218	Company financial statements

Other non-current financial assets
The changes during 2006 are as follows:

			cost-
	available-	restricted	method
	for-sale	liquid	invest-
	securities	assets	ments	other	total
Balance as of January 1, 2006	113	183	57	377	730
Changes:
Reclassifications	2,046	—	—	(29)	2,017
Acquisitions/additions	—	3	1,074	21	1,098
Sales/redemptions/reductions	—	—	(7)	(4)	(11)
Value adjustments	4,370	1	(78)	(61)	4,232
Translation and exchange differences	—	(5)	(3)	(20)	(28)
Consolidation changes	—	18	—	—	18
Balance as of December 31, 2006	6,529	200	1,043	284	8,056
The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category. The individual securities have been in a continuous unrealized loss position for less than 12 months as at December 31, 2006.

	fair value	unrealized losses
2006
Investments in available-for-sale securities	62	31
Cost-method investments	6	4
	68	35
Investments in available-for-sale securities
Available-for-sale securities at December 31:

		2005			2006
	number of		number of
	shares	fair value	shares		fair value
JDS Uniphase	39,318,996	78	4,914,875	1)	62
D&M Holdings	11,126,640	35	11,126,640		32
TSMC	—	—	4,066,046,793		6,395
Nuance	—	—	4,587,333		40
		113			6,529

1)	In October 2006, JDS Uniphase announced a 1 for 8 reverse stock split.
The Company’s investments in available-for-sale securities consist of investments in common stock of companies in various industries. In January 2006, Philips’ influence on TSMC’s financial and operating policies, including representation on the TSMC Board, was reduced. Consequently, the 16.4% investment in TSMC was transferred from equity-accounted investees to available-for-sale securities effective January 1, 2006, as Philips was no longer able to exercise significant influence. Within the Company’s portfolio of available-for-sale securities, the unrealized loss is primarily due to the investment in JDS Uniphase. Based upon consideration of the duration of the impairment (as of December 31, 2006, the fair value had been below cost for 7 months), the inherent volatility in the industry and positive analyst reports and expectations, the Company does not consider this investment to be other-than-temporarily impaired as of December 31, 2006.
Included in other non-current financial assets is a convertible bond issued to the Company by TPV Technology Limited with a total fair value of EUR 195 million as at December 31, 2006. The bond has a maturity date of September 5, 2010 with an option to convert the bond into shares of TPV during the period September 5, 2008 until maturity.
In 2005, Philips sold its remaining stake in Atos Origin (10.3 million shares) for an amount of EUR 554 million, resulting in a gain of EUR 185 million, which has been recorded under financial income and expenses (please refer to note 5).
In 2005, Philips sold its remaining shareholding in Great Nordic (6.8 million shares) for an amount of EUR 67 million, resulting in a non-taxable gain of EUR 48 million.
Cost-method investments
The major cost-method investment is NXP, for an amount of EUR 854 million, of which the Company holds 19.9% of the cumulative preferred shares and 17.5% of the common shares. The cumulative preferred shares confer the right to an annual dividend of 10%. The interest in NXP resulted from the Semiconductors disposal in September 2006 (see note 1). According to EITF 01-2 ‘Interpretations of APB Opinion No. 29’, issue 6, the initial recognition of Philips’ interest in NXP is the fair value at transaction date, which is the new cost basis going forward.
In June 2006, the merger of Mobile Display Systems (MDS) with Toppoly has been completed. As a consequence of the transaction, Philips holds a 17.5% stake in TPO, valued at amortized cost of EUR 103 million, net of an impairment of EUR 77 million.

Non-current receivables
Non-current receivables include receivables with a remaining term of more than one year, and the non-current portion of income taxes receivable amounting to EUR 25 million (2005: EUR 10 million).

Other non-current assets
Other non-current assets in 2006 are primarily comprised of prepaid pension costs of EUR 2,262 million (2005: EUR 1,676 million) and deferred tax assets of EUR 1,144 million (2005: EUR 1,523 million).
144     Philips Annual Report 2006

224	Reconciliation of non-US GAAP information
226	Corporate governance
234	The Philips Group in the last ten years
236	Investor information

Property, plant and equipment

					prepayments
					and	no longer
	land and	machinery and		other	construction in	productively
	buildings	installations	lease assets	equipment	progress	employed	total
Balance as of January 1, 2006:
Cost	2,196	3,475	42	1,626	409	24	7,772
Accumulated depreciation	(1,014)	(2,417)	(25)	(1,279)	—	(18)	(4,753)
Book value	1,182	1,058	17	347	409	6	3,019

Changes in book value:
Capital expenditures	189	310	9	192	—	3	703
Retirements and sales	(9)	(14)	(2)	(12)	(19)	(2)	(58)
Depreciation	(84)	(242)	(9)	(192)	—	—	(527)
Write-downs and impairments	(10)	(3)	—	(4)	—	—	(17)
Translation differences	(35)	(34)	—	(14)	(4)	—	(87)
Changes in consolidation	38	4	9	8	7	—	66
Total changes	89	21	7	(22)	(16)	1	80

Balance as of December 31, 2006:
Cost	2,182	3,303	74	1,601	393	20	7,573
Accumulated depreciation	(911)	(2,224)	(50)	(1,276)	—	(13)	(4,474)
Book value	1,271	1,079	24	325	393	7	3,099
Land with a book value of EUR 141 million, as at December 31, 2006 is not depreciated.
The expected useful lives as of December 31, 2006 were as follows:

Buildings	from 14 to 50 years
Machinery and installations	from 4 to 15 years
Lease assets	from 3 to 10 years
Other equipment	from 3 to 10 years
Capital expenditures include capitalized interest related to construction in progress amounting to EUR 9 million in 2006 (2005: EUR 10 million).
     Philips Annual Report 2006     145

112	Group financial statements

Notes to the group financial statements
172	IFRS information
218	Company financial statements

Intangible assets excluding goodwill
The changes during 2006 were as follows:

		other	intangible
		intangible	pension
	software	assets	assets	total
Balance as of January 1, 2006
Cost	516	1,569	86	2,171
Accumulated amortization	(378)	(553)	—	(931)
Book value	138	1,016	86	1,240

Changes in book value:
Acquisitions/additions	109	1,013	—	1,122
Amortization/deductions	(73)	(166)	—	(239)
Translation differences	(8)	(112)	(1)	(121)
Changes in consolidation	—	(2)	—	(2)
Other	—	—	(85)	(85)
Total changes	28	733	(86)	675

Balance as of December 31, 2006
Cost	554	2,368	—	2,922
Accumulated amortization	(388)	(619)	—	(1,007)
Book value	166	1,749	—	1,915
Other intangible assets in 2006 consist of:

		January 1		December 31
		accumulated		accumulated
	gross	amortization	gross	amortization
Marketing-related	62	(43)	303	(49)
Customer-related	646	(144)	1,048	(252)
Contract-based	46	(11)	47	(2)
Technology-based	658	(251)	584	(239)
Patents and trademarks	157	(104)	386	(77)
	1,569	(553)	2,368	(619)
The estimated amortization expense for these other intangible assets for each of the five succeeding years are:

2007	193
2008	183
2009	173
2010	162
2011	141
The expected weighted average remaining life of other intangibles is 7 years as of December 31, 2006.
Additions to other intangible assets include the acquired trademark and trade names Lifeline and Avent, that are valued on a preliminary basis at EUR 114 million and EUR 242 million respectively. The Company decided to use these brands together with the Philips brand in a dual branding marketing strategy. This decision, together with market evidence, indicates that these brands have indefinite useful lives. This implies that these brands are not amortized but tested for impairment annually or whenever there is an indication that the brand may be impaired.
The unamortized costs of computer software to be sold, leased or otherwise marketed amounted to EUR 57 million at the end of 2006 (2005: EUR 50 million). The amounts charged to the income statement for amortization or impairment of these capitalized computer software costs amounted to EUR 18 million in 2006 (2005: EUR 13 million).

Goodwill
The changes during 2006 were as follows:

	2005	2006
Balance as of January 1	1,640	2,535
Changes in book value:
Acquisitions	675	1,590
Divestments	(34)	—
Reclassification from equity-accounted investees	13	—
Translation differences	241	(305)
Balance as of December 31	2,535	3,820
The key assumptions used in the annual impairment test are growth of sales and gross margin, together with the rates used for discounting the forecast cash flows. The discount rates are determined for each reporting unit (one level below sector level) and range from 7.5% to 14.1%, with an average of 10.3% for the Philips Group. Sales and gross margin growth are based on management’s internal forecasts for four years that are extrapolated for another five years with reduced growth rates, after which a terminal value is calculated in which growth rates are reduced to a level of 1% to 4%.
Acquisitions in 2006 include the goodwill paid on the acquisition of Lifeline for EUR 341 million, Witt Biomedical for EUR 90 million, Avent for EUR 344 million and Intermagnetics for EUR 773 million, and several smaller acquisitions.
Acquisitions in 2005 include the goodwill paid on the acquisition of Stentor for EUR 115 million and Lumileds for EUR 554 million, both in the US, and several smaller acquisitions.
Please refer to the previous section Information by sectors and main countries of the chapter Group financial statements of this Annual Report for a specification of goodwill by sector.
146     Philips Annual Report 2006

224	Reconciliation of non-US GAAP information
226	Corporate governance
234	The Philips Group in the last ten years
236	Investor information

Accrued liabilities
Accrued liabilities are summarized as follows:

	2005	2006
Personnel-related costs:
- Salaries and wages	459	500
- Accrued holiday entitlements	197	189
- Other personnel-related costs	132	120
Fixed-assets-related costs:
- Gas, water, electricity, rent and other	71	71
Taxes:
- Income tax payable	524	519
- Other taxes payable	—	2
Communication & IT costs	52	47
Distribution costs	79	64
Sales-related costs:
- Commissions payable	55	65
- Advertising and marketing-related costs	125	119
- Other sales-related costs	222	180
Material-related accruals	128	167
Interest-related accruals	124	118
Deferred income	521	490
Derivative instruments — liabilities	193	101
Other accrued liabilities	399	584
	3,281	3,336

Provisions
Provisions are summarized as follows:

		2005		2006
	long-	short-	long-	short-
	term	term	term	term
Provision for defined-benefit plans (see note 20)	779	77	787	91
Other postretirement benefits (see note 21)	311	38	337	36
Postemployment benefits and obligatory severance payments	102	49	92	50
Deferred tax liabilities (see note 6)	298	27	508	121
Product warranty	20	358	17	348
Loss contingencies (environmental remediation and product liability)	196	91	483	93
Other provisions	197	167	225	137
	1,903	807	2,449	876
Product warranty
The provision for product warranty reflects the estimated costs of replacement and free-of-charge services that are expected to be incurred by the Company with respect to products sold. The changes in the provision for product warranty are as follows:

	2004	2005	2006
Balance as of January 1	378	353	378
Changes:
Additions	424	491	438
Utilizations	(425)	(472)	(443)
Releases	(10)	(7)	—
Translation differences	(8)	20	(13)
Changes in consolidation	(6)	(7)	5
Balance as of December 31	353	378	365
Loss contingencies (environmental remediation and product liability)
This provision includes accrued losses recorded with respect to environmental remediation and product liability (including asbestos) obligations which are probable and reasonably estimatable. Please refer to note 27.
The changes in this provision are as follows:

	2004	2005	2006
Balance as of January 1	268	275	287
Changes:
Additions	80	27	370
Utilizations	(53)	(43)	(39)
Releases	(2)	(3)	(5)
Translation differences	(18)	31	(37)
Balance as of December 31	275	287	576
Postemployment benefits and obligatory severance payments
The provision for postemployment benefits covers benefits provided to former or inactive employees after employment but before retirement, including salary continuation, supplemental unemployment benefits and disability-related benefits.
The provision for obligatory severance payments covers the Company’s commitment to pay employees a lump sum upon the employee’s dismissal or resignation. In the event that a former employee has passed away, the Company may have a commitment to pay a lump sum to the deceased employee’s relatives.
Other provisions
Other provisions include provisions for employee jubilee funds totaling EUR 88 million (2005: EUR 87 million) and expected losses on existing projects/orders totaling EUR 14 million (2005: EUR 24 million).
Philips Annual Report 2006     147

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements

Pensions
Employee pension plans have been established in many countries in accordance with the legal requirements, customs and the local situation in the countries involved. The majority of employees in Europe and North America are covered by defined-benefit pension plans. The benefits provided by these plans are based on employees’ years of service and compensation levels. The measurement date for all defined-benefit pension plans is December 31.
Contributions are made by the Company, as necessary, to provide assets sufficient to meet the benefits payable to defined-benefit pension plan participants. These contributions are determined based upon various factors, including funded status, legal and tax considerations as well as local customs.
In September 2006, SFAS No. 158 was issued. This statement requires an employer to recognize the funded status of a benefit plan — measured as the difference between plan assets at fair value and the benefit obligation in the balance sheet. The offset of recognizing the funded status is recorded in accumulated other comprehensive income (within stockholders’ equity). Additionally, the additional minimum pension liability and related intangible assets are derecognized upon adoption of this standard. The following table summarizes the effect of the adoption of SFAS No. 158., effective December 31, 2006.
Incremental effect of applying FASB Statement No. 158 on individual line items in the statement of financial position (pensions and other post retirement benefits)

	before	additional		after
	application of	minimum pension		application of
	Statement 158	liability	SFAS No. 158	Statement 158
Prepaid pension costs under other non-current assets	2,758	4	(500)	2,262
Accrued pension costs under other non-current liabilities	(344)	412	(510)	(442)
Provisions for pensions under provisions	(868)	142	(152)	(878)
Postretirement benefits other than pensions	(299)		(74)	(373)

Deferred tax assets (non-current)	902	(198)	440	1,144
Deferred tax liabilities grouped under provisions (non-current)	(496)	—	(12)	(508)

Pension related intangible assets	29	(29)	—	—
Total assets	38,780	(223)	(60)	38,497
Total liabilities and equity	(38,780)	223	60	(38,497)

Accumulated in other comprehensive income	(2,084)	(331)	808	(1,607)
Total stockholders’ equity	(23,474)	(331)	808	(22,997)
The Company funds certain defined-benefit pension plans as claims are incurred. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for both funded and unfunded defined-benefit pension plans with accumulated benefit obligations in excess of plan assets are included in the table below:

	2005	2006
Projected benefit obligation	7,030	3,791
Accumulated benefit obligation	6,669	3,600
Fair value of plan assets	5,036	2,543
148       Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
The table below provides a summary of the changes in the pension benefit obligations and defined pension plan assets for 2006 and 2005 and a reconciliation of the funded status of these plans to the amounts recognized in the consolidated balance sheets:

	2005			2006
	Netherlands	other	total	Netherlands	other	total
Projected benefit obligation
Projected benefit obligation at beginning of year	12,500	7,010	19,510	12,936	8,198	21,134
Service cost	211	132	343	198	129	327
Interest cost	557	392	949	531	411	942
Employee contributions	4	10	14	1	9	10
Actuarial (gains) losses	419	645	1,064	(325)	299	(26)
Plan amendments	(36)	1	(35)	—	3	3
Curtailments	—	—	—	(185)	(76)	(261	)1)
Settlements	—	(92)	(92)	(76)	(103)	(179	)1)
Changes in consolidation	(45)	47	2		(173)	(173	)1)
Benefits paid	(670)	(444)	(1,114)	(684)	(463)	(1,147)
Exchange rate differences		500	500	—	(223)	(223)
Miscellaneous	(4)	(3)	(7)	—	3	3
Projected benefit obligation at end of year	12,936	8,198	21,134	12,396	8,014	20,410

Present value of funded obligations at end of year	12,913	7,162	20,075	12,378	7,154	19,532
Present value of unfunded obligations at end of year	23	1,036	1,059	18	860	878

Plan assets
Fair value of plan assets at beginning of year	13,129	5,499	18,628	14,491	6,339	20,830
Actual return on plan assets	1,701	794	2,495	559	491	1,050
Employee contributions	4	10	14	1	9	10
Employer contributions	319	48	367	232	696	928
Settlements	—	(87)	(87)	(79)	(103)	(182	)2)
Changes in consolidations	—	9	9	—	(23)	(23	)2)
Benefits paid	(662)	(368)	(1,030)	(683)	(393)	(1,076)
Exchange rate differences	—	434	434	—	(185)	(185)
Miscellaneous	—	—	—	—	—	—
Fair value of plan assets at end of year	14,491	6,339	20,830	14,521	6,831	21,352

Funded status	1,555	(1,859)	(304)	2,125	(1,183)	942

1)	of which EUR (237) million (curtailments); EUR (79) million (settlements other); EUR (173) million (changes in consolidation) is discontinued operations

2)	of which EUR (79) million (settlements other); EUR (23) million (changes in consolidation) is discontinued operations
Philips Annual Report 2006      149

112 Group financial statements Notes to the group financial statements	172 IFRS information	218 Company financial statements

	2005			2006
	Netherlands	other	total	Netherlands	other	total
Amounts recognized in the consolidated balance sheet
Prepaid pension costs under other non-current assets	1,366	310	1,676	2,143	119	2,262
Accrued pension costs under other non-current liabilities	—	(665)	(665)	—	(442)	(442)
Provisions for pensions under provisions including discontinued operations	(23)	(976)	(999)	(18)	(860)	(878)
Net pension asset/(liability) at year end	1,343	(1,331)	12	2,125	(1,183)	942

Amounts recognized in accumulated other comprehensive income (before tax)
Net actuarial loss	—	—	—	273	1,301	1,574
Prior-service cost (credit)	—	—	—	(464)	52	(412)
Additional minimum pension liability	—	844	844	—	—	—
Accumulated other comprehensive income	—	844	844	(191)	1,353	1,162
In 2005, the Company recorded an additional minimum pension liability (AML) of EUR 930 million. In conjunction with the recording of the AML, an intangible asset of EUR 86 million and a EUR 844 million change to other comprehensive income (prior to tax benefit) was also recorded.
The following table provides a reconciliation of the funded status to the amounts recognized on the Consolidated balance sheet at December 31, 2005.

	2005
	Netherlands	other	total
Funded status	1,555	(1,859)	(304)

Amounts not recognized in balance sheet:
Unrecognized net transition obligation	—	2	2
Unrecognized prior-service cost	(702)	89	(613)
Unrecognized net loss	490	1,367	1,857
Less: additional minimum pension liability recognized	—	(844)	(844)
Net unrecognized amount	(212)	614	402
Amount recognized on balance sheet	1,343	(1,245)	98

Classification of net balances:
Net pension asset (liability)	1,343	(1,331)	12
Intangible asset	—	86	86
	1,343	(1,245)	98
The weighted average assumptions used to calculate the projected benefit obligations as of December 31 were as follows:

	2005		2006
	Netherlands	other	Netherlands	other
Discount rate	4.2%	5.1%	4.3%	5.2%
Rate of compensation increase	*	3.4%	*	3.5%
150      Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
The weighted-average assumptions used to calculate the net periodic pension cost for the years ended December 31 were as follows:

	2005		2006
	Netherlands	other	Netherlands	other
Discount rate	4.5%	5.4%	4.2%	5.1%
Expected returns on plans assets	5.7%	6.5%	5.7%	6.1%
Rate of compensation increase	*	3.5%	*	3.4%

*	The rate of compensation increase for the Netherlands consists of a general compensation increase and an individual salary increase based on merit, seniority and promotion. The average individual salary increase for all active participants for the remaining working lifetime is estimated at 0.75% annually. The assumed rate of general compensation increase for the Netherlands for calculating the projected benefit obligations amounts to 2% until 2008. From 2008 onwards a rate of compensation increase of 1% is assumed. The difference reflects a change in indexation policy.
The components of net periodic pension costs and other amounts recognized in Other comprehensive income were as follows:

	Netherlands	other
2006
Service cost	198	129
Interest cost on the projected benefit obligation	531	411
Expected return on plan assets	(808)	(390)
Net amortization of unrecognized net transition assets/liabilities	—	1
Net actuarial (gain) loss recognized	(49)	84
Amortization of prior-service cost	(56)	25
Settlement loss	8	2
Curtailment gain	(21)	(1)
Other	5	23
Net periodic cost (income)1)	(192)	284

2005
Service cost	211	132
Interest cost on the projected benefit obligation	557	392
Expected return on plan assets	(739)	(360)
Net amortization of unrecognized net transition assets/liabilities	—	1
Net actuarial (gain) loss recognized	(28)	44
Amortization of prior-service cost	(57)	27
Settlement loss	—	12
Curtailment loss	—	—
Other	(4)	(1)
Net periodic cost (income)2)	(60)	247

2004
Service cost	175	128
Interest cost on the projected benefit obligation	598	386
Expected return on plan assets	(726)	(370)
Net amortization of unrecognized net transition assets/liabilities	—	5
Net actuarial (gain) loss recognized	(1)	19
Amortization of prior-service cost	(43)	26
Settlement loss	34	3
Curtailment loss	—	—
Other	(12)	7
Net periodic cost3)	25	204

1)	of which EUR 17 million (Netherlands EUR (12) million, other EUR 29 million) is related to discontinued operations
2)	of which EUR 30 million (Netherlands EUR (5) million, other EUR 35 million) is related to discontinued operations
3)	of which EUR 38 million (other EUR 38 million) is related to discontinued operations
Philips Annual Report 2006      151

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements
The estimated net actuarial loss and prior-service cost for the defined-benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over next year (2007) are EUR 69 million and EUR (28) million, respectively.
The Company also sponsors defined-contribution and similar types of plans for a significant number of salaried employees. The total cost of these plans amounted to EUR 91 million in 2006 (2005: EUR 68 million, 2004: EUR 54 million) of which EUR 11 million (2005: EUR 12 million, 2004: EUR 11 million) relates to Semiconductors and has been presented under discontinued operations. In 2006, the defined-contribution cost includes contributions to multi-employer plans of EUR 4 million (2005: EUR 3 million, 2004: EUR 1 million).
Cash flows
The Company expects considerable cash outflows in relation to employee benefits which are estimated to amount to EUR 433 million in 2007 (2006: EUR 1,086 million), consisting of EUR 288 million employer contributions to defined-benefit pension plans, EUR 80 million employer contributions to defined-contribution pension plans, and EUR 65 million expected cash outflows in relation to unfunded pension plans. The employer contributions to defined-benefit pension plans are expected to amount to EUR 160 million for the Netherlands and EUR 128 million for other countries.
Estimated future pension benefit payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2007	1,130
2008	1,181
2009	1,164
2010	1,176
2011	1,191
Years 2012-2016	6,368

	Netherlands	other	total
2006

The accumulated benefit obligation for all defined-benefit pension plans was	12,047	7,707	19,754

2005

The accumulated benefit obligation for all defined-benefit pension plans was	12,473	7,783	20,256
Plan assets: investment policies/strategies
Investment policies are reviewed at least once per year. The resulting investment plans determine the strategic asset allocations, the constraints on any tactical deviation from such strategic allocations, as well as the constraints on geographical allocations and credit risk, etc., and will be reflected in the investment guidelines to the respective investment managers. In order to keep the investment strategies in balance with pension obligations, asset-liability reviews are carried out at least once every three years. Generally, plan assets are invested in global equity and debt markets (with the exception of debt or equity instruments that have been issued by the Company or any of its subsidiaries) and property. Derivatives of equity and debt instruments may be used to realize swift changes in investment portfolios, to hedge against unfavorable market developments or to fine tune any matching of assets and liabilities.
Plan assets in the Netherlands
The Company’s pension plan asset allocation in the Netherlands at December 31, 2005 and 2006 and target allocation 2007 is as follows:
Percentage of plan assets at December 31

			target
	2005	2006	allocation 2007
Matching portfolio	60	57	56
- Debt securities	60	57	56
Return portfolio	40	43	44
- Equity securities	28	29	29
- Real Estate	9	9	11
- Other	3	5	4
	100	100	100
The objective of the Matching Portfolio is to match the interest rate sensitivity of the plan’s (nominal) pension liabilities. The Matching Portfolio is mainly invested in euro-denominated government bonds and investment grade debt securities and derivatives. Any leverage or gearing is not permitted. The size of the Matching Portfolio is supposed to be at least 75% of the fair value of the plan’s (nominal) pension obligations. The objective of the Return Portfolio is to maximize returns within well-specified risk constraints. The long-term rate of return on total plan assets is expected to be 5.7% per annum, based on expected long-term returns on equity securities, debt securities, real estate and other investments of 8.0%, 4.2%, 7% and 5%, respectively.
Plan assets in other countries
The Company’s pension plan asset allocation in other countries at December 31, 2005 and 2006 and target allocation 2007 is as follows:
Percentage of plan assets at December 31

			target allocation
	2005	2006	2007
Asset category
Equity securities	39	26	20
Debt securities	52	68	72
Real estate	6	2	2
Other	3	4	6
	100	100	100
Sensitivity analysis
The table below illustrates the approximate impact on 2007 net periodic pension cost (NPPC) if the Company were to change key assumptions by one percentage point.
Impact on NPPC expense (income)

	increase	decrease
	assumption by 1%	assumption by 1%
Discount rate	(146)	190
Rate of return on plan assets	(206)	206
Salary growth rate	160	(140)
If more than one of the assumptions were changed, the impact would not necessarily be the same as if only one assumption changed in isolation. In 2007, pension expense for the Philips Group is expected to amount to approximately EUR 100 million.
152      Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years

Postretirement benefits other than pensions
In addition to providing pension benefits, the Company provides other postretirement benefits, primarily retiree healthcare benefits, in certain countries. The Company funds other postretirement benefit plans as claims are incurred.
The table below provides a summary of the changes in the accumulated postretirement benefit obligations for 2005 and 2006 and a reconciliation of the obligations to the amounts recognized in the consolidated balance sheets.
All the postretirement benefit plans are unfunded and therefore no plan asset disclosures are presented.

	Netherlands	other	total
2006
Accumulated postretirement benefit obligation
Projected benefit obligation at beginning of year	50	397	447
Service cost	—	4	4
Interest cost	—	26	26
Actuarial gains	—	(12)	(12)
Curtailments	—	(2)	(2)
Benefits paid	(40)	(25)	(65)
Translation differences	—	(26)	(26)
Miscellaneous	—	1	1
Projected benefit obligation at end of year	10	363	373
Funded status	(10)	(363)	(373)

Amounts recognized in the consolidated balance sheet
Non-current assets	—	—	—
Current provisions	(10)	(26)	(36)
Non-current provisions	—	(337)	(337)
Net pension liability at year-end	(10)	(363)	(373)

Amounts recognized in accumulated other comprehensive income
Net actuarial loss	—	40	40
Prior-service cost	—	2	2
Transition obligation	—	32	32
Accumulated Other Comprehensive Income	—	74	74

2005
Accumulated postretirement benefit obligation
Projected benefit obligation at beginning of year	348	366	714
Service cost	16	3	19
Interest cost	17	23	40
Actuarial gains	—	(25)	(25)
Curtailments	(319)	—	(319)
Benefits paid	(12)	(28)	(40)
Translation differences	—	57	57
Projected benefit obligation at end of year	50	396	446
Funded status	(50)	(396)	(446)
Unrecognized net transition obligation	—	40	40
Unrecognized prior-service cost	—	3	3
Unrecognized net loss	—	54	54
Net balances	(50)	(299)	(349)
Philips Annual Report 2006      153

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements
The components of the net period cost of postretirement benefits other than pensions are:

	Netherlands	other
2006
Service cost	—	4
Interest cost on accumulated postretirement benefit obligation	—	26
Amortization of unrecognized transition obligation	—	5
Net actuarial loss recognized	—	4
Curtailments	—	—
Net periodic cost	—	39

2005
Service cost	16	3
Interest cost on accumulated postretirement benefit obligation	17	23
Amortization of unrecognized transition obligation	3	6
Net actuarial loss recognized	6	1
Curtailments	(187)	—
Net periodic cost 1)	(145)	33

2004
Service cost	13	4
Interest cost on accumulated postretirement benefit obligation	17	24
Amortization of unrecognized transition obligation	3	6
Net actuarial loss recognized	5	3
Curtailments	—	3
Net periodic cost 2)	38	40

1)   of which EUR (11) million (Netherlands EUR (13) million, other EUR 2 million) is related to discontinued operations
2)   of which EUR 5 million (Netherlands EUR 3 million, other EUR 2 million) is related to discontinued operations
The estimated net loss and transition obligation for the other defined-benefit postretirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next year (2007) is EUR 2 million and EUR 5 million, respectively.
The weighted average assumptions used to calculate the postretirement benefit obligations as of December 31 were as follows:

	2005		2006
	Netherlands	other	Netherlands	other
Discount rate	—	6.9%	—	7.2%
Compensation increase (where applicable)	—	5.6%	—	5.6%
The weighted average assumptions used to calculate the net cost for years ended December 31:

	2005		2006
	Netherlands	other	Netherlands	other
Discount rate	4.5%	6.6%	—	6.9%
Compensation increase (where applicable)	—	5.3%	—	5.6%
154      Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Assumed healthcare cost trend rates at December 31:

	2005		2006
	Netherlands	other	Netherlands	other
Healthcare cost trend rate assumed for next year	—	9.0%	—	8.0%
Rate that the cost trend rate will gradually reach	—	5.0%	—	5.0%
Year of reaching the rate at which it is assumed to remain		2013		2014
Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	2005: one-percentage-point increase		2006: one-percentage-point decrease
	Netherlands	other	Netherlands	other
Effect on total of service and interest cost	—	3	—	(3)
Effect on postretirement benefit obligation	—	31	—	(26)
Estimated future postretirement benefit payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2007	36
2008	26
2009	27
2010	28
2011	28
Years 2012 - 2016	148

22
Other current liabilities
Other current liabilities are summarized as follows:

	2005	2006
Advances received from customers on orders not covered by work in process	141	133
Other taxes including social security premiums	401	339
Other short-term liabilities	115	133
	657	605
23
Short-term debt

	2005	2006
Short-term bank borrowings	541	622
Other short-term loans	48	34
Current portion of long-term debt	578	207
	1,167	863
During 2006 the weighted average interest rate on the bank borrowings was 6.3% (2005: 4.6%).
In the Netherlands, the Company issues personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. Convertible personnel debentures may not be converted within a period of 3 years after the date of issue. These convertible personnel debentures are available to most employees in the Netherlands and are purchased by them with their own funds and are redeemable on demand. The convertible personnel debentures become non-convertible debentures at the end of the conversion period.
Although convertible debentures have the character of long-term financing, the total outstanding amounts are classified as current portion of long-term debt. At December 31, 2006 an amount of EUR 136 million (2005: EUR 155 million) of convertible personnel debentures was outstanding, with an average conversion price of EUR 21.93. The conversion price varies between EUR 16.81 and EUR 33.19 with various conversion periods ending between January 1, 2007 and December 31, 2011.
The Company has access to a USD 2.5 billion commercial paper program which was established at the beginning of 2001. The Company also has available a seven-year revolving credit facility for USD 2.5 billion, established in December 2004, that could act as a back-up for the commercial paper program and can also be used for general corporate purposes. Philips did not use the commercial paper program or the revolving credit facility during 2006.
Philips Annual Report 2006      155

112 Group financial statements	172 IFRS information	218 Company financial statements
Notes to the group financial statements
24
Long-term debt

							average
							remaining	amount
	range of	average rate	amount out-		due after 1	due after 5	term	outstanding
	interest rates	of interest	standing 2006	due in 1 year	year	years	(in years)	2005
Eurobonds	5.8 - 7.1	6.0	2,445	—	2,445	—	2.3	2,447
USD bonds	7.2 - 7.8	7.4	307	—	307	307	14.7	429
USD putable bonds	7.1 - 7.1	7.1	77	—	77	77	18.4	224
Convertible debentures	0.0 - 0.0	—	136	136	—	—	—	155
Private financing	2.0 - 9.0	5.2	8	1	7	—	3.7	8
Bank borrowings	2.0 - 20.1	5.5	119	2	117	—	3.6	416
Liabilities arising from capital lease transactions	1.4 - 19.0	4.2	59	23	36	19	6.4	103
Other long-term debt	1.7 - 13.6	4.7	62	45	17	2	3.9	116
		6.1	3,213	207	3,006	405		3,898

Corresponding data of previous year		5.9	3,898	578	3,320	1,214		4,039
The following amounts of long-term debt, as at December 31, 2006, are due in the next five years:

2007	207
2008	1,708
2009	12
2010	128
2011	753
2,808
Corresponding amount previous year	2,684
As of December 31, 2006, Philips had outstanding public bonds of EUR 2,829 million previously issued mostly in USD or EUR. One of the USD bonds with a total outstanding balance at December 31, 2006 of USD 103 million carrying a coupon of 7.125%, due 2025, carries an option of each holder to put the bond to the Company on May 15, 2007, upon giving notice to the Company between March 15 and April 15, 2007.
If the put option is exercised by investors, the redemption value would be equal to the principal amount, plus accrued interest until the date of redemption. Assuming that investors require full repayment at the relevant put date, the average remaining tenor of the total outstanding long-term debt at the end of 2006 was 3.7 years, compared to 3.8 years in 2005. However, assuming that the ‘putable’ bonds will be repaid at maturity, the average remaining tenor at the end of 2006 was 4.1 years, compared to 5.0 years at the end of 2005.
The following table provides additional details regarding the outstanding bonds:

	December 31
	effective rate	2005	2006
Unsecured Eurobonds
Due 2/06/08; 7 1/8%	7.302%	130	130
Due 5/14/08; 7%	7.094%	61	61
Due 5/16/08; 5 3/4%	5.817%	1,500	1,500
Due 5/16/11; 6 1/8%	6.212%	750	750
Adjustments 1)		6	4
		2,447	2,445

Unsecured USD Bonds
Due 5/15/25; 7 3/4%	8.010%	84	75
Due 6/01/26; 7 1/5%	7.426%	—	126
Due 8/15/13; 7 1/4%	7.554%	121	109
Due 9/15/06; 8 3/8%	8.739%	226	—
Adjustments 1)		(2)	(3)
		429	307

Unsecured USD Bonds subject to put
Due 5/15/25, put date 5/15/07; 7 1/8%	7.361%	87	78
Due 6/01/26, put date 6/1/06; 7 1/5%	7.426%	140	—
Adjustments 1)		(3)	(1)
		224	77

1)	Adjustments relate to issued bond discounts, transaction costs and fair value adjustments for interest rate derivatives.
156       Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Secured liabilities
Certain portions of long-term and short-term debt have been secured by collateral as follows:
collateral

		property,
	amounts of	plant and
	the debt	equipment	other assets
Institutional financing	15	—	11
Other debts	6	2	—
	21	2	11
Previous year	155	428	190

Other non-current liabilities
Other non-current liabilities are summarized as follows:

	2005	2006
Accrued pension costs	663	442
Sale-and-leaseback deferred income	68	43
Income tax payable	59	36
Asset retirement obligations	18	7
Liabilities arising from guarantees	47	3
Liabilities for employee stock options of subsidiaries	87	99
Other liabilities	161	154
	1,103	784

Contractual obligations

	payments due by period
				more
	less than			than 5
	1 year	1-3 years	3-5 years	years	total
Long-term debt	184	1,710	874	386	3,154
Capital leases	23	10	7	19	59
Operating leases	152	246	155	250	803
For an explanation of long-term debt, see note 24. For an explanation of other long-term liabilities, see note 25. Property, plant and equipment includes EUR 59 million (2005: EUR 103 million) for capital leases and other beneficial rights of use, such as buildings rights and hire purchase agreements.
Long-term operating lease commitments totaled EUR 803 million at December 31, 2006 (2005: EUR 861 million). These leases expire at various dates during the next 20 years.
The long-term operating leases are mainly related to the rental of buildings. A number of these leases originate from sale-and-back lease arrangements. In 2006, a small sale-and-operational-leaseback arrangement was concluded. In 2005, two sale-and-operational-leaseback arrangements in the Netherlands were concluded, in which buildings were sold for an aggregate amount of EUR 20 million, with leaseback rental periods of 10 and 4 years respectively. Operating lease payments for 2006 totaled EUR 20 million (2005: EUR 23 million, 2004: EUR 24 million).
The remaining minimum payments are as follows:

2007	15
2008	13
2009	13
2010	9
2011	6
Thereafter	32

Contingent liabilities
Guarantees
Guarantees issued or modified after December 31, 2002 having characteristics defined in FASB Interpretation No. 45 ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others’ (FIN 45), are measured at fair value and recognized on the balance sheet. At the end of 2006, the total fair value of guarantees recorded by the Company was EUR 4 million.
Guarantees issued before December 31, 2002 and not modified afterwards, and certain guarantees issued after December 31, 2002, which do not have characteristics as defined in FIN 45, remain off-balance sheet.
Philips’ policy is to provide only written letters of support; Philips does not stand by other forms of support. The following table outlines the total outstanding off-balance sheet credit-related guarantees and business-related guarantees provided by Philips for the benefit of unconsolidated companies and third parties as at December 31, 2006.
Expiration per period

	business-
	related	credit-related
	guarantees	guarantees	total
2006
Total amounts committed	466	42	508
Less than 1 year	151	14	165
2-5 years	80	2	82
After 5 years	235	26	261

2005
Total amounts committed	512	57	569
Less than 1 year	148	13	161
2-5 years	87	2	89
After 5 years	277	42	319
Environmental remediation
The Company and its subsidiaries are subject to environmental laws and regulations. Under these laws, the Company and/or its subsidiaries may be required to remediate the effects of the release or disposal of certain chemicals on the environment.
In the United States, subsidiaries of the Company have been named as potentially responsible parties in state and federal proceedings for the clean-up of various sites, including Superfund sites. The Company applies the provisions of SOP 96-1, ‘Environmental Liabilities’, and SFAS No. 5,
      Philips Annual Report 2006     157

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements
‘Accounting for Contingencies’, and accrues for losses associated with environmental obligations when such losses are probable and reasonably estimatable.
Generally, the costs of future expenditures for environmental remediation obligations are not discounted to their present value since the amounts and the timing of related cash payments are not reliably determinable. Potential insurance recoveries are recognized when recoveries are deemed probable.
Litigation
Royal Philips Electronics and certain of its Group companies are involved as plaintiff or defendant in litigation relating to such matters as competition issues, commercial transactions, product liability (including personal injury claims for asbestos product liability), participations and environmental pollution. Although the ultimate disposition of asserted claims and proceedings cannot be predicted with certainty, it is the opinion of the Company’s management that the outcome of any such claims, either individually or on a combined basis, will not have a material adverse effect on the Company’s consolidated financial position, but could be material to the consolidated results of operations of the Company for a particular period.
Provided below are disclosures of the more significant cases:
Asbestos
Judicial proceedings have been brought in the United States, relating primarily to the activities of a subsidiary prior to 1981, involving allegations of personal injury from alleged asbestos exposure. The claims generally relate to asbestos used in the manufacture of unrelated companies’ products in the United States and frequently involve claims for substantial compensatory and punitive damages.
At December 31, 2006, there were 4,370 cases pending, representing 9,020 claimants (compared to 3,984 cases pending, representing 8,082 claimants at December 31, 2005, and 2,909 cases pending, representing 6,028 claimants at December 31, 2004). Most of the claims are in cases involving a number of defendants. During 2006, 1,140 cases, representing 2,930 claimants, were served against the Company’s subsidiaries (2,052 cases, representing 3,283 claimants, were served in 2005, and 2,436 cases, representing 4,085 claimants were served in 2004). While management believes there are meritorious defenses to these claims, certain of these cases were settled by the subsidiaries for amounts considered reasonable given the facts and circumstances of each case. A number of other cases have been dismissed. During 2006, 754 cases, representing 1,992 claimants, were settled or dismissed (977 cases, representing 1,229 claimants, were settled or dismissed in 2005, and 608 cases, representing 810 claimants, were settled or dismissed in 2004).
In addition to the pending cases discussed above, a subsidiary of the Company was one of approximately 160 defendants initially named in a case filed in August 1995 in Morris County, Texas. Since the time the case was brought in 1995, the subsidiary had not been involved in any substantive activity in the case other than filing an answer to the complaint and had no information concerning the types of alleged diseases or injuries involved. In the fourth quarter of 2005, plaintiffs counsel in this matter filed information concerning the alleged diseases and injuries with the Court. The claims have been severed into four cases: one case with 281 malignant disease claims; two cases with an aggregate of 222 nonmalignant disease claims with alleged impairment; and one case with 3,167 claims that have no impairment at this time. The cases with the malignant disease claims and nonmalignant disease claims with alleged impairment are currently pending in Morris County. The case containing the claims that have no impairment at this time has been transferred to Harris County, Texas.
In accordance with SFAS No. 5, an accrual for loss contingencies is recorded when it is probable that a liability has been incurred and the amount of such loss contingency can be reasonably estimated. Prior to the third quarter of 2006, this subsidiary established an accrual for loss contingencies with respect to asserted claims for asbestos product liability based upon its recent settlement experience of similar types of claims, taking into consideration the alleged illnesses in pending cases. For filed claims where the exact type and extent of the alleged illness was not known, the subsidiary established the accrual for loss contingencies based upon a ‘low end of the range’ estimate using the average settlement experience for claims alleging only less severe illnesses (i.e. non-malignancy). At December 31, 2005 and 2004, the subsidiary’s recorded accrual for loss contingencies with respect to asserted claims for asbestos product liability amounted to EUR 88 million and EUR 83 million, respectively, which is reflected in the Company’s consolidated balance sheet.
An accrual for loss contingencies with respect to unasserted claims for asbestos product liability was not established prior to the third quarter of 2006 since the Company, with the assistance of a third party expert with substantial experience in valuing and forecasting asbestos liabilities (“the Third Party Expert”), concluded it could not reasonably estimate this liability in accordance with SFAS No. 5 due to the subsidiary’s limited historical claims experience coupled with the uncertainties surrounding asbestos litigation and legislative reform efforts.
In the third quarter of 2006, the Third Party Expert reviewed the subsidiary’s history of, among other things, claims and diseases alleged, and claims settled or dismissed in order to provide the subsidiary with an estimate of the volume, timing and cost of both current and future asbestos-related personal injury claims. In light of additional claims history experienced by the subsidiary, as well as the impact of state tort reform in several states, the clarification of the possibility of national legislation and other factors, the Third Party Expert was able to use a conventional methodology for estimating future asbestos-related personal injury claims to provide a projection of the subsidiary’s liability for pending and unasserted potential future asbestos-related claims for the period from 2006 through 2016.
The methodology used to project the subsidiary’s total liability for pending and unasserted potential future asbestos-related claims relied upon various assumptions and factors, including the following:
•	An analysis of the subsidiary’s pending cases, by type of injury, and an allocation of unknown injuries based on the empirical experience of the subsidiary;

•	An analysis of data generated from a conventional model used to project future asbestos claims for mesothelioma and lung cancer;

•	An analysis of the correlations between lung cancer filing rates and the rates for other cancers and non-malignancy claims;

•	Epidemiological studies estimating the number of people likely to have developed asbestos related diseases;

•	An analysis of average claim payment rates and mean payment amounts by injury for claims closed in 2005 and 2006;

•	An analysis of the period over which the subsidiary has and is likely to resolve asbestos-related claims against it in the future; and

•	An assumed inflation rate of 2.5%, reduced by 1.5% to reflect lower claim valuations due to the aging of the claimant population.
According to the study prepared by the Third Party Expert, as of September 25, 2006, the estimated cost of disposing of pending and estimated future asbestos-related claims filed through 2016, excluding future defense and processing costs, totaled USD 507 million (EUR 396 million). The study also found that estimates based upon other calibration metrics, none of which were considered more reliable than the metrics used, were narrowly grouped within 6 percent in excess of this projection. Approximately 19 percent of the estimated liability relates to pending claims and approximately 81 percent relates to future claims. As a result, in accordance with SFAS No.5, the subsidiary increased its accrual for loss contingencies related to asbestos product liability to this amount, which represents the undiscounted estimate of indemnity costs for claims asserted through 2016, without taking account of any potential insurance recoveries. This resulted in a pre-tax charge to earnings of EUR 334 million for 2006 (a pre-tax charge of EUR 18 million and EUR 54 million was recorded in 2005 and 2004, respectively). At December 31, 2006, the subsidiary’s recorded accrual for loss contingencies for asbestos product liability amounted to EUR 378 million, which is reflected in the Company’s consolidated balance sheet.
The estimate of the subsidiary’s liability for pending and unasserted potential claims does not include future litigation and claim administration costs. During 2006, the subsidiary incurred asbestos litigation and claim administration costs totaling EUR 12 million (EUR 12 million in 2005 and EUR 10 million in 2004).
158     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
The Company believes that it and its subsidiaries have a substantial amount of insurance coverage for asbestos product liability. In prior years, a subsidiary commenced legal proceedings against certain third-party insurance carriers who had provided various types of product liability coverage. During 2004 and 2005, agreements were reached with certain insurance carriers resolving disputes with respect to the interpretation and available limits of the policies, amounts payable to the subsidiaries and terms under which future settlements and related defense costs are reimbursable. Pursuant to these settlements, insurers paid EUR 34 million in 2006 (EUR 20 million was paid in 2005 and EUR 19 million was paid in 2004) for asbestos-related defense and indemnity costs. At December 31, 2006, the subsidiary recorded a receivable from insurance carriers, for which settlement agreements have been reached, in the amount of EUR 80 million (EUR 48 million in 2005 and EUR 24 million in 2004) for the reimbursement of incurred defense and indemnity costs as well as for probable recoveries of accrued projected settlement costs with respect to pending and future claims, which is reflected in the Company’s consolidated balance sheet. Insurance recoveries included in pre-tax earnings amounted to EUR 78 million in 2006 (EUR 38 million in 2005 and EUR 44 million in 2004). At December 31, 2006, an additional EUR 23 million, for which a receivable has not been recorded, is payable to the subsidiary over the next two years, provided asbestos legislation in a certain form is not passed by the US Congress by certain dates. The subsidiary has not recorded a receivable from non-settling insurance carriers. The subsidiary plans to pursue its litigation against non-settling insurance carriers and continue settlement discussions with various insurance carriers in 2007.
Projections of future asbestos costs are subject to numerous variables and uncertainties that are difficult to predict including the number of claims that might be received, the type and severity of the disease alleged by each claimant, future settlement and trial results, future claim dismissal rates, uncertainties surrounding the litigation process from jurisdiction to jurisdiction, and the impact of potential changes in legislative or judicial standards. Accordingly, actual claims asserted against the Company’s subsidiaries and related settlement amounts may in fact be lower or higher than the amount currently estimated. As a result of its limited asbestos claims experience and the inherent uncertainties involved in long-term forecasts, the Company does not believe it can reasonably forecast indemnity costs that may be incurred for claims asserted after 2016. The Company intends to continue to evaluate the subsidiary’s asbestos-related loss exposure and the adequacy of its reserves periodically in order to identify trends that may become evident and to assess their impact on the range of liability that is probable and reasonably estimatable. If actual experience differs significantly from the assumptions made in forecasting future liabilities, if the assumptions used to determine the estimate prove to be erroneous, if the costs of settling claims asserted after 2016 are significant, or if insurance coverage is ultimately less than anticipated, the Company’s consolidated financial position and results of operations could be materially affected.
MedQuist
As announced earlier, MedQuist, in which Philips holds 70.1% of the common stock and which is consolidated in Philips’ financial statements, is conducting a review of the company’s billing practices and related matters.
MedQuist has not been able to complete the audit of its fiscal years 2003, 2004, and 2005, and has postponed the filing of its reports covering the fiscal years 2003 to 2005 and first three quarters of 2006. As previously announced, the MedQuist board has stated that the company’s previously issued financial statements included in its annual report for fiscal year 2002 and its quarterly reports during 2002 and 2003, and all earnings releases and similar communications relating to those periods, should no longer be relied upon. MedQuist also has stated that it was unable to assess whether the results of the review of its billing practices and related litigation would have a material impact on its reported revenues, results and financial position.
During 2004, various plaintiffs, including current and former customers, shareholders and transcriptionists, filed four putative class actions arising from allegations of, among other things, inappropriate billing by MedQuist for its transcription services. These litigations all are in various preliminary stages and are being defended by MedQuist. All of these actions remain pending and, on the basis of current knowledge, Philips’ management has concluded that potential future losses cannot be reliably estimated. A previously filed putative shareholder derivative action brought on behalf of MedQuist against, among others, several MedQuist board members and Philips, was dismissed in September 2005. The plaintiff filed an appeal from that decision, which appeal remains pending.
MedQuist also is the subject of an ongoing investigation by the U.S. Securities and Exchange Commission relating to its billing practices and has received a subpoena from the U.S. Department of Justice relating to these practices and other matters.
During 2006, MedQuist continued its previously announced program of offering accommodations to customers potentially affected by the billing issues under review. MedQuist’s board authorized the company to make accommodation offers to certain customers in an aggregate amount of USD 65 million to resolve any issues concerning prior billing by MedQuist to those customers. As of December 31, 2006, MedQuist has paid or credited an aggregate of USD 50.8 million as an accommodation to those customers, which represents 78% of the USD 65 million authorized amount. Also, in the third quarter of 2006, to resolve concerns over billing-related issues, the MedQuist board authorized the company to establish an accommodation program for certain other customers that involves the issuance of credits (“accommodation credits”) that can be used as an offset against the future purchase of goods and services from MedQuist. MedQuist’s board authorized the company to make accommodation credit offers up to an additional USD 8.7 million beyond the original cash payment program of USD 65 million. As of December 31, 2006, MedQuist has entered into agreements with certain of its customers who have accepted accommodation credit offers with a total value of USD 4.1 million to resolve concerns over billing-related issues under this program.
As of December 31, 2006, Philips has a total accrual of USD 16.4 million with respect to the billing-related issues at MedQuist. It is not possible to estimate the level and timing of the other costs and expenses related to these matters. Therefore, no other accruals can be made presently. As in previous years, MedQuist has continued to provide financial information to Philips for consolidation purposes.
Key financial information as reported by MedQuist
(preliminary and unaudited)
in millions of USD

	2004	2005	2006
Net sales	456	411	370
Operating result	25	(98)	(10)
Philips has periodically reviewed the carrying value of its investment in MedQuist, which amounted to approximately EUR 250 million at December 31, 2006, as required by applicable accounting standards. In view of the uncertainties with respect to the impact of the ongoing review of MedQuist’s billing practices, Philips can give no assurance that further impairment of intangibles or other assets related to its investment in MedQuist will not be required in the future.
NXP indemnification
In the context of Philips’ sale of Philips Semiconductors International B.V. (“Philips Semiconductors”) in September 2006, Philips has indemnified Philips Semiconductors (now NXP B.V.) for all costs it may incur relating to a claim initiated by a significant customer of Philips Semiconductors in a request for arbitration filed with the ICC International Court of Arbitration in 2005. The arbitration relates to a product warranty claim that arose in March 2002 over the reliability of certain of Philips Semiconductors’ integrated circuit products. The products were delivered between 1999 and 2002 and were used by the customer in its products. The claims relate to a molding compound supplied to Philips Semiconductors by one of its suppliers. The customer asserts that over time all affected products supplied by Philips Semiconductors will fail and, as a result, the customer alleges it will incur very large damages, which it claims from Philips Semiconductors in the arbitration. Philips Semiconductors has stated
      Philips Annual Report 2006     159

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements
that it believes that the defect rate will be substantially smaller than anticipated by the customer and disputes its liability on that basis, as well as on the basis of the limited warranty provision the customer has invoked. Philips Semiconductors also believes that, even if the customer were to be successful in the arbitration, Philips Semiconductors would not be liable to the extent of the damages claimed by the customer. Philips Semiconductors has also stated it intends to defend the case vigorously.
In order to recover any potential amount of damages that it may be held liable for, Philips Semiconductors in 2006 initiated arbitration proceedings against the supplier of molding products used in the integrated circuits that allegedly caused the failures in the customer’s products. This arbitration has been stayed temporarily.
Philips does not believe it can reasonably estimate the amount of possible loss in connection with the claims against Philips Semiconductors. Philips, however, does not expect the outcome to have a material adverse effect on its financial position, but cannot predict the effect of the ultimate loss from this matter on the operating results in any particular financial period.
LG.Philips LCD
On December 11, 2006, LG.Philips LCD, an equity-accounted investee in which Philips holds 32.9% of the common stock, announced that officials from the Korean Fair Trade Commission visited the offices of LG.Philips LCD and that it had received a subpoena from the United States Department of Justice and similar notice from the Japanese Fair Trade Commission in connection with inquiries by those regulators into possible anticompetitive conduct in the LCD industry.
Subsequent to the public announcement of these inquiries certain Philips group companies were named as defendants in several class action antitrust complaints filed in the United States courts, seeking damages on behalf of purchasers of products incorporating thin-film transistor liquid crystal display panels, based on alleged anticompetitive conduct by manufacturers of such panels. The complaints assert claims under federal antitrust law, as well as various state antitrust and unfair competition laws.
These matters are in their initial stages and, on the basis of current knowledge, the Company cannot establish whether a loss is probable with respect to these actions.

Stockholders’ equity
Preference shares
The ‘Stichting Preferente Aandelen Philips’ has been granted the right to acquire preference shares in the Company. Such right has not been exercised. As a means to protect the Company and its stakeholders against an unsolicited attempt to acquire (de facto) control of the Company, the General Meeting of Shareholders in 1989 adopted amendments to the Company’s articles of association that allow the Board of Management and the Supervisory Board to issue (rights to) preference shares to a third party.
Option rights/restricted shares
The Company has granted stock options on its common shares and rights to receive common shares in future (see note 33).
Treasury shares
In connection with the Company’s share repurchase programs, shares which have been repurchased and are held in treasury for (i) delivery upon exercise of options and convertible personnel debentures and under restricted share programs and employee share purchase programs and (ii) capital reduction purposes, are accounted for as a reduction of stockholders’ equity. Treasury shares are recorded at cost, representing the market price on the acquisition date. When issued, shares are removed from treasury stock on a FIFO basis. Any difference between the cost and the cash received at the time treasury shares are issued, is recorded in capital in excess of par value, except in the situation in which the cash received is lower than cost and capital in excess of par has been depleted.
In order to reduce potential dilution effects, the following transactions took place:

	2005	2006
Shares acquired	12,142,707	4,385,298
Average market price	EUR 20.59	EUR 27.16
Amount paid	EUR 250 million	EUR 119 million
Shares delivered	3,796,030	11,484,092
Average market price	EUR 20.67	EUR 27.04
Amount received	EUR 75 million	EUR 171 million
Total shares in treasury	43,057,320	35,933,526
Total cost	EUR 1,333 million	EUR 923 million
In order to reduce capital stock, the following transactions took place in 2006:

Shares acquired	101,564,007
Average market price	EUR 27.38
Amount paid	EUR 2,780 million
Total shares in treasury	—
Total cost	—
In 2006, Philips’ issued share capital was reduced by a total of 173,268,629 shares (with a par value of EUR 0.20 each), which were acquired pursuant to the share repurchase programs initiated in 2005 and 2006. The capital reduction was executed by way of two share cancellations. As of December 31, 2006 the issued share capital of Philips amounts to 1,142,826,763.
Retained earnings
A dividend of EUR 0.60 per common share will be proposed to the 2007 Annual General Meeting of Shareholders.

Cash from derivatives
The Company has no trading derivatives. A total of EUR 62 million cash was received with respect to foreign exchange derivative contracts related to financing of subsidiaries (in 2005 payments of EUR 46 million and in 2004 receipts of EUR 125 million). Cash flow from interest-related derivatives is part of cash flow from operating activities. During 2006 there was a cash outflow in relation to these derivatives of EUR 1 million.

Proceeds from other non-current financial assets
In 2006 there were no material proceeds from the sale of other non-current financial assets.
In 2005, the sale of all remaining shares in Atos Origin and Great Nordic generated cash of EUR 554 million and EUR 67 million, respectively.
In 2004, the sale of all remaining shares in Vivendi Universal and ASML generated cash of EUR 720 million and EUR 163 million, respectively.

Assets received in lieu of cash from the sale of businesses
During 2006, several ownership interests were received in connection with certain sale and transfer transactions.
160     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
At the beginning of July 2006, Philips transferred its Optical Pick Up activities to Arima Devices in exchange for a 12% interest in Arima Devices valued at EUR 8 million.
In June 2006, the merger of Philips Mobile Display Systems with Toppoly Optoelectronics Corporation of Taiwan to form a new company named Toppoly Display Corporation was completed. Philips obtained a 17.5% stake in this entity as a consideration for the transaction valued at EUR 180 million.
In 2005, a 15% ownership interest in TPV and a convertible bond of EUR 220 million were received in connection with the sale and transfer of certain activities within the Company’s monitor and flat TV business. During 2006, the ownership interest in TPV has been diluted to 13.55%.
In 2004, shares in Computer Access Technology Corporation were sold in two tranches. In March 2004 shares were sold for an amount of EUR 9 million. In December 2004, the remaining shares were sold for EUR 8 million of which the proceeds were collected in 2005. Furthermore, shares in Openwave Systems (EUR 6 million) were received in connection with the sale of Magic4.

Related-party transactions
In the normal course of business, Philips purchases and sells goods and services to various related parties in which Philips typically holds a 50% or less equity interest and has significant influence. These transactions are generally conducted with terms comparable to transactions with third parties.

	2004	2005	2006
Purchases of goods and services	1,844	1,803	2,041
Sales of goods and services	444	358	152
Receivables from related parties	35	53	37
Payables to related parties	286	298	271
For acquisitions and divestments see note 2.
For remuneration details of the members of the Board of Management and the Supervisory Board see note 34.

Share-based compensation
The Company has granted stock options on its common shares and rights to receive common shares in the future (restricted share rights) to members of the Board of Management and other members of the Group Management Committee, Philips Executives and certain non-executives. The purpose of the share-based compensation plans is to align the interests of management with those of shareholders by providing additional incentives to improve the Company’s performance on a long-term basis, thereby increasing shareholder value. Under the Company’s plans, options are granted at fair market value on the date of grant.
As from 2003 onwards, the Company issued restricted share rights that vest in equal annual installments over a three-year period. Restricted shares are Philips shares that the grantee will receive in three successive years, provided the grantee is still with the Company on the respective delivery dates. If the grantee still holds the shares after three years from the delivery date, Philips will grant 20% additional (premium) shares, provided the grantee is still with Philips.
As from 2002, the Company granted fixed stock options that expire after 10 years. Generally, the options vest after 3 years; however, a limited number of options granted to certain employees of acquired businesses contain accelerated vesting. In prior years, fixed and variable (performance) options were issued with terms of ten years, vesting one to three years after grant.
In contrast to the year 2001 and certain prior years, when variable (performance) stock options were issued, the share-based compensation grants as from 2002 consider the performance of the Company versus a peer group of multinationals.
USD-denominated stock options and restricted share rights are granted to employees in the United States only.
Under the terms of employee stock purchase plans established by the Company in various countries, substantially all employees in those countries are eligible to purchase a limited number of shares of Philips stock at discounted prices through payroll withholdings, of which the maximum ranges from 8.5% to 10% of total salary. Generally, the discount provided to the employees is in the range of 10% to 20%. In 2004 and certain prior years, the purchase price in the United States equaled the lower of 85% of the closing price at the beginning or end of quarterly purchase periods. A total of 1,016,421 shares were sold in 2006 under the plan at an average price of EUR 24.70 (2005: 1,248,113 shares at EUR 21.78, 2004: 1,224,655 shares at a price of EUR 20.54).
In the Netherlands, Philips issues personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. The conversion price is equal to the current share price at the date of issuance. The fair value of the conversion option of EUR 6.41 in 2006 (EUR 5.85 in 2005 and EUR 6.05 in 2004) is recorded as compensation expense over the period of vesting. In 2006, 1,570,785 shares were issued in conjunction with conversions at an average price of EUR 16.94 (2005: 61 shares at an average price of EUR 32.64, 2004: 333,742 shares at an average price of EUR 21.56).
Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), ‘Share Based Payments’ using the modified prospective method for the transition. Since the Company had previously adopted the fair value provisions of SFAS No. 123 prospectively for all employer awards granted, modified or settled after January 1, 2003, the adoption of SFAS No. 123 (R) did not have a material impact on the Company’s financial position or results of operation.
Since awards issued under the Company’s plans prior to 2003 generally vested over three years, the cost related to share-based compensation included in the determination of net income for 2005 and 2004 is less than that which would have been recognized if the fair value method had been applied to all outstanding awards.
Share-based compensation expense was EUR 107 million (EUR 78 million, net of tax), EUR 76 million (EUR 52 million, net of tax) and EUR 60 million (EUR 39 million, net of tax) in 2006, 2005, and 2004, respectively.
Pro forma net income and basic earnings per share, calculated as if the Company had applied the fair value recognition provisions for all outstanding and unvested awards in each period, amounted to a profit of EUR 2,856 million and EUR 2.28 respectively for 2005 and a profit of EUR 2,773 million and EUR 2.17 for 2004. Please refer to share-based compensation under accounting policies for a reconciliation of reported and pro forma income of earnings per share.
Pro forma net income may not be representative of that to be expected in future years.
In accordance with SFAS No. 123 (R), the fair value of stock options granted is required to be based upon an option valuation model. Since the Company’s stock options are not traded on any exchange, employees can receive no value nor derive any benefit from holding these stock options without an increase in the market price of Philips’ stock.
      Philips Annual Report 2006     161

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements
The fair value of the Company’s 2006, 2005 and 2004 option grants was estimated using a Black-Scholes option valuation model and the following weighted average assumptions:
EUR-denominated

	2004	2005	2006
Risk-free interest rate	3.33%	2.89%	3.63%
Expected dividend yield	1.8%	1.8%	1.8%
Expected option life	5 yrs	5 yrs	6 yrs
Expected stock price volatility	48%	44%	39%
USD-denominated

	2004	2005	2006
Risk-free interest rate	3.50%	3.84%	4.73%
Expected dividend yield	1.6%	1.8%	1.8%
Expected option life	5 yrs	5 yrs	6 yrs
Expected stock price volatility	47%	43%	38%
The assumptions were used for these calculations only and do not necessarily represent an indication of Management’s expectations of future developments.
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions, including the expected price volatility. The Company has based its volatility assumptions on historical experience for a period that approximates the expected life of the options. The expected life of the options is also based upon historical experience. The Company’s employee stock options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimate.
The following tables summarize information about Philips stock options as of December 31, 2006 and changes during the year:
Fixed option plans
EUR-denominated

			weighted average
		weighted average	remaining contractual	aggregate intrinsic
	shares	exercise price	term (in years)	value (in millions)
Outstanding at January 1, 2006	27,159,028	28.74
Granted	4,148,139	26.22
Exercised	950,900	18.44
Forfeited	1,214,029	29.72
Expired	—	—

Outstanding at December 31, 2006	29,142,238	28.68	6.1	90

Exercisable at December 31, 2006	20,359,927	30.98	5.2	44
The weighted average grant-date fair value of options granted during 2006, 2005, and 2004 was EUR 9.76, EUR 7.01, and EUR 9.46, respectively. The total intrinsic value of options exercised during 2006, 2005, and 2004 was EUR 8 million, EUR nil, and EUR 12 million, respectively.
162     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Fixed option plans
USD-denominated

			weighted average
		weighted average	remaining contractual	aggregate intrinsic
	shares	exercise price	term (in years)	value (in millions)
Outstanding at January 1, 2006	21,921,861	27.58
Granted	3,016,245	31.93
Exercised	4,714,730	24.98
Forfeited	1,000,710	30.22
Expired	—	—

Outstanding at December 31, 2006	19,222,666	28.76	6.1	178

Exercisable at December 31, 2006	13,225,219	28.70	5.0	126
The weighted average grant-date fair value of options granted during 2006, 2005 and 2004 was USD 12.31, USD 9.30, and USD 11.37, respectively. The total intrinsic value of options exercised during 2006, 2005 and 2004 was USD 43 million, USD 5 million, and USD 21 million, respectively.
Variable option plans
EUR-denominated

			weighted average
		weighted average	remaining contractual	aggregate intrinsic
	shares	exercise price	term (in years)	value (in millions)
Outstanding at January 1, 2006	5,331,067	37.84
Granted	—	—
Exercised	2,618	25.59
Forfeited	258,834	39.25
Expired	—	—

Outstanding at December 31, 2006	5,069,615	37.78	3.8	—

Exercisable at December 31, 2006	5,069,615	37.78	3.8	—
Variable options were not granted during 2006, 2005 and 2004. The total intrinsic value of options exercised during 2006, 2005, and 2004 was not significant.
Variable option plans
USD-denominated

			weighted average
		weighted average	remaining contractual	aggregate intrinsic
	shares	exercise price	term (in years)	value (in millions)
Outstanding at January 1, 2006	2,853,696	34.73
Granted	—	—
Exercised	429,708	26.10
Forfeited	152,346	39.67
Outstanding at December 31, 2006	2,271,642	36.04	3.7	10

Exercisable at December 31, 2006	2,271,642	36.04	3.7	10
Variable options were not granted during 2006, 2005 and 2004. The total intrinsic value of options exercised during 2006, 2005, and 2004 was USD 3 million, USD 1 million, and USD nil, respectively.
     Philips Annual Report 2006     163

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements
The aggregate intrinsic value in the tables above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders if the options had been exercised on December 31, 2006. At December 31, 2006, there was a total of EUR 70 million of unrecognized compensation cost related to non-vested stock options. This cost is expected to be recognized over a weighted-average period of 2.1 years. Cash received from option exercises under the Company’s fixed and variable option plans amounted to EUR 120 million, EUR 22 million, and EUR 39 million in 2006, 2005, and 2004, respectively. The actual tax deductions realized as a result of stock option exercises totaled EUR 16 million, EUR 1 million, and EUR 7 million, in 2006, 2005, and 2004, respectively.
A summary of the status of the Company’s restricted share rights plan as of December 31, 2006 and changes during the year is presented below:
Restricted share rights1)
EUR-denominated

		weighted average
	shares	grant-date fair value
Outstanding at January 1, 2006	2,411,315	19.67
Granted	1,381,113	25.38
Vested/Issued	1,679,153	20.55
Forfeited	92,345	20.95

Outstanding at December 31, 2006	2,020,930	22.84

1)	Excludes incremental shares that may be received if shares awarded under the restricted share rights plan are not sold for a three-year period.
Restricted share rights1)
USD-denominated

		weighted average
	shares	grant-date fair value
Outstanding at January 1, 2006	1,825,476	24.30
Granted	1,085,076	30.90
Vested/Issued	1,247,268	24.91
Forfeited	155,403	26.25

Outstanding at December 31, 2006	1,507,881	28.43

1)	Excludes incremental shares that may be received if shares awarded under the restricted share rights plan are not sold for a three-year period.
At December 31, 2006, there was a total of EUR 62 million of unrecognized compensation cost related to non-vested restricted share rights. This cost is expected to be recognized over a weighted-average period of 1.9 years.
In November 2005, the Company acquired a controlling interest in Lumileds (refer to note 2). Lumileds had an existing stock option plan that provided for the granting of options to purchase depository receipts, representing beneficial economic and voting interests in a like number of shares to its employees and certain consultants. Options under the plan were granted for periods up to 10 years at prices no less than 85% of the estimated fair value of the shares on the date of grant. Options granted generally vest over 4 years at a rate of 12.5% on the date 6 months from the grant date and then monthly thereafter.
The plan also included a fair value put and call feature, whereby employees can require Lumileds to purchase depository receipts obtained via the exercise of options, or Lumileds may elect to purchase such depository receipts at fair value at the time of purchase.
164     Philips Annual Report 2006

224 Reconciliation of non-US	226 Corporate governance	234 The Philips Group	236 Investor information
GAAP information		in the last ten years
In December 2006, the Company offered to exchange outstanding Lumileds Depository Receipts and options for cash and shared-based instruments settled in cash. The amount to be paid to settle the obligation, with respect to share-based instruments, will fluctuate based upon changes in the fair value of Lumileds. Substantially all of the holders of the options and the depository receipts accepted the Company offer. The amount of the share-based payment liability recorded at December 31, 2006 was EUR 97 million of which EUR 17 million is a definitive amount payable in March 2007 and EUR 79 million is an estimate of the liability based upon the most recent Lumileds appraisal value as of the end of the year. Of the EUR 79 million estimated liability, EUR 18 million is scheduled to be paid in 2007, the exact amount to be calculated based upon an appraised value determined in the first quarter of 2007. The remaining liability, which is subject to changes in the fair value of Lumileds, will be paid between 2008 and 2011.
The following table summarizes information about the Lumileds stock options during 2006.

		weighted	weighted average	aggregate
		average exercise	remaining contractual	intrinsic value
	shares	(price in USD)	term (in years)	(in millions of USD)
Outstanding at January 1, 2006	15,634,566	2.78
Granted	36,000	8.06
Exercised	696,203	1.89
Forfeited	83,822	4.72
Exchanged/Accepted Company offer	14,778,574	2.82

Outstanding at December 31, 2006	111,967	2.74	2.1	1

Exercisable at December 31, 2006	111,759	2.74	2.1	1
The total intrinsic value of options exercised during 2006 was USD 4 million.
      Philips Annual Report 2006     165

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements

Information on remuneration of the individual members of the Board of Management and the Supervisory Board
Remuneration of the Board of Management
Remuneration and pension charges relating to the members of the Board of Management amounted to EUR 9,090,403 (2005: EUR 6,363,218; 2004: EUR 6,364,709). In 2006, an additional amount of EUR 645,123 (2005: EUR 431,001, 2004: EUR 492,740) was awarded in the form of other compensation. When pension rights are granted to members of the Board of Management, necessary payments (if insured) and all necessary provisions are made in accordance with the applicable accounting principles. In 2006, no (additional) pension benefits were granted to former members of the Board of Management.
In 2006, the present members of the Board of Management were granted 198,027 stock options (2005: 144,018 stock options; 2004: 152,019 stock options) and 66,009 restricted share rights (2005: 48,006 restricted share rights; 2004: 50,673 restricted share rights).
At year-end 2006, the members of the Board of Management held 1,355,765 stock options (year-end 2005: 923,551; 2004: 1,099,539) at a weighted average exercise price of EUR 27.70 (year-end 2005: EUR 28.33; 2004: EUR 30.44).
Remuneration individual members Board of Management
in euros

	salary	annual incentive1)	special payment2)	total cash		other compensation3)
2006
G.J. Kleisterlee	1,042,500	1,150,560	350,000	2,543,060		300,064
J.H.M. Hommen4)	—	323,018	—	323,018		—
P-J. Sivignon5)	568,750	219,191	300,000	1,087,941		60,671
G.H.A. Dutiné	540,750	433,998	—	974,748		99,373
A. Huijser6)	150,000	507,600	—	657,600		6,835
T.W.H.P. van Deursen7)	412,500	—	—	412,500		28,265
F.A. van Houten8)	262,500	—	400,000	1,174,375	9)	21,602
J.A. Karvinen10)	400,000	—	—	400,000		79,710
R.S. Provoost11)	393,750	—	—	393,750		34,632
A. Ragnetti12)	356,250	—	—	356,250		13,971
	4,127,000	2,634,367	1,050,000	8,323,242		645,123

2005
G.J. Kleisterlee	1,020,000	1,028,160	—	2,048,160		278,716
J.H.M. Hommen13)	381,818	846,720	—	1,228,538		47,019
P-J. Sivignon14)	259,091	—	—	259,091		14,318
G.H.A. Dutiné	511,000	509,040	—	1,020,040		68,895
A. Huijser	587,500	554,400	—	1,141,900		22,053
	2,759,409	2,938,320	—	5,697,729		431,001

2004
G.J. Kleisterlee	1,015,000	867,600	—	1,882,600		274,538
J.H.M. Hommen	835,000	711,432	—	1,546,432		109,272
G.H.A. Dutiné	505,000	438,138	—	943,138		58,750
A. Huijser	537,500	433,800	—	971,300		50,180
A.P.M. van der Poel15)	—	186,482	—	186,482		—
	2,892,500	2,637,452	—	5,529,952		492,740
166     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Number of restricted share rights

			granted	delivered		as of	potential
	as of Jan. 1, 2006		during 2006	during 2006		Dec. 31, 2006	premium shares
G.J. Kleisterlee	32,537		16,002	16,535		32,004	13,125
P-J. Sivignon	10,668		11,001	3,556		18,113	4,338
G.H.A. Dutiné	21,692		10,002	11,024		20,670	8,622
T.W.H.P. van Deursen	17,069	16)	10,002	8,668	16)	18,403	7,206
R.S. Provoost	17,232	16)	10,002	9,231	16)	18,003	6,828
A. Ragnetti	14,047	16)	9,000	6,668	16)	16,379	5,805
	113,245		66,009	55,682		123,572	45,924

1)	The annual incentives paid are related to the level of performance achieved in the previous year

2)	Relating to the divestment of the Semiconductors division

3)	The stated amounts concern (share of) allowances to members of the Board of Management that can be considered as remuneration. In a situation where such a share of an allowance can be considered as (indirect) remuneration (for example, private use of the company car), then the share is both valued and accounted for here.

The method employed by the fiscal authorities in the Netherlands is the starting point value stated.

4)	Annual incentive amount relates to period January 1 — June 15, 2005

5)	Annual incentive amount relates to period June 15 — December 31, 2005

6)	The salary amount relates to the period January 1 — March 31, 2006

7)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — December 31, 2006. The annual incentive paid out relates to the period before board membership and therefore is not stated.

8)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — September 29, 2006

9)	The total cash amount includes the salary over the period April 1 — September 29, 2006, the special Semiconductors payment, the annual incentive of EUR 354,375 over the period April 1 — September 29, 2006 and pursuant to the Semiconductors transaction retention scheme an amount of EUR 157,500.

10)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — November 30, 2006.

The annual incentive paid out relates to the period before board membership and therefore is not stated.

11)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — December 31, 2006.

The annual incentive paid out relates to the period before board membership and therefore is not stated.

12)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — December 31, 2006.

The annual incentive paid out relates to the period before board membership and therefore is not stated.

13)	Salary figure relates to period January 1 — June 15, 2005

14)	Salary figure relates to period June 15 — December 31, 2005

15)	Annual incentive figure relates to period January — April 2003

16)	Awarded before date of appointment as a member of the Board of Management
The tables below give an overview of the interests of the members of the Board of Management under the restricted share plans and the stock option plans of Royal Philips Electronics:
     Philips Annual Report 2006     167

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements

				number of options			amounts in euros			expiry date
									share (closing)
	as of		granted	exercised	as of		exercise		price on
	Jan. 1, 2006		during 2006	during 2006	Dec. 31, 2006		price		exercise date
G.J. Kleisterlee	52,500	1)	—	—	52,500	1)	42.24	3)	—	17.02.2010
	105,000		—	—	105,000		37.60		—	08.02.2011
	115,200		—	—	115,200		30.17		—	07.02.2012
	52,803		—	—	52,803		16.77		—	15.04.2013
	48,006		—	—	48,006		24.13		—	13.04.2014
	48,006		—	—	48,006		19.41		—	18.04.2015
	—		48,006	—	48,006		26.28		—	18.04.2016

P-J. Sivignon	32,004		—	—	32,004		22.07		—	18.07.2015
	—		33,003	—	33,003		26.28		—	18.04.2016

G.H.A. Dutiné	124,800	1,2)	—	—	124,800	1,2)	30.17		—	07.02.2012
	35,208		—	—	35,208		16.77		—	15.04.2013
	32,004		—	—	32,004		24.13		—	13.04.2014
	32,004		—	—	32,004		19.41		—	18.04.2015
	—		30,006	—	30,006		26.28		—	18.04.2016

T.W.H.P. van Deursen	22,750	1)	—	—	22,750	1)	42.03		—	17.02.2010
	21,875	1)	—	—	21,875	1)	37.60		—	08.02.2011
	32,400	1)	—	—	32,400	1)	30.17		—	07.02.2012
	26,406	1)	—	—	26,406	1)	16.77		—	15.04.2013
	27,603	1)	—	—	27,603	1)	24.13		—	13.04.2014
	24,003	1)	—	—	24,003	1)	19.41		—	18.04.2015
	—		30,006	—	30,006		26.28		—	18.04.2016

R.S. Provoost	56,875	1,2)	—	—	56,875	1,2)	42.90		—	17.10.2010
	29,750	1)	—	—	29,750	1)	37.60		—	08.02.2011
	49,200	1,2)	—	—	49,200	1,2)	30.17		—	07.02.2012
	16,250	1,2)	—	—	16,250	1,2)	34.78		—	16.04.2012
	26,406	1)	—	—	26,406	1)	16.77		—	15.04.2013
	8,667	1)	—	—	8,667	1)	22.12		—	14.10.2013
	24,003	1)	—	—	24,003	1)	24.13		—	13.04.2014
	24,003	1)	—	—	24,003	1)	19.41		—	18.04.2015
	—		30,006	—	30,006		26.28		—	18.04.2016

A. Ragnetti	30,000	1,2)	—	—	30,000	1,2)	15.29		—	11.02.2013
	17,604	1)	—	—	17,604	1)	16.77		—	15.04.2013
	18,405	1)	—	—	18,405	1)	24.13		—	13.04.2014
	24,003	1)	—	—	24,003	1)	19.41		—	18.04.2015
			27,000	—	27,000		26.28		—	18.04.2016
	1,157,738		198,027	—	1,355,765

1)	Awarded before date of appointment as a member of the Board of Management

2)	(partly) sign-on bonus

3)	The Supervisory Board and the Board of Management have decided to adjust upwards the exercise price of all options granted to, but not yet exercised by, members of the Board of Management as of July 31, 2000 by EUR 0.21 per common share in connection with the 3% share reduction program effected mid-2000
168     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
See note 33 to the financial statements for further information on stock options and restricted share rights.
The total pension charges of the members of the Board of Management in 2006 amount to EUR 767,161 (pension charge in 2005: EUR 665,489; 2004: EUR 834,757).
The accumulated annual pension entitlements and the pension costs of individual members of the Board of Management are as follows (in euros):

		accumulated
		annual
	age at	pension as of
	December	December
	31, 2006	31, 20061)	pension costs2)
G.J. Kleisterlee3)	60	609,788	(52,145)
P-J. Sivignon	50	11,407	224,481
G.H.A. Dutiné	54	69,363	194,309
T.W.H.P. van Deursen3)	60	282,926	(62,340)
R.S. Provoost	47	49,173	138,802
A. Ragnetti	46	23,266	121,358
			564,465	4)

1)	Under final pay or average pay plan

2)	Including costs related to employer contribution in defined-contribution pension plan

3)	As Mr Kleisterlee as well as Mr Van Deursen were born before January 1, 1950, they continued to be a premium paying member of the final pay plan till the age of 60

4)	Mr Huijser for the period January — April 2006 not included (EUR 265), Mr Van Houten for the period April — October 2006 not included (EUR 55,372), Mr Karvinen for the period April - December 2006 not included (EUR 147,059)
Remuneration of the Supervisory Board
The remuneration of the members of the Supervisory Board amounted to EUR 494,500 (2005: EUR 496,625, 2004: EUR 422,016); former members received no remuneration.
The annual remuneration for individual members is EUR 41,000 and for the Chairman EUR 75,000. Additionally, the annual remuneration for a regular member of a committee of the Supervisory Board is EUR 4,500, for the Chairman of a committee EUR 6,000 and for the Chairman of the Audit Committee EUR 7,000. At year-end 2006, the present members of the Supervisory Board held no stock options.
The individual members of the Supervisory Board received, by virtue of the positions they held, the following remuneration (in euros):

	membership	committees	total
2006
W. de Kleuver	75,000	10,500	85,500
L. Schweitzer	41,000	4,500	45,500
R. Greenbury	41,000	4,500	45,500
J-M. Hessels	41,000	7,000	48,000
K.A.L.M. van Miert	41,000	4,500	45,500
C.J.A. van Lede	41,000	6,000	47,000
J.M. Thompson	41,000	4,500	45,500
E. Kist	41,000	4,500	45,500
N.L. Wong	41,000	—	41,000
J.J. Schiro	41,000	4,500	45,500
	444,000	50,500	494,500

2005
L.C. van Wachem (January-March)	37,500	2,625	40,125
W. de Kleuver	66,500	10,500	77,000
L. Schweitzer	41,000	1,125	42,125
R. Greenbury	41,000	4,500	45,500
J-M. Hessels	41,000	7,000	48,000
K.A.L.M. van Miert	41,000	4,500	45,500
C.J.A. van Lede	41,000	5,625	46,625
J.M. Thompson	41,000	4,500	45,500
E. Kist	41,000	3,375	44,375
N.L. Wong (April-December)	41,000	—	41,000
J.J. Schiro (October-December)	20,500	375	20,875
	452,500	44,125	496,625

2004
L.C. van Wachem	74,874	9,076	83,950
W. de Kleuver	40,840	9,076	49,916
L. Schweitzer	40,840	—	40,840
R. Greenbury	40,840	4,538	45,378
J-M. Hessels	40,840	4,538	45,378
K.A.L.M. van Miert	40,840	4,538	45,378
C.J.A. van Lede	40,840	4,538	45,378
J.M. Thompson	40,840	4,538	45,378
E. Kist (July-December)	20,420	—	20,420
	381,174	40,842	422,016
Supervisory Board members’ and Board of Management members’ interests in Philips shares
Members of the Supervisory Board and of the Board of Management are not allowed to hold any interests in derivative Philips securities.
number of shares

	as of		as of
	December		December
	31, 2005		31, 2006
W. de Kleuver	4,131		4,131
L. Schweitzer	1,070		1,070
J.M. Thompson	1,000		1,000
G.J. Kleisterlee	118,205		134,740
P-J. Sivignon	0		3,556
G.H.A. Dutiné	11,380		22,404
T.W.H.P. van Deursen	n.a.	1)	58,888
R.S. Provoost	n.a.	1)	21,049
A. Ragnetti	n.a.	1)	12,625

1)	Reference date for board membership is December 31
     Philips Annual Report 2006     169

112 Group financial statements	172 IFRS information	218 Company financial statements

Notes to the group financial statements

Fair value of financial assets and liabilities
The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methods. The estimates presented are not necessarily indicative of the amounts that will ultimately be realized by the Company upon maturity or disposal. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107, ‘Disclosures about Fair Value of Financial Instruments’, comparisons of fair values between entities may not be meaningful. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	December 31, 2005		December 31, 2006
	carrying	estimated	carrying	estimated
	amount	fair value	amount	fair value
Assets

Cash and cash equivalents	5,293	5,293	6,023	6,023
Accounts receivable - current	4,638	4,638	4,773	4,773
Other non-current financial assets excluding cost- method investments	673	673	7,013	7,013
Accounts receivable - non-current	213	212	214	213
Main listed investments in equity-accounted investees	5,091	11,139	2,735	2,803
Derivative instruments - assets	143	143	298	298
Trading securities	—	—	192	192

Liabilities
Accounts payable	(3,457)	(3,457)	(3,450)	(3,450)
Debt	(4,487)	(4,757)	(3,869)	(4,009)
Derivative instruments - liabilities	(193)	(193)	(101)	(101)
The following methods and assumptions were used to estimate the fair value of financial instruments:
Cash, accounts receivable — current and accounts payable
The carrying amounts approximate fair value because of the short maturity of these instruments.
Cash equivalents
The fair value is based on the estimated market value.
Other financial assets
For other financial assets, fair value is based upon the estimated market prices.
Accounts receivable – non-current
The fair value is estimated on the basis of discounted cash flow analyses.
Debt
The fair value is estimated on the basis of the quoted market prices for certain issues, or on the basis of discounted cash flow analyses based upon market rates plus Philips’ spread for the particular tenors of the borrowing arrangements. Accrued interest is included under accounts payable and not within the carrying amount or estimated fair value of debt. At December 31, 2006 the accrued interest on bonds, which is the main part of the accrual, was EUR 100 million (2005: EUR 106 million).

Other financial instruments, derivatives and currency risk
The Company does not purchase or hold financial derivative instruments for trading purposes. Assets and liabilities related to derivative instruments are disclosed in note 11, note 12 and note 18 respectively. Currency fluactuations may impact Philips’ financial results. The Company has a limited structural currency mismatch between costs and revenues, as a proportion of its production, administration and research and development costs is denominated in euros, while a proportion of its revenues is denominated in US dollars.
The Company is exposed to currency risk in the following areas:
•	transaction exposures, such as forecasted sales and purchases, and receivables or payables resulting from such transactions;

•	translation exposure of net income in foreign entities;

•	translation exposure of investments in foreign entities;

•	exposure of non-functional-currency-denominated debt; and

•	exposure of non-functional-currency-denominated equity investments.
It is Philips’ policy that significant transaction exposures are hedged. The Philips policy generally requires committed foreign currency exposures to be hedged fully using forwards. Anticipated transactions are hedged using forwards or options or a combination thereof. The policy for the hedging of anticipated exposures specifying the use of forwards/options and the hedge tenor varies per business and is a function of the ability to forecast cash flows and the way in which the businesses can adapt to changed levels of foreign exchange rates. As a result, hedging activities may not eliminate all currency risks for these transaction exposures. Generally, the maximum tenor of these hedges is less than 18 months. The Company does not hedge the exposure arising from translation exposure of net income in foreign entities. Translation exposure of equity invested in consolidated foreign entities financed by equity is partially hedged. If a hedge is entered into, it is accounted for as a net investment hedge.
The currency of the external funding of the Company is matched with the required financing of subsidiaries either directly by external foreign currency loans, or by using foreign exchange swaps.
Philips does not currently hedge the foreign exchange exposure arising from equity-accounted investees. The Company uses foreign exchange derivatives to manage its currency risk. The US dollar (including related currencies such as the Hong Kong dollar) and Taiwanese dollar account for a high percentage of the Company’s foreign exchange derivatives. Apart from that, the Company has significant derivatives outstanding related to the pound sterling.
The Company hedges certain commodity price risks using derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that the Company enters into are concluded as cash flow hedges to offset forecasted purchases.
Changes in the value of foreign currency accounts receivable/payable as well as the changes in the fair value of the hedges of accounts receivable/payable are reported in the income statement under cost of sales. The hedges related to forecasted transactions are recorded as cash flow hedges. The results from such hedges are deferred within other comprehensive income in stockholders’ equity. Currently, a gain of EUR 8 million is deferred in stockholders’ equity as a result of these hedges. The result deferred in equity will mostly be released to the income statement in 2007 at the time when the related hedged transactions affect the income statement. During 2006 a net loss of less than EUR 1 million was recorded in the income statement as a result of ineffectiveness of transaction hedges.
Changes in the fair value of hedges related to translation exposure of investments in foreign entities financed by debt are recognized in the income statement. The changes in the fair value of these hedges related to foreign exchange movements are offset in the income statement by changes in the fair value of the hedged items. The
170     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Company recorded a gain of EUR 236 million in other comprehensive income under currency translation differences as a result of net investment hedges of investments in foreign subsidiaries. A loss of EUR 3 million was booked to the income statement as a result of ineffectiveness of net investment hedges.
Philips partially hedges the interest-rate risk inherent in external debt. As of year-end 2006, the Company had 6 USD interest rate swaps outstanding, on which the Company receives fixed interest and pays floating interest on the equivalent of EUR 387 million. Fair value hedge accounting is applied to these interest rate swaps. There was no material ineffectiveness on these hedges during 2006.
Philips also has an embedded derivative within a convertible bond that was issued to Philips in September 2005 by TPV Technology Ltd, the face value of the bond being EUR 160 million and the value of the option at year end was EUR 40 million. Changes in the value of the embedded derivative are reported in financial income and expense and during 2006 a total loss of EUR 61 million was recorded within the income statement.

Subsequent events
Philips Mobile Phones
On February 12, 2007, Philips and China Electronics Corporation (CEC) signed an agreement to transfer Phlips’ remaining Mobile Phone activities tot CEC. CEC will take over the responsibility for Philips’ Mobile Phones business, which had sales of approximately EUR 320 million in 2006 and has approximately 240 employees, mainly in Asia Pacific and Eastern Europe. This transaction is conditional on all required shareholder, government and regulatory approvals and consents, and is expected to be closed by the end of the first quarter 2007. The transaction is estimated to result in a cash inflow of approximately EUR 25 million.
The transaction involves the transfer of the “Xenium” brand, which is associated with long-battery life, to CEC under the terms of the agreement. CEC will receive an exclusive license to market and sell mobile phones under the Philips brand for the coming five years. Certain mobile phone-related patents will be transferred and licensed to CEC. In addition, Philips will transfer to CEC its excisting marketing network in some key countries for the mobile phone business, as well as its 25% equity stake in Shenzhen Sangfei Consumer Communications Co. Ltd.
Partners in Lighting
On February 5, 2007, Philips acquired Partners in Lighting (PLI), a leading European manufacturer of home luminaires. PLI markets its products under brand names such as Massive, Modular and Lirio. The total cost of the acquisition, paid in cash, was EUR 584 million.
PLI develops, manufactures and markets a wide portfolio of more than 10,000 distinct home lighting luminaire products currently mainly for the European market. PLI’s revenue for 2006 was approximately EUR 406 million.
The following table summarizes the fair value of the assets acquired and liabilities assumed with respect to the acquisition of PLI:

February 5, 2007
Total purchase price	584
Less: net cash of PLI at acquisition date	(13)
Net purchase price	571

Allocated to:
Property, plant and equipment	84
Other non-current financial assets	7
Working capital	101
Deferred tax liabilities	(73)
Long-term debt	(49)
Non-current liabilities	(6)
Intangible assets	214
Goodwill	293
571
Intangible assets comprise:

		amortization
	amount	period in years
Customer relationships	153	20
Trademarks and trade names	61	20
	214
Share repurchase
On January 22, 2007, Philips initiated a EUR 1,633 million share repurchase program for capital reduction purposes to complete the planned return of a total of EUR 4 billion to its shareholders. It is expected that the program will be completed before the end of 2007.
     Philips Annual Report 2006      171

112 Group financial statements	172 IFRS information	218 Company financial statements
Reconciliation of non-US GAAP information
Certain non-US GAAP financial measures are presented when discussing the Philips Group’s financial position. In the following tables, a reconciliation to the most directly comparable US GAAP financial measure is made for each non-US GAAP performance measure. Where appropriate the figures in the following reconciliations have been restated to present the Semiconductors activities as discontinued operations.
All amounts in millions of euros unless otherwise stated.
Composition of net debt to group equity

	2004	2005	2006
Long-term debt	3,552	3,320	3,006
Short-term debt	961	1,167	863
Total debt	4,513	4,487	3,869
Cash and cash equivalents	(4,349)	(5,293)	(6,023)
Net debt (cash) (total debt less cash and cash equivalents)	164	(806)	(2,154)

	2004	2005	2006
Minority interests	159	159	131
Stockholders’ equity	14,860	16,666	22,997
Group equity	15,019	16,825	23,128
Net debt and group equity	15,183	16,019	20,974
Net debt divided by net debt and group equity (in %)	1	(5)	(10)
Group equity divided by net debt and group equity (in %)	99	105	110
Sales growth composition

in %	comparable growth	currency effects	consolidation changes	nominal growth
2006 versus 2005
Medical Systems	7.3	(1.1)	0.1	6.3
DAP	11.2	(0.1)	9.4	20.5
Consumer Electronics	5.4	0.1	(4.0)	1.5
Lighting	8.3	(0.3)	6.5	14.5
Other Activities	(6.8)	(0.4)	(17.0)	(24.2)
Philips Group	6.1	(0.3)	(1.1)	4.7
2005 versus 2004
Medical Systems	6.7	0.5	0.6	7.8
DAP	5.9	1.5	—	7.4
Consumer Electronics	4.7	1.6	(1.2)	5.1
Lighting	4.0	1.1	0.4	5.5
Other Activities	(5.2)	0.2	(12.8)	(17.8)
Philips Group	4.3	1.1	(1.7)	3.7
2004 versus 2003
Medical Systems	3.9	(5.9)	0.2	(1.8)
DAP	(0.6)	(3.5)	—	(4.1)
Consumer Electronics	11.3	(4.0)	0.7	8.0
Lighting	5.1	(4.2)	(0.8)	0.1
Other Activities	17.7	(3.7)	(2.1)	11.9
Philips Group	7.8	(4.4)	—	3.4
Composition of cash flows before financing activities

	2004	2005	2006
Cash flows from operating activities	1,435	1,141	342
Cash flows from investing activities	1,322	1,687	(2,811)
Cash flows before financing activities	2,757	2,828	(2,469)
224     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years

EBITA to Income from	Philips	Medical		Consumer		Other
operations or EBIT	Group	Systems	DAP	Electronics	Lighting	Activities	Unallocated
2006
EBITA	1,382	936	412	417	666	(448)	(601)
Eliminate amortization of intangibles	(199)	(141)	(26)	(1)	(31)	—	—
Income from operations (or EBIT)	1,183	795	386	416	635	(448)	(601)
2005
EBITA	1,577	770	363	506	564	(155)	(471)
Eliminate amortization of intangibles	(105)	(91)	(5)	—	(8)	(1)	—
Income from operations (or EBIT)	1,472	679	358	506	556	(156)	(471)
2004
EBITA	1,864	715	336	370	594	388	(539)
Eliminate amortization of intangibles	(708)	(680)	(5)	—	—	(23)	—
Income from operations (or EBIT)	1,156	35	331	370	594	365	(539)
Net operating capital to total assets
2006
Net operating capital (NOC)	8,724	4,332	1,758	(228)	2,527	21	314
Eliminate liabilities comprised in NOC:
- payables/ liabilities	8,175	1,707	575	2,389	989	901	1,614
- intercompany accounts	—	32	25	61	50	(140)	(28)
- provisions1)	2,696	241	55	285	146	807	1,162
Include assets not comprised in NOC:
- investments in equity-accounted investees	2,978	74	—	36	8	2,834	26
- other non-current financial assets	8,056	—	—	—	—	—	8,056
- securities	192	—	—	—	—	—	192
- deferred tax assets	1,653	—	—	—	—	—	1,653
- liquid assets	6,023	—	—	—	—	—	6,023
	38,497	6,386	2,413	2,543	3,720	4,423	19,012
2005
Net operating capital (NOC)	5,679	3,400	370	(296)	2,491	272	(558)
Eliminate liabilities comprised in NOC:
- payables/ liabilities	8,498	1,712	456	2,540	956	1,017	1,817
- intercompany accounts	—	34	13	64	42	(100)	(53)
- provisions2)	2,385	299	57	335	134	582	978
Include assets not comprised in NOC:
- investments in equity-accounted investees	5,342	66		22	20	5,179	55
- other non-current financial assets	730	—	—	—	—	—	730
- deferred tax assets	2,005	—	—	—	—	—	2,005
- liquid assets	5,293	—	—	—	—	—	5,293
	29,932	5,511	896	2,665	3,643	6,950	10,267
Discontinued operations	3,973
	33,905
2004
Net operating capital (NOC)	4,524	2,862	393	(161)	1,493	117	(180)
Eliminate liabilities comprised in NOC:
- payables/ liabilities	7,186	1,492	353	2,162	710	1,120	1,349
- intercompany accounts	—	35	10	62	26	(115)	(18)
- provisions3)	2,445	240	60	314	138	619	1,074
Include assets not comprised in NOC:
- investments in equity-accounted investees	5,284	46	—	19	46	5,173	—
- other non-current financial assets	956	—	—	—	—	—	956
- deferred tax assets	1,797	—	—	—	—	—	1,797
- liquid assets	4,349	—	—	—	—	—	4,349
	26,541	4,675	816	2,396	2,413	6,914	9,327
Discontinued operations	4,198
	30,739

1)	provisions on balance sheet EUR 3,325 million excl. deferred tax liabilities EUR 629 million

2)	provisions on balance sheet EUR 2,710 million excl. deferred tax liabilities EUR 325 million

3)	provisions on balance sheet EUR 2,673 million excl. deferred tax liabilities EUR 228 million
Philips Annual Report 2006     225

112 Group financial statements	172 IFRS information	218 Company financial statements
Corporate governance of the Philips Group
General
Koninklijke Philips Electronics N.V., a company organized under Dutch law (the ‘Company’), is the parent company of the Philips Group (‘Philips’ or the ‘Group’). The Company, which started as a limited partnership with the name Philips & Co in 1891, was converted into the company with limited liability N.V. Philips’ Gloeilampenfabrieken on September 11, 1912. On May 6, 1994 the name was changed to Philips Electronics N.V., and on April 1, 1998 the name was changed to Koninklijke Philips Electronics N.V. Its shares have been listed on the Amsterdam Stock Exchange Euronext Amsterdam since 1913. The shares have been traded in the United States since 1962 and have been listed on the New York Stock Exchange since 1987.
Over the last decades the Company has pursued a consistent policy to enhance and improve its corporate governance in line with US, Dutch and international (codes of) best practices. The Company has incorporated a fair disclosure practice in its investor relations policy, has strengthened the accountability of its executive management and its independent supervisory directors, and has increased the rights and powers of shareholders and the communication with investors. The Company is required to comply with, inter alia, Dutch Corporate Governance rules, the US Sarbanes-Oxley Act, New York Stock Exchange rules and related regulations, insofar as applicable to the Company. A summary of significant differences between the Company’s corporate governance structure and the New York Stock Exchange corporate governance standards is published on the Company’s website (www.philips.com/investor).
In this report, the Company addresses its overall corporate governance structure and states to what extent it applies the provisions of the Dutch Corporate Governance Code of December 9, 2003 (the ‘Dutch Corporate Governance Code’). The Supervisory Board and the Board of Management, which are responsible for the corporate governance structure of the Company, are of the opinion that the vast majority of the principles and best practice provisions of the Dutch Corporate Governance Code that are addressed to the Board of Management and the Supervisory Board, interpreted and implemented in line with the best practices followed by the Company, are being applied. Some recommendations are not (fully) applied, and the reasons for these deviations are set out hereinafter. Deviations from aspects of the corporate governance structure of the Company that are described in this report, when deemed necessary in the interests of the Company, will be disclosed in the Annual Report. Substantial changes in the Company’s corporate governance structure — including substantial amendments to the Rules of Procedure of the Supervisory Board and the Board of Management respectively — and in the Company’s compliance with the Dutch Corporate Governance Code shall be submitted to the General Meeting of Shareholders for discussion under a separate agenda item.
Also in connection with the implementation of the Dutch Corporate Governance Code and new Dutch legislation, the 2005 General Meeting of Shareholders resolved to amend the articles of association of the Company. Pursuant to the amendment of the articles of association, the Company’s priority shares have been withdrawn and the thresholds for overruling the binding recommendation for appointments of members of the Board of Management and the Supervisory Board have been changed. Furthermore the articles of association now also contain detailed provisions on dealing with conflicts of interests of members of the Board of Management and stipulate that resolutions that are so far-reaching that they would significantly change the identity or nature of the Company or the enterprise shall be subject to the approval of the General Meeting of Shareholders.
Board of Management
General
The executive management of Philips is entrusted to its Board of Management under the chairmanship of the President/Chief Executive Officer and consists of at least three members (currently six). The members of the Board of Management have collective powers and responsibilities. They share responsibility for the management of the Company, the deployment of its strategy and policies, and the achievement of its objectives and results. The Board of Management has, for practical purposes, adopted a division of responsibilities indicating the functional and business areas monitored and reviewed by the individual members. According to the Company’s corporate objectives and Dutch law, the Board of Management is guided by the interests of the Company and its affiliated enterprises within the Group, taking into consideration the interests of the Company’s stakeholders, and is accountable for the performance of its assignment to the Supervisory Board and the General Meeting of Shareholders. The Board of Management follows its own Rules of Procedure, which set forth procedures for meetings, resolutions, minutes and (vice) chairmanship. These Rules of Procedure are published on the Company’s website.
(Term of) Appointment, individual data and conflicts of interests
Members of the Board of Management and the President/CEO are elected by the General Meeting of Shareholders upon a binding recommendation drawn up by the Supervisory Board after consultation with the President/CEO. This binding recommendation may be overruled by a resolution of the General Meeting of Shareholders adopted by a simple majority of the votes cast and representing at least one-third of the issued share capital. If a simple majority of the votes cast is in favor of the resolution to overrule the binding recommendation, but such majority does not represent at least one-third of the issued share capital, a new meeting may be convened at which the resolution may be passed by a simple majority of the votes cast, regardless of the portion of the issued share capital represented by such majority.
Members of the Board of Management and the President/CEO are appointed for a maximum term of four years, it being understood that this maximum term expires at the end of the General Meeting of Shareholders to be held in the fourth year after the year of their appointment. Reappointment is possible for consecutive maximum terms of four years or, if applicable, until a later retirement date or other contractual termination date in the fourth year, unless the General Meeting of Shareholders resolves otherwise. Members may be suspended by the Supervisory Board and the General Meeting of Shareholders and dismissed by the latter.
Individual data on the members of the Board of Management are published in the chapter Our leadership of this Annual Report, and updated on the Company’s website. The acceptance by a member of the Board of Management of membership of the supervisory board
226     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
of another company requires the approval of the Supervisory Board. The Supervisory Board is required to be notified of other important positions (to be) held by a member of the Board of Management. No member of the Board of Management holds more than two supervisory board memberships of listed companies, or is a chairman of such supervisory board, other than of a Group company.
The Company has formalized its rules to avoid conflicts of interests between the Company and members of the Board of Management. The articles of association state that in the event of a legal act or a lawsuit between the Company and a member of the Board of Management, certain of such member’s relatives, or certain (legal) entities in which a member of the Board of Management has an interest, and insofar as the legal act is of material significance to the Company and/or to the respective member of the Board of Management, the respective member of the Board of Management shall not take part in the decision-making in respect of the lawsuit or the legal act. Resolutions concerning such legal acts or lawsuits require the approval of the Supervisory Board.
Legal acts as referred to above shall be mentioned in the Annual Report for the financial year in question. The Rules of Procedure of the Board of Management establish further rules on the reporting of (potential) conflicts of interests. No legal acts as referred to above have occurred during the financial year 2006.
Relationship between Board of Management and Supervisory Board
The Board of Management is supervised by the Supervisory Board and provides the latter with all information the Supervisory Board needs to fulfill its own responsibilities. Major decisions of the Board of Management require the approval of the Supervisory Board; these include decisions concerning (a) the operational and financial objectives of the Company, (b) the strategy designed to achieve the objectives, and, if necessary, (c) the parameters to be applied in relation to the strategy.
Risk management approach
The Board of Management is responsible for ensuring that the Company complies with all relevant legislation and regulations. It is responsible for proper financing of the Company and the management of the risks that the Company is facing. It reports on and accounts for internal risk management and control systems to the Supervisory Board and its Audit Committee. Risk factors and the risk management approach — including the internal risk management and control system and the certification thereof by the Board of Management, as well as the sensitivity of the Company’s results to external factors and variables — are described in more detail in the Annual Report. Within Philips, risk management forms an integral part of business management. The Company’s risk and control policy is designed to provide reasonable assurance that strategic objectives are met by creating focus, by integrating management control over the Company’s operations, by ensuring compliance with legal requirements and by safeguarding the reliability of the financial reporting and its disclosures. The Company’s risk management approach is embedded in the periodic business planning and review cycle. With respect to financial reporting a structured self-assessment and monitoring process is used company-wide to assess, document, review and monitor compliance with internal control over financial reporting. On the basis of risk assessments, operating division and business management determines the risks related to the achievement of business objectives and appropriate risk responses in relation to business processes and objectives.
The Board of Management is responsible for internal control in the Company and has implemented a risk management and control system that is designed to ensure that significant risks are identified and to monitor the realization of operational and financial objectives of the Company. Furthermore the system is designed to ensure compliance with relevant laws and regulations. The Company has designed its internal control system in accordance with the recommendations of the Committee of Sponsoring Organizations of the Treadway Commission (COSO), which recommendations are aimed at providing a reasonable level of assurance.
The Company’s risk management and internal control system is designed to determine risks in relation to the achievement of operational and financial business objectives and appropriate risk responses. The most important risks identified, as well as the structure of the aforesaid risk management and internal control system, are discussed in the chapter Risk management of this Annual Report. Significant changes and improvements in the Company’s risk management and internal control system are disclosed in that chapter and have been discussed with the Supervisory Board’s Audit Committee and the external auditor.
Internal representations received from management, regular management reviews, reviews of the design and implementation of the Company’s risk management approach and reviews in business and functional audit committees are integral parts of the Company’s risk management approach. On the basis thereof, the Board of Management confirms that internal controls over financial reporting provide a reasonable level of assurance that the financial reporting does not contain any material inaccuracies, and confirms that these controls have properly functioned in 2006 and that there are no indications that they will not continue to do so. The financial statements fairly represent the financial condition and result of operations of the Company and provide the required disclosures.
It should be noted that the above does not imply that these systems and procedures provide certainty as to the realization of operational and financial business objectives, nor can they prevent all misstatements, inaccuracies, errors, fraud and noncompliances with rules and regulations.
In view of all of the above the Board of Management believes that it is in compliance with the requirements of recommendation II.1.4. of the Dutch Corporate Governance Code, taking into account the recommendation of the Corporate Governance Code Monitoring Committee in its 2005-report on the application thereof. This statement cannot be construed as a statement in accordance with the requirements of section 404 of the US Sarbanes-Oxley Act. Such statement is set forth in the section Management’s report on internal control over financial reporting of this Annual Report.
Philips has a financial code of ethics which applies to certain senior officers, including the CEO and CFO, and to employees performing an accounting or financial function (the financial code of ethics has been published on the Company’s website). The Company, through the Supervisory Board’s Audit Committee, also has appropriate procedures in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Internal ‘whistleblowers’ have the opportunity, without jeopardizing their position, to report on irregularities of a general, operational or financial nature and to report complaints about members of the Board of Management to the Chairman of the Supervisory Board.
In view of the requirements under the US Securities Exchange Act, procedures are in place to enable the CEO and the CFO to provide certifications with respect to the Annual Report on Form 20-F (which incorporates major parts of the Annual Report).
A Disclosure Committee is in place, which advises the various officers and departments involved, including the CEO and the CFO, on the timely review, publication and filing of periodic and current (financial) reports. Apart from the certification by the CEO and CFO under US law, each individual member of the Supervisory Board and the Board of Management must under Dutch law, sign the financial statements being disclosed and submitted to the General Meeting of Shareholders for adoption. If one or more of their signatures is missing, this shall be stated, and the reasons given for this.
Amount and composition of the remuneration of the Board of Management
The remuneration of the individual members of the Board of Management is determined by the Supervisory Board on the proposal of the Remuneration Committee of the Supervisory Board, and is consistent with the policies thereon as adopted by the General Meeting of Shareholders. The remuneration policy applicable to
Philips Annual Report 2006     227

112 Group financial statements	172 IFRS information	218 Company financial statements
the Board of Management was adopted by the 2004 General Meeting of Shareholders, and lastly amended by the 2006 General Meeting of Shareholders and is published on the Company’s website. A full and detailed description of the composition of the remuneration of the individual members of the Board of Management is included in the chapter Report of the Supervisory Board of this Annual Report and other parts of this Annual Report.
The remuneration structure, including severance pay, is such that it promotes the interests of the Company in the medium and long-term, does not encourage members of the Board of Management to act in their own interests and neglect the interests of the Company, and does not reward failing members of the Board of Management upon termination of their employment. The level and structure of remuneration shall be determined in the light of factors such as the results, the share price performance and other developments relevant to the Company.
The main elements of the contract of employment of a new member of the Board of Management — including the amount of the (fixed) base salary, the structure and amount of the variable remuneration component, any severance plan, pension arrangements and the general performance criteria — shall be made public no later than at the time of issuance of the notice convening the General Meeting of Shareholders in which a proposal for appointment of that member of the Board of Management has been placed on the agenda. From August 1, 2003 onwards, for new members of the Board of Management the term of their contract of employment is set at a maximum period of four years, and in case of termination, severance payment is limited to a maximum of one year’s base salary subject to mandatory Dutch law, to the extent applicable; if the maximum of one-year’s salary would be manifestly unreasonable for a member of the Board of Management who is dismissed during his first term of office, the member of the Board of Management shall be eligible for a severance payment not exceeding twice the annual salary. The Company does not grant personal loans, guarantees or the like to members of the Board of Management, and no such (remissions of) loans and guarantees were granted to such members in 2006, nor are outstanding as per December 31, 2006.
In 2003, Philips adopted a Long-Term Incentive Plan (‘LTIP’ or the ‘Plan’) consisting of a mix of restricted shares and stock options for members of the Board of Management, the Group Management Committee, Philips executives and other key employees. This Plan was approved by the 2003 General Meeting of Shareholders. Future substantial changes to the Plan applicable to members of the Board of Management will be submitted to the General Meeting of Shareholders for approval. As from 2002, the Company grants fixed stock options that expire after ten years to members of the Board of Management (and other grantees). The options vest after three years and may not be exercised in the first three years after they have been granted. Options are granted at fair market value, based on the closing price of Euronext Amsterdam on the date of grant, and neither the exercise price nor the other conditions regarding the granted options can be modified during the term of the options, except in certain exceptional circumstances in accordance with established market practice. The value of the options granted to members of the Board of Management and other personnel and the method followed in calculating this value are stated in the notes to the annual accounts. Philips is one of the first companies to have introduced restricted shares as part of the LTIP. A grantee will receive the restricted shares in three equal installments in three successive years, provided he/she is still with Philips on the respective delivery dates. If the grantee still holds the shares after three years from the delivery date, Philips will grant 20% additional (premium) shares, provided he/she is still with Philips. The Plan is designed to stimulate long-term investment in Philips shares. To further align the interests of members of the Board of Management and shareholders, restricted shares granted to these members of the Board of Management shall be retained for a period of at least five years, instead for a period of three years, or until at least the end of employment, if this period is shorter.
The actual number of long-term incentives (both stock options and restricted shares) that are to be granted to the members of the Board of Management will be determined by the Supervisory Board and depends on the achievement of the set team targets in the areas of responsibility monitored by the individual members of the Board of Management and on the share performance of Philips. The share performance of Philips is measured on the basis of the Philips Total Shareholder Return (TSR) compared to the TSR of a peer group of 24 leading multinational electronics/electrical equipment companies over a three-year period; the composition of this group is described in the chapter Report of the Supervisory Board of this Annual Report. The TSR performance of Philips and the companies in the peer group is divided into quintiles. Based on this relative TSR position at the end of December, the Supervisory Board establishes a multiplier which varies from 0.8 to 1.2 and depends on the quintile in which the Philips TSR result falls. Every individual grant, the size of which depends on the positions and performance of the individuals, will be multiplied by the multiplier.
Members of the Board of Management hold shares in the Company for the purpose of long-term investment and are required to refrain from short-term transactions in Philips securities. According to the Philips’ Rules of Conduct on Inside Information, members of the Board of Management are only allowed to trade in Philips securities (including the exercise of stock options) during ‘windows’ of ten business days following the publication of annual and quarterly results (provided the person involved has no ‘inside information’ regarding Philips at that time) unless an exemption is available. Furthermore, the Rules of Procedure of the Board of Management contain provisions concerning ownership of and transactions in non-Philips securities by members of the Board of Management and the annual notification to the Philips Compliance Officer of any changes in a member’s holdings of securities related to Dutch listed companies. In order to avoid the impression that the Company should or could take corrective action in respect of a certain transaction in securities in another company by a member of the Board of Management and the unnecessary administrative burden, the Supervisory Board and the Board of Management consider this annual notification to be in line with best practices and sufficient to reach an adequate level of transparency; however, it does not fully comply with the Dutch Corporate Governance Code recommendation II.2.6 which requires notification on a quarterly basis. Members of the Board of Management are prohibited from trading, directly or indirectly, in securities in any of the companies belonging to the above mentioned peer group of 24 leading multinational electronics / electrical companies.
Indemnification of members of the Board of Management and Supervisory Board
Unless the law provides otherwise, the members of the Board of Management and of the Supervisory Board shall be reimbursed by the Company for various costs and expenses, such as the reasonable costs of defending claims, as formalized in the articles of association. Under certain circumstances, described in the articles of association, such as an act or failure to act by a member of the Board of Management or a member of the Supervisory Board that can be characterized as intentional (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”), there will be no entitlement to this reimbursement. The Company has also taken out liability insurance (D&O — Directors & Officers) for the persons concerned.
Supervisory Board
General
The Supervisory Board supervises the policies of the Board of Management and the general course of affairs of Philips and advises the executive management thereon. The Supervisory Board, in the two-tier corporate structure under Dutch law, is a separate body that is independent of the Board of Management. Its independent character is also reflected in the requirement that members of the Supervisory Board can be neither a member of the Board of Management nor an employee of the Company. The Supervisory Board considers all its members to be independent under the applicable US Securities and Exchange Commission standards and pursuant to the Dutch Corporate Governance Code.
The Supervisory Board, acting in the interests of the Company and the Group and taking into account the relevant interest of the Company’s stakeholders, supervises and advises the Board of Management in performing its management tasks and setting the direction of the Group’s business, including (a) achievement of the Company’s objectives, (b) corporate strategy and the risks inherent in the business activities, (c) the structure and operation of the internal risk management and control systems, (d) the financial reporting process, and (e) compliance with legislation and regulations. Major management decisions and the Group’s
228     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
strategy are discussed with and approved by the Supervisory Board. In its report, the Supervisory Board describes its activities in the financial year, the number of committee meetings and the main items discussed.
Rules of Procedure of the Supervisory Board
The Supervisory Board’s Rules of Procedure set forth its own governance rules (including meetings, items to be discussed, resolutions, appointment and re-election, committees, conflicts of interests, trading in securities, profile of the Supervisory Board). Its composition follows the profile, which aims for an appropriate combination of knowledge and experience among its members encompassing marketing, technological, manufacturing, financial, economic, social and legal aspects of international business and government and public administration in relation to the global and multi-product character of the Group’s businesses. The Supervisory Board further aims to have available appropriate experience within Philips by having one former Philips executive as a member. In line with US and Dutch best practices, the Chairman of the Supervisory Board should be independent under the applicable US standards and pursuant to the Dutch Corporate Governance Code; because this provision does not exclude a former Philips executive from being Chairman of the Supervisory Board, but only if he or she meets these standards, it is not fully in line with recommendation III.4.2 of the Dutch Corporate Governance Code. Under certain circumstances and in view of the position and responsibilities of the Chairman of the Supervisory Board it could be in the best interests of the Company that a member of the Board of Management, who resigned such position more than five years ago, be Chairman of the Supervisory Board.
The Rules of Procedure of the Supervisory Board are published on the Company’s website. They include the charters of its committees, to which the plenary Supervisory Board, while retaining overall responsibility, has assigned certain tasks: the Corporate Governance and Nomination & Selection Committee, the Audit Committee and the Remuneration Committee. A maximum of one member of each committee need not be independent as defined by the Dutch Corporate Governance Code. Each committee reports, and submits its minutes for information, to the Supervisory Board.
The Supervisory Board is assisted by the General Secretary of the Company. The General Secretary sees to it that correct procedures are followed and that the Supervisory Board acts in accordance with its statutory obligations and its obligations under the articles of association. Furthermore the General Secretary assists the Chairman of the Supervisory Board in the actual organization of the affairs of the Supervisory Board (information, agenda, evaluation, introductory program) and is the contact person for interested parties who want to make concerns known to the Supervisory Board. The General Secretary shall, either on the recommendation of the Supervisory Board or otherwise, be appointed by the Board of Management and may be dismissed by the Board of Management, after the approval of the Supervisory Board has been obtained.
(Term of) Appointment, individual data and conflicts of interests
The Supervisory Board consists of at least three members (currently ten), including a Chairman, Vice-Chairman and Secretary. The so-called Dutch ‘structure regime’ does not apply to the Company itself. Members are currently elected by the General Meeting of Shareholders for fixed terms of four years, upon a binding recommendation from the Supervisory Board. According to the Company’s articles of association, this binding recommendation may be overruled by a resolution of the General Meeting of Shareholders adopted by a simple majority of the votes cast and representing at least one-third of the issued share capital. If a simple majority of the votes cast is in favor of the resolution to overrule the binding recommendation, but such majority does not represent at least one-third of the issued share capital, a new meeting may be convened at which the resolution may be passed by a simple majority of the votes cast, regardless of the portion of the issued share capital represented by such majority.
Members may be suspended by the Supervisory Board and the General Meeting of Shareholders and dismissed by the latter. In the event of inadequate performance, structural incompatibility of interests, and in other instances in which resignation is deemed necessary in the opinion of the Supervisory Board, the Supervisory Board shall submit to the General Meeting of Shareholders a proposal to dismiss the respective member of the Supervisory Board. There is no age limit applicable, and members may be re-elected twice. The date of expiration of the terms of Supervisory Board members is put on the Company’s website. Individual data on the members of the Supervisory Board are published in the Annual Report, and updated on the Company’s website.
After their appointment, all members of the Supervisory Board shall follow an introductory program, which covers general financial and legal affairs, financial reporting by the Company, any specific aspects that are unique to the Company and its business activities, and the responsibilities of a Supervisory Board member. Any need for further training or education of members will be reviewed annually, also on the basis of an annual evaluation survey.
In accordance with policies adopted by the Supervisory Board, no member of the Supervisory Board shall hold more than five supervisory board memberships of Dutch listed companies, the chairmanship of a supervisory board counting as two regular memberships.
In compliance with the Dutch Corporate Governance Code, the Company has formalized strict rules to avoid conflicts of interests between the Company and members of the Supervisory Board; all information about a conflict of interests situation is to be provided to the Chairman of the Supervisory Board. No decisions to enter into material transactions in which there are conflicts of interest with members of the Supervisory Board have occurred during the financial year 2006.
Meetings of the Supervisory Board
The Supervisory Board meets at least six times per year, including a meeting on strategy. The Supervisory Board, on the advice of its Audit Committee, also discusses, in any event at least once a year, the risks of the business, and the result of the assessment by the Board of Management of the structure and operation of the internal risk management and control systems, as well as any significant changes thereto. The members of the Board of Management attend meetings of the Supervisory Board except in matters such as the desired profile, composition and competence of the Supervisory Board, the Board of Management and the Group Management Committee, as well as the remuneration and performance of individual members of the Board of Management and the Group Management Committee and the conclusions that must be drawn on the basis thereof. In addition to these items, the Supervisory Board, being responsible for the quality of its own performance, discusses, at least once a year on its own, without the members of the Board of Management being present, both its own functioning and that of the individual members, and the conclusions that must be drawn on the basis thereof. The President/ CEO and other members of the Board of Management have regular contacts with the Chairman and other members of the Supervisory Board. The Board of Management is required to keep the Supervisory Board informed of all facts and developments concerning Philips that the Supervisory Board may need in order to function as required and to properly carry out its duties, to consult it on important matters and to submit certain important decisions to it for its prior approval. The Supervisory Board and its individual members each have their own responsibility to request from the Board of Management and the external auditor all information that the Supervisory Board needs in order to be able to carry out its duties properly as a supervisory body. If the Supervisory Board considers it necessary, it may obtain information from officers and external advisers of the Company. The Company provides the necessary means for this purpose. The Supervisory Board may also require that certain officers and external advisers attend its meetings.
The Chairman of the Supervisory Board
The Supervisory Board’s Chairman will see to it that: (a) the members of the Supervisory Board follow their introductory program, (b) the members of the Supervisory Board receive in good time all information which is necessary for the proper performance of their duties, (c) there is sufficient time for consultation and decision-making by the Supervisory Board, (d) the committees of the Supervisory Board function properly, (e) the performance of the Board of Management members and Supervisory Board members is assessed at least once a year, and (f) the Supervisory Board elects a Vice-Chairman.
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112 Group financial statements	172 IFRS information	218 Company financial statements
Remuneration of the Supervisory Board and share ownership
The remuneration of the individual members of the Supervisory Board, as well as the additional remuneration for its Chairman and the members of its committees is determined by the General Meeting of Shareholders. The remuneration of a Supervisory Board member is not dependent on the results of the Company. Further details are published in the chapter Report of the Supervisory Board of this Annual Report. The Company shall not grant its Supervisory Board members any personal loans, guarantees or similar arrangements. No such (remissions of) loans and guarantees were granted to such members in 2006, nor were any outstanding as per December 31, 2006.
Shares or rights to shares shall not be granted to a Supervisory Board member. In accordance with the Rules of Procedure of the Supervisory Board, any shares in the Company held by a Supervisory Board member are long-term investments. The Supervisory Board has adopted a policy on ownership (and notification) of transactions in non-Philips securities by members of the Supervisory Board. This policy is included in the Rules of Procedure of the Supervisory Board. In order to avoid the impression that the Company should or could take corrective action in respect of a certain transaction in securities in another company by a member of the Supervisory Board and the unnecessary administrative burden, the Supervisory Board considers an annual notification of changes in a member’s holdings of securities related to Dutch listed companies to the Philips Compliance Officer to be in line with best practices and sufficient to reach an adequate level of transparency; however, it is not fully in compliance with the Dutch Corporate Governance Code, recommendation III.7.3, which requires notification on a quarterly basis.
The Corporate Governance and
Nomination & Selection Committee
The Corporate Governance and Nomination & Selection Committee consists of at least the Chairman and Vice-Chairman of the Supervisory Board. The Committee reviews the corporate governance principles applicable to the Company at least once a year, and advises the Supervisory Board on any changes to these principles as it deems appropriate. It also (a) draws up selection criteria and appointment procedures for members of the Supervisory Board, the Board of Management and the Group Management Committee; (b) periodically assesses the size and composition of the Supervisory Board, the Board of Management and the Group Management Committee, and makes the proposals for a composition profile of the Supervisory Board, if appropriate; (c) periodically assesses the functioning of individual members of the Supervisory Board, the Board of Management and the Group Management Committee, and reports on this to the Supervisory Board. The Committee also consults with the President/CEO and the Board of Management on candidates to fill vacancies on the Supervisory Board, the Board of Management and the Group Management Committee, and advises the Supervisory Board on the candidates for appointment. It further supervises the policy of the Board of Management on the selection criteria and appointment procedures for Philips Executives.
The Remuneration Committee
The Remuneration Committee meets at least twice a year and is responsible for preparing decisions of the Supervisory Board on the remuneration of individual members of the Board of Management and the Group Management Committee. It drafts the proposal for the remuneration policy to be adopted by the Supervisory Board for the remuneration of the members of the Board of Management and the Group Management Committee.
The Remuneration Committee prepares an annual remuneration report. The remuneration report contains an account of the manner in which the remuneration policy has been implemented in the past financial year, as well as an overview of the implementation of the remuneration policy planned by the Supervisory Board for the next years. The Supervisory Board aims to have appropriate experience available within the Remuneration Committee. Although currently these functions are not combined, the Supervisory Board is of the opinion that, considering the functions and tasks of the Chairman of the Remuneration Committee and the position and responsibilities of the Chairman of the Supervisory Board, it could be desirable that these functions may be combined in view of the role of the Chairman of the Remuneration Committee towards the President/CEO and other members of the Board of Management in the procedures for determining the remuneration policy and the remuneration of the individual members of the Board of Management. No more than one member of the Remuneration Committee shall be an executive board member of another Dutch listed company.
In performing its duties and responsibilities the Remuneration Committee is assisted by a remuneration expert acting on the basis of a protocol ensuring that the expert acts on the instructions of the Remuneration Committee and on an independent basis in which conflicts of interests are avoided.
The Audit Committee
The Audit Committee meets at least four times a year, before the publication of the annual and quarterly results. At least one of the members of the Audit Committee, which currently consists of four members of the Supervisory Board, is a financial expert as set out in the Dutch Corporate Governance Code and each member is financially literate. In accordance with this code, a financial expert has relevant knowledge and experience of financial administration and accounting at the company in question. The Supervisory Board considers the fact of being compliant with the Dutch Corporate Governance Code, in combination with the knowledge and experience available in the Audit Committee as well as the possibility to take advice from internal and external experts and advisors, to be sufficient for the fulfillment of the tasks and responsibilities of the Audit Committee. The Supervisory Board has determined that none of the members of the Audit Committee is designated as an Audit Committee financial expert as defined under the regulations of the US Securities and Exchange Commission. The Audit Committee may not be chaired by the Chairman of the Supervisory Board or by a (former) member of the Board of Management.
The tasks and functions of the Audit Committee, as described in its charter, which is published on the Company’s website as part of the Rules of Procedure of the Supervisory Board, include the duties recommended in the Dutch Corporate Governance Code. More specifically, the Audit Committee assists the Supervisory Board in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements, the financial reporting process, the system of internal business controls and risk management, the internal and external audit process, the internal and external auditor’s qualifications, its independence and its performance, as well as the Company’s process for monitoring compliance with laws and regulations and the General Business Principles (GBP). It reviews the Company’s annual and interim financial statements, including non-financial information, prior to publication and advises the Supervisory Board on the adequacy and appropriateness of internal control policies and internal audit programs and their findings.
In reviewing the Company’s annual and interim statements, including non-financial information, and advising the Supervisory Board on internal control policies and internal audit programs, the Audit Committee reviews matters relating to accounting policies and compliance with accounting standards, compliance with statutory and legal requirements and regulations, particularly in the financial domain. Important findings and identified risks are examined thoroughly by the Audit Committee in order to allow appropriate measures to be taken. With regard to the internal audit, the Audit Committee, in cooperation with the external auditor, reviews the internal audit charter, audit plan, audit scope and its coverage in relation to the scope of the external audit, staffing, independence and organizational structure of the internal audit function.
With regard to the external audit, the Audit Committee reviews the proposed audit scope, approach and fees, the independence of the external auditor, its performance and its (re-)appointment, audit and permitted non-audit services provided by the external auditor in conformity with the Philips Policy on Auditor Independence, as well as any changes to this policy. The Audit Committee also considers the report of the external auditor and its report with respect to the annual financial statements. According to the procedures, the Audit
230     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Committee acts as the principal contact for the external auditor if the auditor discovers irregularities in the content of the financial reports. It also advises on the Supervisory Board’s statement to shareholders in the annual accounts. The Audit Committee periodically discusses the Company’s policy on business controls, the GBP including the deployment thereof, overviews on tax, IT, litigation, environmental exposures, financial exposures in the area of treasury, real estate, pensions, and the Company’s major areas of risk. The Company’s external auditor attends all Committee meetings and the Audit Committee meets separately at least on a quarterly basis with each of the President/CEO, the CFO, the internal auditor and the external auditor.
Group Management Committee
The Group Management Committee consists of the members of the Board of Management and certain key officers. Members other than members of the Board of Management are appointed by the Supervisory Board. The task of the Group Management Committee, the highest consultative body within Philips, is to ensure that business issues and practices are shared across Philips and to implement common policies.
General Meeting of Shareholders
General
A General Meeting of Shareholders is held at least once a year to discuss the Annual Report, including the report of the Board of Management, the annual financial statements with explanation and appendices, and the Report of the Supervisory Board, any proposal concerning dividends or other distributions, the appointment of members of the Board of Management and Supervisory Board (if any), important management decisions as required by Dutch law, and any other matters proposed by the Supervisory Board, the Board of Management or shareholders in accordance with the provisions of the Company’s articles of association. As a separate agenda item and in application of Dutch law, the General Meeting of Shareholders discusses the discharge of the members of the Board of Management and the Supervisory Board from responsibility for the performance of their respective duties in the preceding financial year. However, this discharge only covers matters that are known to the Company and the shareholders when the resolution is adopted. The General Meeting of Shareholders is held in Eindhoven, Amsterdam, Rotterdam or The Hague no later than six months after the end of the financial year.
Meetings are convened by public notice and by letter, or, insofar as permitted by law, by the use of electronic means of communication, to registered shareholders. Extraordinary General Meetings of Shareholders may be convened by the Supervisory Board or the Board of Management if deemed necessary and must be held if shareholders jointly representing at least 10% of the outstanding share capital make a written request to that effect to the Supervisory Board and the Board of Management, specifying in detail the business to be dealt with. The agenda of the General Meeting of Shareholders shall contain such business as may be placed thereon by the Board of Management or the Supervisory Board, and agenda items will be explained where necessary in writing. In accordance with the articles of association and Dutch law, requests from shareholders for items to be included on the agenda will generally be honored, subject to the Company’s rights to refuse to include the requested agenda item under Dutch law, provided that such requests are made in writing at least 60 days before a General Meeting of Shareholders to the Board of Management and the Supervisory Board by shareholders representing at least 1% of the Company’s outstanding capital or, according to the official price list of Euronext Amsterdam N.V., representing a value of at least 50 million euros.
Main powers of the General Meeting of Shareholders
All outstanding shares carry voting rights. The main powers of the General Meeting of Shareholders are to appoint, suspend and dismiss members of the Board of Management and of the Supervisory Board, to adopt the annual accounts, declare dividends and to discharge the Board of Management and the Supervisory Board from responsibility for the performance of their respective duties for the previous financial year, to appoint the external auditor as required by Dutch law, to adopt amendments to the articles of association and proposals to dissolve or liquidate the Company, to issue shares or rights to shares, to restrict or exclude pre-emptive rights of shareholders and to repurchase or cancel outstanding shares. Following common corporate practice in the Netherlands, the Company each year requests limited authorization to issue (rights to) shares, to restrict or exclude preemptive rights and to repurchase shares. The General Meeting of Shareholders has resolved to authorize the Board of Management subject to the approval of the Supervisory Board to (i) acquire shares in the Company within the limits of the Articles of Association and within a certain price range until April 26, 2008, and (ii) issue shares or grant rights to acquire shares in the Company as well as to restrict or exclude the pre-emption right accruing to shareholders until September 30, 2007. The latter authorization is limited to a maximum of 10% of the number of shares issued plus 10% of the issued capital in connection with or on the occasion of mergers and acquisitions. In compliance with Dutch law, decisions of the Board of Management that are so far-reaching that they would greatly change the identity or nature of the Company or the business require the approval of the General Meeting of Shareholders. This concerns resolutions to (a) transfer the business of the Company, or almost the entire business of the Company, to a third party (b) enter into or discontinue long-term cooperation by the Company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or ordinary partnership, if this cooperation or its discontinuation is of material significance to the Company or (c) acquire or dispose of a participating interest in the capital of a company to the value of at least one third of the amount of the assets according to the balance sheet and notes thereto or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet and notes thereto as published in the last adopted annual accounts of the Company, by the Company or one of its subsidiaries. Thus the Company puts principle IV.1 of the Dutch Corporate Governance Code into practice within the framework of the articles of association and Dutch law and in the manner as described in this corporate governance report.
The Board of Management and Supervisory Board are also accountable, at the Annual General Meeting of Shareholders, for the policy on the additions to reserves and dividends (the level and purpose of the additions to reserves, the amount of the dividend and the type of dividend). This subject shall be dealt with and explained as a separate agenda item at the General Meeting of Shareholders. Philips aims for a sustainable and stable dividend distribution to shareholders in the long term. A resolution to pay a dividend shall be dealt with as a separate agenda item at the General Meeting of Shareholders.
The Board of Management and the Supervisory Board are required to provide the General Meeting of Shareholders with all requested information, unless this would be prejudicial to an overriding interest of the Company. If the Board of Management and the Supervisory Board invoke an overriding interest, reasons must be given. If a serious private bid is made for a business unit or a participating interest and the value of the bid exceeds a certain threshold (currently one third of the amount of the assets according to the balance sheet and notes thereto or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet and notes thereto as published in the last adopted annual accounts of the Company), and such bid is made public, the Board of Management shall, at its earliest convenience, make public its position on the bid and the reasons for this position.
Logistics of the General Meeting of Shareholders and provision of information
General
The Company may set a registration date for the exercise of the voting rights and the rights relating to General Meetings of Shareholders. Shareholders registered at such date are entitled to attend the meeting and to exercise the other shareholder rights (in the meeting in question) notwithstanding subsequent sale of their shares thereafter. This date will be published in advance of every General Meeting of Shareholders. Shareholders who are entitled to attend a General Meeting of Shareholders may be represented by proxies.
Philips Annual Report 2006     231

112 Group financial statements	172 IFRS information	218 Company financial statements
Information which is required to be published or deposited pursuant to the provisions of company law and securities law applicable to the Company, is placed and updated on the Company’s website, or hyperlinks are established. The Board of Management and Supervisory Board shall ensure that the General Meeting of Shareholders is informed by means of a ‘shareholders circular’ published on the Company’s website of facts and circumstances relevant to the proposed resolutions.
Resolutions adopted at a General Meeting of Shareholders shall be recorded by a civil law notary and co-signed by the chairman of the meeting; such resolutions shall also be published on the Company’s website within one day after the meeting. A summary of the discussions during the General Meeting of Shareholders, in the language of the meeting, is made available to shareholders, on request, no later than three months after the meeting. Shareholders shall have the opportunity to react to this summary in the following three months, after which a final summary is adopted by the chairman of the meeting in question. Such summary shall be made available on the Company’s website.
Proxy voting and the Shareholders Communication Channel
Philips was one of the key companies in the establishment of the Shareholders Communication Channel, a project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and shareholders that hold their shares through a Dutch securities account with a participating bank. The Company uses the Shareholders Communication Channel to distribute a voting instruction form for the Annual General Meeting of Shareholders. By returning this form, shareholders grant power to an independent proxy holder who will vote according to the instructions expressly given on the voting instruction form. The Shareholders Communication Channel can also be used, under certain conditions, by participating Philips shareholders to distribute — either by mail or by placing it on the Company’s or Shareholders Communication Channel’s website — information directly related to the agenda of the General Meeting of Shareholders to other participating Philips shareholders.
Preference shares and the Stichting Preferente Aandelen Philips
As a means to protect the Company and its stakeholders against an unsolicited attempt to obtain (de facto) control of the Company, the General Meeting of Shareholders in 1989 adopted amendments to the Company’s articles of association that allow the Board of Management and the Supervisory Board to issue (rights to) preference shares to a third party. As then anticipated and disclosed, the Stichting Preferente Aandelen Philips (the ‘Foundation’) was created, which was granted the right to acquire preference shares in the Company. The mere notification that the Foundation wishes to exercise its rights, should a third party ever seem likely in the judgment of the Foundation to gain a controlling interest in the Company, will result in the preference shares being effectively issued. The Foundation may exercise this right for as many preference shares as there are ordinary shares in the Company outstanding at that time.
The object of the Foundation is to represent the interests of the Company, the enterprises maintained by the Company and its affiliated companies within the Group, in such a way that the interests of Philips, those enterprises and all parties involved with them are safeguarded as effectively as possible, and that they are afforded maximum protection against influences which, in conflict with those interests, may undermine the autonomy and identity of Philips and those enterprises, and also to do anything related to the above ends or conducive to them. In the event of (an attempt at) a hostile takeover this arrangement will allow the Company and its Board of Management and Supervisory Board to determine its position in relation to the bidder and its plans, seek alternatives and defend Philips’ interests and those of its stakeholders from a position of strength.
The members of the self-electing Board of the Foundation are Messrs S.D. de Bree, F.J.G.M. Cremers, M.W. den Boogert, W.de Kleuver and G.J. Kleisterlee. As Chairman of the Supervisory Board and the Board of Management respectively, Messrs De Kleuver and Kleisterlee are members of the Board ex officio. Messrs De Kleuver and Kleisterlee are not entitled to vote.
The Board of Management of the Company and the Board of the Foundation declare that they are jointly of the opinion that the Foundation is independent of the Company as required by the Listing Requirements of Euronext Amsterdam N.V.’s stock market.
The Company does not have any other anti-takeover measures in the sense of other measures which exclusively or almost exclusively have the purpose of frustrating future public bids for the shares in the capital of the Company in case no agreement is reached with the Board of Management on such public bid. Furthermore the Company does not have measures which specifically have the purpose of preventing a bidder who has acquired 75% of the shares in the capital of the Company from appointing or dismissing members of the Board of Management and subsequently amending the articles of association of the Company. It should be noted that also in the event of (an attempt at) a hostile takeover, the Board of Management and the Supervisory Board are authorized to exercise in the interests of Philips all powers attributed to them.
Audit of the financial reporting and the position of the external auditor
The annual financial statements, observing Dutch law and applying US GAAP, are prepared by the Board of Management and reviewed by the Supervisory Board upon the advice of its Audit Committee and the external auditor. Upon approval by the Supervisory Board, the accounts are signed by all members of both the Board of Management and the Supervisory Board and are published together with the final opinion of the external auditor. The Board of Management is responsible, under the supervision of the Supervisory Board, for the quality and completeness of such publicly disclosed financial reports. The annual financial statements are presented for discussion and adoption to the Annual General Meeting of Shareholders, to be convened subsequently. Philips, under US securities regulations, separately files its Annual Report on Form 20-F, incorporating major parts of the Annual Report as prepared under the requirements of Dutch law.
Internal controls and disclosure policies
Comprehensive internal procedures, compliance with which is supervised by the Supervisory Board, are in place for the preparation and publication of the Annual Report, the annual accounts, the quarterly figures and adhoc financial information. As from 2003, the internal assurance process for business risk assessment has been strengthened and the review frequency has been upgraded to a quarterly review cycle, in line with emerging best practices in this area.
As part of these procedures, a Disclosure Committee has been appointed by the Board of Management to oversee the Company’s disclosure activities and to assist the Board of Management in fulfilling its responsibilities in this respect. The Committee’s purpose is to ensure that the Company implements and maintains internal procedures for the timely collection, evaluation and disclosure, as appropriate, of information potentially subject to public disclosure under the legal, regulatory and stock exchange requirements to which the Company is subject. Such procedures are designed to capture information that is relevant to an assessment of the need to disclose developments and risks that pertain to the Company’s various businesses, and their effectiveness for this purpose will be reviewed periodically.
Auditor information
In accordance with the procedures laid down in the Philips Policy on Auditor Independence and as mandatorily required by Dutch law, the external auditor of the Company is appointed by the General Meeting of Shareholders on the proposal of the Supervisory Board, after the latter has been advised by the Audit Committee and the Board of Management. Under this Auditor Policy, once every three years the Supervisory Board and the Audit Committee conduct a thorough assessment of the functioning of the external auditor. The main conclusions of this assessment shall be communicated to the General Meeting of Shareholders for the purposes of assessing the nomination for the appointment of the external auditor. The current auditor of the Company, KPMG Accountants N.V., was appointed by the 1995 General Meeting of Shareholders. In 2002, when the Auditor Policy was adopted, the appointment of KPMG Accountants N.V. was confirmed by the Supervisory Board for an additional three years. The 2005
232     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
General Meeting of Shareholders has resolved to re-appoint KPMG Accountants N.V. as auditor. Mr A.M. van Drunen Littel is the current partner of KPMG Accountants N.V. in charge of the audit duties for Philips. In accordance with the rotation schedule determined in accordance with the Auditor Policy, he will be replaced by another partner of the auditing firm ultimately in 2011. The external auditor shall attend the Annual General Meeting of Shareholders. Questions may be put to him at the meeting about his report. The Board of Management and the Audit Committee of the Supervisory Board shall report on their dealings with the external auditor to the Supervisory Board on an annual basis, particularly with regard to the auditor’s independence. The Supervisory Board shall take this into account when deciding upon its nomination for the appointment of an external auditor.
The external auditor attends, in principle, all meetings of the Audit Committee. The findings of the external auditor, the audit approach and the risk analysis are also discussed at these meetings. The external auditor attends the meeting of the Supervisory Board at which the report of the external auditor with respect to the audit of the annual accounts is discussed, and at which the annual accounts are approved. In its audit report on the annual accounts to the Board of Management and the Supervisory Board, the external auditor refers to the financial reporting risks and issues that were identified during the audit, internal control matters, and any other matters, as appropriate, requiring communication under the auditing standards generally accepted in the Netherlands and the US.
Auditor policy
The Company maintains a policy of auditor independence, and this policy restricts the use of its auditing firm for non-audit services, in line with US Securities and Exchange Commission rules under which the appointed external auditor must be independent of the Company both in fact and appearance. The policy is laid down in the comprehensive policy on auditor independence published on the Company’s website.
Investor Relations
General
The Company is continually striving to improve relations with its shareholders. In addition to communication with its shareholders at the Annual General Meeting of Shareholders, Philips elaborates its financial results during (public) conference calls, which are broadly accessible. It publishes informative annual and quarterly reports and press releases, and informs investors via its extensive website. The Company is strict in its compliance with applicable rules and regulations on fair and non-selective disclosure and equal treatment of shareholders. Each year the Company organizes major Philips divisional analysts days and participates in several broker conferences, announced in advance on the Company’s website and by means of press releases. Shareholders can follow in real time, by means of webcasting or telephone lines, the meetings and presentations organized by the Company. It is Philips’ policy to post presentations to analysts and shareholders on the Company’s website. These meetings and presentations will not take place shortly before the publication of annual and quarterly financial information. While strictly complying with the rules and regulations on fair and non-selective disclosure and equal treatment of shareholders, in view of the number of meetings with analysts and presentations to analysts or investors, not all of these meetings and presentations are announced in advance by means of a press release and on the Company’s website or can be followed in real time. For this reason the Company cannot fully apply the literal text of recommendation IV.3.1. of the Dutch Corporate Governance Code.
The Company shall not, in advance, assess, comment upon or correct, other than factually, any analyst’s reports and valuations. No fee(s) will be paid by the Company to parties for the carrying-out of research for analysts’ reports or for the production or publication of analysts’ reports, with the exception of credit-rating agencies.
Major shareholders and other information for shareholders
As per December 31, 2006, no person is known to the Company to be the owner of more than 5% of its common shares. The common shares are held by shareholders worldwide in bearer and registered form. Outside the United States, common shares are held primarily in bearer form. As per December 31, 2006, approximately 87% of the common shares were held in bearer form. In the United States shares are held primarily in the form of registered shares of New York Registry (Shares of New York Registry) for which Citibank, N.A., 111 Wall Street, New York, New York 10043 is the transfer agent and registrar. As per December 31, 2006, approximately 13% of the total number of outstanding common shares were represented by shares of New York Registry issued in the name of approximately 1,553 holders of record, including Cede & Co, acting as nominee for the Depository Trust Company holding the shares (indirectly) for individual investors as beneficiaries.
Only bearer shares are traded on the stock market of Euronext Amsterdam. Only shares of New York Registry are traded on the New York Stock Exchange. Bearer shares and registered shares may be exchanged for each other. Since certain shares are held by brokers and other nominees, these numbers may not be representative of the actual number of United States beneficial holders or the number of Shares of New York Registry beneficially held by US residents.
Corporate seat and head office
The statutory seat of the Company is Eindhoven, Netherlands, and the statutory list of all subsidiaries and affiliated companies, prepared in accordance with the relevant legal requirements (Dutch Civil Code, Book 2, Sections 379 and 414), forms part of the notes to the consolidated financial statements and is deposited at the office of the Commercial Register in Eindhoven, Netherlands (file no. 17001910).
The executive offices of the Company are located at the Breitner Center, Amstelplein 2, 1096 BC Amsterdam, Netherlands, telephone +31 (0)20 59 77 777.
Compliance with the Dutch Corporate Governance Code
In accordance with the Dutch Order of Council of December 23, 2004, the Company fully complies with the Dutch Corporate Governance Code by applying its principles and best practice provisions that are addressed to the Board of Management and the Supervisory Board or by explaining why it deviates therefrom. The Company fully applies such principles and best practice provisions, with the exception of the following four recommendations that are not fully applied for the reasons set out above:
•	recommendation II.2.6 and III.7.3: with effect from January 1, 2005 the Company requires a notification to the Philips Compliance Officer of transactions in securities in Dutch listed companies by members of the Supervisory Board and the Board of Management on a yearly basis (instead of on a quarterly basis as the Dutch Corporate Governance Code recommends);

•	recommendation III.4.2: the Company requires the Chairman of the Supervisory Board to be independent under the applicable US standards and pursuant to the Dutch Corporate Governance Code, but does not exclude that a former member of the Board of Management who left the Company more then five years ago may be Chairman of the Supervisory Board (as the Dutch Corporate Governance Code does);

•	recommendation III.5.11: the Company does not exclude that the function of Chairman of the Supervisory Board may be combined with the function of Chairman of the Remuneration Committee although this is currently not the case; and

•	recommendation IV.3.1: while strictly complying with the rules and regulations on fair and non-selective disclosure and equal treatment of shareholders, in view of the number of meetings with analysts and presentations to analysts or investors, not all of these meetings and presentations are announced in advance by means of a press release and on the Company’s website or can be followed in real time.
February 19, 2007
Philips Annual Report 2006     233

112 Group financial statements	172 IFRS information	218 Company financial statements
The Philips Group in the last ten years
all amounts in millions of euros unless otherwise stated
Due to factors such as consolidations and divestments, the amounts, percentages and ratios are not directly comparable.
General data

	Dutch GAAP							US GAAP
	1997	19981)	19981)	1999	2000	20014)		20024)		20024) 5)		20034) 5)		20044) 5)		20054) 5)		20064) 5)
Sales	29,658	30,459	30,459	31,459	37,862	31,725		30,983		26,788		24,049		24,855		25,775		26,976
% increase over previous year	9	3	3	3	20	(16)		(2)		(2)		(10)		3		4		5

Income (loss) from continuing operations 2)	1,231	541	1,025	1,595	9,577	(2,331)		(3,184)		(2,863)		100		2,584		2,831		919
Discontinued operations 3) 4) 5)	263	5,054	4,891	—	—	(144)		(22)		(343)		609		252		37		4,464
Cumulative effect of a change in accounting principle	—	—	—	—	85	—		—		—		(14)		—		—		—
Net income (loss)	2,602	6,053	5,900	1,590	9,662	(2,475)		(3,206)		(3,206)		695		2,836		2,868		5,383

Turnover rate of net operating capital	2.84	2.91	2.95	3.20	3.12	2.15		2.41		3.07		3.67		4.56		4.71		3.35
Total employees at year-end (in thousands)	252	234	234	227	219	189	6)	170	6)	170	6)	164	6)	162	6)	159	6)	122
Income

	Dutch GAAP						US GAAP
	1997	19981)	19981)	1999	2000	20014)	20024)	2002 4) 5)	20034) 5)	20044) 5)	20054) 5)	2006 4) 5)
Earnings before interest and tax	1,714	685	1,289	1,553	4,258	(1,251)	442	943	830	1,156	1,472	1,183
As a % of sales	5.8	2.2	4.2	4.9	11.2	(3.9)	1.4	3.5	3.5	4.7	5.7	4.4

Income taxes	(276)	(41)	(162)	(208)	(563)	428	(27)	(133)	(53)	(230)	(506)	(137)
As a % of income before taxes	(20)	(11)	(17)	(14)	(9)	20	(2)	(10)	(9)	(17)	(32)	(11)

Income (loss) from continuing operations7)	1,231	541	1,025	1,595	9,577	(2,331)	(3,184)	(2,863)	100	2,584	2,831	919
As a % of stockholders’ equity (ROE)	15.9	5.1	9.7	10.9	48.5	(11.2)	(19.1)	(15.3)	1.0	18.5	18.1	4.4

Net income (loss)	2,602	6,053	5,900	1,590	9,662	(2,475)	(3,206)	(3,206)	695	2,836	2,868	5,383

1)	The Company has applied US GAAP since January 1, 2002. The years from 1998 onwards have been restated accordingly. Previous years have not been restated. For the convenience of the reader the 1998 figures are presented on the basis of both US and Dutch GAAP.

2)	Under Dutch GAAP, prior to 1999, certain material transactions, such as diposals of lines of activities, were accounted for as extraordinary items, whereas under US GAAP, this would have been recorded in income (loss) from (continuing) operations.

3)	Discontinued operations until 1998 reflect the effect of the sale of PolyGram N.V. in 1998 in order to present the Philips Group accounts on a continuing basis.

4)	Discontinued operations from 2001 onwards reflect the effect of the sale of MDS in 2006, for which previous years have been restated.

5)	Discontinued operations from 2002 onwards reflect the effect of the sale of Semiconductors in 2006, for which previous years have been restated.

6)	Including discontinued operations.

7)	Before cumulative effect of a change in accounting principles.

234     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Capital employed

	Dutch GAAP						US GAAP
	1997	19981)	19981)	1999	2000	20014)	20024)	20024) 5)	20034) 5)	20044) 5)	20054) 5)	20064) 5)
Cash and cash equivalents	1,397	6,553	6,553	2,331	1,089	890	1,858	1,858	3,072	4,349	5,293	6,023
Receivables and other current assets	5,464	5,442	5,442	6,453	6,806	6,540	5,479	4,906	4,510	5,096	5,532	6,059
Assets of discontinued operations	1,482	—	—	—	—	426	452	7,381	5,774	4,198	3,973	—
Inventories	4,522	4,274	4,017	4,268	5,279	4,240	3,449	2,817	2,468	2,500	2,797	2,880
Non-current financial assets/ equity-accounted investees	1,451	2,836	2,871	7,400	11,306	11,033	7,395	4,995	4,100	6,240	6,072	11,034
Non-current receivables/assets	1,858	1,920	1,920	2,326	2,713	3,080	2,772	2,823	2,792	3,040	3,444	3,667
Property, plant and equipment	6,935	6,574	6,597	7,332	9,041	7,474	5,950	3,001	2,872	2,792	3,019	3,099
Intangible assets	213	554	609	1,563	3,290	5,519	4,934	4,424	3,401	2,524	3,775	5,735
Total assets	23,322	28,153	28,009	31,673	39,524	39,202	32,289	32,205	28,989	30,739	33,905	38,497

Property, plant and equipment:
Capital expenditures for the year	1,627	1,634	1,634	1,662	3,170	2,069	1,141	720	679	673	644	703
Depreciation for the year	1,492	1,615	1,615	1,548	1,789	1,908	1,732	795	658	650	556	564
Capital expenditures : depreciation	1.1	1.0	1.0	1.1	1.8	1.1	0.7	0.9	1.0	1.0	1.2	1.2
Inventories as a % of sales	15.2	14.0	13.2	13.6	13.9	13.4	11.1	10.7	10.3	10.1	10.9	10.7
Outstanding trade receivables, in months’ sales	1.3	1.3	1.3	1.4	1.5	1.5	1.3	1.3	1.3	1.3	1.4	1.5
Financial structure

	Dutch GAAP						US GAAP
	1997	19981)	19981)	1999	2000	20014)	20024)	20024) 5)	20034) 5)	2004 4) 5)	2005 4) 5)	2006 4) 5)
Other liabilities	6,328	6,779	6,751	8,262	8,764	8,047	7,573	6,854	6,339	7,188	8,498	8,175
Liabilities of discontinued operations	—	—	—	—	—	196	264	1,166	1,146	1,346	1,385	—
Debt	4,030	3,587	3,587	3,314	4,027	7,866	7,109	7,109	5,876	4,513	4,487	3,869
Provisions	3,251	2,985	2,973	3,056	3,557	3,731	3,245	2,978	2,690	2,673	2,710	3,325
Total provisions and liabilities	13,609	13,351	13,311	14,632	16,348	19,840	18,191	18,107	16,051	15,720	17,080	15,369
Minority interests	559	242	242	333	469	202	179	179	175	159	159	131
Stockholders’ equity	9,154	14,560	14,456	16,708	22,707	19,160	13,919	13,919	12,763	14,860	16,666	22,997
Total equity and liabilities	23,322	28,153	28,009	31,673	39,524	39,202	32,289	32,205	28,989	30,739	33,905	38,497

Net debt: group equity ratio	21:79	(25):125	(25):125	5:95	11:89	26:74	27:73	27:73	18:82	1:99	(5):105	(10):110

Market capitalization at year-end	19,759	20,631	20,631	44,942	50,098	42,532	21,309	21,309	29,648	25,003	31,536	31,624
Key figures per share

	Dutch GAAP						US GAAP
	1997	19981)	19981)	1999	2000	20014)	20024)	2002 4) 5)	20034) 5)	20044) 5)	20054) 5)	20064) 5)
Sales per common share	21.22	21.15	21.15	22.83	28.84	24.82	24.30	21.01	18.83	19.41	20.62	22.96
Income from continuing operations per share	0.88	0.38	0.71	1.16	7.29	(1.82)	(2.50)	(2.25)	0.08	2.02	2.26	0.78
Dividend paid per common share	0.18	0.23	0.23	0.25	0.30	0.36	0.36	0.36	0.36	0.36	0.40	0.44
Total shareholder return per common share	5.75	0.73	0.73	19.70	5.57	(5.28)	(16.32)	(16.32)	6.81	(3.28)	7.14	2.76
Stockholders’ equity per common share	6.39	10.09	10.02	12.55	17.69	15.04	10.91	10.91	9.97	11.60	13.87	20.78
Price/Earnings ratio	15.67	38.07	20.09	29.16	5.35	(18.30)	(6.69)	(7.74)	295.67	9.67	11.59	36.53
Share price at year-end	13.80	14.30	14.30	33.75	39.02	33.38	16.70	16.70	23.15	19.51	26.25	28.57
Highest share price during the year	21.04	24.04	24.04	33.90	57.25	44.20	35.40	35.40	24.86	26.20	26.70	29.31
Lowest share price during the year	7.99	9.37	9.37	14.66	31.21	18.03	13.25	13.25	12.65	17.89	18.53	21.89
Average share price	14.42	17.06	17.06	22.77	46.37	31.66	25.58	25.58	18.79	21.45	21.59	26.57
Common shares outstanding at year-end	1,432	1,443	1,443	1,332	1,284	1,274	1,276	1,276	1,281	1,282	1,201	1,107
Weighted average shares outstanding basic	1,398	1,440	1,440	1,378	1,313	1,278	1,275	1,275	1,277	1,280	1,250	1,175
Weighted average shares outstanding diluted	1,425	1,452	1,452	1,389	1,327	1,287	1,279	1,279	1,281	1,284	1,253	1,183

Philips Annual Report 2006     235

112 Group financial statements	172 IFRS information	218 Company financial statements
Investor information
Detailed information for shareholders is available on the Investor Relations website www.philips.com/investor. As well as financial reports and presentations, the site also provides information on related issues, such as governance, business principles and sustainability.
Dividend policy
Philips’ present dividend policy is based on an average annual pay-out ratio of 25 to 35% of continuing net income. The dividend paid over the last ten years is shown in the graph below. Philips will explain a revised dividend policy at the 2007 General Meeting of Shareholders, which raises this average annual pay-out ratio to 40-50% of continuing net income.
Dividend to shareholders
Shares of Koninklijke Philips Electronics N.V. will be traded ex-dividend as of March 30, 2007. In compliance with the listing requirements of the New York Stock Exchange and the stock market of Euronext Amsterdam, the record date will be April 3, 2007.
The dividend as proposed to the General Meeting of Shareholders will be payable as of April 10, 2007 to all shareholders. The dividend payment to holders of American shares will be made in USD at the USD/EUR rate fixed by the European Central Bank on April 4, 2007.
Dividend dates

ex-dividend date		record date	payment date
Amsterdam shares	March 30, 2007	April 3, 2007	April 10, 2007
New York shares	March 30, 2007	April 3, 2007	April 10, 2007
Market capitalization
Philips’ market capitalization was EUR 31.6 billion at year-end 2006. The highest closing price for Philips’ shares in 2006 was EUR 29.31 on November 21, 2006 and the lowest was EUR 21.89 on June 14, 2006, both in Amsterdam.
In 2005 and 2006, Philips completed several share repurchase programs. Excluding these share repurchase programs, Philips’ expected market capitalization would have been EUR 33.3 billion at year-end 2005 and EUR 36.2 billion at year-end 2006. The share repurchases amounted to EUR 1,836 million in 2005 and EUR 2,899 million in 2006.

236     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Listings
Philips’ shares are listed on Euronext Amsterdam (PHIA) and the New York Stock Exchange (PHG), the latter in ADR (American Depositary Receipt) form.
Euronext Amsterdam
Share price development: January – June
in euros

	Jan	Feb	Mar	Apr	May	Jun
High	27.78	28.30	28.65	28.29	27.35	24.84
Average	26.66	27.78	27.10	27.31	25.44	23.40
Low	25.35	27.23	25.84	26.28	23.77	21.89
Share price development: July – December
in euros

	Jul	Aug	Sep	Oct	Nov	Dec
High	25.95	26.76	27.71	28.37	29.31	28.61
Average	24.10	26.06	27.14	27.70	28.45	28.13
Low	22.20	25.17	26.39	27.03	27.20	27.72
New York Stock Exchange
Share price development: January – June
in USD

	Jan	Feb	Mar	Apr	May	Jun
High	33.75	33.89	34.54	35.01	34.71	32.06
Average	32.30	33.18	32.53	33.59	32.42	29.63
Low	30.58	32.47	30.92	32.48	30.66	27.53
Share price development: July – December
in USD

	Jul	Aug	Sep	Oct	Nov	Dec
High	33.12	34.51	35.41	36.23	37.94	37.65
Average	30.56	33.39	34.57	35.01	36.70	37.09
Low	28.28	32.12	33.57	34.02	34.56	36.39

Philips Annual Report 2006     237

112 Group financial statements	172 IFRS information	218 Company financial statements
Performance in relation to market indices

Relative performance of the Philips share on the New York Stock Exchange (PHG) is now measured against the Dow Jones index. The change from the STOXX 50 to Dow Jones was made in order to measure the stock also against US companies instead of only Europe-based companies. Due to foreign exchange developments, the Philips share experienced a better price development on the NYSE than on the Eurnonext.
The graph above, right-bottom, shows our share price development compared to an index of the new peer group that is also used for our TSR performance.

238     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Share capital structure and capital reduction
In 2006, Philips’ issued share capital was reduced by a total of 173,268,629 shares, which were acquired pursuant to the share repurchase programs initiated in 2005 and 2006. As of December 31, 2006 the issued share capital of Philips amounts to 1,142,826,763 common shares, of which 35,933,526 shares are held by Philips to cover long-term incentive and employee stock purchase plans. No person or group is known to Philips to be the owner of more than 5% of the common shares.
Share repurchase programs
In February 2006, Philips completed the EUR 1.5 billion share repurchase program for capital reduction purposes which was initiated in August 2005.
On July 17, 2006, Philips started another EUR 1.5 billion share repurchase program for capital reduction purposes. On August 3, 2006, the Company announced it will expand the buy-back to a total of EUR 4.0 billion. Philips completed the first part, EUR 2.4 billion, in 2006. The remaining EUR 1.6 billion is being executed via a program using a second trading line on Euronext Amsterdam and started on January 22, 2007. Philips expects to complete this share repurchase program by the end of 2007.
On the Investor Relations website you can find the status of the current and previous share repurchase programs. For more information see the section Other information of the chapter The Philips Group of this Annual Report.
Financial calendar
Annual General Meeting of Shareholders

Record date Annual General Meeting of Shareholders	March 7, 2007
Annual General Meeting of Shareholders	March 29, 2007

Quarterly reports 2007
First quarterly report 2007	April 16, 2007
Second quarterly report 2007	July 16, 2007
Third quarterly report 2007	October 15, 2007
Fourth quarterly report 2007	January 21, 20081)

Divisional analyst days 2007
Analyst day 1	May 31, 20071)
Analyst day 2	September 28, 20071)
Analyst day 3	December 6, 20071)

2008
Publication of 2007 results	January 21, 20081)
Publication of the Annual Report 2007	February 18, 20081)
Annual General Meeting of Shareholders	March 27, 20081)

1) These dates are subject to final confirmation
Shareholders Communication Channel
Philips is continually striving to improve relations with its shareholders. For instance, Philips was one of the key companies in the establishment of the Shareholders Communication Channel–a project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and its shareholders.
Philips will use the Shareholders Communication Channel to distribute the Agenda for this year’s Annual General Meeting of Shareholders as well as an instruction form to enable proxy voting at said meeting.
For the Annual General Meeting of Shareholders on March 29, 2007 a record date (being March 7, 2007) will apply: those persons who on March 7, 2007 hold shares in the Company and are registered as such in one of the registers designated by the Board of Management for the Annual General Meeting of Shareholders will be entitled to participate and vote at the meeting.
Philips Annual Report 2006     239

112 Group financial statements	172 IFRS information	218 Company financial statements
Shareholders services
Investor services
Holders of shares listed on Euronext
Non-US shareholders and other non-US interested parties can obtain copies of the Annual Report 2006 free of charge from:
Royal Philips Electronics
Annual Report Office
P.O. Box 218, 5600 MD Eindhoven, Netherlands
Telephone: +31-40-27 85432
Website: www.philips.com/annualreport/orderform
E-mail: annual.report@philips.com
Communications concerning share transfers, lost certificates, dividends and change of address should be directed to:
ABN AMRO, Issuing Institutions Department
Kemelstede 2, 4817 ST Breda, Netherlands
Telephone: +31-76-57 99482, Fax: +31-76-57 99359
Holders of American Depositary Receipts (ADRs)
Holders of shares of New York Registry and other interested parties in the US can obtain, free of charge, copies of the Annual Report 2006 from the Transfer and Register Agent:
Citibank Shareholder Service
P.O. Box 43077 Providence, Rhode Island 02940-3077
Telephone: 1-877-CITI-ADR (toll-free)
Telephone: 1-816-843-4281 (outside of US)
Fax: 1-201-324-3284
Website: www.citibank.com/adr
E-mail: citibank@shareholders-online.com
Communications concerning share transfers, lost certificates, dividends and change of address should be directed to Citibank. The Annual Report on Form 20-F (which incorporates major parts of the Annual Report) is filed electronically with the US Securities and Exchange Commission.
International direct investment program
Philips offers a dividend reinvestment and direct stock purchase plan designed for the US market. This program enables existing shareholders and interested investors an economic and convenient way to purchase and sell Philips New York registry shares and to reinvest cash dividends. Philips does not administer or sponsor the program and assumes no obligation or liability for the operation of the plan. For further information on this program and for enrolment forms:
Citibank Shareholder Service
1-877-248-4237 (1-877-CITA-ADR)
Monday through Friday 8:30 AM EST
through 6:00 PM EST
Internet address: www.citibank.com,
or by writing to:
Citibank Shareholder Service
International Direct Investment Program
P.O. Box 2502, Jersey City, NJ 07303-2502
240     Philips Annual Report 2006

224 Reconciliation of	226 Corporate governance	234 The Philips Group	236 Investor information
non-US GAAP information		in the last ten years
Investor Relations activities
Philips is in contact with its shareholders via roadshows, one-on-one meetings, group meetings, broker conferences and analysts days. The purpose of these meetings is to inform the market on the results, strategy and decisions made. More information on the activities of Investor Relations can be found in the chapter Corporate governance of this Annual Report.
Press releases announcing acquisitions

January 19, 2006	Philips to acquire Lifeline
March 8, 2006	Philips to acquire Witt Biomedical
May 23, 2006	Philips to acquire Avent Holdings
June 15, 2006	Philips to acquire Intermagnetics
July 3, 2006	Philips acquires Power Sentry
July 7, 2006	Philips acquires Bodine
November 13, 2006	Philips to acquire Partners in Lighting
Investor Relations contacts
Royal Philips Electronics
Breitner Center, HBT 11-8
P.O. Box 77900, 1070 MX Amsterdam,
Netherlands
Telephone: +31-20-59 77221
Website: www.philips.com/investor
E-mail: investor.relations@philips.com
Alan Cathcart
Senior Vice-President – Investor Relations
Telephone: +31-20-59 77222
Raymond Schras
Manager – Investor Relations
Telephone: +31-20-59 77447

Philips Annual Report 2006     241

© 2007 Koninklijke Philips Electronics N.V.
All rights reserved.

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